UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Center Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

The boards of directors of Nara Bancorp, Inc. and Center Financial Corporation have approved an agreement to merge our two companies. Before we can complete the merger, we must obtain the approval of the stockholders of Nara Bancorp and of Center Financial Corporation. We are sending you this document to ask for your vote to adopt the merger agreement, including approval of the terms of the merger, at the respective annual stockholder meetings of Nara Bancorp and Center Financial Corporation, which will be held on September 21, 2011.

The proposed merger will create the largest and, we believe, strongest Korean-American bank in the United States. The combined company will have approximately $5.3 billion in assets, branches in major Korean-American communities across the United States, and a strong capital base to support further growth. We believe that the stockholders of both Nara Bancorp and Center Financial Corporation will benefit from the increased earnings power of the combined company and our improved ability to generate profitable growth and higher returns going forward.

In the proposed merger, Center Financial Corporation will merge into Nara Bancorp, and Center Financial Corporation stockholders will receive 0.7804 of a share of Nara Bancorp common stock, subject to adjustment, for each share of Center Financial Corporation common stock they own. To reflect the combination of our two companies, we will adopt a name selected by the directors of both companies for our operations after the merger.

The exchange ratio in the merger will not be adjusted to reflect stock price changes between now and the closing. Based on the closing price of Nara Bancorp’s common stock on December 8, 2010, the day prior to the public announcement of the merger, the exchange ratio represented a value of $7.16 per share of Center Financial Corporation common stock. The closing price of Center Financial Corporation’s common stock on that date was $6.65. Using the closing price of Nara Bancorp’s common stock on August 2, 2011, the exchange ratio represented a value of $6.07 per share. Based on the 0.7804 exchange ratio and the number of shares of Center Financial Corporation common stock outstanding or reserved for issuance under outstanding stock options and warrants on the record date for the stockholder meetings, Nara Bancorp expects that up to approximately 31,148,620 shares of its common stock will become issuable to Center Financial Corporation stockholders and holders of such options and warrants as a result of the merger. Nara Bancorp will also issue 55,000 shares of a new class of preferred stock to the United States Treasury Department in exchange for the preferred stock of Center Financial Corporation currently held by the Treasury Department.

You should obtain current market quotations for both Nara Bancorp and Center Financial Corporation common stock. Nara Bancorp common stock is listed on the Nasdaq Global Select Market under the symbol “NARA.” Center Financial Corporation common stock is listed on the Nasdaq Global Select Market under the symbol “CLFC.”

The merger is intended to be tax-free to Center Financial Corporation stockholders, other than with respect to any cash paid in lieu of issuing fractional shares of Nara Bancorp common stock to them.

At our respective annual meetings, in addition to the merger, we will ask our stockholders to elect directors and vote on the other proposals described in the respective annual meeting notices that follow this letter, including approval of an increase in the authorized number of shares of Nara Bancorp common stock from 100,000,000 to 150,000,000 shares. The accompanying disclosure document describes the annual meetings, the merger and the related merger agreements, and includes other important information about the proposals that will be presented for action at the annual meetings. Please read the entire document carefully, including the section entitled “Risk Factors” beginning on Page 19.

Your vote is very important. Whether or not you plan to attend your meeting, please take the time to submit your proxy in accordance with the voting instructions contained in this document. If you do not vote, it will have the same effect as voting against the merger.

Each of our boards of directors unanimously recommends that the stockholders of Nara Bancorp and Center Financial Corporation vote “FOR” the merger. We strongly support this combination and believe it to be in the best interests of the stockholders of both companies.

Ki Suh Park	Jin Chul Jhung
Chairman of the Board	Chairman of the Board
Nara Bancorp, Inc.	Center Financial Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Nara Bancorp common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated August 4, 2011 and is first being mailed to stockholders of Nara Bancorp and Center Financial Corporation on or about August 15, 2011.

NARA BANCORP, INC.

Notice of Annual Meeting of Stockholders

To Be Held September 21, 2011

To the Stockholders of Nara Bancorp, Inc.:

The annual meeting of stockholders of Nara Bancorp, Inc. will be held at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005 on September 21, 2011 at 10:30 a.m. Los Angeles time. At the annual meeting, you will be asked to consider and vote on the following matters:

1. Adoption and approval of the Agreement and Plan of Merger, dated December 9, 2010, as amended, providing for the merger of Center Financial Corporation with and into Nara Bancorp, Inc. as described in this document.

2. Election of directors of Nara Bancorp, Inc.

3. Approval of an amendment to the certificate of incorporation of Nara Bancorp, Inc. to increase the authorized number of shares of common stock to 150,000,000 shares.

4. Ratification of the selection of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2011.

5. Approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in this document.

6. Adjournment of the meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting.

7. Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

The Board of Directors recommends that you vote in favor of the merger, the nominees, the increase in the number of authorized shares of common stock and the other proposals described in this document.

Only stockholders of record at the close of business on August 1, 2011 are entitled to notice of and to vote at the annual meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card, as soon as you can. The vote of every stockholder is important and we appreciate your cooperation in returning your executed proxy promptly.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the annual meeting. If your shares are registered in your name and you attend the meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or other nominee holder, and are not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares personally at the meeting. Please indicate on the proxy card whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

By Order of the Board of Directors

Juliet Stone Secretary

DATED: August 4, 2011

Important Notice Regarding the Availability of Proxy Materials for the

2011 Annual Meeting of Stockholders

This document and Nara Bancorp’s 2010 Annual Report to Stockholders are available electronically at

http://www.RRDEZProxy.com/2011/NaraBankEZProxy.

CENTER FINANCIAL CORPORATION

Notice of Annual Meeting of Stockholders

To Be Held September 21, 2011

To the Stockholders of Center Financial Corporation:

The annual meeting of stockholders of Center Financial Corporation will be held at 2222 West Olympic Boulevard, Los Angeles, California 90006 on September 21, 2011 at 6:00 p.m. Los Angeles time. At the annual meeting, you will be asked to consider and vote on the following matters:

1. Adoption and approval of the Agreement and Plan of Merger, dated December 9, 2010, as amended, providing for the merger of Center Financial Corporation with and into Nara Bancorp, Inc. as described in this document.

2. Election of directors of Center Financial Corporation.

3. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

4. Approval, on an advisory and nonbinding basis, of the compensation paid to our “named executive officers” as described in this document.

5. Adjournment of the meeting if necessary or appropriate in the judgment of our board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting.

6. Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

The Board of Directors recommends that you vote in favor of the merger, the director nominees and each of the other proposals described in this document.

Only stockholders of record at the close of business on August 1, 2011 are entitled to notice of and to vote at the annual meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, or cast your vote by telephone or Internet by following the instructions on your proxy card, as soon as you can. The vote of every stockholder is important and we appreciate your cooperation in returning your executed proxy promptly.

Your proxy, or your telephone or Internet vote, is revocable and will not affect your right to vote in person if you attend the annual meeting. If your shares are registered in your name and you attend the meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or other nominee holder, and not registered in your name, you will need additional documentation from your broker or other record holder to vote your shares personally at the meeting. Please indicate on the proxy card whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

By Order of the Board of Directors

Lisa Kim Pai Secretary

DATED: August 4, 2011

Important Notice Regarding the Availability of Proxy Materials for the

2011 Annual Meeting of Stockholders

This document and Center Financial Corporation’s 2010 Annual Report to Stockholders are available electronically at

http://investor.centerbank.com.

WHERE YOU CAN FIND MORE INFORMATION

This document incorporates important business and financial information about Nara and Center by reference to other documents that are not included in or delivered with this document. See “Documents Incorporated by Reference” on page 169 for a description of these documents. You can obtain copies of the documents incorporated herein by reference through the Securities and Exchange Commission website at http://www.sec.gov. You can also obtain copies of these documents, without charge, by requesting them in writing, by e-mail or by telephone at the appropriate address below:

Nara Bancorp, Inc. 3731 Wilshire Boulevard, Suite 1000 Los Angeles, California 90010 Attention: Legal Department Telephone: (213) 639-1700 Email: cc-90-Legal@narabank.com	Center Financial Corporation 3435 Wilshire Boulevard, Suite 700 Los Angeles, California 90010 Attention: Investor Relations Department Telephone: (213) 251-2222 Email: angiey@centerbank.com

If you would like to request any documents, your request should be sent in time to be received no later than seven days before the annual meetings, or September 14, 2011, in order to receive the documents before the annual meetings.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that Nara or Center have incorporated into this document by reference. Neither the delivery of this document to stockholders nor any distribution of Nara stock in the merger or otherwise pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document.

The information contained in this document with respect to Nara was provided solely by Nara and the information contained in this document with respect to Center was provided solely by Center.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

i

ii

iii

SUMMARY

This summary highlights selected information contained in this document. It may not contain all of the information that is important to you in deciding how to vote on the merger or the other matters that will be voted on at the Nara or Center annual meeting. You should carefully read this entire document and the other documents referred to in this document for a more complete understanding of the merger described herein and the other matters that will be considered and voted on at the annual meetings. In addition, we incorporate important business and financial information about Nara and Center by reference into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page i of this document.

Unless otherwise indicated in this document or the context otherwise requires: references to “Nara” are to Nara Bancorp, Inc., including its subsidiary, Nara Bank; references to “Center” are to Center Financial Corporation, including its subsidiary, Center Bank; and “we,” “our” or “us” refer to both Nara and Center.

THE MERGER

Center Will Merge With and Into Nara (see page 30)

Subject to the terms and conditions of the merger agreement described in this document, and in accordance with Delaware and California law, Center will merge with and into Nara. Nara therefore will be the surviving corporation for legal purposes and its certificate of incorporation will be the certificate of incorporation of the combined company. The name of the combined company will be jointly selected by Nara and Center to reflect the combination of the businesses, boards of directors and management of the two companies. We refer in this document to Nara in its capacity as the legal surviving corporation as the “combined company.” Nara’s bylaws, which will be amended to provide for agreed-upon corporate governance matters described under “The Merger—Amendments to Bylaws” beginning on page 86, will be the bylaws of the combined company.

Concurrently with the merger of Nara and Center, Nara’s banking subsidiary, Nara Bank, will merge with and into Center’s bank subsidiary, Center Bank. Center Bank therefore will be the surviving bank for legal purposes, but its name will be changed to reflect the combined company’s name and the nationwide combination of the Nara and Center banking businesses.

In this document we sometimes refer to the merger of our bank subsidiaries as the “bank merger” and we refer to the merger of Nara and Center as the “merger” or the “holding company merger.”

Center Common Stockholders Will Receive 0.7804 of a Share of Nara Common Stock, Subject to Adjustment, for Each Share of Center Common Stock; Nara Stockholders Will Retain Their Shares (see page 34)

The merger agreement provides that Center common stockholders will receive 0.7804 of a share of Nara common stock for each share of Center common stock they own, subject to adjustment only in certain limited circumstances. It is a condition to completion of the merger that the shares of Nara common stock issued in the merger shall be listed for trading on the Nasdaq Global Select Market, which is the stock exchange on which both Nara’s common stock and Center’s common stock are currently listed for trading. Prior to the completion of the merger, Nara’s common stock and Center’s common stock will continue to be listed on the Nasdaq Global Select Market.

Upon completion of the merger, current Nara stockholders and current Center stockholders will own 55% and 45%, respectively, of the combined company, not including the shares of Nara common stock issued in a common stock offering Nara expects to make prior to the merger for the benefit of the combined company. Shares issued in the anticipated offering will reduce the percentage ownership interests of the respective stockholders proportionately. Upon completion of the merger, the Center common stock currently listed on the Nasdaq Global Select Market will cease to be listed and will be removed from registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Assuming the number of shares of Center common stock outstanding at the time of the merger equaled the number of shares outstanding on December 8, 2010 and that the value of Nara common stock at the time of the merger equaled $9.17 per share, the closing price as of December 8, 2010, the aggregate purchase price for those Center shares would be $285.7 million. As noted below, however, the total value of the Nara common stock issued to Center stockholders upon completion of the merger will fluctuate based on the share price of the Nara common stock and the number of shares of Center common stock and options outstanding on the date of the merger.

Merger Exchange Ratio Will Not Be Adjusted in Response to Changes in Our Stock Prices (see page 34)

The exchange ratio in the merger agreement will not change to reflect changes in the market prices of Nara or Center common stock, although the exchange ratio may be changed to reflect certain changes in the respective numbers of shares of Nara or Center stock outstanding or subject to outstanding options, warrants or other purchase rights issued after the date of the merger agreement. In addition, neither Nara nor Center has the right to terminate the merger agreement in response to changes in either company’s stock price. Accordingly, the market value of the Nara common stock that Center stockholders receive in the merger may vary significantly from its current value.

The table below shows the closing prices of Nara and Center common stock, which trade on the Nasdaq Global Select Market under the symbols “NARA” and “CLFC,” respectively, and the pro forma equivalent per share value of Center common stock at the close of the regular trading session on December 8, 2010, the last trading day before our public announcement of the merger, and August 2, 2011, the most recent trading day for which that information was available prior to the completion of this document.

Closing Prices Per Share of Nara and Center Common Stock

Date	Nara Closing Price	Center Closing Price	Center Pro Forma Equivalent Value Per Share(1)
December 8, 2010	$9.17	$6.65	$7.16
August 2, 2011	$7.78	$6.01	$6.07

(1)	The pro forma equivalent value per share of Center common stock is calculated by multiplying the Nara closing price by the exchange ratio of 0.7804.

During the period between December 8, 2010 and August 2, 2011, the Center pro forma equivalent value per share, based on daily closing prices of Nara common stock, has ranged from a low of $5.50 to a high of $8.18 per share.

The following table sets forth, for the periods indicated, the high and low sale prices per share of Nara common stock and Center common stock as reported by the Nasdaq Global Select Market. You may obtain current market quotations for the shares of both companies from a newspaper, the Internet or your stock broker.

High and Low Closing Prices Per Share of Nara and Center Common Stock

	Nara Common Stock		Center Common Stock
Calendar Quarter	High	Low	High	Low
2009
First Quarter	$9.95	$2.05	$6.50	$2.22
Second Quarter	5.50	2.80	3.71	2.52
Third Quarter	9.16	4.49	4.90	2.18
Fourth Quarter	12.23	6.21	5.42	4.74
2010
First Quarter	11.78	8.33	5.39	4.64
Second Quarter	10.24	7.34	7.05	4.89
Third Quarter	8.43	5.96	5.50	4.56
Fourth Quarter	9.86	6.98	7.58	4.74
2011
First Quarter	10.48	9.18	7.99	7.10
Second Quarter	9.84	7.05	7.44	5.54
Third Quarter (through August 2, 2011)	8.54	7.78	6.63	6.01

Merger Generally Tax-Free to Stockholders (see page 67)

The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Nara and Center each receive a legal opinion from its legal counsel to the effect that the merger will so qualify. If the merger qualifies as a reorganization for federal income tax purposes, holders of Center common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Center common stock for Nara common stock in the merger, except for any gain or loss that may result from their receipt of cash in lieu of fractional shares of Nara common stock otherwise issuable to them. Holders of Nara stock, who will retain their Nara stock without change, will also not recognize any gain or loss for federal income tax purposes.

The discussion of federal income tax effects of the merger included in this document is only a general summary. The federal income tax consequences of the merger to you will depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws, none of which is discussed in this document. You should therefore consult with your own tax advisor for a complete understanding of the tax consequences of the merger to you.

Our Boards of Directors Recommend that Nara Stockholders and Center Stockholders Approve the Merger (see pages 41 and 44)

Nara Stockholders. The Nara board of directors has determined that the merger agreement is advisable and in the best interests of Nara and its stockholders and unanimously recommends that Nara stockholders vote “FOR” adoption and approval of the merger agreement.

Center Stockholders. The Center board of directors has determined that the merger agreement is advisable and in the best interests of Center and its stockholders and unanimously recommends that Center stockholders vote “FOR” adoption and approval of the merger agreement.

Factors Considered by Our Boards of Directors. In determining whether to approve the merger, our boards of directors each consulted with our respective senior managements and legal and financial advisors and considered the respective strategic, financial and other considerations referred to under “The Merger—Nara’s Reasons for the Merger; Recommendation of the Merger by the Nara Board of Directors” beginning on page 41 and “The Merger—Center’s Reasons for the Merger; Recommendation of the Merger by the Center Board of Directors” beginning on page 44.

We Have Received Opinions From Our Financial Advisors that the Merger Exchange Ratio is Fair (see page 49)

Opinion of Nara’s Financial Advisor. In connection with the Nara board of directors’ consideration of the merger agreement, Nara’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, provided its opinion to the Nara board dated as of December 9, 2010 that, as of that date, and subject to and based on the qualifications and assumptions set forth in its opinion, the exchange ratio stated in the merger agreement was fair to Nara from a financial point of view. The full text of KBW’s opinion is attached as Annex B to this document. Nara stockholders should read that opinion and the description of KBW’s opinion contained in this document in their entirety. The opinion of KBW does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Nara does not expect that it will request an updated opinion from KBW.

Nara has agreed to pay a total fee of $1.5 million to KBW in consideration of its services as financial advisor. Nara paid $250,000 to KBW upon signing of the merger agreement in December 2010 and will pay $1,250,000 to KBW upon completion of the merger. In addition, KBW has been granted a right of first refusal to act as co-lead manager, with Center’s financial advisor, for Nara’s anticipated offering of common stock in connection with the merger.

Opinion of Center’s Financial Advisor. In connection with the Center board of directors’ consideration of the merger agreement, Center’s financial advisor, D.A. Davidson & Co., or DADCo, provided its opinion to the Center board of directors dated as of December 8, 2010 that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as DADCo considered relevant, the exchange ratio was fair, from a financial point of view to the stockholders of Center as of the date of the opinion. The full text of DADCo’s opinion is attached as Annex C to this document. Center stockholders should read that opinion and the description of DADCo’s opinion contained in this document in their entirety. The opinion of DADCo will not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Center does not expect that it will request an updated opinion from DADCo.

Center has agreed to pay a total fee of $1.5 million to DADCo in consideration of its services as financial advisor. Center paid $250,000 to DADCo upon signing of the merger agreement in December 2010 and will pay $1,250,000 to DADCo upon completion of the merger. In addition, DADCo has been granted the right of first refusal mentioned above to act as co-lead manager, with KBW, for Nara’s anticipated offering of common stock in connection with the merger.

Center Stockholders Will Have Dissenters’ Appraisal Rights Only Under Certain Circumstances (see page 72)

Under California law, which is the law under which Center is incorporated, the common stockholders of Center will not be entitled to dissenters’ appraisal rights in connection with the merger unless Center stockholders who submit a written demand for appraisal of their shares hold, in the aggregate, shares constituting 5% or more of the outstanding shares of Center common stock. Notwithstanding the foregoing, the holders of any Center shares that are subject to a restriction on transfer imposed by Center or by any law or regulation and the holder of Center’s Series A Preferred Stock will have dissenters’ rights of appraisal, irrespective of the percentage of holders that dissent from the merger. Stockholders who exercise their dissenters’ appraisal rights by complying with the applicable statutory procedures required by California law will be entitled to receive payment in cash for the fair value of their shares as determined in a judicial proceeding. A condition to Nara’s obligation to complete the merger is that the holders of less than 6% of Center’s outstanding common stock give notice of the exercise of dissenters’ rights.

Nara stockholders will not be entitled to exercise dissenters’ appraisal rights under Delaware law, which is the law under which Nara is incorporated.

Interests of Our Directors and Executive Officers in the Merger (see page 63)

Directors and executive officers of Nara and Center have interests in the merger that are different from, or are in addition to, the interests of the stockholders of Nara and Center. These interests include:

•

the agreed-upon appointments of directors and members of senior management of Nara and Center to board positions and senior management positions at the combined company after the merger that are described in this document; and

•	rights of Center executive officers and directors to continued indemnification and liability insurance coverage by Nara after the merger for acts or omissions occurring prior to the merger.

Certain of the directors of Nara and Center will receive compensation in the form of cash payments or grants of shares of restricted stock as compensation for their work in negotiating the terms of the merger and in preparations for and implementation of the integration of Nara and Center upon completion of the merger. These compensation arrangements were first proposed after the merger agreement had been entered into and were not discussed or contemplated in the negotiation of the merger agreement.

Treatment of Center TARP Preferred Stock and Warrant in the Merger (see page 34)

The merger agreement provides that Center’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which Center issued to the United States Treasury Department pursuant to the Troubled Asset Relief Program, or TARP, will be converted into Nara Fixed Rate Cumulative Perpetual Preferred Stock, Series B, which will be a new series of preferred stock that will be designated by Nara prior to the completion of the merger and will have substantially the same rights, preferences, privileges and voting powers as Center’s Series A Preferred Stock. The warrant to purchase Center common stock which Center issued to the Treasury Department in connection with Center’s sale of its Series A Preferred Stock to the Treasury Department, and which currently covers 432,390 shares of Center common stock, will automatically convert in accordance with its terms upon completion of the merger into a warrant to purchase Nara common stock on the same terms, subject to appropriate adjustments to reflect the exchange ratio. As a result of such adjustment and assuming an exchange ratio of 0.7804, the warrant will, upon completion of the merger, entitle the holder of the warrant to purchase 337,437 shares of Nara common stock at a price of $12.22 per share.

Treatment of Stock Options and Other Equity-Based Awards (see page 72)

Nara will assume all employee stock options and other equity-based awards under Center’s equity-based compensation plans, in accordance with their terms, upon completion of the merger. As of June 30, 2011, stock options for the purchase of a total of 583,344 shares of Center common stock and 77,462 shares of Center common stock subject to certain restrictions on transfer and possible forfeiture for specified vesting periods were outstanding under Center’s equity-based compensation plans. The merger will not affect the terms of any stock options or performance units of Nara issued under Nara’s equity-based compensation plans.

Directors and Management Following the Merger; Bylaw Amendment (see pages 66 and 86)

Following the merger, the board of directors of the combined company will have 14 members, consisting of the seven current members of the Nara board of directors and the seven current members of the Center board of directors, or replacement directors selected by Nara or Center if any of their current directors become unable to serve on the board of the combined company. Ki Suh Park, the current Chairman of the Board of Nara, will become Chairman of the Board of the combined company. Chang Hwi Kim, a current director of Center, will become Vice Chairman of the Board of the combined company. Kevin S. Kim, a current director of Center, will become Chairman of the Board of the combined company’s bank subsidiary resulting from the bank merger and Scott Whang, a current director of Nara, will become Vice Chairman of the Board of the combined bank.

Following the merger, Alvin Kang, the current Chief Executive Officer of Nara, will be the Chief Executive Officer of the combined company. In addition, the parties have agreed that the members of senior management from each company will serve in senior management positions of the combined company following the merger, as further described in “The Merger—Board of Directors and Management After the Merger” beginning on page 66. Mr. Kang and certain other members of the senior management of Nara, and the chief executive officer and chief financial officer of Center, have served in their current positions for less than three years. See “The Merger—The Parties” beginning on page 30.

Nara and Center have also agreed to follow certain corporate governance procedures during an integration period of one to two years (as determined by the board of directors of the combined company) after the merger, including the establishment of a consolidation committee of the combined company’s board of directors, special board voting requirements for certain decisions, the composition of committees of the board of directors of the combined company and procedures for filling director vacancies. These procedures will be set forth in an amendment to Nara’s bylaws that will become effective as of the completion of the merger. The adoption of the bylaw amendment by Nara is a condition to Nara’s and Center’s respective obligations to complete the merger. The form of the bylaw amendments is set forth in an exhibit to the merger agreement and is attached as Annex E to this document.

Regulatory Approvals We Must Obtain for the Merger (see page 70)

To complete the merger and the bank merger, we must obtain the approval of the California Department of Financial Institutions (the “DFI”), the Federal Deposit Insurance Corporation (the “FDIC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Applications were filed with the DFI and the FDIC on May 19, 2011. It is anticipated that Nara will file an application with the Federal Reserve Bank of San Francisco (the “FRBSF”) at a later date to be determined by Center and Nara based on their ongoing discussions with the FRBSF. We do not expect to receive the required regulatory approvals prior to our stockholders meetings at which the merger will be voted on. See “Regulatory Approvals” beginning on page 70 for a description of the regulatory approvals that must be obtained in connection with the merger.

Although Nara and Center have each reported profits in recent quarters, both companies have had significant quarterly losses in recent years and have been subjects of informal regulatory action, consisting of memoranda of understanding with bank regulatory authorities in the case of Center and the adoption of board of directors resolutions at the request of bank regulatory authorities in the case of Nara. To obtain regulatory approval of the merger, we must provide adequate information to the regulatory authorities that demonstrates, among other considerations, that we have satisfactorily addressed the issues raised by the bank regulatory authorities. We anticipate that this will result in a longer than normal regulatory approval process and do not expect to complete the merger before the fourth quarter of 2011.

Expected Timing of the Merger

We expect to complete the merger in the fourth quarter of 2011 if we receive stockholder and regulatory approvals for the merger. The merger agreement provides that it may be terminated by either Nara or Center if the merger has not been consummated by November 30, 2011. The merger agreement may also be extended one or more times beyond November 30, 2011 to any date selected by mutual agreement of Nara and Center.

Contemplated Capital Transaction (see page 71)

Nara and Center anticipate raising capital for the general corporate purposes of the combined company through a public offering of Nara’s common stock to be made at or prior to the completion of the merger. In addition, it is likely that one or more of the merger approvals being sought from the DFI, the FDIC and the Federal Reserve Board will be conditioned upon raising capital for the combined company, although no specific amount of required capital has been specified to date by any of the bank regulatory authorities. In determining the actual amount of the contemplated offering, Nara and Center will consider a variety of factors, including any specific capital requirements that may be stated by the bank regulatory authorities, market conditions, estimates of the accounting adjustments that will be made to the assets and liabilities of Center to record the merger under the acquisition method of accounting and potential uses of such capital, which may include retirement of the TARP preferred stock and common stock purchase warrants previously issued by both companies that will remain outstanding following the merger. The retirement of the outstanding TARP preferred stock and warrants, however, would require regulatory approvals which have not been requested in connection with the merger and it has not been decided whether such retirement will be undertaken in the near term after the merger.

Conditions to Completion of the Merger (see page 77)

We may not complete the merger unless the following conditions are satisfied or, where legally permitted, waived:

•	the merger agreement must be adopted and approved by the common stockholders of Nara and by the outstanding shares of each class of stock of Center;

•	the Nara common stock to be issued in connection with the merger must be approved for listing on the Nasdaq Global Select Market;

•

we must obtain all necessary regulatory approvals of the merger and the bank merger from governmental authorities, and none of the approvals may contain a condition or restriction that would have a material adverse effect on the combined company after the merger;

•

the FDIC must have consented to the transfer, as a result of the merger, of loss-sharing agreements it entered into in connection with Center’s purchase and assumption of assets and liabilities of Innovative Bank, a California state chartered bank placed in receivership in April 2010 (such consent was obtained on May 20, 2011);

•

the registration statement of which this document is a part must have been declared effective by the Securities and Exchange Commission and not be subject to a stop order or proceedings seeking a stop order;

•

no restraining order, injunction or other legal restraint or prohibition to completion of the merger may be in effect and no action by a government entity with respect to such an injunction may be pending;

•

our respective representations and warranties in the merger agreement must be true and correct, subject to exceptions that would not have a material adverse effect on Nara or Center, as the case may be, or on the combined company following the completion of the merger;

•	we must each be in compliance in all material respects with our respective covenants in the merger agreement;

•	we must each receive an opinion of our respective tax counsel that the merger will be treated as a tax-free reorganization;

•

Nara’s bylaws must have been amended to provide for the agreed-upon structure of the board of directors and other corporate governance arrangements after the merger, as specified in the merger agreement;

•	a material adverse effect (as defined in the merger agreement) shall not have been suffered by Nara or Center; and

•	the holders of less than 6% of the outstanding shares of Center common stock shall have exercised, or continue to have the right to exercise, dissenters’ appraisal rights.

Termination of the Merger Agreement; Fees Payable (see page 83)

We may jointly agree to terminate the merger agreement at any time, whether before or after stockholder adoption and approval of the merger agreement. Either of us may also terminate the merger agreement, whether before or after adoption and approval of the merger agreement, if:

•

a governmental authority that must grant a material regulatory approval of the merger denies such approval or a governmental authority permanently restrains or prohibits the merger and, in either case, that denial or action is final and nonappealable, except that this termination right is not available to a party whose failure to comply with the merger agreement resulted in those actions by a governmental authority;

•

the merger is not completed on or before November 30, 2011 (which date may be further extended by the mutual agreement of both parties), except that this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date;

•

the other party’s board of directors fails to recommend or adversely changes its recommendation to vote in favor of the merger or takes any other action inconsistent with such recommendation, or the other party breaches its obligation to hold its stockholders meeting to vote on adoption and approval of the merger agreement or fails to comply with its agreement not to solicit other acquisition proposals;

•

the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would excuse the terminating party’s obligation to complete the merger if the breach continued to exist on the closing date and the breach is either not curable or is not cured within 60 days after notice of the breach is delivered by the other party;

•	the stockholders of either party do not approve the merger at their respective meetings; or

•	the other party has suffered a material adverse effect since the date of the merger agreement.

In addition, Nara may terminate the merger agreement if the holders of 6% or more of Center’s outstanding common stock shall have exercised appraisal, dissenters’ or similar rights.

The merger agreement provides that, in circumstances described more fully beginning on page 79 involving a change in recommendation in favor of the merger agreement or failure to hold a stockholders’ meeting to vote on the merger or a third party acquisition proposal, either of us may be required to pay a termination fee to the other of up to $10 million. The termination fees could discourage other companies from seeking to acquire or merge with either Nara or Center prior to completion of the merger.

Litigation Relating to the Merger (see page 75)

On May 2, 2011, a purported class action was filed in the Los Angeles County Superior Court against Center, Center’s directors and Nara alleging that Center’s directors breached their fiduciary duties in connection with their approval of the proposed merger with Nara and that the Center directors breached their fiduciary duties to Center stockholders in connection with the disclosures made regarding the proposed merger in a preliminary form of this document that was filed with the Securities and Exchange Commission. The complaint alleges that Nara aided and abetted the alleged breaches of fiduciary duty by the Center directors. The complaint seeks compensatory or rescissionary damages in an unspecified amount and other unspecified relief.

On July 29, 2011, the parties to the litigation executed a memorandum of understanding reflecting their agreement to settle the claims asserted in the action. The memorandum of understanding provides, among other things, that Nara and Center shall make certain supplemental disclosures that are included in this document. In addition, the defendants have agreed to pay the plaintiff and its counsel up to $400,000 in attorneys’ fees and expenses, if and to the extent awarded by the court.

THE ANNUAL MEETINGS

Nara Annual Meeting (see page 24)

The Nara annual meeting will be held at the Oxford Palace Hotel, 745 South Oxford Avenue, Los Angeles, California 90005, on September 21, 2011, starting at 10:30 a.m. Los Angeles time. At the Nara annual meeting, Nara’s common stockholders will be asked to vote on the following matters:

•	adoption and approval of the merger agreement;

•	election of directors;

•	approval of an amendment to Nara’s certificate of incorporation to increase the number of authorized shares of common stock to 150,000,000.

•	ratification of the appointment of Crowe Horwath LLP as Nara’s independent registered public accounting firm for 2011;

•	approval, on an advisory and nonbinding basis, of specified executive compensation;

•	adjournment of the meeting, if necessary or appropriate, to solicit additional proxies or votes in favor of the matters to be presented at the annual meeting; and

•	any other matters that may be properly presented at the meeting.

You may vote at the Nara annual meeting if you owned shares of Nara common stock at the close of business on August 1, 2011. On that date, 38,097,910 shares of Nara common stock were outstanding, 1.8% of which were owned and entitled to be voted by Nara directors and executive officers and their affiliates. We currently expect that Nara’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreement obligating them to do so.

The affirmative vote of a majority of the shares of Nara common stock outstanding on the record date will be required to adopt and approve the merger agreement. See “Nara Annual Meeting” beginning on page 24 for information regarding voting at the Nara annual meeting and the votes that will be required for approval of the other proposals that will be presented at the meeting.

Center Annual Meeting (see page 27)

The Center annual meeting will be held at 2222 West Olympic Boulevard, Los Angeles, California 90006, on September 21, 2011, starting at 6:00 p.m. Los Angeles time. At the Center annual meeting, Center’s stockholders will be asked to vote on the following matters:

•	adoption and approval of the merger agreement;

•	election of directors;

•	ratification of the appointment of KPMG LLP as Center’s independent registered public accounting firm for 2011;

•	approval, on an advisory and nonbinding basis, of specified executive compensation;

•	adjournment of the meeting, if necessary or appropriate, to solicit additional proxies or votes in favor of the matters to be presented at the annual meeting; and

•	any other matters that may be properly presented at the meeting.

You may vote at the Center annual meeting if you owned shares of Center common stock or Center preferred stock at the close of business on August 1, 2011. On that date, 39,913,360 shares of Center common stock were outstanding, approximately 10.7% of which were owned and entitled to be voted by Center directors and executive officers and their affiliates. We currently expect that Center’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreement obligating them to do so. On August 1, 2011, 55,000 shares of Center preferred stock were outstanding, all of which were issued to the United States Treasury Department in December 2008 as part of Center’s participation in the Treasury Department’s Capital Purchase Program under the TARP.

The affirmative vote of a majority of the shares of Center common stock outstanding on the record date and the affirmative vote of a majority of the shares of Center preferred stock outstanding on the record date will be required to adopt and approve the merger agreement. The United States Treasury Department, as the holder of all of the outstanding shares of Center’s preferred stock, is entitled to one vote per share of preferred stock held as of the record date in voting on the merger proposal, but is not entitled to vote on any of the other proposals at the Center annual stockholders meeting. See “Center Annual Meeting” beginning on page 27 for additional information regarding voting at the Center annual meeting and the votes that will be required for approval of the other proposals that will be presented at the meeting.

INFORMATION ABOUT NARA AND CENTER

Nara Bancorp, Inc.

3731 Wilshire Boulevard,

Suite 1000

Los Angeles, California 90010

(213) 639-1700

Nara is a bank holding company headquartered in Los Angeles, California. Its principal subsidiary, Nara Bank, is a California state chartered and FDIC-insured bank that offers commercial banking loan and deposit products, focusing primarily on small and medium-sized businesses and on individuals in Korean-American markets in California, the New York City metropolitan area and New Jersey. Nara Bank is a member bank of the Federal Reserve System having a network of 23 branch offices, of which 16 are located in the Los Angeles, Orange County, Oakland and Silicon Valley (Santa Clara County) areas of California and 7 are located in the

New York metropolitan area and New Jersey, together with one loan production office located in Dallas, Texas. At December 31, 2010, Nara had consolidated assets of $2.96 billion, total loans of $2.15 billion, total deposits of $2.18 billion and total stockholders’ equity of $358.6 million.

Nara had net losses of $7.2 million and $5.7 million in 2010 and 2009, respectively, and net income of $6.8 million in the first quarter of 2011. The net income in the first quarter of 2011 was primarily due to a substantial reduction in our loan loss provision from $25.4 million for the three months ended March 31, 2010 to $5.3 million for the three months ended March 31, 2011. The $5.3 million loan loss provision was allocated among three operating segments as follows: banking operations ($0.2 million), trade finance services $2.0 million and Small Business Administration $3.4 million. The reversal of loan loss provision for our banking operations was primarily due to a decrease in impaired loans and the corresponding impaired reserve amounts.

The boards of directors of Nara and Nara Bank each adopted resolutions at the request of the DFI and the FRBSF in December 2009 pursuant to which the respective boards of directors undertook to submit written plans to the DFI and the FRBSF for reducing of Nara Bank’s risk profile, to take certain actions intended to improve Nara Bank’s lending and loan review procedures and other aspects of the business operations of Nara and Nara Bank, and not to declare dividends or change senior executive officers or directors without prior notice to and non-objection of the DFI and the FRBSF. Nara believes that it and Nara Bank have complied with the requirements of the resolutions and that they are in substantial compliance to date with the requirements of modified board resolutions adopted by them in December 2010 at the request of the DFI and the FRBSF. The requirements of the modified board resolutions require submission of a board governance and oversight plan, a liquidity and funds management plan and updated capital and strategic plans with budgets, on-going asset quality improvement reporting and the requirement of prior approval for the payment of dividends or interest payments on trust preferred securities. Completion of the merger will not necessarily result in termination of these dividend approval or other requirements in the near term. For further information, see “The Merger—The Parties—Nara” beginning on page 30. Nara’s principal executive offices are located 3731 Wilshire Boulevard, Suite 1000, Los Angeles, 90010, and its telephone number is (213) 639-1700.

Center Financial Corporation

3435 Wilshire Boulevard,

Suite 700

Los Angeles, California 90010

(213) 251-2222

Center is a bank holding company headquartered in Los Angeles, California. Its principal subsidiary, Center Bank, is a California state chartered and FDIC-insured bank that offers commercial banking loan and deposit products, focusing primarily on small to medium-sized businesses and individuals located in the Korean-American markets in California and in Chicago, Illinois and Seattle, Washington. Center Bank currently operates a network of 22 branch offices, 16 of which are located in Southern California. Center Bank also operates three branch offices in Northern California, which it acquired through an FDIC-assisted acquisition in April 2010, and two branch offices and a loan production office in Seattle, Washington, a branch office in Chicago, Illinois and a loan production office in Denver, Colorado. At December 31, 2010, Center had consolidated assets of $2.27 billion, total loans of $1.59 billion, total deposits of $1.77 billion and total stockholders’ equity of $274.0 million. Center had consolidated net income of $22.7 million for the year ended December 31, 2010, compared to a consolidated net loss of $42.5 million for the year ended December 31, 2009 and net income of $4.9 million in the first quarter of 2011. Center’s principal executive offices are located at 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010, and its telephone number is (213) 251-2222.

On December 28, 2010, Center Bank entered into an informal administrative agreement, or memorandum of understanding (“MOU”), with the FDIC and the DFI, pursuant to which Center Bank agreed to take various actions and comply with certain requirements to facilitate improvement in its financial condition. This MOU superseded a prior one entered into in 2009 and carried forward some but not all of the provisions of the prior MOU. Among other provisions, Center Bank agreed to (a) develop and implement strategic plans to restore profitability; (b) maintain a leverage capital ratio of not less than 9% and a total risk-based capital ratio of not less than 13%; (c) refrain from paying dividends without prior written regulatory approval; (d) reduce the combined total of classified assets to not more than 40% of tier 1 capital plus the allowance for loan and lease losses; (e) notify the FDIC and the DFI prior to appointing any new director or senior executive officer; and (f) refrain from establishing any new offices without prior regulatory approval.

On December 9, 2009, Center entered into an MOU with the FRBSF, pursuant to which Center agreed, among other things, to (a) implement a capital plan addressing specified items; (b) submit annual cash flow projections to the FRBSF; (c) refrain from paying cash dividends, receiving cash dividends from Center Bank, increasing or guaranteeing debt, redeeming or repurchasing its stock, or issuing any additional trust preferred securities, without prior FRBSF approval.

The MOUs will remain in effect until modified or terminated by the respective bank regulatory agencies. Center does not expect the actions called for by the MOUs to change its business strategy in any material respect, although they may limit or delay plans to expand. Management believes that Center Bank and Center are currently in substantial compliance with the terms of the MOUs. In this regard, Center successfully raised a total of $86.3 million in private placements of common and preferred stock in the fourth quarter of 2009 and has maintained profitable operations for six consecutive quarters through June 30, 2011. As a result, Center Bank’s leverage capital ratio of 13.04% and total risk-based capital ratio of 20.43%, as of June 30, 2011, were well in excess of the required ratios under the MOU. In addition, Center Bank has reduced classified assets as a percentage of tier 1 capital plus the allowance for loan and lease losses as of June 30, 2011 to less than 40%, as required under the MOU. For further information, see “The Merger—The Parties—Center” beginning on page 31.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present selected historical financial information of Nara, selected historical financial information of Center and selected unaudited pro forma combined condensed consolidated financial information reflecting the merger. This information is intended to aid you in understanding the financial aspects of the merger. The historical financial information shows the actual financial condition and results of operations of Nara and Center for the years indicated. As more completely described below, the pro forma unaudited combined condensed consolidated financial information is intended to illustrate certain financial effects of the proposed merger and does not indicate or reflect the actual financial condition or results of operations of Nara, Center or the combined company as of any date or for any period.

Selected Historical Financial Information of Nara

The selected historical financial information of Nara has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Nara filed by it with the Securities and Exchange Commission. See “Documents Incorporated by Reference” beginning on page 169.

	(Unaudited) As of or for the Three Months Ended March 31,	As of or for the Year Ended December 31,
	2011	2010	2009	2008	2007	2006
	(in thousands, except per share and ratio data)
Income Statement Information
Net interest income	$28,883	$108,384	$92,346	$96,221	$97,205	$94,615
Provision for loan losses	5,262	84,630	61,023	48,825	7,530	3,754
Income (loss) before income tax expense (benefit)	11,436	(15,139)	(11,922)	4,380	55,798	56,203
Net income (loss)	6,746	(7,239)	(5,723)	2,755	33,199	33,806
Net income (loss) available to common stockholders	5,671	(11,530)	(9,999)	2,281	33,199	33,806

Performance Ratios
Return on average assets	0.92%	(0.24)%	(0.19)%	0.11%	1.50%	1.75%
Return on average equity	7.43%	(1.99)%	(1.88)%	1.15%	16.21%	20.34%
Net interest spread	3.75%	3.35%	2.64%	3.22%	3.41%	3.96%
Net interest margin	4.13%	3.75%	3.15%	3.96%	4.60%	5.14%
Average stockholder’s equity to average assets	12.37%	12.11%	10.03%	9.38%	9.24%	8.59%
Efficiency ratio	50.00%	47.70%	55.69%	51.73%	47.13%	47.35%

Per Common Share Information
Earnings (loss) Basic	$0.15	$(0.30)	$(0.35)	$0.09	$1.27	$1.31
Earnings (loss) Diluted	0.15	(0.30)	(0.35)	0.09	1.25	1.28
Book value (period end, excluding preferred stock and warrants)	$7.83	$7.69	$7.99	$8.49	$8.48	$7.15
Tangible book value (period end)(1)	7.75	7.61	7.90	8.33	8.31	6.95
Cash dividends per common share	—	—	—	0.11	0.11	0.11
Number of common shares outstanding (period end)(2)	37,993,327	37,983,027	37,824,007	26,246,560	26,193,560	26,107,560

Balance Sheet Information (period end)
Gross loans, net of deferred loan fees(3)	$2,139,933	$2,134,061	$2,208,943	$2,098,443	$2,008,729	$1,714,865
Total assets	2,926,143	2,963,296	3,227,957	2,672,054	2,423,410	2,046,985
Deposits	2,176,098	2,176,114	2,434,190	1,938,603	1,833,346	1,712,235
Long-term debt(4)	39,268	39,268	39,268	39,268	39,268	39,268
Common stockholders’ equity	297,512	291,977	302,329	222,851	222,180	186,627

Capital Ratios(5)
Tier 1 risk-based	16.47%	16.42%	16.73%	14.32%	11.84%	12.17%
Total risk-based	17.74%	17.69%	17.99%	15.58%	12.78%	13.22%
Leverage	12.92%	12.61%	12.36%	12.61%	10.77%	11.19%

Market Capitalization	$365,495,806	$374,512,646	$428,924,239	$258,003,685	$305,680,152	$546,172,498
Market Price Per Share of Common Stock(6)
High	$10.48	$11.78	$12.23	$14.92	$21.19	$21.40
Low	9.18	5.96	2.05	7.38	10.86	15.55

(1)	Tangible book value is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net, divided by the total number of common shares outstanding.
(2)	The increase in the number of common shares outstanding at the end of 2009 compared to the prior year is attributable to a public offering of shares of common stock that took place in 2009.
(3)	Excludes loans held for sale.
(4)	Includes junior subordinated deferrable interest debentures held by trusts that issued guaranteed preferred beneficial interests.
(5)	For Nara on a consolidated basis.
(6)	Closing prices. Nara’s common stock is listed and traded on the Nasdaq Global Select Market.

Selected Historical Financial Information of Center

The selected historical financial information of Center has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Center filed by it with the Securities and Exchange Commission. See “Documents Incorporated by Reference” beginning on page 169.

	(Unaudited) As of or for the Three Months Ended March 31,	As of or for the Year Ended December 31,
	2011	2010(1)		2009	2008(1)	2007	2006
	(in thousands, except per share and ratio data)
Income Statement Information
Net interest income	$16,669	$67,938		$61,227	$74,600	$76,255	$71,410
Provision for loan losses	6,000	22,010		77,472	26,178	6,494	5,666
Income (loss) before income tax expense (benefit)	5,390	23,999		(48,336)	(1,427)	35,589	42,643
Net income (loss)	4,885	22,683	(2)	(42,502)	220	21,943	26,158
Net income (loss) available to common stockholders	4,135	(9,313	)(3)	(45,456)	65	21,943	26,158

Performance Ratios
Return on average assets	0.86%	1.01%		(1.96)%	0.01%	1.14%	1.53%
Return on average equity	7.17%	8.57%		(20.29)%	0.13%	14.33%	20.66%
Net interest spread	3.22%	2.92%		2.51%	3.01%	3.06%	3.36%
Net interest margin	3.49%	3.33%		3.03%	3.80%	4.23%	4.53%
Average stockholder’s equity to average assets	12.02%	11.76%		9.66%	8.05%	7.93%	7.40%
Efficiency ratio	53.26%	51.07%		61.26%	69.09%	53.13%	48.41%

Per Common Share Information
Earnings (loss) Basic	$0.10 (2)	$(0.26	)(3)	$(2.66)	$0.00	$1.32	$1.58
Earnings (loss) Diluted	0.10	(0.26)		(2.66)	0.00	1.31	1.57
Book value (period end, excluding preferred stock and warrants)	$5.62	$5.50		$6.54	$9.50	$9.62	$8.46
Tangible book value (period end)(4)	5.61	5.49		6.54	9.42	9.53	8.37
Cash dividends per common share	—	—		—	0.20	0.19	0.16
Number of common shares outstanding (period end)(5)	39,908,514	39,914,686		20,160,726	16,789,080	16,366,791	16,632,601

Balance Sheet Information (period end)
Gross loans, net of deferred loan fees(6)	$1,492,895	$1,584,986		$1,514,367	$1,707,648	$1,768,620	$1,536,078
Total assets	2,260,118	2,270,279		2,192,800	2,056,609	2,080,663	1,843,312
Deposits	1,779,606	1,770,994		1,747,671	1,603,519	1,577,674	1,429,399
Long-term debt(7)	18,557	18,557		18,557	18,557	18,557	18,557
Common stockholders’ equity	224,409	219,579		131,862	159,557	157,453	140,734

Capital Ratios(8)
Tier 1 risk-based	19.14%	17.60%		16.50%	12.58%	9.31%	9.45%
Total risk-based	20.42%	18.87%		17.77%	13.84%	10.42%	10.54%
Leverage	12.85%	12.74%		12.40%	11.28%	8.49%	8.62%

Market Capitalization	$292,928,493	$302,553,320		$92,739,340	$103,588,624	$201,638,865	$398,683,446
Market Price Per Share of Common Stock(9)
High	$7.99	$7.58		$6.50	$14.62	$24.05	$25.82
Low	7.10	4.56		2.18	5.72	11.31	21.39

(1)	Center previously reported on internal control deficiencies as of and for the year ended December 31, 2008 and as of and for the quarter ended March 31, 2010. Such deficiencies have been fully remediated. For further information, see “The Merger—The Parties—Center.”
(2)	Based on its consideration of a number of factors, Center reduced the reserve against its deferred tax assets by $6.0 million, resulting in an income tax provision for the year of $1.3 million.
(3)

Net income (loss) available to common stockholders was reduced by preferred stock dividends and accretion of preferred stock discount, which included the effect of the beneficial conversion feature of Center’s Series B Preferred Stock. On the effective date of the conversion of the Series B Preferred Stock, the unamortized discount due to the beneficial conversion feature, in the amount of $29.0 million, was immediately recognized as a dividend.
(4)	Tangible book value is a non-GAAP financial measure that represents common equity less goodwill and other intangible assets, net, divided by the total number of common shares outstanding.
(5)	The increase in the number of common shares outstanding at the end of 2010 compared to the prior year is attributable to the conversion of Center’s Series B Preferred Stock issued in 2009 into shares of common stock in 2010.
(6)	Excludes loans held for sale.
(7)	Includes junior subordinated deferrable interest debentures held by consolidated trusts that issued guaranteed preferred beneficial interests.
(8)	For Center on a consolidated basis.
(9)	Closing prices. Center’s common stock is listed and traded on the Nasdaq Global Select Market.

Recent Developments

Nara Second Quarter 2011 Results

On July 25, 2011, Nara issued a press release reporting its results of operations for the second quarter of 2011. The following table presents selected financial information for Nara for the quarter:

(Unaudited) As of or for the Three Months Ended June 30, 2011
(dollars in thousands, except per share data)
Net income	$6,318
Net income available to common stockholders	$5,243
Diluted earnings per share	$0.14
Net interest income	$29,331
Net interest margin	4.16%
Provision for loan losses	$10,047
Non-interest income	$7,684
Non-interest expense	$16,886
Net loans receivable	$2,142,750
Deposits	$2,232,180
Efficiency ratio	45.62%

Nara’s net interest margin for the second quarter of 2011 increased by 3 basis points to 4.16% from 4.13% for the first quarter of 2011. The improvement in net interest margin was primarily due to lower rates paid on time deposits and interest-bearing demand deposits.

Nara’s non-interest income for the second quarter of 2011 increased by $3.2 million over the first quarter of 2011. The increase was primarily due to an increase of $3.2 million in net gains on sales of SBA loans. Net gains on sales of SBA loans were $4.4 million for the second quarter of 2011. The increase reflected higher levels of SBA loan production and sales.

Nara’s provision for loan losses for the second quarter of 2011 was $10.1 million, as compared to $5.3 million for the first quarter of 2011. The larger provision for loan losses for the second quarter of 2011 compared to the first quarter of 2011 reflects an increase in problem loans sold at a discount in order to more quickly resolve problem loans. Nara completed or entered into loan sale contracts totaling $25.6 million of loans in the second quarter of 2011, as compared to the $2.7 million of such contracts completed or entered into during the first quarter of 2011. Such sales are made when management determines that a discounted sale of loans would be more beneficial to Nara than continuing to hold such loans through final resolution.

Additional information regarding Nara’s second quarter 2011 results may be found in Nara’s press release, which is incorporated herein by reference to the Current Report on Form 8-K filed by Nara with the Securities and Exchange Commission on July 26, 2011.

Center Second Quarter 2011 Results

On July 27, 2011, Center issued a press release reporting its results of operations for the second quarter ended June 30, 2011. The following table presents selected financial information for Center for the quarter:

(Unaudited) As of or for the Three Months Ended June 30, 2011
(dollars in thousands, except per share data)
Net income	$4,895
Net income available to common stockholders	$4,141
Diluted earnings per share	$0.10
Net interest income	$16,992
Net interest margin	3.21%
Provision for loan losses	$5,000
Non-interest income	$5,965
Non-interest expense	$12,777
Non-covered net loans receivable	$1,345,740
Deposits	$1,791,981
Efficiency ratio	55.66%

Center’s net interest income before provision for loan losses for the second quarter of 2011 totaled $17.0 million, an increase of 1.4% when compared with $16.8 million for the first quarter of 2011. The increase in net interest income primarily reflects lower interest expense due to a 9 basis point reduction in Center’s cost of deposits.

Center’s net interest margin for the 2011 second quarter increased by 4 basis points from Center’s net interest margin of 3.17% for the 2011 first quarter. The improvement in net interest margin was primarily driven by reduced rates paid on interest-bearing deposits and a favorable shift in the deposit mix with noninterest-bearing demand deposits accounting for a greater percentage of total deposits.

Center’s non-interest income for the second quarter of 2011 totaled $6.0 million, down $1.6 million when compared with the 2011 first quarter non-interest income of $7.6 million. The decrease primarily reflects the difference in the gain on sale of SBA loans of $1.8 million in the 2011 second quarter, versus $3.8 million in the preceding first quarter. Due to a SBA rule change that became effective during the first quarter, Center’s 2011 first quarter gain on sale included the recognition of deferred gains of $1.8 million on the SBA loan transfer made in the 2010 fourth quarter, as well as a gain of $2.0 million on the 2011 first quarter SBA loan sales. Center’s 2011 second quarter gain on sale reflects only those SBA loan sales made during the one quarter.

Center’s provision for loan losses for the 2011 second quarter totaled $5.0 million, compared with $6.0 million for the 2011 first quarter. The reduced provision for loan losses for the 2011 second quarter compared with the first quarter reflects reduced levels of net charge-offs and improving trends in Center’s overall asset quality.

Additional information regarding Center’s second quarter 2011 results may be found in Center’s press release, which is incorporated herein by reference to the Current Report on Form 8-K filed by Center with the Securities and Exchange Commission on July 28, 2011.

Selected Unaudited Pro Forma Combined Condensed Consolidated Financial Information of Nara and Center

The following table provides pro forma information about our financial condition and results of operations, including per share data, after giving effect to the merger. The information under “Pro Forma Combined Income Statement Information” in the table below gives effect to the merger as if the merger had been completed on January 1, 2010. The information under “Pro Forma Combined Balance Sheet Information at Period End” in the table below assumes the merger was completed on March 31, 2011. This pro forma financial information further assumes that the merger is accounted for using the acquisition method of accounting, with Nara being considered the acquirer, and reflects a current estimate of the financial information based on available financial information of Nara and Center. See “The Merger—Accounting Treatment” on page 70.

The pro forma financial information includes adjustments to record the assets and liabilities of Center at their estimated fair values and is subject to further adjustment as of the date the merger is completed and as additional information becomes available and additional analyses are performed. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed consolidated financial statements is subject to adjustment and may vary significantly from the definitive allocation of the final purchase price that will be recorded following the completion of the merger. The determination of the final purchase price will be based on the number of shares of Center common stock and options outstanding and Nara’s stock price at closing. The pro forma financial information is presented for illustrative purposes only and does not indicate the financial results the combined company would have realized had the impact of possible revenue enhancements, expense efficiencies, transaction or integration related expenses and asset dispositions, among other factors, been considered.

The information presented below should be read together with the historical consolidated financial statements of Nara and Center, including the related notes, filed by each of them with the Securities and Exchange Commission and together with the consolidated historical financial information for Nara and Center and the other pro forma financial information, including the related notes, appearing elsewhere in this document. See “Documents Incorporated by Reference” beginning on page 169 and “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 90. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

Selected Unaudited Pro Forma Combined Condensed Consolidated

Financial Information of Nara and Center

(in thousands)

	For the Three Months Ended March 31, 2011	For the Year Ended December 31, 2010
Pro Forma Combined Income Statement Information:
Net interest income	$50,374	$195,607
Provision for loan losses	11,262	106,640
Income before income tax expense	22,612	29,292
Net income	$14,978	$27,264

	As of March 31, 2011
Pro Forma Combined Balance Sheet Information at Period End:
Loans, net	$3,475,106
Total assets	5,223,717
Deposits	3,960,132
Long term debt(1)	53,747
Common stockholders’ equity(2)	$551,377

(1)	Includes junior subordinated deferrable interest debentures held by consolidated trusts that issued guaranteed preferred beneficial interests.
(2)	Nara and Center’s preferred stock and common stock warrants have been excluded.

COMPARATIVE UNAUDITED PER SHARE DATA

We present below for Nara and Center historical, unaudited pro forma combined condensed consolidated and pro forma equivalent per share financial information as of and for the three months ended March 31, 2011, and for the year ended December 31, 2010. You should read the information below together with the financial statements and related notes of Nara and Center that are incorporated by reference into this document and with the pro forma financial information included under “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 90.

Comparative Unaudited Per Share Information

	As of or for the Three Months Ended March 31, 2011	For the Year Ended December 31, 2010
NARA COMMON STOCK
Income per common share:
Basic:
Historical	$0.15	$(0.30)
Pro Forma Combined	$0.19	$(0.13)

Diluted:
Historical	$0.15	$(0.30)
Pro Forma Combined	$0.19	$(0.13)

Cash Dividends Per Common Share
Historical	$0.00	$0.00
Pro Forma Combined(1)	$0.00	$0.00

Book Value Per Share
Historical	$7.83
Pro Forma Combined(1)	$7.98

CENTER COMMON STOCK

Income per common share
Basic
Historical	$0.10	$(0.26)
Pro Forma Equivalent(2)	$0.15	$(0.10)

Diluted:
Historical	$0.10	$(0.26)
Pro Forma Equivalent(2)	$0.15	$(0.10)

Cash Dividends Per Common Share
Historical	$0.00	$0.00
Pro Forma Equivalent(2)	$0.00	$0.00

Book Value Per Share
Historical	$5.62
Pro Forma Equivalent(2)	$6.23

(1)	The Nara pro forma combined book value was calculated by dividing total combined pro forma equity, excluding Nara and Center preferred stock, by pro forma equivalent shares outstanding as of March 31, 2011.
(2)	The Center pro forma equivalent per share amounts are calculated by multiplying the Nara pro forma combined per common share amounts by the merger exchange ratio of 0.7804.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risks relating to the merger in deciding whether to vote for adoption and approval of the merger agreement. You should also consider the risks relating to the respective businesses of Nara and Center contained in the Annual Reports on Form 10-K for the year ended December 31, 2010 that each has filed with the Securities and Exchange Commission, as well as any subsequent documents filed by either of them with the Securities and Exchange Commission, which are incorporated into this document by reference. See “Where You Can Find More Information” on page i.

Because the market price of Nara and Center common stock will fluctuate and the exchange ratio will not adjust for such changes, you cannot be sure of the market value of the Nara common stock that Center stockholders will receive in the merger.

Upon completion of the merger, each outstanding share of Center common stock will be converted into 0.7804 of a share of Nara common stock, with cash being paid in lieu of the issuance of fractional shares. This exchange ratio will not be adjusted for changes in the market price of either Nara common stock or Center common stock, whether such changes in market price result from an improvement or decline in the financial condition or operating results of either company, general market and economic conditions, regulatory considerations, the timing of the merger or other factors. Changes in the price of Nara common stock prior to the merger will therefore affect the value that Nara will pay, through the issuance of Nara common stock, and that Center common stockholders will receive in the merger. For example, based on the range of closing prices of Nara common stock during the period from December 8, 2010, the last trading day before public announcement of the merger, through August 2, 2011, the most recent trading day preceding the completion of this document for which that information is available, the exchange ratio represented a value ranging from a high of $8.18 to a low of $5.50 for each share of Center common stock. Neither of us is permitted to terminate the merger agreement or resolicit the vote of our respective stockholders solely because of changes in the market price of the common stock of Nara or Center, although we may each have a right to terminate the merger agreement as a result of the occurrence of events that may also result in a decline in the price of the stock of the other.

Nara and Center have not obtained updated fairness opinions from their financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

Nara and Center have not obtained updated opinions as of the date of this document from their respective financial advisors, Keefe, Bruyette & Woods, Inc. or D.A. Davidson & Co. Changes in the operations and prospects of Nara or Center, general market and economic conditions and other factors which may be beyond the control of Nara and Center, and on which the fairness opinions were based, may have altered the value of Nara or Center or the prices of shares of Nara common stock and Center common stock as of the date of this document, or may alter such values and prices by the time the merger is completed. The opinions obtained do not speak as of any date other than the dates of those opinions. As a result, the boards of directors of Nara and Center have not had and will not have the benefit of fairness opinions that consider developments which have occurred since the signing of the merger agreement in making their respective determinations of whether to continue to recommend that their stockholders adopt and approve the merger agreement. For a description of the opinions that Nara and Center received from their respective financial advisors, see “The Merger—Opinions of Nara and Center Financial Advisors” beginning on page 49. For a description of the other factors considered by Nara’s board of directors in determining to approve the merger, see “The Merger—Nara’s Reasons for the Merger; Recommendation of the Merger by the Nara Board of Directors” beginning on page 41. For a description of the other factors considered by Center’s board of directors in determining to approve the merger, see “The Merger—Center’s Reasons for the Merger; Recommendation of the Merger by the Center Board of Directors” beginning on page 44.

Nara anticipates raising additional capital through a common stock offering in connection with the merger. The issuance of additional common stock may adversely affect the market price of Nara’s common stock.

Nara’s ability to raise additional capital will depend on conditions in the capital markets, which are outside its control, and on Nara’s and Center’s financial performance. Additional capital raised through the anticipated common stock offering may dilute the interests of existing stockholders and may cause the market price of Nara’s common stock to decline. See “The Merger—Contemplated Capital Transaction.”

Required regulatory approvals may not be received, may take longer to receive than expected or may impose conditions that are not anticipated, cannot be met or may have a material adverse effect on the combined company following the merger.

Before the transactions contemplated in the merger agreement, including both the holding company merger and the bank merger, may be completed, approvals must be obtained from bank regulatory authorities, including the Federal Reserve Board, the FDIC and the DFI. Although Nara and Center have each reported profits in recent quarters, both companies have had significant quarterly losses in recent years and have been subjects of informal regulatory action, consisting of memoranda of understanding with bank regulatory authorities in the case of Center and the adoption of board of directors resolutions at the request of bank regulatory authorities in the case of Nara. These informal regulatory actions are directed toward reducing nonperforming assets, resolving perceived weaknesses in lending and specified other banking operations and, in Center’s case, increasing capital. To obtain regulatory approval of the merger, we must provide adequate information to the regulatory authorities that demonstrates, among other considerations, that we have satisfactorily addressed these regulatory issues. We anticipate that this will result in a longer than normal regulatory approval process and therefore do not expect to be able to complete the merger before the fourth quarter of 2011.

In addition, for the above or other reasons, the relevant bank regulatory authorities may impose conditions on the completion of the merger transactions (which conditions may include the raising of more capital than Nara and Center anticipate) or require changes to the terms of the merger agreement. Such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting the growth, revenues or other aspects of the business of the combined company following the merger, any of which might have a material adverse effect on the combined company following the merger.

We will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on both Nara and Center. These uncertainties may impair our ability to attract or motivate key personnel until the merger is completed and could cause customers and others that deal with us to seek to change existing business relationships with either of us. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, the combined company’s business following the merger could be negatively affected. In addition, the merger agreement restricts each of us from making acquisitions and taking other specified actions until the merger occurs, without the consent of the other. These restrictions may prevent each company from pursuing attractive business opportunities that may arise prior to the completion of the merger.

We may fail to realize the cost savings we have estimated for the merger or integrate the business operations and managements of our two companies in an efficient manner.

We expect to realize annual cost savings of approximately $11 million, phased in over the two-year period following the consummation of the merger, including approximately $6.4 million in savings related to reductions in the number and amount of employees and leased premises, selling or disposing of certain furniture and equipment and integration of information systems. While management has taken existing lease and other contractual obligations into consideration in developing its estimate of cost savings, changes in transaction volumes, operating systems and procedures and other factors may cause the actual cost savings to be different from these estimates. In addition, difficulties encountered in integrating our information systems could prevent us from realizing some of the estimated cost savings. Such difficulties could also jeopardize customer relationships, cause a loss of deposits or loan customers and the revenue associated with those customers.

Goodwill resulting from the merger may adversely affect our results of operations.

Goodwill and other intangible assets are expected to increase substantially as a result of the merger. Potential impairment of goodwill and amortization of other intangible assets could adversely affect our financial condition and results of operations. We assess our goodwill and other intangible assets and long-lived assets for impairment annually and more frequently when required by generally accepted accounting principles. We are required to record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values. Our assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on our results of operations and future earnings.

If the merger is not completed, Nara and Center will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Nara and Center has incurred substantial expenses in connection with the negotiation and preparations for completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this document in connection with the merger. If the merger is not completed, Nara and Center will have incurred these expenses without realizing the expected benefits of the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of Nara common stock or Center common stock to decline. In addition, Nara or Center may be required to pay a termination fee of up to $10 million.

The merger is subject to a number of conditions to closing, including the receipt of required regulatory approvals and approvals of the Nara and Center stockholders. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Nara and Center may terminate the merger agreement under certain circumstances even if the merger is approved by stockholders. If the merger is not completed, the market price of Nara common stock or Center common stock may decline because the current market prices of those shares may reflect a market assumption that the merger will be completed. In addition, if the merger agreement is terminated under certain circumstances relating to a change in the recommendation of the board of directors of Nara or Center to its stockholders to vote in favor of the merger or in certain other circumstances involving either a breach of certain provisions of the merger agreement or failure of stockholders to adopt and approve the merger agreement after public announcement of a proposal for the acquisition, dissolution or liquidation of a party, Nara or Center may be required to pay a termination fee to the other, depending on the circumstances, of $2.5 million or $10 million. For further information on the closing conditions and the termination provisions of the merger agreement, see “The Merger—The Merger Agreement—Termination” on page 83 and “The Merger—The Merger Agreement—Conditions to Completion of the Merger” on page 77.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document or they may be made a part of this document by appearing in other documents filed with the Securities and Exchange Commission by Nara and Center and incorporated by reference. These statements include statements regarding the period following completion of the merger.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal” and words and terms of similar substance used in connection with any discussion of future operating or financial performance of Nara, Center, the combined company or the merger identify forward-looking statements. All of these forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 20, the following risks related to the businesses of Nara and Center, among others, could cause our actual results or those of the combined company to differ materially from those described in the forward-looking statements:

•

we may not successfully manage the credit, liquidity, operational and business risks associated with each of our businesses, including, among others, risks of changes in market interest rates affecting the yields on our loans and other interest earning assets, the rates we pay on our deposits and other liabilities and resulting effects on our net interest income, and declines in commercial real estate values in the markets served by us;

•

management’s assumptions and estimates used in applying the company’s critical accounting policies, including among others determining appropriate amounts of provisions for loan losses, may prove unreliable and or not predictive of actual results;

•

increased competition from other banks and financial services companies, many of which have greater resources than Nara and Center combined and include large banks based in Korea with banking operations in the United States;

•	unfavorable political and international relations developments;

•	adverse changes in governmental or regulatory policies, including adverse interpretations of regulatory guidelines;

•	material litigation or investigations, including the outcome of pending litigation relating to the merger against Center, its directors and Nara;

•

the design of the company’s disclosure controls and procedures or internal controls may prove inadequate, or be circumvented, thereby causing losses or errors in information or a delay in the detection of fraud; and

•

adverse evaluations by bank regulatory authorities of the quality of our loans or other assets, management, systems of internal control or business risk identification, assessments and management, and restrictions on our growth or other aspects of our business that such regulatory authorities may impose as a result of such adverse evaluations.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this document, in the case of forward-looking statements contained in this document, or the dates of the documents incorporated by reference into this document, in the case of forward-looking statements made in those incorporated documents. Neither Nara nor Center undertakes any obligation to update these forward-looking statements.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Nara and Center have filed with the Securities and Exchange Commission as described under “Documents Incorporated by Reference” beginning on page 169.

NARA ANNUAL MEETING

Date, Time and Place of the Annual Meeting

This document is being furnished to you in connection with the solicitation of proxies by Nara in connection with its 2011 annual meeting of stockholders. The Nara annual meeting is scheduled to be held as follows:

September 21, 2011

10:30 a.m. Los Angeles time

Oxford Palace Hotel, 745 South Oxford Avenue

Los Angeles, California

Purpose of the Nara Annual Meeting

Nara stockholders will be asked to consider and vote upon the following proposals at the annual meeting, including any postponement or adjournment thereof:

•	adoption and approval of the merger agreement (Nara Proposal 1);

•	election of directors (Nara Proposal 2);

•	approval of an amendment to Nara’s certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 shares (Nara Proposal 3);

•	ratification of the appointment of Crowe Horwath LLP as Nara’s independent registered public accounting firm for 2011 (Nara Proposal 4);

•	approval, on an advisory and nonbinding basis, of the compensation paid to Nara’s “named executive officers” as described in this document (Nara Proposal 5);

•	adjournment of the meeting, if necessary or appropriate in the judgment of the Nara board of directors, to solicit additional proxies or votes in favor of the above proposals (Nara Proposal 6); and

•	such other matters, if any, as may be properly be presented for consideration and action at the annual meeting.

Record Date for the Annual Meeting

The board of directors of Nara has fixed the close of business on August 1, 2011 as the record date for determination of stockholders entitled to notice of and to vote at the annual meeting of stockholders. On the record date, 38,097,910 shares of Nara common stock were outstanding.

Quorum; Votes Required

A majority of the shares of Nara common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the Nara annual meeting. The proposals require the following votes in order to approve them:

•	The affirmative vote of a majority of the shares of Nara common stock outstanding on the record date will be required to adopt and approve the merger agreement.

•	The affirmative vote of a plurality of the votes cast at the annual meeting will be required to elect the director nominees.

•

The affirmative vote of a majority of the shares of Nara common stock outstanding on the record date will be required to amend Nara’s certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.

•

The affirmative vote of a majority of the shares of Nara common stock represented at the annual meeting and entitled to vote will be required to ratify the appointment of Crowe Horwath LLP as Nara’s independent registered public accounting firm for 2011.

•

The affirmative vote of a majority of the shares of Nara common stock represented at the annual meeting and entitled to vote will be required for the nonbinding advisory approval of executive compensation.

•	The affirmative vote of a majority of the shares of Nara common stock represented at the annual meeting and entitled to vote will be required to adjourn the meeting.

At the Nara annual meeting, each share of Nara common stock will be entitled to one vote on all matters properly submitted to the Nara stockholders.

As of the record date, Nara directors and executive officers and their affiliates owned and were entitled to vote approximately 687,256 shares of Nara common stock, representing less than approximately 1.8% of the outstanding shares of Nara common stock. We currently expect that Nara’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so. Nara’s five largest stockholders reported beneficial ownership of approximately 14,288,000 shares of Nara common stock, representing approximately 37.5% of the outstanding shares of Nara common stock, as of the record date. See “Nara Proposal 2: Election of Directors—Security Ownership of Certain Beneficial Owners and Management.” We have not been informed how any of such holders intend to vote on the proposal to approve the merger.

Attending the Annual Meeting

If you are a holder of record of Nara common stock and plan to attend the Nara annual meeting, please indicate this when you vote. A photo identification will not be required for admission to the annual meeting but will be required if you want to vote your Nara common stock in person. If you want to vote your Nara common stock held through a bank, broker or other nominee in person, you must obtain a written proxy in your name from the bank, broker or other nominee that holds your shares.

Proxies

All shares of Nara common stock represented by properly executed proxy cards or voting instruction cards (including those given through voting by telephone or Internet) received before or at the annual meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instruction cards. If no instructions are indicated on a properly executed proxy card, the shares represented thereby will be voted:

“FOR” adoption and approval of the merger agreement,

“FOR” election of all nominees for directors presented in Nara Proposal 2, and

“FOR” approval of the amendment to Nara’s certificate of incorporation to increase the number of authorized shares of common stock to 150,000,000.

“FOR” each of the other Nara proposals described above under “—Purpose of the Nara Annual Meeting.”

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Nara common stock represented by the proxy will be considered present at the annual meeting or any adjournment thereof for purposes of determining a quorum.

If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If you do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. Under applicable rules, your broker or bank does not have discretionary authority to vote on the merger proposal, the amendment to Nara’s certificate of incorporation, the election of directors or the nonbinding advisory vote on executive compensation at the annual meeting. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a broker non-vote. Your broker or bank will vote your shares on these proposals only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Because approval of the merger requires the affirmative vote of a majority of the outstanding shares of Nara common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Nara does not expect that any matter or proposal other than the proposals described in this document will be brought before its annual meeting or any postponement or adjournment thereof. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

If you are a Nara stockholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary of Nara, which notice should be send to Nara Bank, 3731 Wilshire Blvd., Suite 1000, Los Angeles, California 90010, Attention: Legal Department;

•	granting a subsequently dated proxy; or

•	if you are a holder of record, appearing in person and voting at the Nara annual meeting.

If you hold your shares of Nara common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the annual meeting will not in and of itself constitute revocation of a proxy. If the annual meeting is postponed or adjourned, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above, except in certain circumstances that are not currently anticipated, Nara would notify stockholders by public announcement or other means if such circumstances were to occur.

Voting by Telephone or Internet

Nara stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards by telephone or Internet. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Nara’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Nara stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.RRDEZProxy.com/2011/NaraBankEZProxy and following the instructions provided on that website, or

•	by telephone by calling the toll-free number 1-866-540-5760 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

Nara and Center will share equally the expenses incurred in connection with the printing and mailing of this document. To assist in the solicitation of proxies, Nara has retained Mellon Investment Services LLC for a fee of $5,000 plus expenses for their services. Nara and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Nara common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means and personal solicitation by the directors, officers or employees of Nara. No additional compensation will be paid to our directors, officers or employees for solicitation.

CENTER ANNUAL MEETING

Date, Time and Place of the Annual Meeting

This document is being furnished to you in connection with the solicitation of proxies by Center in connection with its 2011 annual meeting of stockholders. The Center annual meeting is scheduled to be held as follows:

September 21, 2011

6:00 p.m. Los Angeles time

2222 West Olympic Boulevard

Los Angeles, California

Purpose of the Center Annual Meeting

The matters to be considered and voted upon at the Center annual meeting will be:

1. Approval of the Agreement and Plan of Merger, dated December 9, 2010, as amended, providing for the merger of Center with and into Nara as described in this document. (Center Proposal 1)

2. Election of directors of Center Financial Corporation. (Center Proposal 2)

3. Ratification of the selection of KPMG LLP as Center’s independent registered public accounting firm for the year ending December 31, 2011. (Center Proposal 3)

4. Approval, on an advisory and nonbinding basis, of the compensation paid to Center’s “named executive officers” as described in this document. (Center Proposal 4)

5. Adjournment of the annual meeting if necessary or appropriate in the judgment of the Center board of directors to solicit additional proxies or votes in favor of the above proposals that are to be presented at the meeting. (Center Proposal 5)

6. Such other matters, if any, as may be properly presented for consideration and action at the annual meeting.

Record Date for the Annual Meeting

The Center board has fixed the close of business on August 1, 2011, as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the annual meeting. On the record date, 39,913,360 shares of Center common stock were outstanding. On the record date, 55,000 shares of Center preferred stock were outstanding, all of which were issued to the United States Treasury Department in December 2008 as part of Center’s participation in the Treasury Department’s Capital Purchase Program under the TARP.

Quorum; Votes Required

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the Center common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the annual meeting. In the absence of a quorum, the Center annual meeting may be adjourned to a later time by the vote of a majority of the shares of Center common stock represented at the annual meeting and entitled to vote.

Each stockholder is entitled to one vote on each proposal per share of common stock held as of the record date. The United States Treasury Department, as the holder of all of the outstanding shares of Center’s preferred stock, is entitled to one vote on the merger proposal per share of preferred stock held as of the record date, but is not entitled to vote on any of the other proposals at the Center annual stockholders meeting. The affirmative vote of a majority of the shares of Center common stock outstanding on the record date and the affirmative vote of a majority of the shares of Center preferred stock outstanding on the record date will be required to adopt and approve the merger agreement. The affirmative vote of a plurality of the votes cast at the annual meeting will be required to elect the director nominees. Shares represented by proxies that are marked with instructions to “withhold authority” for the election of one or more director nominees or that are not voted (whether by abstention or otherwise) will not be counted in determining the number of votes cast for those persons. For all other matters, including the ratification of the appointment of Center’s accountants and the non-binding advisory vote on executive compensation, the affirmative vote of a majority of the shares of Center common stock represented at the annual meeting and entitled to vote (which shares voting affirmatively must also constitute at least a majority of the required quorum) will be required to approve each such matter submitted to the stockholders at the annual meeting. Abstentions will be included in the vote totals and, as such, will have the same effect on proposals as a negative vote. Broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in the vote totals and, as such, will have no effect on any proposal other than the vote to approve the merger.

As of the record date, Center directors and executive officers and their affiliates owned and were entitled to vote approximately 4,284,112 shares of Center common stock, representing approximately 10.7% of the outstanding shares of Center common stock. We currently expect that Center’s directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so. Center’s three largest stockholders reported beneficial ownership of approximately 9,636,079 shares of Center common stock, representing approximately 24.1% of the outstanding shares of Center common stock, as of the record date. See “Center Proposal 2: Election of Directors—Security Ownership of Certain Beneficial Owners and Management.” We have not been informed how any of such holders or the United States Treasury Department, as the holder of all of Center’s outstanding preferred stock, intend to vote on the proposal to approve the merger.

Revocability of Proxies

A proxy for use at the Center annual meeting is enclosed. Any stockholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Center an instrument revoking it or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. (Any stockholder who holds shares in certificate form and attends the annual meeting may simply revoke his or her previously submitted proxy and vote their shares at that time. Stockholders whose shares are held by a broker or are otherwise not registered in their own names will need additional documentation from their record holder to vote any shares personally at the annual meeting.)

Subject to such revocation, all shares represented by a properly executed proxy received in time for the annual meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted “FOR” adoption and approval of the merger agreement, “FOR” the election of all nominees for directors set forth herein, “FOR” each of the other Center proposals described above under “Purpose of the Center Annual Meeting” and, if any other business is properly presented at the annual meeting, in accordance with the recommendations of the Center board.

Because approval of the merger requires the affirmative vote of a majority of the outstanding shares of Center common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Voting by Telephone or Internet

Center stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards by telephone or Internet. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in

Center’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Center stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.investorvote.com/CLFC and following the instructions provided on that website, or

•	by telephone by calling the toll-free number 1-800-652-8683 in the United States, United States territories or Canada on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

The solicitation of the proxy accompanying this document is made by the Center board. Nara and Center will share equally the expenses incurred in connection with the printing and mailing of this document. The proxies will be solicited principally through the mails, but directors, officers and employees of Center may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to stockholders whose stock in Center is held of record by such entities, and Center will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Center may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

NARA AND CENTER PROPOSAL 1: THE MERGER

This section of this document describes material aspects of the proposed merger, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page i.

Explanatory Note Regarding the Merger Agreement

The merger agreement is described in this document, and a copy of it is included as Annex A to this document, to provide you with important information regarding the proposed merger and bank merger. Factual disclosures about Nara and Center contained in this document or in the public reports filed by Nara and Center with the Securities and Exchange Commission may supplement, update or modify the factual disclosures and representations about Nara and Center contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Nara and Center are qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue, whether due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or reports and documents filed with the Securities and Exchange Commission and in some cases are qualified by disclosures that were made by each party to the other, which disclosures were reflected in schedules to the merger agreement that have not been described or included in this document, including Annex A. Further, information concerning the subject matter of the representations and warranties in the merger agreement, which do not purport to be accurate as of the date of this document, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this document.

General

Nara and Center entered into the merger agreement on December 9, 2010. The merger agreement provides both for the merger of Center with and into Nara and for the concurrent merger of their respective banking subsidiaries, which we refer to herein as the bank merger, pursuant to a bank merger agreement substantially in the form attached as an exhibit to the merger agreement. The parties entered into an amendment to the merger agreement on April 13, 2011 for the purpose, among others, of reflecting their agreement that Nara Bank would merge with and into Center Bank in the bank merger. The parties entered into a second amendment to the merger agreement on July 6, 2011 to amend the provisions of Section 7.1(c) relating to the date after which either party may deliver notice of termination of the merger agreement. The first and second amendments to the merger agreement are included as part of Annex A of this document.

The Parties

Nara

Nara is a bank holding company headquartered in Los Angeles, California. Its principal subsidiary, Nara Bank, is a California state chartered and FDIC-insured financial institution that offers commercial banking loan and deposit products, focusing primarily on small- to medium-sized businesses and individuals in Korean-American markets in California, the New York City metropolitan area and New Jersey. Nara Bank is a member bank of the Federal Reserve System having a network of 23 branch offices, of which 16 are located in the Los Angeles, Orange County, Oakland and Silicon Valley (Santa Clara County) areas of California and 7 are located in the New York metropolitan area and New Jersey, together with one loan production office located in Dallas, Texas. At December 31, 2010, Nara had consolidated assets of $2.96 billion, total loans of $2.15 billion, total deposits of $2.18 billion and total stockholders equity of $358.6 million. Nara’s principal executive offices are located 3731 Wilshire Boulevard, Suite 1000, Los Angeles, 90010, and its telephone number is (213) 639-1700.

Nara is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation as a bank holding company by the Federal Reserve Board. Nara Bank is a California state charted commercial bank that is a member bank of the Federal Reserve System. It is subject to regulation and examination by the DFI and its deposits are insured by the FDIC and is therefore also subject to the regulations of the FDIC.

In December 2009, the boards of directors of Nara and Nara Bank each adopted resolutions at the request of the DFI and the FRBSF providing that they would submit written plans to the DFI and the FRBSF for the reduction of Nara Bank’s credit risk profile and improvement of its credit administration, a capital plan and a three-year strategic plan. The resolutions further provided that neither Nara Bank nor Nara would declare dividends or change senior executives or directors without the prior notice to and non-objection by the DFI and the FRBSF. The 2009 board resolutions were rescinded and were replaced with modified board resolutions adopted on December 8, 2010 requiring submission of a board governance and oversight plan, a liquidity and funds management plan relating to identification and monitoring of volatile liabilities, and updated capital and strategic plan with budget, ongoing asset quality improvement reporting and the requirement of prior approval for the payment of dividends or interest payments on trust preferred securities.

Nara’s executive management team has substantial banking experience at a senior level and most have been employed by Nara for more than five years, although various members of the team have served in their current positions for shorter periods. Alvin D. Kang, who became President and Chief Executive Officer in January 2010, had been Nara’s Executive Vice President and Chief Financial Officer since July 2005. Philip E. Guldeman, who was initially engaged as a consultant in August 2010, was appointed Chief Financial Officer in December 2010. Bonita I. Lee, who has been Executive Vice President and Chief Operating Officer since her return to Nara in March 2009, was Nara’s Chief Credit Officer from 2003 to 2008 and had served Nara in various other lending capacities since 1993. Mark Lee, Executive Vice President and Chief Credit Officer, has been with Nara since May 2009. Myung-Hee Hyun, who has been Nara’s Executive Vice President and Chief Operations Administrator since her return to Nara in May 2010, served in the same or similar capacities with Nara from 1995 through 2008. Kyu S. Kim, Executive Vice President and Eastern Regional Manager, has served in this role for Nara since 2005 and has been employed in Nara’s Eastern Region operations since 1998. See “Nara Proposal 2: Election of Directors—What is the Background of Our Current Executive Officers?” on page 113.

Additional information about Nara and Nara Bank is included in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page i and “Documents Incorporated by Reference” on page 169.

Center

Center is a bank holding company headquartered in Los Angeles, California. Its principal subsidiary, Center Bank, is a California state chartered and FDIC-insured financial institution that offers commercial banking loan and deposit products, focusing primarily on small- to medium-sized businesses and individuals in Korean-American markets in California and in Chicago, Illinois and Seattle, Washington. Center Bank currently operates a network of 22 branch offices, 16 of which are located in Southern California. Center Bank also operates three branch offices in Northern California, which it acquired through its FDIC-assisted acquisition of assets and assumption of liabilities of Innovative Bank in April 2010, and two branch offices and a loan production office in Seattle, Washington, a branch office in Chicago, Illinois and a loan production office in Denver, Colorado. At

December 31, 2010, Center had consolidated assets of $2.27 billion, total loans of $1.59 billion, total deposits of $1.77 billion and total stockholders’ equity of $274.0 million. Center had consolidated net income of $22.7 million for the year ended December 31, 2010, compared with a consolidated net loss of $42.5 million for the year ended December 31, 2009. Center’s principal executive offices are located at 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010, and its telephone number is (213) 251-2222.

Center is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation as a bank holding company by the Federal Reserve Board. Center Bank is a California state chartered commercial bank whose deposits are insured by the FDIC up the maximum limits thereof. Center Bank is subject to regulation, supervision and regular examination by the DFI and the FDIC.

Richard S. Cupp serves as Interim Chief Executive Officer and President of Center and Center Bank. The board of directors of Center appointed Mr. Cupp as Interim Chief Executive Officer and President on January 6, 2011, following the termination of Jae Whan Yoo, who was the Chief Executive Officer and President from January 2007 until his termination on January 6, 2011. Mr. Cupp has agreed to serve Center and Center Bank in these capacities until the earlier of December 31, 2011 or the close of the pending merger with Nara.

Douglas J. Goddard serves as Interim Chief Financial Officer of Center and Center Bank. The board of directors of Center appointed Mr. Goddard as Interim Chief Financial Officer on June 9, 2010, following the resignation of Lonny D. Robinson, who was the Executive Vice President and Chief Financial Officer from April 2007 until his resignation on May 20, 2010. Mr. Goddard has agreed to serve Center and Center Bank in this capacity until Center completes its search for a permanent chief financial officer and, under this arrangement, is not deemed an “executive officer” of Center or Center Bank.

Effective December 18, 2009, Center Bank entered into an MOU with the FDIC and the DFI. The MOU is an informal administrative agreement pursuant to which Center Bank agreed to take various actions and comply with certain requirements to facilitate improvement in its financial condition. On December 28, 2010, Center Bank entered into a new MOU, which superseded the prior one. The new MOU carried forward some but not all of the provisions of the prior MOU. In accordance with the 2010 MOU, Center Bank agreed, among other things, to (a) develop and implement strategic plans to restore profitability; (b) maintain a leverage capital ratio of not less than 9% and a total risk-based capital ratio of not less than 13%; (c) refrain from paying dividends without prior written regulatory approval; (d) eliminate all assets classified as “Loss” and half its assets classified as “Doubtful”; (e) reduce the combined total of assets classified “Substandard” or “Doubtful” to not more than 40% of tier 1 capital plus the allowance for loan and lease losses; (f) develop and implement certain specified policies and procedures relating to the asset disposition plan for certain classified assets, loan impairment and note sale transactions; (g) notify the FDIC and the DFI prior to appointing any new director or senior executive officer; (h) implement a program to monitor compliance of the MOU and review and record its review of compliance; (i) refrain from establishing any new offices without prior regulatory approval; and (j) submit written quarterly progress reports to the FDIC and the DFI detailing the form and manner of any actions taken to secure compliance with the MOU and the results thereof.

On December 9, 2009, Center entered into an MOU with the FRBSF, pursuant to which Center agreed, among other things, to (i) take steps to ensure that Center Bank complies with Center Bank’s MOU; (ii) implement a capital plan addressing specified items and submit the plan to the FRBSF for approval; (iii) submit annual cash flow projections to the FRBSF; (iv) refrain from paying cash dividends, receiving cash dividends from Center Bank, increasing or guaranteeing debt, redeeming or repurchasing its stock, or issuing any additional trust preferred securities, without prior FRBSF approval; and (v) submit written quarterly progress reports to the FRBSF detailing compliance with the MOU.

The MOUs will remain in effect until modified or terminated by the FRBSF, the FDIC and the DFI. Center does not expect the actions called for by the MOUs to change its business strategy in any material respect, although it may have the effect of limiting or delaying Center Bank’s or Center’s ability or plans to expand. The board of directors and management of Center Bank and Center have taken various actions to comply with the MOUs and will diligently endeavor to take all actions necessary for compliance. Management believes that Center Bank and Center are currently in substantial compliance with the terms of the MOUs, although formal determinations of compliance with the MOUs can be made only by the regulatory authorities. In this regard, Center has successfully raised Center Bank’s capital ratios in excess of the target requirements called for by the MOU as a result of (i) private placements of common and preferred stock (subsequently converted to common stock) for a total of $86.3 million in the fourth quarter of 2009 and (ii) profitable operations for six consecutive quarters through June 30, 2011. Specifically, Center Bank’s leverage capital ratio and total risk-based capital ratios as of June 30, 2011 were 13.04% and 20.43%, considerably in excess of the required ratios for Center Bank. In addition, Center and Center Bank have reduced classified assets as a percentage of tier 1 capital plus the allowance for loan and lease losses such that as of June 30, 2011, classified assets amounted to 34.6% of tier 1 capital plus the allowance for loan and lease losses.

As of and for the year ended December 31, 2008, management concluded that Center did not maintain effective controls over the preparation and review of its allowance for loan losses, specifically over the review process on historical risk factors to reflect directional consistency in the then-current loan loss provision. This control deficiency resulted in an increase in Center’s allowance for loan losses and loan loss provision as of and for the year ended December 31, 2008, and Center’s management determined that such deficiency constituted a material weakness in internal control over financial reporting as of December 31, 2008. This material weakness was fully remediated during the fourth quarter of 2009 so that as of December 31, 2009, management concluded that Center maintained effective control over financial reporting.

As of March 31, 2010, management initially concluded that Center maintained effective control over financial reporting; however, management subsequently reevaluated the accounting for the conversion of 73,500 shares of Series B Preferred Stock into common stock, which occurred in March 2010, and identified that it had not properly accounted for the beneficial conversion feature of the preferred stock. The beneficial conversion feature had an intrinsic value on December 29, 2009 of approximately $29 million, based on the difference between the conversion price of $3.75 per share and the market value of Center’s common stock at the commitment date, and should have been recognized as accretion of preferred stock discount on March 29, 2010, the effective date of the conversion.

The change in accounting treatment did not affect Center’s net income or total stockholders’ equity; however, the $29.0 million value assigned to that beneficial conversion feature was deemed, for accounting purposes, to be a dividend on the preferred stock upon its conversion, so that entire amount was subtracted from net income to arrive at a net loss available to common stockholders for the first quarter of 2010. Due to this accounting error, Center restated its first quarter 2010 financial statements and amended its Quarterly Report on Form 10-Q for that quarter. Due to the restatement, management concluded that Center had not maintained effective control over the financial reporting process utilized to interpret the applicable accounting literature relating to this transaction, and that its internal control over financial reporting was therefore not effective as of and for the quarter ended March 31, 2010. This deficiency was remediated by establishing extra financial reporting review process in case of unusual or non-routine transactions. This material weakness was fully remediated during the fourth quarter of 2010 so that as of December 31, 2010, management concluded that Center maintained effective control over financial reporting.

As of March 31, 2011, management has concluded that Center maintained effective control over financial reporting.

Additional information about Center and Center Bank is included in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page i and “Documents Incorporated by Reference” on page 169.

Effect of the Merger; What Center Stockholders Will Receive in the Merger

Upon completion of the merger, Center will merge with and into Nara, with Nara being the surviving corporation in the merger.

In the merger, each outstanding share of Center common stock will be converted into 0.7804 of a share of common stock of Nara. No fractional shares will be issued, and cash will be paid instead of such issuance. The exchange ratio will not be adjusted to reflect stock price changes prior to the completion date of the merger. However, the merger agreement provides that if the number of shares of common stock of either Center or Nara or the number of Center restricted stock awards or Nara performance units that were issued and outstanding as of the date of the merger agreement shall have increased or decreased as of the closing of the merger, a corresponding adjustment shall be made to the exchange ratio such that current holders of Center common stock and current holders of Nara common stock will receive 45% and 55%, respectively, of the outstanding shares of common stock of the combined company immediately after the merger is consummated, not including the shares of Nara common stock issued in a common stock offering Nara expects to make prior to the merger for the benefit of the combined company. Shares issued in the anticipated offering will reduce the percentage ownership interests of the respective stockholders proportionately. No adjustment, however, will be made to the exchange ratio for any increases or decreases in the number of outstanding shares resulting from the exercise of Center stock options or Nara stock options issued and outstanding as of the date of the merger agreement.

Also in the merger, each outstanding share of Center’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, will be converted into the right to receive one share of a new series of Nara preferred stock, to be designated, prior to the completion of the merger, as Nara’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B. The Nara Series B Preferred Stock will have rights, preferences, privileges and voting powers substantially the same as those of the Center Series A Preferred Stock for which it is exchanged in the merger. The Center Series A Preferred Stock was issued to, and is currently owned by, the United States Treasury Department under its Troubled Asset Relief Program.

The ten-year common stock purchase warrant issued by Center on December 12, 2008 to the Treasury Department in connection with the issuance of Center’s Series A Preferred Stock to the Treasury Department will, in accordance with its terms and by virtue of the merger, be converted automatically into a warrant to purchase Nara common stock and Nara will assume the warrant subject to its terms. The number of shares covered by the warrant and the per share exercise price thereof will be adjusted by application of the merger exchange ratio to the original terms of the warrant. As a result of such adjustment, the warrant will entitle the holder thereof to purchase, in one or more exercises of the warrant, up to 337,437 shares of Nara common stock at a price of $12.22 per share, assuming that the exchange ratio remains fixed at 0.7804.

Background of the Merger

Each of Center’s and Nara’s boards of directors has from time to time engaged with senior management in considering various strategic alternatives as part of its continuing efforts to enhance its company’s performance and prospects and maximize stockholder value in light of competitive, economic, regulatory and other relevant developments. Each company has considered strategic alternatives, including continuing as an independent institution, acquiring branch offices or other smaller community banks, and entering into a strategic merger with similarly sized or larger institutions. In this regard, from time to time during the last several years, representatives from Center and Nara have had informal discussions about the possibility of a merger between Center and Nara. These past discussions, however, never advanced to the due diligence phase for various reasons, including the inability of Center and Nara to reach preliminary agreement on a framework to address key merger issues pertaining to deal structure, pricing and the board composition, key management positions and the name of the combined company.

On September 11, 2010, at the recommendation of Center director Kevin Kim, the Center board held a special off-site board retreat to consider various growth strategies to enhance stockholder value, including organic growth through expansion of current and new products and services, as well as strategic growth through an acquisition of a smaller peer bank, a merger of equals or a strategic alliance with a Korea-based bank. DADCo attended the board retreat and provided the Center board with an overview presentation on the Korean-American banking landscape, the equity markets and the mergers and acquisition environment, and the general risks and merits of the various strategic growth strategies. After consulting with DADCo on various growth strategies, and in light of the Center board’s belief that the Korean-American banking sector is currently oversaturated and in need of consolidation, the Center board decided that growth through a potential merger with another Korean-American bank headquartered in Southern California likely represented the best currently available strategic growth option for Center. After considering the business, operations, financial condition, capital levels, asset quality, earnings, board and management composition, prospects, branch locations and geographical overlap, culture and other attributes of the limited number of viable candidates for a potential merger, the Center board determined that a potential merger of equals with Nara would be the most attractive strategic transaction for Center to pursue.

Following the board retreat, Jin Chul Jhung, the Chairman of the Center board, called Chong-Moon Lee, the former Chairman of the Nara board, to arrange a lunch meeting to discuss the possibility of a merger between Center and Nara. The lunch meeting was held on or about September 14, 2010 and was attended by Center directors Jin Chul Jhung, Kevin Kim and Chang Hwi Kim and Nara Chief Executive Officer Alvin Kang, Nara director Scott Whang and Nara Chairman Ki Suh Park. A second lunch meeting was held on September 23, 2010 and was attended by Kevin Kim, Jin Chul Jhung and Chang Hwi Kim of Center and Scott Whang and Ki Suh Park of Nara. The participants at the lunch meetings on September 14 and September 23 discussed each company’s goals, strategies, their potential synergies and their respective interests in a potential business combination. These discussions focused on broad general concepts and did not include any details of a potential merger.

Alvin Kang was a partner in the financial services practice in the Los Angeles office of KPMG, one of the country’s largest public accounting firms, including during the period from 1989 to 1994 that Kevin Kim was a senior manager in the tax department of the firm’s Los Angeles office. They did not work together while Mr. Kim was an employee of KPMG and did not have any relationship after he left KPMG.

On September 15, 2010, Alvin Kang had an initial discussion regarding the proposed transaction with KBW. This discussion was followed by a more extensive discussion on September 21, 2010 between Alvin Kang and Scott Whang on behalf of the Nara board of directors and representatives of KBW regarding the potential transaction with Center. At the executive session meeting of the Nara board held on September 22, 2010, the Nara board authorized KBW to contact DADCo. The Nara board also designated Chairman Ki Suh Park and Scott Whang as a special committee of the board to negotiate the terms of a possible transaction.

Following the lunch meeting on September 23, 2010, each of Center’s and Nara’s board of directors authorized its management to engage outside financial and legal advisors and proceed with more formal merger discussions. Nara retained KBW as its outside financial advisor and Mayer Brown LLP as its outside legal advisor, and Center retained DADCo as its outside financial advisor and Morrison & Foerster LLP as its outside legal advisor. Both boards believed that the timing was right for the parties to proceed with more formal merger discussions in light of, among other things:

•	a perceived need for leadership in the Korean-American banking sector and the potential to create the nation’s largest Korean-American bank following the merger that could fill such need;

•

the improving financial condition and operating results of both companies, and the prospects for further improvement, reflecting the gradual recovery of the United States and California economies from the severe recession that negatively impacted both institutions, resulting in significant quarterly losses in recent years;

•	the relative market capitalization contribution levels and convergence of stock prices of both companies to a similar multiple of book value; and

•	each board’s belief that the capital markets would be receptive to the potential merger.

The Center board designated Kevin Kim, an independent director of Center, as its lead negotiator and the Nara board designated Scott Whang, an independent director of Nara, as its lead negotiator. From mid-September through the date of the signing of the merger agreement, Kevin Kim and Scott Whang met frequently, typically at least once a week, by telephone or in person to discuss issues relating to the potential merger, including the exchange ratio (as informed by each institution’s respective financial advisors), corporate governance issues such as board composition and key management positions of the combined company and the combined bank, and integration and consolidation issues for the combined company and the combined bank. Kevin Kim and Scott Whang kept the other members of the boards of Center and Nara, respectively, informed of the status of their discussions through regular reports at board meetings and other informal director meetings.

On September 27, 2010, DADCo and KBW discussed pricing methodology, the due diligence process that Center and Nara would use, transaction timing, corporate governance and branding for the combined company. These discussions focused on an all-stock merger, with fairly apportioned board and management participation in the combined company and approaches for selecting the most qualified persons for key management positions by the combined company.

On October 5, 2010, the Nara board’s merger committee, consisting of Ki Suh Park and Scott Whang, together with Nara’s Chief Executive Officer, Alvin Kang, met with representatives of KBW and Mayer Brown by conference call to discuss merger-related topics, including the exchange ratio and other transaction terms. On the next day, the Nara board of directors met in executive session with representatives of KBW and Mayer Brown participating to discuss the proposed transaction in depth, including the subjects of determining the appropriate exchange ratio, and the composition of the board of directors and management of the combined company following the merger.

On October 6, 2010, DADCo and KBW participated in separate board meetings held by Center and Nara, respectively, to update the boards on the status of the preliminary merger discussion. Each board authorized the parties to proceed with further merger discussions generally along the lines that had been outlined by DADCo and KBW.

On October 8, 2010, Center, Center Bank, Nara and Nara Bank entered into a confidentiality agreement governing information to be shared by the parties in connection with the potential merger.

On October 12, 2010, an informal meeting of Nara directors was held to discuss the status of the potential merger. The meeting was also attended by KBW and Mayer Brown.

In light of the requirement to obtain regulatory approvals, each of Center and Nara also met with its bank regulators during the month of October 2010 to inform them of the merger discussions.

On October 25, 2010, each of Center and Nara provided initial access to the other party and its advisors to an on-line, password-protected data room containing diligence documents and information for the potential merger. Business, legal and other due diligence began in earnest following the opening of the data rooms, with an all-hands diligence session held at the offices of Morrison & Foerster on November 1, 2010 and a series of additional supplemental diligence requests and production provided by Center and Nara following the initial opening of the data room. Business, legal and other due diligence continued throughout the merger discussion process up until the signing of the definitive merger agreement on December 9, 2010.

On October 27, 2010, a special board meeting of Center Bank was held to discuss, among other things, the outcome of the meeting with the DFI and the FDIC informing them of the potential merger.

On October 29, 2010, the Nara board’s merger committee met by conference call with representatives of KBW and Mayer Brown to continue their discussion of the proposed terms of the transaction.

On November 7, 2010, Kevin Kim and Scott Whang met with DADCo, KBW, Morrison & Foerster and Mayer Brown at Mayer Brown’s office to discuss due diligence, merger structure and timing issues.

On November 10, 2010, a regular board meeting of Center Bank was held at which management provided a summary report on the November 1 due diligence meeting. DADCo participated in this meeting and discussed progress on exchange ratio negotiations, initial diligence findings and other merger terms. At the meeting, the directors discussed, among other things, the potential pro forma ownership of the combined company by Center and Nara stockholders upon consummation of the merger based upon the various metrics being considered as part of the exchange ratio calculation, including each company’s tangible common equity, market capitalization and certain earnings-related measures.

On November 12, 2010, Kevin Kim and Scott Whang met in Irvine, California to discuss exchange ratio and board composition issues.

On November 13, 2010, the Nara board held a special meeting to discuss the potential merger.

On November 15, 2010, Mayer Brown distributed an initial draft of the merger agreement.

On or about November 18, 2010, Center received a call from an investment banker who said he was acting on behalf of another publicly traded community bank headquartered in California, expressing an interest in initiating dialogue about a potential business combination. The investment banker did not discuss valuation or pricing, although he indicated that he believed that his client might be willing to consider a premium (no amount was specified) in a potential business combination with Center. The bank on whose behalf the call was made was among those with whom a possible strategic merger had been evaluated in the September 11, 2010 off-site board retreat discussed above. At that meeting, it had been concluded, for the reasons discussed above, that this bank did not present as attractive an opportunity for a strategic transaction as Nara. No developments since September 11, 2010 had changed this conclusion. Taking these factors into account, as well as the advanced state of discussions with Nara, the Board instructed management to respond that Center was not interested at that time in initiating potential business combination discussions with this community bank. Other than the merger discussions between Center and Nara, neither Center nor Nara initiated any dialogue with any other financial institution about a potential business combination during the merger discussions. Both the Center and Nara boards concluded that, among the limited merger candidates for expansion within the Korean-American banking community, a combination of Center and Nara offered significant synergies and benefits that exceeded those reasonably attainable through an alternative combination.

On November 23, 2010, the Center board held a special meeting to discuss the progress of the merger discussions and other merger-related issues.

On November 26, 2010, Kevin Kim and Scott Whang met in Torrance, California to discuss the progress on exchange ratio discussions as reported by their respective financial advisors, and other merger-related issues.

On December 1, 2010, Kevin Kim met with the Center directors to discuss remaining merger issues. On the same day, Scott Whang and Kevin Kim conducted interviews of Jae Whan Yoo, who was Center’s then-current Chief Executive Officer, and Alvin Kang as part of the process of determining who would be designated Chief Executive Officer of the combined company.

On December 2, 2010, the Center board and the Nara board held separate special meetings to discuss the merger agreement, corporate governance issues, the exchange ratio and other proposed terms of the merger. The Center board also interviewed Alvin Kang at this meeting. Concurrently, Jae Whan Yoo was interviewed by the Nara board. A portion of the Center board meeting was also attended by DADCo and Morrison & Foerster. DADCo provided the board with an update on diligence findings and the exchange ratio discussions. Morrison & Foerster distributed the revised draft of the merger agreement, together with a written summary of its material terms, to the Center board members and discussed with the Center board the proposed terms and conditions of the merger. KBW and Mayer Brown also attended the Nara special board meeting.

On December 6 and 7, 2010, the Center board and Center Bank board held special joint board meetings to discuss the potential merger and corporate governance issues relating thereto. At the December 6 board meeting, the Center board and the Center Bank board adopted resolutions endorsing the following agreements in principle between Nara and Center on corporate governance for the combined company: (i) Alvin Kang and Jae Whan Yoo would be appointed as the Chief Executive Officer and President, respectively, of the combined company; (ii) the board composition of the combined company would consist of seven directors each from Nara and Center; (iii) the Chairman of the Board of the combined company and Vice Chairman of the Board of the combined bank would be nominated by the Nara board; (iv) the Vice Chairman of the Board of the combined company and the Chairman of the Board of the combined bank would be nominated by the Center board; and (v) Center and Nara would establish a Consolidation Committee, consisting of two directors each from Nara and Center, to oversee and monitor the integration and consolidation process between Nara and Center. Center director Kevin Kim and Nara director Scott Hwang continued to communicate regularly regarding open issues between the parties.

Also on December 6, 2010, Alvin Kang and directors Scott Whang and Steven Broidy and Mayer Brown met with representatives of the DFI and the Federal Reserve Board to inform them of the status of the discussions and that Nara anticipated entering into the merger agreement with Center in the next few days.

Since the first week of October, DADCo (on behalf of Center) and KBW (on behalf of Nara) had engaged in discussions on an appropriate exchange ratio for the potential merger. The initial discussions focused primarily on the relative amounts of the tangible common equity of Center and Nara. Over the weeks that followed, the respective financial advisers expanded the financial parameters under consideration and agreed, in principle, on a weighted-average contribution analysis that gave one-third weight to tangible common equity, one-third weight to earnings-related measures, and one-third weight to the market capitalization of each company. However, the parties disagreed regarding the components to be included in the earnings-related measures and the weightings to be given to them. The components under discussion included various measures of historical earnings, projections reported by stock analysts and projections included in budgets prepared by Nara and Center in the first quarter of 2010. The parties also took into account their respective perceptions of the earnings per share accretion or dilution their stockholders would experience as a result of the merger, as well as the premium to the market price of Center’s common stock before the announcement of the proposed merger represented by the exchange ratio.

Negotiations intensified in the first week in December, during which nonfinancial terms of the proposed transaction, including corporate governance procedures and the composition of the board of directors and management, began to be resolved. As negotiations progressed, DADCo, on behalf of Center, took the position that equal weight (that is, 11.1% of the total weight attributable to the financial measures being discussed) should be given to each of the following three earnings-related measures: “core pre-tax income” for the third quarter of 2010; projections of 2011 income included in the budgets prepared by Nara and Center in early 2010 that each had received from the other in the course of their due diligence reviews; and the mean of 2011 projected earnings reported by stock analysts. For this purpose, “core pre-tax income” consisted of pre-tax income, as adjusted to exclude nonperforming asset expense (but not loan loss provision expense), gains on sales of loans and securities and certain other revenue items believed not to be representative of long term earnings potential. KBW, on behalf of Nara, disagreed and took the position that pre-tax, pre-provision earnings for the 12 months ended September 30, 2010 should be given 50% of the weighting within the earnings-related measures (that is 16.7% of the total weight attributable to the financial measures discussed), and that the projections of 2011 income included in the budgets and the mean of 2011 projected earnings reported by stock analysts should each be given a weighting of 25% of the total weight within the earnings-related measures (that is 8.3% of the total weight attributable to the financial measures discussed for each). See “— Certain Forward-Looking Information Exchanged by Nara and Center” for information concerning the budgets referred to. Based on further discussions regarding the components to be included in the earnings-related measures and their relative weightings, the parties focused on an exchange ratio in a range which would have resulted in Nara stockholders receiving approximately 54% to 56%, and Center stockholders receiving approximately 44% to 46%, of the outstanding shares of the combined institution.

By the morning of December 8, 2010, the parties had agreed on the final exchange ratio within the narrow range that had been established by the methodology described above as part of an overall agreement on the terms and conditions of a merger-of-equals transaction. Based on the final exchange ratio, current Nara stockholders would own 55%, and current Center stockholders would own 45%, of the combined company following the completion of the merger, not including shares that would be issued in an offering to raise capital for the combined company. To achieve this percentage allocation, the merger agreement provided for an exchange ratio of 0.7804 of a share of Nara common stock in exchange for each share of Center common stock upon completion of the merger based on the outstanding share counts agreed to by the parties as of the evening of December 8, 2010. The parties further agreed that the exchange ratio would be subject to adjustment prior to the closing to reflect certain changes in the number of outstanding shares of Center or Nara common stock, Center restricted stock awards or Nara performance units that were issued and outstanding as of the date of the merger agreement.

During the afternoon and evening of December 8, 2010, the Nara board held a special meeting to discuss the proposed merger, which meeting was reconvened by conference call the following morning to complete the board’s discussion. KBW and Mayer Brown also attended the meeting. The Nara board discussed the final terms of the merger agreement, including the exchange ratio and board composition. Alvin Kang reviewed for the board the background of discussions with Center and the progress of negotiations and reported on Nara’s due diligence investigation of Center. KBW reviewed the financial aspects of the proposed merger, and Mayer Brown discussed with the board the final legal terms of the merger agreement and the legal standards applicable to the board’s decisions and actions with respect to its consideration of the proposed merger.

On December 8, 2010, the Center board met with its senior management and its outside legal and financial advisors to conduct final evaluations and deliberations on whether to approve the merger agreement and the transactions contemplated by the merger agreement, including the holding company merger and bank merger. Management reviewed for the board the background of discussions with Nara and the progress of negotiations and reported on Center’s due diligence investigation of Nara. DADCo reviewed with the board the structure and other terms of the proposed merger, financial information regarding Center, Nara and the proposed merger and information regarding peer companies and comparable transactions. In connection with the deliberation by the board, DADCo rendered to the Center board its oral opinion, subsequently confirmed in writing, as described under “—Opinions of Nara and Center Financial Advisors—Opinion of Center’s Financial Advisor,” that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as DADCo considered relevant, the exchange ratio was fair, from a financial point of view, to the stockholders of Center as of the date of the opinion. Morrison & Foerster also attended the meeting and distributed a revised draft of the merger agreement in substantially final form, together with an updated summary thereof. Morrison & Foerster discussed with the board the final legal terms of the merger agreement and the legal standards applicable to the board’s decisions and actions with respect to its consideration of the proposed merger.

Following these discussions, and review and discussion among the members of the Center board, including consideration of the factors described under “—Center’s Reasons for the Merger; Recommendation of the Merger by the Center Board of Directors,” the Center board unanimously determined that the transactions contemplated by the merger agreement and related transactions and agreements, including the holding company merger and bank merger, were advisable and in the best interests of Center and its stockholders, and the directors voted unanimously to approve the merger agreement and the transactions contemplated under the merger agreement, resolved to recommend that Center stockholders approve the merger agreement, and directed that this matter be submitted for consideration by Center stockholders at a stockholders’ meeting.

At its reconvened meeting on the morning of December 9, 2010, the Nara board continued its consideration of the proposed transaction with its outside legal and financial advisors, including the holding company merger and bank merger. KBW rendered its oral opinion, subsequently confirmed in writing, as described under “—Opinions of Nara and Center Financial Advisors—Opinion of Nara’s Financial Advisor,” that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio in the merger was fair, from a financial point of view, to Nara.

Following these discussions, and review and discussion among the members of the Nara board, including consideration of the factors described under “—Nara’s Reasons for the Merger; Recommendation of the Merger

by the Nara Board of Directors,” the Nara board unanimously determined that the transactions contemplated by the merger agreement and related transactions and agreements, including the holding company merger and bank merger, were advisable and in the best interests of Nara and its stockholders, and the directors voted unanimously to adopt and approve the merger agreement and the transactions contemplated under the merger agreement, resolved to recommend that Nara stockholders adopt and approve the merger agreement, and directed that this matter be submitted for consideration by Nara’s stockholders at a stockholders’ meeting.

The merger agreement was executed on December 9, 2010, and the proposed merger was announced that afternoon at 1:30 p.m. Pacific time in a news release jointly issued by Center and Nara. On the same day, following the news release, management and board members of Center and Nara held a joint press conference with the media and a joint investor conference call to discuss and answer questions related to the proposed merger.

Certain Forward-Looking Information Exchanged by Nara and Center

In the course of their respective due diligence examinations, Center and Nara each provided copies of their 2010 internal business plans to the other. The business plans had been prepared in the early part of 2010, and it was apparent at the time they were provided to the respective companies in October 2010 that actual full-year results of operations for both companies in 2010 would be materially different from the projected results indicated in their business plans.

Summaries of the projected year-end assets and results of operations of Center and Nara set forth in their respective business plans for the three years ending December 31, 2012 are presented below for the sole purpose of describing the projections Nara and Center received. The inclusion of the summaries in this document should not be interpreted as an indication that either Center or Nara considers this information to be a reliable prediction of their respective future results of operations, either as separate independent companies or as a combined company, and this information should not be relied upon for that purpose.

	For the Year Ended December 31,
	2010	2011	2012
	(in thousands)
CENTER
Total assets	$2,221,174	$2,399,764	$2,595,734
Net interest income	$68,545	$76,909	$89,079
Provision for loan losses	$23,000	$16,040	$16,017
Net Income	$12,229	$21,500	$28,798
NARA
Total assets	$3,048,507	$3,216,703	$3,412,350
Net interest income	$113,232	$140,235	$161,308
Provision for loan losses	$45,250	$42,736	$32,209
Net Income	$10,893	$25,621	$41,825

The projections included in the Center and Nara business plans that are summarized above were not prepared for the purpose, or with any expectation, of public disclosure, nor were they intended to comply with the guidelines for financial forecasts established by the American Institute of Certified Public Accountants or any other established guidelines regarding projections or forecasts. In addition, they were not reviewed or compiled by any accounting firm or the financial advisors of Center or Nara, either in connection with their preparation or for the purpose of providing any opinion with respect thereto. The reports of the independent registered public accounting firms of Center and Nara incorporated by reference in this document relate solely to the historical financial information of the respective companies as referred to therein. Such reports do not extend to the above summary of the projections included in the Center and Nara business plans and should not be read as doing so.

The projected results of operations included in the respective business plans were materially different from Center’s and Nara’s actual results of operations for 2010. In addition, Center’s business plan projections did not contemplate the FDIC-assisted acquisition of approximately $220 million in assets and assumption of liabilities of Innovative Bank with related FDIC loss sharing agreements that Center completed in April 2010. Also, Nara’s business plan projections did not contemplate the bulk sale of approximately $61 million of problem assets completed by Nara in the quarter ended September 30, 2010. Summaries of the actual results of operations of Nara and Center for the year ended December 31, 2010 are included on pages 13 and 14 of this document, respectively. Further information regarding the business, results of operations and financial condition of Nara and Center may be found in their respective reports and other filings with the Securities and Exchange Commission. See “Documents Incorporated by Reference” on page 169.

In light of all of the foregoing, as well as the inherent uncertainties involved in any projection of future results of operations, stockholders of both Center and Nara are cautioned not to place any reliance on the business plan projections summarized above. Stockholders should instead consider the information on such projections provided herein solely as background information that was available to the parties in connection with their due diligence processes and consideration of the merger.

Nara’s Reasons for the Merger; Recommendation of the Merger by the Nara Board of Directors

After careful consideration, the Nara board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Nara and its stockholders. Accordingly, Nara’s board approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Nara stockholders vote “FOR” adoption and approval of the merger agreement.

In reaching its decision, the Nara board of directors consulted with Nara’s senior management team, as well as Nara’s outside financial advisors and legal counsel, and considered a number of factors, including the following material factors, which are not listed in any relative order of importance:

•

the board of directors’ belief that the merger is an important strategic transaction offering substantial near term and long range benefits and opportunities for Nara, its stockholders and the communities it serves. In this connection, the board considered the following:

•	the merger will create the largest Korean-American commercial bank in the United States as measured by total assets, deposits and capital;

•

the merger will both substantially strengthen Nara’s presence in its primary existing markets in Southern California and expand its national presence through the addition of Center’s offices in Chicago and Seattle, as well as Center’s offices in Northern California locations not currently served by Nara;

•	the increased size of the resulting company will enhance its image in the marketplace and will better position the combined company to acquire other companies as appropriate opportunities arise;

•

management’s expectations regarding cost synergies and earnings accretion, including the expectations that the combined company will realize annual cost savings of approximately $11 million on a pre-tax basis phased in over the two-year period following the consummation of the merger, including approximately $6.4 million of estimated cost savings from reductions in the number of employees and amount of leased premises, sales or other dispositions of furniture and equipment, and integration of the information systems of Nara and Center, and that the transaction will be accretive to earnings, as compared to reported stock analysts’ earnings estimates for both companies on a stand alone basis, in 2012 and following years;

•

while management’s forecasted synergies from the merger did not include projected effects of any revenue enhancements, management believes the merger will create opportunities for incremental revenues from, among other things, cross-marketing of banking products and services;

•	the combined company will be able to invest more resources in risk management infrastructure;

•

the board of directors’ belief that the “merger of equals” nature of the transaction, as well as the familiarity of the board of directors and management of Nara with the board of directors and management of Center, and the generally similar nature of their respective businesses and customer bases in the Korean-American community, should facilitate integration of the two companies;

•

historical information concerning Nara’s and Center’s respective businesses, financial performance and financial condition, as well as their respective operations, management, competitive position and stock performance, which comparisons generally informed the board’s consideration of the relative values of Nara and Center in connection with the board’s determination of an appropriate exchange ratio;

•

the alternatives reasonably available to Nara if it did not pursue the merger with Center, including the possibilities of pursuing an acquisition of or merger with another financial institution and the board’s conclusion that a merger with Center offered the best available strategic fit and opportunity and that other alternatives should therefore not be pursued at the current time, as well as the board’s perception that there would be a substantial risk of loss of the opportunity to merge with Center if negotiation of the transaction were deferred to a later time;

•

the provisions of the merger agreement that are designed to restrict the ability of both Center and Nara to seek or entertain third party acquisition proposals, subject to certain exceptions that would apply if necessary to enable directors to comply with their fiduciary duties, and the provisions of the merger agreement providing for the payment of termination fees of $2.5 million or $10 million, depending on the circumstances, both of which the board of directors concluded, based in part on the advice of Nara’s financial advisor and legal counsel, were appropriate and reasonable means to increase the likelihood that the transaction will be completed while preserving the ability of both boards of directors to act in the best interests of their stockholders;

•

the board of directors’ view of Center’s business, operations, financial condition, asset quality, earnings and prospects, based in part on its review and discussions with Nara’s management about Nara’s due diligence examination of Center, as well as management’s experience with Center as a strong competitor in the Southern California markets in which both companies compete, and its view that the merger would result in a combined company with an attractive deposit franchise;

•

the financial analyses presented by KBW, Nara’s financial advisor, and the oral opinion of KBW delivered on December 9, 2010, subsequently confirmed by a written opinion of KBW dated the same date, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in KBW’s opinion, the exchange ratio provided for in the merger agreement for determining the amount of Nara common stock to be issued to the holders of Center common stock in exchange for their shares was fair, from a financial point of view, to Nara’s stockholders, as more fully described below under the caption “—Opinions of Nara and Center Financial Advisors—Opinion of Nara’s Financial Advisor” beginning on page 49;

•

the terms of the merger agreement taken as a whole, including the fixed exchange ratio and mutual transaction protection and termination fee provisions, which it reviewed with its outside financial and legal advisors, including:

•

the board’s determination that an exchange ratio that is “fixed,” meaning that it is not subject to adjustment to reflect changes in stock market prices of the two companies, is appropriate to reflect the strategic purpose of the merger and consistent with market practice for mergers of this type;

•

that a fixed exchange ratio fairly allocates the respective ownership interests of Nara and Center stockholders based on the fundamental valuation assessments made by the respective boards of directors and their negotiations of the exchange ratio and avoids fluctuations in a key element of the transaction being caused by temporary market fluctuations;

•

the Nara board of directors’ ability, and the Center board of directors’ corresponding ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to stockholders to vote in favor of the merger, subject to an obligation to pay the other party a termination fee of $2.5 million or $10 million, depending on the circumstances, as described under “—The Merger Agreement—Termination Fees,” which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the value of the merger consideration;

•

the board of directors’ understanding of the current and prospective environment in which Nara and Center operate and will operate, including national and local economic conditions, the competitive environment for financial institutions generally, the continuing trends of industry consolidation and increasing costs resulting in part from regulatory and legislative mandates, which the board and management believe favor efficiencies from a greater scale of operations, and the likely effect of these factors on Nara both with and without the proposed transaction; and

•

management’s expectation that the combined company will have a strong capital position upon completion of the transaction, bolstered by an anticipated common equity offering, and that it would continue to have a strong capital position after repurchase of the TARP preferred stock and common stock purchase warrants that Nara and Center have issued to the Treasury Department, although no decision has been made regarding such repurchase.

The Nara board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following, which are not listed in any relative order of importance:

•

there can be no assurance that all of the conditions to the parties’ obligations to complete the merger will be satisfied, including the condition of obtaining the required bank regulatory approvals, which is a condition to the consummation of the merger that cannot be waived, and, as a result, the merger may not be consummated;

•

the board of directors’ understanding, based upon the areas of regulatory concern that had resulted in Center entering into memoranda of understanding at both the holding company and bank levels with its banking regulators and in Nara being requested to adopt resolutions of its board of directors at both the holding company and bank levels, together with informal communications with those regulators regarding the proposed merger, that the bank regulatory approval process for the transaction would take substantially longer than normal, that both companies would be required to demonstrate that they had satisfactorily dealt with the regulatory issues raised and that, depending in part on their success in doing so, the merger transaction might not be approved;

•

the risk that potential benefits and synergies sought from the merger may not be realized, or may not be realized within the time period expected, and the risks associated with the integration of the two companies;

•

the risk that if the process of integrating the businesses of Nara and Center does not proceed as planned, it may have an adverse effect on Nara’s relationships with its customers and ultimately impact Nara’s profitability;

•

the restrictions contained in the merger agreement on the conduct of Nara’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions and which mirror those placed on Center under the merger agreement, but which, subject to specific exceptions, could delay or prevent Nara from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Nara absent the pending completion of the merger;

•

the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

•

the fact that, because the merger consideration will be determined on the basis of a fixed exchange ratio of shares of Nara common stock for Center common stock, Nara stockholders could be adversely affected by an increase in the trading price of Nara common stock, or a decrease in the value of Center, during the pendency of the merger; and

•

the fact that, using various balance sheet and income comparisons, individually or on a multiple, weighted basis, reasonable arguments could be made on a contribution analysis basis that would support an exchange ratio that would result in Center stockholders receiving a smaller percentage of the pro forma shares of common stock outstanding after the merger than the percentage provided in the merger agreement, but the board also considered the contrary arguments based on other financial comparison measures and weightings thereof presented by Center and its financial advisor, as well as the perceived strategic benefits of the merger, and concluded that the exchange ratio agreed upon is reasonable under the circumstances.

The foregoing discussion of the information and factors considered by the Nara board of directors is not exhaustive, but is intended to include the material factors considered by the Nara board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Nara board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Nara board of directors also did not undertake to make any specific determination as to whether any factor was decisive in reaching its ultimate determination. The Nara board of directors instead based its recommendation on the totality of the information presented.

THE NARA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES AND VOTES.

In considering the recommendation of the Nara board of directors with respect to the proposal to adopt and approve the merger agreement, Nara stockholders should be aware that Nara’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Nara stockholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending that the merger agreement be adopted and approved by Nara’s stockholders. See “—Interests of Directors and Executive Officers in the Merger—Interests of Nara Directors and Executive Officers” beginning on page 63.

In addition, please note that this explanation of the reasoning of Nara’s board of directors and other information presented in this section includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Caution Regarding Forward-Looking Statements” on page 23.

Center’s Reasons for the Merger; Recommendation of the Merger by the Center Board of Directors

At a meeting held on December 8, 2010, after a careful review of the facts and circumstances relating to the merger, by unanimous vote, the Center board (i) approved and declared advisable the merger agreement and the transactions contemplated thereby, (ii) determined that the terms of the merger agreement and the merger and the other transactions contemplated thereby were fair to, and in the best interests of, Center and its stockholders and (iii) resolved to recommend that Center stockholders adopt and approve the merger agreement and directed that this matter be submitted for consideration of Center stockholders at a stockholders’ meeting.

In reaching its decision, the Center board considered the condition of the Korean-American banking sector and concluded that consolidation was likely to occur among the community banks serving the Korean-American community. The Center board determined that it would be important for Center to grow in order to maintain and enhance its competitive position. The Center board evaluated a number of growth alternatives, including organic growth and the possibility of growing through acquisitions or establishing a strategic relationship with a major Korean bank, and decided that a combination with another bank serving the Korean-American community offered the best prospects for sustainable growth. In consultation with its financial and legal advisors, the Center board evaluated the other banks serving the Korean-American community, including their business base, operating results, financial condition, asset quality, management, branch locations and institutional culture, and concluded that, among the Korean-American banks, a combination with Nara likely offered the best prospects.

The merger would create the nation’s largest Korean-American bank, with approximately $5.3 billion in assets, $3.8 billion in gross loans, $3.9 billion in deposits, $632.6 million in total equity as of December 31, 2010, and a national presence with branches located in California, New York, New Jersey, Chicago and Seattle. The Center board believed that the proposed merger with Nara would position the combined company to compete more effectively against its competitors in the changing economic and regulatory environment by, among other things:

•	strengthening the combined company’s presence in its core California markets while expanding its footprint into the New York and New Jersey markets where Center currently does not have a presence;

•

creating opportunities to leverage complementary business lines across a larger customer base, while improving customer service as a result of an expanded branch and distribution network and expanded and improved product offerings;

•	enabling more efficient operations through increased scale and synergies of the combined company;

•	enhancing the combined company’s ability to grow organically or through acquisitions;

•	enhancing the ability of the combined company to access the capital markets, particularly in light of evolving regulatory requirements calling for increased capital; and

•

improving the combined company’s ability to compete with large Korean national banks and other competitors in trade finance relationships and to seek new lending opportunities from large, multinational Korean companies in light of the combined company’s increased lending limit.

In reaching its decision and making its recommendation, the Center board also considered the following additional material factors:

•

The structure of the transaction as a merger of equals in which, among other things, Center’s board and management would have substantial participation in the combined company. In particular, Center’s board considered the following:

•	the board of directors of the combined company would consist of seven Center-designated directors and seven Nara-designated directors;

•	the participation of Center’s officers in senior management positions in the combined company as described under “—Board of Directors and Management After the Merger” beginning on page 66;

•	the quality and experience of Nara’s board and management; and

•	the combined company and the combined bank will operate under a name to be selected by the directors of both companies.

•

The current environment in the financial services industry, including national and regional economic conditions, continued consolidation in the financial services industry (including the perceived need for consolidation in the Korean-American banking sector), regulatory compliance requirements, nationwide and local competition (including competition in the Korean-American banking sector), and the likely effect of these factors on Center on both a stand-alone basis and in the context of the proposed merger.

•

The merger is consistent with Center’s business strategies, including achieving strong earnings growth, improving customer attraction and retention and focusing on expense control. The Center board concluded after its analysis that Center and Nara are a complementary fit because of the nature of the markets served and products offered by Center and Nara and the expectation that the merger would provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities, and enhanced opportunities for growth.

•

The fairness of the exchange ratio in view of the fact that the implied value of the merger consideration as of December 8, 2010, the day prior to the public announcement of the merger, is $7.16 for each share of Center common stock, representing a 7.67% premium over the closing price of Center common stock of $6.65 on December 8, 2010, and a premium of 31.14% and 34.90% over Center’s average closing price during the 60 days and 52 weeks, respectively, preceding announcement of the proposed merger.

•	The expectation that the merger would be accretive to earnings in light of the potential cost savings and revenue enhancements.

•	The opportunities for additional cost savings through potential consolidation of certain branch offices of the combined company in California that are closely located to each other.

•	The increase in overall assets to approximately $5.3 billion and the increased market capitalization are anticipated to increase the combined company’s access to equity and debt markets.

•

The merger represents an attractive opportunity for the combined company to broaden its market without geographic overlap outside the State of California, with Center gaining a presence in New York and New Jersey and Nara gaining a presence in Seattle and Chicago.

•

The benefits of the proposed merger as compared with maintaining Center as a stand-alone entity. In reaching this conclusion, the Center board noted that the institution resulting from a combination of Center and Nara should be able to compete more effectively in the current market as a result of its broader base of branches, economies of scale and higher lending limits. The Center board also considered that it was likely that there would be further consolidation in the Korean-American banking sector, making it more difficult for smaller institutions to compete. The Center board also considered Center’s historical revenues and revenue expectations over the near and long term, its prospects for achieving continued revenue and earnings growth on an independent basis and as part of the combined company, the execution risks involved in implementing Center’s growth strategies on a stand-alone basis, the increasingly competitive environment for small community banks, the increased regulatory burden expected to arise from the implementation of the Dodd-Frank Act and the earnings and growth challenges of doing business in the company’s market area, and concluded that the combined company would likely have superior future earnings and prospects compared to Center’s earnings and prospects on an independent basis.

•

The Center board considered whether parties other than Nara would be interested in and capable of entering into a transaction with Center that would provide value to Center’s stockholders that was superior to the proposed merger with Nara. As part of its analysis, the Center board considered the views of its management, DADCo and its other advisors. After considering the business, operations, financial condition, asset quality, earnings, management composition, prospects, branch locations and geographical overlap of operations, culture and other attributes of the limited number of viable candidates for a potential merger, the Center board determined that the proposed merger with Nara offered the best strategic fit and opportunity among the available strategic growth options at the time. The Center board also believed that there would be a substantial risk of loss of the opportunity to merge with Nara if negotiations of the transaction were deferred to a later time.

•

The financial analyses presented by DADCo at the December 8, 2010 meeting of the Center board and the opinion of DADCo, delivered orally at the December 8, 2010 meeting and subsequently confirmed in writing to the effect that, as of that date and based upon and subject to the limitations, qualifications, factors and assumptions set forth in the written opinion, the exchange ratio to be received by Center stockholders pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of DADCo, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C hereto and is incorporated herein by reference. For a further discussion of DADCo’s opinion, see “—Opinions of Nara and Center Financial Advisors—Opinion of Center’s Financial Advisor” below.

•

The Center board’s belief that the merger would create a deep bench of board and management talent, with a strong mix of leaders in the Korean-American community and professional expertise at the board level.

•

The Center board’s belief that the terms of the merger agreement were fair and reasonable to Center and its stockholders, including, among other terms, the adequacy of the exchange ratio as further discussed above, the covenants of Center and Nara under the merger agreement, including covenants relating to efforts to obtain regulatory approvals, the limited ability of either party to terminate the merger agreement, the limited conditions to closing, and the limitations and exceptions included in the definition of material adverse effect, which term is used, among other purposes, to reduce the scope of certain representations, warranties and covenants and related merger agreement closing conditions, and the absence of which is a separate closing condition.

•

The fact that Nara’s common stock was trading on the low end of its historical trading range at the time the Center board approved the proposed merger, which could provide Center’s stockholders with potential upside in the stock consideration they would receive if the merger is consummated.

•

The Center board’s belief that the merger will better position the combined company to repay its TARP obligations and resume payment of dividends to its stockholders than if Center remained a separate entity.

•	The results of the due diligence investigation of Nara conducted by Center’s management and financial, legal and other advisors.

•

The merger would be a tax-free reorganization for U.S. federal income tax purposes and Center stockholders receiving stock consideration would not recognize gain or loss on the exchange of Center stock for stock of the combined company.

•

As a result of the merger, the combined company would have significantly more shares outstanding than Center on a stand-along basis, which may increase the visibility of and liquidity in the combined company’s common stock.

•

Although Center is prohibited under the merger agreement from soliciting a transaction proposal from any other party, the Center board is permitted to consider an alternative acquisition proposal and provide information to and enter into discussions and negotiations with the person making that proposal, if it determines in good faith, after consultation with its financial and outside legal advisors, that such competing proposal is or is reasonably likely to lead to a “superior proposal” and that a failure to take such action would be inconsistent with its fiduciary duties under applicable law and the Center board otherwise complies with the other restrictions and conditions set forth under the merger agreement before furnishing any information to, or engaging in discussions with, such person making the proposal.

•

Subject to the payment of a termination fee of up to $10 million and compliance with certain other requirements included in the merger agreement, the Center board is permitted to change its recommendation regarding the merger and pursue an alternative transaction with another party if the directors have determined that the proposal made by that party constitutes a “superior proposal.”

The Center board also considered the potential risks outlined below but concluded that the anticipated benefits of the merger were likely to outweigh these risks. The risks included:

•	The possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Center’s ongoing business and in the loss of customers.

•	The possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts estimated or in the time frame contemplated.

•

The fact that the exchange ratio will not change with increases or decreases in the market price of either company’s stock before the closing of the merger. Although such an exchange ratio is customary in transactions of this nature, the Center stockholders could be adversely affected if there is a decrease in the trading price of Nara common stock during the pendency of the merger or if Center’s stock outperforms Nara’s stock between December 9, 2010 and the closing of the merger.

•

The fact that completion of the merger is subject to regulatory approvals from multiple bank regulatory agencies and there can be no assurance that these approvals will be received prior to the termination date in the merger agreement, after which time either Nara or Center can terminate the merger agreement.

•

One or more of the bank regulatory authorities could condition their approval of the merger on the companies’ compliance with burdensome requirements, which could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting the revenues of the combined company, any of which might have a material adverse effect on the combined company following the merger. In this regard, the Center board noted the restrictions and challenges relating to the ongoing informal regulatory actions against Center and Nara and the potential difficulties in obtaining regulatory approvals as a result thereof. These regulatory actions consist of memoranda of understanding with bank regulatory authorities in the case of Center and the adoption of board of directors resolutions at the request of bank regulatory authorities in the case of Nara, directed toward reducing nonperforming assets, resolving perceived weaknesses in lending and specified other banking operations and, in Center’s case, increasing capital. To obtain regulatory approval of the merger, each of Center and Nara believes that it must demonstrate to the regulatory authorities that each has satisfactorily addressed these regulatory issues.

•

The restrictions on the conduct of Center’s business prior to the completion of the merger under the merger agreement, which require, among other things, that Center conduct its business only in the ordinary course and take certain actions or refrain from taking certain actions, subject to specific exceptions, which may delay or prevent Center from pursuing business opportunities that may arise that it would otherwise pursue.

•

The existence of a termination fee of up to $10 million payable in certain circumstances by Center to Nara that would make it more costly for another potential purchaser to acquire Center and, therefore, might have the effect of discouraging other potential purchasers from making a competing proposal to acquire Center.

•	The requirement that Center submit the merger agreement to its stockholders for a vote even if its board withdraws its recommendation that Center stockholders approve the merger.

•

The fact that Center’s executive officers and directors may have interests in the proposed merger that are different from, or in addition to, those of Center’s other stockholders. See “—Interests of Directors and Executive Officers in the Merger” beginning on page 63.

•

The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on, among other things, the market price of Center’s common stock and Center’s operating results, particularly in light of the costs incurred in connection with the proposed merger.

•

The possibility that Nara could terminate the merger agreement and elect not to proceed with the merger if holders of 6% or more of Center’s common stock exercise dissenters’ rights in accordance under California law.

•	The other risks described in the section entitled “Risk Factors” beginning on page 20.

Although the Center board considered these and other factors, the Center board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Center board collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Center and its stockholders.

The Center board noted that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. However, the Center board concluded that the potential positive factors outweighed the potential risks of completing the merger.

It should be noted that this explanation of the Center board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Center board determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interest of Center and its stockholders and unanimously approved the merger agreement.

THE CENTER BOARD UNANIMOUSLY RECOMMENDS THAT THE CENTER STOCKHOLDERS VOTE “FOR” ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

Opinions of Nara and Center Financial Advisors

Opinion of Nara’s Financial Advisor

Nara executed an engagement agreement with KBW on November 30, 2010. KBW’s engagement encompassed assisting Nara in analyzing, structuring, negotiating and effecting a transaction with Center. Nara selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Nara and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On December 8, 2010, the Nara board of directors held a meeting to evaluate the proposed merger of Center with and into Nara, which meeting was reconvened by conference call the following morning to complete the board’s discussion. At the meeting on December 8, 2010, KBW reviewed the financial aspects of the proposed merger and, at the reconvened meeting on December 9, 2010, rendered an oral opinion (subsequently confirmed in writing) to Nara that, as of such date, and based upon and subject to factors and assumptions set forth therein, the exchange ratio in the merger is fair, from a financial point of view to Nara. The Nara board of directors approved the merger agreement at the reconvened meeting on December 9, 2010.

The full text of KBW’s written opinion, dated December 9, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Nara’s stockholders are urged to read the opinion in its entirety.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the Nara board of directors and addresses only the fairness, from a financial point of view, to Nara of the exchange ratio in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Nara stockholder as to how the stockholder should vote on the merger or any related matter.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Nara and Center, including, among other things, the following:

•	the merger agreement,

•	the annual reports to stockholders and Annual Report on Form 10-K for each of the three years ended December 31, 2009 of Nara and Center,

•	quarterly earnings releases and Quarterly Reports on Form 10-Q of Nara and Center and certain other communications from Nara and Center to their respective stockholders, and

•	other financial information concerning the businesses and operations of Nara and Center furnished to KBW by Nara and Center, respectively, for purposes of KBW’s analysis.

KBW also held discussions with members of senior management of Nara and Center regarding the past and current business operations, regulatory relations, financial condition and future prospects of the respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW compared certain financial and stock market information for Nara and Center with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, assessed the potential pro forma impact of the merger, and performed such other studies and analyses as KBW considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Except with respect to certain assumptions underlying Center projections provided to KBW, as described under “—Discounted Cash Flow Analysis” below, KBW relied upon the managements of Nara and Center as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to KBW. KBW is not an expert in the independent valuation of the adequacy of allowances for loan losses and, without independent verification, assumed that the aggregate allowances for loan and lease losses for Nara and Center are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Nara or Center, nor did it examine or review any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Nara’s and Center’s senior management teams. Nara and Center do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. The estimates or projections contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

KBW was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger, other than the exchange ratio to the extent expressly specified in KBW’s opinion. Additionally, KBW’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Nara, nor does it address the effect of any other business combination in which Nara might engage.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments, or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Nara common stock would trade after the announcement of the proposed merger or the actual value of the shares of Nara common stock when issued pursuant to the merger, or the prices at which the shares of Nara common stock will trade following the completion of the merger.

In performing its analyses, KBW considered such financial and other factors it deemed appropriate, including, among other things, the historical and current financial position and results of operations of Nara and Center, the assets and liabilities of Nara and Center, and the nature and terms of certain other merger transactions involving banks and bank holding companies. KBW also took into account KBW’s assessment of general economic, market and financial conditions and other matters, which are beyond the control of KBW, Nara and Center and none of Nara, Center, KBW or any other person assumes responsibility if future results are materially different from those projected.

The exchange ratio was determined through negotiation between Nara and Center and the decision to enter into the merger was solely that of Nara’s board of directors. In addition, the KBW opinion was among several factors taken into consideration by the Nara board in making its determination to adopt and approve the merger agreement and approve the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Nara board with respect to the fairness of the exchange ratio in the merger.

Summary of Analysis by KBW

The following is a summary of the material financial analyses presented by KBW to the Nara board in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by KBW in rendering its opinion or the presentation made by KBW to the Nara board, nor does the order of analysis described represent relative importance or weight given to any particular analysis by KBW, and the summary is qualified in its entirety by reference to the written opinion of KBW attached as Annex B. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible of partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather, KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Selected Peer Group Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Center to the following depository institutions that KBW considered comparable to Center. KBW considered the following Asian-American peer groups to be the most appropriate because the majority of Center’s business is dependent on the Korean-American community, which is a subset of the broader Asian-American community. In order to achieve a better comparison of Center’s performance, KBW included Chinese-American banks in the broader Asian-American comparison. These banks tend to be larger, with common shares that are more actively traded, than the smaller Korean-American banks. In addition, institutional investors commonly rely on this form of comparison as well. Companies included in this peer group of comparable companies, all of which are headquartered in the Western United States, were:

Chinese-American Public Banks:	Korean-American Public Banks:	Smaller Korean-American Public Banks:
East West Bancorp, Inc.	Wilshire Bancorp, Inc.	Saehan Bancorp
Cathay General Bancorp	Nara Bancorp, Inc.	Pacific City Financial Corporation
MetroCorp Bancshares, Inc.	Hanmi Financial Corporation	Commonwealth Business Bank
Preferred Bank		Pacific International Bancorp, Inc.
Uniti Financial Corporation
Open Bank
US Metro Bank
Ohana Pacific Bank

To perform this analysis, KBW used financial information for the three-month period ended September 30, 2010. Certain financial information prepared by KBW, and referenced in the tables presented below, may not correspond to the data presented in Center’s historical financial statements, or to the data prepared by DADCo, presented under the section “—Opinion of Center’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial information presented.

KBW’s analysis showed the following concerning Center’s financial performance:

Center’s Financial Performance

	Center	Asian-American Peer Group Minimum	Asian-American Peer Group Maximum
Return on Average Assets	1.04%	(7.30%)	0.93%

Return on Average Equity	8.8%	(85.1%)	8.0%

Return on Average Tangible Equity(1)	8.9%	(85.1%)	10.1%
Net Interest Margin	3.31%	2.74%	4.28%
Noninterest Income / Average Assets	0.77%	0.12%	1.73%
Noninterest Expense / Average Assets	2.17%	1.23%	5.56%
Efficiency Ratio	57.6%	37.2%	113.9%
Pre-Tax Pre-Provision Income / Average Assets(1)	1.60%	(0.71%)	2.68%

(1)	Net of Amortization of Intangible Assets. Pre-Tax Pre-Provision Income does not exclude gains or losses on the sale of loans or foreclosure and repo expense. All metrics are annualized with the exception of the efficiency ratio.

KBW’s analysis showed the following concerning Center’s financial condition:

Center’s Financial Condition

	Center	Asian-American Peer Group Minimum	Asian-American Peer Group Maximum
Gross Loans Held for Investment / Total Deposits	85.3%	71.5%	107.0%
Total Equity / Total Assets	11.94%	5.82%	14.86%
Tangible Equity / Tangible Assets	11.92%	5.74%	14.86%
Tangible Common Equity / Tangible Assets	9.57%	4.73%	12.11%
Leverage Ratio	12.55%	7.55%	14.78%
Tier 1 Ratio	18.04%	9.24%	18.04%
Total Risk-Based Capital Ratio	19.32%	10.91%	19.70%
Nonperforming Assets / Loans + OREO	4.66%	1.97%	16.91%
Loan Loss Reserve / Loans	3.45%	1.80%	8.60%
Loan Loss Reserve / Nonperforming Loans	85.0%	23.3%	97.4%
Texas Ratio(1)	25.3%	14.6%	88.0%
Net Charge-Offs / Adjusted Average Loans(2)	2.18%	0.17%	8.08%
Loan Loss Provision / NCOs	50.2%	50.2%	238.4%

(1)	(NPAs and 90+ days delinquent loans) / (Tangible Common Equity).
(2)	Annualized. Excludes covered loans from FDIC-assisted acquisitions, if applicable.

KBW’s analysis showed the following concerning Center’s market performance:

Center’s Market Performance

	Center	Asian-American Peer Group Minimum	Asian-American Peer Group Maximum
Stock Price / Book Value per Share	1.22x	0.16x	1.37x
Stock Price / Tangible Book Value per Share	1.22x	0.16x	1.70x
Stock Price / 2011 EPS Consensus Estimates(1)	14.5x	11.2x	27.8x
Stock Price / 2012 EPS Consensus Estimates(1)	10.6x	5.4x	19.0x
Premium / Core Deposits	3.9%	-17.7%	10.5%
Dividend Yield	0.00%	0.00%	0.27%

(1)	Per Thompson Financial.

Comparable Transaction Analysis. KBW reviewed publicly available information related to select comparably sized acquisitions of banks nationwide announced since December 31, 2007 with aggregate transaction values between $50 million and $750 million, excluding transactions in which the seller had ratios of NPAs to Loans & OREO greater than 4.5%. The 21 transactions included in the group were:

Acquiror:	Acquired Company:
Community Bank System, Inc.	Wilber Corporation
Old National Bancorp	Monroe Bancorp
F.N.B. Corporation	Comm Bancorp, Inc.
Eastern Bank Corporation	Wainwright Bank & Trust Company
National Australia Bank, Limited	F&M Bank-Iowa Central
Chemical Financial Corporation	O.A.K. Financial Corporation
Tower Bancorp, Inc.	First Chester County Corporation
M&T Bank Corporation	Provident Bankshares Corporation
Penseco Financial Services Corporation	Old Forge Bank
Hampton Roads Bankshares, Inc.	Gateway Financial Holdings, Inc.
Hillister Enterprises II, Inc.	Crosby Bancshares, Inc.
Yadkin Valley Financial Corporation	American Community Bancshares, Inc.
First Merchants Corporation	Lincoln Bancorp
Wells Fargo & Company	Century Bancshares, Inc.
First Citizens Bancorporation, Inc.	Community Bankshares, Inc.
Whitney Holding Corporation	Parish National Corporation
CapitalSource Inc.	Retail deposits and assets
Valley National Bancorp	Greater Community Bancorp
F.N.B. Corporation	Iron & Glass Bancorp, Inc.
Prosperity Bancshares, Inc.	1st Choice Bancorp, Inc.
Hampton Roads Bankshares, Inc.	Shore Financial Corporation

Transaction multiples for the merger were derived from an implied aggregate offer price of $285.7 million (based on stock prices as of December 8, 2010) for Center. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	last twelve months earnings per share (“LTM EPS”) based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition;

•	book value per share of the acquired company based on the latest publicly available financial statements of the company prior to the announcement of the acquisition;

•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company prior to the announcement of the acquisition;

•	total deposits based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition;

•

tangible common equity premium to core deposits (total deposits less time deposits greater than $100,000 each) based on the latest publicly available financial statements of the company prior to the announcement of the acquisition; and

•	market premiums based on the latest closing price one-day and one-month prior to the public announcement of the acquisition.

The results of the analysis are set forth in the following table:

Comparable Transaction Analysis

Transaction Price to:	Nara / Center Merger	Comparable Transactions Minimum	Comparable Transactions Maximum
LTM EPS	NM (1)	8.5x	35.6x
Book Value	1.31x	0.61x	3.37x
Tangible Book Value	1.32x	0.90x	3.37x
Deposits	15.9%	3.0%	35.9%
Core Deposit Premium	5.4%	1.3%	28.6%
Market Premium: One-Day	7.6%	19.3%	169.5%
Market Premium: One-Month	22.1%	(15.2%)	189.9%

(1)	Not meaningful.

No company or transaction used as a comparison in the above analysis is identical to Nara, Center or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning similarities and differences in financial and operating characteristics of the companies involved.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Center. In this analysis, KBW assumed discount rates ranging from 11.0% to 15.0% to derive (i) the present value of the estimated free cash flows that Center could generate over a five-year period, including certain cost savings forecasted as a result of the merger, and (ii) the present value of Center’s terminal value at the end of year five. Terminal values for Center were calculated based on a range of 8.0x to 16.0x estimated year six earnings. In performing this analysis, KBW used Center’s and Nara’s management’s estimates. Certain data were adjusted to account for restructuring charges anticipated by management to result from the merger and certain assumptions regarding growth and problem asset costs relating to Center were adjusted to align them with the corresponding assumptions used by Nara for its internal business planning purposes in late 2010. KBW assumed that Center would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Center.

Based on these assumptions, KBW derived a range of implied value of Center of $6.27 per share to $12.61 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Center.

Forecasted Pro Forma Financial Analysis. KBW analyzed the estimated financial impact of the merger on Nara’s 2011 estimated earnings per share. For both Nara and Center, KBW ran two scenarios, one using management estimates of earnings per share for 2011, and the other using consensus analyst estimates of earnings per share for 2011. In addition, KBW assumed that the merger will result in cost savings equal to Nara’s management’s estimates. Based on its analysis, KBW determined, in both scenarios, that the merger would be accretive to Nara’s estimated GAAP earnings per share in 2011.

Furthermore, the analysis indicated that Nara’s leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio would all remain at or above the levels specified in the bank regulatory definition of “well capitalized.” This analysis was based on internal projections provided by Nara’s and Center’s senior management teams. For all of the above analyses, the actual results achieved by Nara following the merger may vary from the projected results, and the variations may be material.

The Nara board retained KBW as an independent contractor to act as financial advisor to Nara regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Nara and Center. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Nara for KBW’s own account and for the accounts of its customers.

Under the engagement agreement entered into by Nara and KBW, Nara agreed to pay KBW a cash fee of $250,000 concurrently with the rendering of its opinion, the amount of which fee, to the extent paid, shall be credited against the amount of any contingent fee that becomes payable. Nara will pay to KBW at the time of closing of the merger a contingent cash fee equal to $1,500,000. Pursuant to the KBW engagement agreement, Nara also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, up to $25,000, incurred in connection with the engagement and to indemnify KBW and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. During the last two years, KBW has provided financial advisory and investment banking services to Nara and received approximately $4.6 million in aggregate fees for those services. In addition, KBW and DADCo were each granted a right of first refusal to act as co-lead managers in connection with Nara’s anticipated offering of common stock in connection with the merger.

Opinion of Center’s Financial Advisor

DADCo was retained to act as financial advisor to Center in connection with the merger and to render an opinion as to whether the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the stockholders of Center. At a meeting of Center’s board of directors held on December 8, 2010, DADCo rendered its opinion to the effect that, based upon and subject to the considerations set forth in the opinion and based upon such other matters as DADCo considered relevant, the exchange ratio was fair, from a financial point of view, to the stockholders of Center as of the date of the opinion.

The full text of the written opinion of DADCo, dated December 8, 2010, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this document and is incorporated herein by reference. Center’s stockholders should read the opinion in its entirety. DADCo provided its opinion for the information and assistance of Center’s board of directors in connection with its consideration of the merger. The DADCo opinion is not a recommendation as to how any holder of Center’s common stock should vote with respect to the merger.

In connection with rendering its opinion and performing its related financial analyses, DADCo reviewed, among other things:

•	a draft of the merger agreement dated December 8, 2010;

•

certain financial statements and other historical financial and business information about Center and Nara made available to DADCo from published sources and/or from the internal records of Center and Nara that DADCO deemed relevant;

•

consensus earnings estimates by quarter for the year 2010 and by quarter and annually for the years 2011 and 2012 published by Thompson Financial as of December 7, 2010 and the views of senior management of Center and Nara as well as limited discussions with senior management regarding past and present business, financial condition, results of operations and future prospects for Center and Nara;

•	the current market environment generally and the banking environment in particular;

•	the publicly reported historical price and trading activity for Center and Nara common stock;

•	the relative contributions of Center and Nara to the combined company;

•	a comparison of certain financial and stock market information for Center with similar publicly available information for certain other companies of which the securities are publicly traded;

•	the financial terms of certain other mergers of equals in the financial institutions industry, to the extent publicly available;

•

the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings that the managements of Center and Nara estimate will result from the merger; and

•	such other information, financial studies, analyses and investigations, and financial, economic and market criteria as DADCo considered relevant.

DADCo also has reviewed the final executed merger agreement and believes that none of the changes from the draft merger agreement on December 8, 2010 to the final executed merger agreement affected its fairness opinion or fairness opinion analysis in any material respects.

In rendering its opinion, DADCo assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to DADCo, discussed with or reviewed by or for DADCo, or publicly available, and DADCo has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Center or Nara, nor has DADCo been furnished with any such evaluation or appraisal. In addition, DADCo has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Center or Nara. DADCo has further relied on statements from the management of Center and Nara that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. DADCo did not make an independent evaluation of the adequacy of the allowance for loan losses of Center or Nara nor has DADCo reviewed any individual credit files relating to Center or Nara. DADCo has assumed that the respective allowances for loan losses for both Center and Nara are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. DADCo has assumed that there has been no material change in Center’s or Nara’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided.

DADCo has assumed in all respects material to the analysis that Center and Nara will remain as going concerns for all periods relevant to the analysis. It has also assumed in all respects material to the analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement will not be waived.

DADCo has assumed that, in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

In addition, DADCo has also assumed that the transaction will qualify as a tax-free reorganization. DADCo does not express any view as to, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for Center or the effect of any other transaction in which Center might engage. Additionally, DADCo is not expressing any opinion herein as to the prices at which the shares of Center or Nara currently trade or may trade in the future. The opinion of DADCo is necessarily based upon information available to DADCo and economic, market, financial and other conditions as they exist and can be evaluated on the date of the opinion.

Set forth below is a summary of the material financial analyses performed by DADCo in connection with rendering its opinion. The summary of the analyses of DADCo set forth below is not a complete description of the analyses underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by DADCo. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of December 7, 2010, the last trading day prior to the date on which DADCo made its presentation to Center’s board of directors, and is not necessarily indicative of market conditions after such date.

Contribution Analysis. DADCo computed the relative contributions of Center and Nara to (1) the total assets, gross loans, loan loss reserves, investment securities, total deposits, core deposits, total equity, tangible equity, tangible common equity, tier 1 capital and risk-based capital as of September 30, 2010, (2) interest income, interest expense, net interest income, non-interest income, non-interest expense, net income and pre-tax pre-provision income for the last twelve months ended September 30, 2010, (3) projected net income for years 2011 and 2012 based on consensus earnings estimates published by Thompson Financial as of December 7, 2010, and (4) market capitalization and total number of branch locations as of December 7, 2010

The results of this analysis are set forth in the following table ($ in thousands):

			Contribution %
Contribution	Nara	Center	Nara	Center
Balance Sheet
Total Assets	$2,984,976	$2,267,439	56.8%	43.2%
Gross Loans	2,174,757	1,578,908	57.9%	42.1%
Loan Loss Reserves	63,692	54,460	53.9%	46.1%
Investment Securities	504,596	306,445	62.2%	37.8%
Total Deposits	2,202,656	1,792,281	55.1%	44.9%
Core Deposits*	1,872,801	1,247,037	60.0%	40.0%
Total Equity	356,102	270,690	56.8%	43.2%
Tangible Equity	352,932	270,216	56.6%	43.4%
Tangible Common Equity	288,965	216,869	57.1%	42.9%
Tier 1 Capital	377,991	284,662	57.0%	43.0%
Risk-Based Capital	407,066	304,816	57.2%	42.8%

Income Statement—Last Twelve Months
Interest Income	$154,254	$96,379	61.5%	38.5%
Interest Expense	48,179	30,167	61.5%	38.5%
Net Interest Income	106,075	66,212	61.6%	38.4%
Non-Interest Income	25,607	16,416	60.9%	39.1%
Non-Interest Expense	60,819	47,874	56.0%	44.0%
Net Income	(13,785)	(8,233)	NM	NM
Pre-Tax Pre-Provision Income	70,863	42,790	62.4%	37.6%

Income Statement—Projected
Net Income—2011E	$12,542	$18,360	40.6%	59.4%
Net Income—2012E	27,743	25,145	52.5%	47.5%

Other Considerations
Market Capitalization	$338,282	$262,924	56.3%	43.7%
Branches	23	22	51.1%	48.9%

*	Core deposits include all non-jumbo CDs.

Selected Companies Analysis. DADCo reviewed and compared certain financial and stock market information, ratios and multiples for Center to corresponding financial and stock market information, ratios and multiples for (1) a group of ten publicly traded regional banks in the Western U.S. of similar size and credit condition and (2) a group of thirteen publicly traded regional banks in California set forth below:

Western U.S. Companies of Similar Size and Credit Condition*

•	CoBiz Financial, Inc.

•	Columbia Banking System, Inc.

•	First California Financial Group, Inc.

•	Heritage Commerce Corp

•	Heritage Financial Corporation

•	Nara Bancorp, Inc.

•	Pacific Continental Corporation

•	TriCo Bancshares

•	West Coast Bancorp

•	Wilshire Bancorp, Inc.

*	Consists of all publicly traded banks headquartered in the Western U.S. with total assets between $1.0 billion and $5.0 billion, and with a ratio of non-performing assets to total assets between 2.00% and 5.00%. The foregoing criteria are intended to capture companies within the Western United States that were relatively comparable to Nara and Center in terms of size, credit quality and financial condition.

California Companies**

•	Bank of Marin

•	CVB Financial Corp.

•	First California Financial Group, Inc.

•	Hanmi Financial Corporation

•	Heritage Commerce Corp

•	Nara Bancorp, Inc.

•	Pacific Mercantile Bancorp

•	PacWest Bancorp

•	Preferred Bank

•	Sierra Bancorp

•	TriCo Bancshares

•	Westamerica Bancorporation

•	Wilshire Bancorp, Inc.

**	Consists of all publicly traded banks headquartered in California with total assets between $1.0 billion and $10.0 billion. This list is geographically focused and is intended to capture all publicly traded banks that are relatively similar in size to Nara or Center, regardless of their financial condition or credit quality. Accordingly, DADCo did not apply the ratio of non-performing assets to total asset criteria in selecting comparable companies for this list.

DADCo calculated and compared selected multiples and ratios for Center and the selected companies based upon publicly available information. DADCo used balance sheet and income statement information at or for the fiscal quarter ended September 30, 2010 and market data as of December 7, 2010. For the financial statistics set forth below, DADCo relied on information published by SNL Financial LLC, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the banking industry. The selected multiples, statistics and ratios that were calculated and compared by DADCo were as follows:

•	Market capitalization as a multiple of stated tangible book value;

•	Ratio of market capitalization less tangible book value to core deposits (core deposit premium);

•	Ratio of tier 1 capital to average adjusted assets (leverage ratio);

•	Ratio of tier 1 capital to risk weighted assets (tier 1 ratio);

•	Ratio of total risk-based capital to risk weighted assets (risk-based capital ratio);

•	Ratio of tangible common equity to tangible assets;

•	Ratio of non-performing assets to total assets;

•	Ratio of loan loss reserve to non-performing assets;

•	Ratio of non-performing assets plus loans 90+ days past due to tangible book value plus loan loss reserve (commonly called the “Texas ratio”);

•	Ratio of net charge-offs to average total loans;

•	Net interest margin; and

•	Return on average assets.

		Selected Companies (Median)
	Center	Western US Companies	California Companies
Market capitalization as a multiple of stated tangible book value	121.2%	114.4%	109.2%
Ratio of market capitalization less tangible book value to core deposits* (core deposit premium)	3.62%	2.30%	2.26%
Ratio of tier 1 capital to average adjusted assets (leverage ratio)	12.55%	12.47%	10.01%
Ratio of tier 1 capital to risk weighted assets (tier 1 ratio)	18.04%	16.20%	14.10%
Ratio of total risk-based capital to risk weighted assets (risk-based capital ratio)	19.32%	17.46%	15.56%
Ratio of tangible common equity to tangible assets	9.57%	9.51%	8.34%
Ratio of non-performing assets to total assets	3.03%	3.76%	3.78%
Ratio of loan loss reserve to non-performing assets	79.4%	51.4%	50.0%
Ratio of non-performing assets plus loans 90+ days past due to tangible book value plus loan loss reserve (Texas ratio)	25.3%	37.3%	43.8%
Ratio of net charge-offs to average total loans	2.18%	1.69%	1.93%
Net interest margin	3.25%	4.06%	3.88%
Return on average assets	1.04%	0.44%	0.25%

*	Core deposits include all non-jumbo CDs.

Precedent Transactions Analysis. DADCo analyzed publicly available information for nine selected comparable “merger-of-equal” transactions in the commercial banking industry, consisting of:

•	Virginia Financial Group / FNB Corp.

•	Bank of New York Co. / Mellon Financial Corp.

•	UnionBancorp Inc. / Centrue Financial Corporation

•	Regions Financial Corp. / Union Planters Corp.

•	UNB Corp. / BancFirst Ohio Corp.

•	MB Financial Inc. / MidCity Financial Corporation

•	New York Community Bancorp / Richmond County Financial Corp.

•	First Place Financial Corp. / FFY Financial Corp.

•	National Commerce Bancorp / CCB Financial Corp.

DADCo calculated the premium to the stock price for the last trading day prior to the announcement of the transaction implied by the exchange ratio for the precedent transaction, the contribution to market value of each company in the precedent transaction, the contribution to tangible common equity of each company in the precedent transaction (before purchase accounting adjustments) and the pro forma ownership of each company in the precedent transaction, as well as certain non-financial terms of the precedent transactions, including a review of the composition of the board of directors of the combined company. The results of these analyses and reviews are summarized in the following table:

				% Contribution				Merger Results
Issuer / Partner	Announce Date	Deal Value ($M)	1-Day Premium	Market Capitalization		Tangible Common Equity		Pro Forma Ownership		Board Representation
				Issuer	Partner	Issuer	Partner	Issuer	Partner	Issuer	Partner
Virginia Financial Group/FNB Corp.	Jul-07	$240.2	2.9%	49.0%	51.0%	51.2%	48.8%	48.0%	52.0%	50.0%	50.0%
Bank of New York Co./ Mellon Financial Corp.	Dec-06	$16,864.4	0.0%	61.9%	38.1%	69.4%	30.6%	63.3%	36.7%	55.6%	44.4%
UnionBancorp Inc./ Centrue Financial Corporation	Jun-06	$54.3	5.3%	59.5%	40.5%	68.4%	31.6%	58.6%	41.4%	50.0%	50.0%
Regions Financial Corp./Union Planters Corp.	Jan-04	$6,000.8	0.0%	58.3%	41.7%	61.1%	38.9%	59.0%	41.0%	50.0%	50.0%
UNB Corp./BancFirst Ohio Corp.	Sep-01	$216.0	17.0%	52.0%	48.0%	46.4%	53.6%	47.0%	53.0%	50.0%	50.0%
MB Financial Inc./ MidCity Financial Corporation	Apr-01	$174.8	NA	NA	NA	31.4%	68.6%	40.0%	60.0%	47.1%	52.9%
New York Comm. Bancorp/Richmond County Fin. Corp.	Mar-01	$779.3	4.7%	59.9%	40.1%	46.8%	53.2%	60.0%	40.0%	55.6%	44.4%
First Place Financial Corp./FFY Financial Corp.	May-00	$71.5	4.8%	56.4%	43.6%	69.2%	30.8%	60.0%	40.0%	50.0%	50.0%
National Commerce Bancorp./CCB Financial Corp.	Mar-00	$1,920.6	25.2%	59.0%	41.0%	44.3%	55.7%	53.0%	47.0%	50.0%	50.0%

Accretion/Dilution Analysis. DADCo performed pro forma analyses of the financial impact of the merger on Center’s and Nara’s (1) estimated earnings per share on a GAAP basis for the second half of 2011 after the transaction closes and full year 2012, (2) pre-tax pre-provision earnings per share for the annualized Q3 2010 and (3) estimated closing tangible book value per share. The following assumptions were applied:

•	Transaction closes June 30, 2011;

•	Financial data as of September 30, 2010;

•	42% marginal corporate tax rate on transaction and earnings adjustments;

•	Consensus earnings estimates by equity research analysts, as published by Thompson Financial, by quarter for the year 2010 and by quarter and annually for the years 2011 and 2012;

•	Center and Nara total asset growth of 2.7% and 5.7%, respectively, until closing;

•	Center’s options are converted into Nara’s options on the basis of the exchange ratio;

•	Restructuring charge of $10.7 million at closing, 3.00% pre-tax opportunity cost of cash;

•	Assumes a total fair market value adjustment on Center’s loan portfolio of 8.00% (including the estimated existing loan loss reserves at closing);

•	Pre-tax annual cost savings of $11.2 million: $2.8 million realized in 2011 and $11.2 million realized in 2012;

•	No revenue synergies included;

•	Assumes Center and Nara continue policy of not paying dividends; and

•	Assumes neither Center nor Nara repurchases the outstanding preferred stock or warrants issued to the Treasury Department under the TARP Capital Purchase Program.

	Nara	Center
Earnings per Share
Second Half 2011	44.0%	-6.6%
2012	23.2%	11.1%
Pre-Tax Pre-Provision EPS
Annualized Q3 2010	-1.5%	44.6%
Tangible Book per Share
At Close (Q2 2011)	-18.8%	-14.5%

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, DADCo considered the results of all of the analyses and factors and did not isolate specific analyses or factors nor reach separate conclusions as to whether or not any particular analysis or factor supported its opinion; rather, DADCo made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the underlying analyses and factors. Accordingly, DADCo believes that its analyses must be considered as a whole and that selecting portions of its analyses or certain factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the processes underlying its opinion.

In its analyses, DADCo made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and various other matters, many of which are beyond the control of the parties and their advisors. Furthermore, no company or transaction used in the analysis is identical to Center, Nara or the proposed merger. Rather, the analyses of comparable companies and transactions involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition, public trading or other values of the companies or transactions being compared.

DADCo prepared its analyses for purposes of providing its opinion to Center’s board of directors as to the fairness from a financial point of view to holders of shares of Center common stock of the exchange ratio and to assist Center’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Center, Nara, DADCo or any other person assumes responsibility if future results are materially different from those forecasted.

DADCo’s opinion was one of many factors considered by the Center board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Center or management with respect to the merger or the exchange ratio.

DADCo and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. DADCo acted as financial advisor to Center in connection with, and participated in certain of the negotiations leading to, the merger.

DADCo is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, DADCo and its affiliates may provide such services to Center, Nara and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Center and Nara for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. DADCo has not held any shares of Nara common stock for investment accounts nor has it provided any financial or investment advisory services to Nara in the past two years. DADCo has not received any financial advisory, investment banking or similar fees from Center during the last two years.

Center selected DADCo as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Prior to its engagement, DADCo had provided general information and advice about the community banking sector to the former Chief Executive Officer of Center. DADCo was not compensated for this advice. Pursuant to a letter agreement dated December 3, 2010, Center engaged DADCo as its financial advisor in connection with the contemplated transaction. Before entering into its agreement with DADCo, Center learned of the proposed terms of Nara’s engagement of KBW. Center requested and received the same financial terms from DADCo. Pursuant to the terms of the engagement letter, Center agreed to pay DADCo a cash fee of $250,000 concurrently with the rendering of its opinion, the amount of which fee will be credited against the amount of any contingent fee that becomes payable. Center will pay to DADCo at the time of closing of the merger a contingent cash fee equal to $1,500,000. Center has also agreed to reimburse DADCo for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify DADCo and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. DADCo may provide investment banking services to the combined company in the future and may receive future compensation. In addition, KBW and DADCo were each granted a right of first refusal to act as co-lead managers in Nara’s anticipated offering of common stock in connection with the merger.

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the boards of directors of Nara and Center to vote for the proposal to adopt and approve the merger agreement, stockholders of Nara and Center should be aware that members of the board of directors and executive management may be considered to have interests in the merger that may differ from those of the stockholders of Nara and Center. Except as described below, the Nara and Center boards of directors were aware of these interests during their deliberations on the merits of the merger and in making their decisions to recommend to the respective stockholders of Nara and Center that they vote to adopt and approve the merger agreement.

Interests of Nara Directors and Executive Officers

Nara Management and Board of Directors Positions

The merger agreement provides that Alvin Kang, Nara’s current President and Chief Executive Officer, will remain Chief Executive Officer of the combined company for a period of at least 18 months commencing on the effective date of the merger. In addition, Ki Suh Park, the current Chairman of the Board of Nara, will become Chairman of the Board of the combined company and Scott Whang, a current director of Nara, will become Vice Chairman of the Board of the combined company’s bank subsidiary at the effective time of the merger. The merger agreement provides for the Nara bylaws to be amended upon the consummation of the merger to reflect these arrangement and to provide that a 66% vote of the entire board will be required to remove Alvin Kang from the position of Chief Executive Officer without his consent during the 18-month integration period. In addition, any amendment to, or termination of, any employment agreement that Alvin Kang may have with Nara to which Alvin Kang does not consent during the 18-month period will require the affirmative vote of at least a majority of the entire board, including the vote of at least one Nara director that held such position prior to the merger, with Alvin Kang abstaining. Other members of Nara’s management will serve in senior management positions at the combined company. For further information, see “—Board of Directors and Management After the Merger” below.

Special Director Compensation

On February 24, 2011, the Nara board approved the payment of additional special director compensation to two of its board members in light of the additional duties of such members. Scott Whang, an independent director of Nara, served as lead negotiator at the request of the Nara board during the negotiations between Nara and Center leading up to the execution of the merger agreement on December 9, 2010. The Nara board approved the payment of an additional board fee of $30,000 to Scott Whang in consideration of such services. The Nara board appointed Scott Whang and Hyon Man Park (John Park), another independent director of Nara, as representatives of Nara to serve on a Consolidation Committee. The committee, which also includes two members from the Center board, has the responsibility of addressing consolidation and integration issues in connection with the consummation of the holding company merger and the bank merger, including integration of the operations, business and management of Nara and Center. The Nara board approved the payment of additional compensation of $2,000 per month to each of Scott Whang and John Park for serving on the Consolidation Committee, which payments commenced in January 2011.

Interests of Center Directors and Executive Officers

Center Management and Board of Directors Positions

Chang Hwi Kim, a current director of Center, will become Vice Chairman of the Board of the combined company and Kevin S. Kim, a current director of Center, will become Chairman of the Board of the combined company’s bank subsidiary at the effective time of the merger. The merger agreement provides for the Nara bylaws to be amended upon the consummation of the merger to reflect this arrangement. Other members of Center’s management will serve in senior management positions at the combined company. For further information, see “—Board of Directors and Management After the Merger” below.

Indemnification and Insurance

The merger agreement provides that, upon completion of the merger, Nara will, to the fullest extent permitted by law, indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Center and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under Center’s articles of incorporation, bylaws and indemnification agreements, if any.

The merger agreement also provides that Nara will maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by Center, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although Nara will not be required to make annual premium payments in excess of 250% of the premiums paid by Center as of the date of the merger agreement for directors’ and officers’ liability insurance, and instead will be required to maintain policies of insurance which, in Nara’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of such premiums paid by Center. In lieu of the foregoing requirements, Center, in consultation with, but only upon the consent of, Nara, may obtain on or prior to the effective date of the merger a six-year “tail” policy or “extended discovery period” under Center’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described above if and to the extent that the same may be obtained for an amount that does not exceed Center’s current annual premium.

Special Director Compensation

Following the execution and delivery of the merger agreement, in February 2011, the Center board approved the payment of additional special director compensation to two of its board members in light of the additional duties of such members. Specifically, Kevin Kim, an independent director of Center, served as lead negotiator at the request of the Center board during the negotiations with Nara and Center leading up to the execution of the merger agreement on December 9, 2010. In consideration of Mr. Kim’s services in supervising the merger negotiations, the Center board approved the payment to Mr. Kim of an additional board fee of $30,000.

In addition, following the execution of the merger agreement, the Center board appointed Kevin Kim to perform additional duties relating to the management and direction of Center and Center Bank pending the consummation of the merger. These additional director duties include overseeing and supervising management’s efforts to maintain the integrity of Center Bank’s business operations and current work force pending completion of the merger, facilitating an orderly transition to Richard Cupp’s tenure as Interim Chief Executive Officer and President of Center and Center Bank, and addressing merger issues and otherwise preparing Center and Center Bank for consummation of the merger. Mr. Kim has performed these roles at the request of the Center board since the election of Richard Cupp as Interim Chief Executive Officer and President on January 6, 2011. In consideration of Mr. Kim’s additional services as a director, the Center board authorized a grant of 15,000 restricted shares of Center common stock, which shares shall vest immediately upon grant. Center issued 10,000 restricted shares of its common stock to Mr. Kim on February 28, 2011, and issued an additional 5,000 restricted shares of its common stock on March 31, 2011. The Center board’s resolution establishing these arrangements provided that Mr. Kim could receive an additional 5,000 restricted shares of Center common stock if he continued to perform the additional director duties described above after March 31, 2011. The additional 5,000 restricted shares were authorized for issuance by the Center board and issued to Mr. Kim on April 13, 2011.

Following the execution of the merger agreement, the Center board also appointed Kevin Kim and Chang Hwi Kim, another independent director of Center, as representatives of Center to serve on a Consolidation Committee. The committee, which includes two members from the Nara board, has the responsibility of addressing consolidation and integration issues in connection with the consummation of the holding company merger and the bank merger, including integration of the operations, business and management of Nara and Center. At the February 2011 board meeting, the Center board approved the payment of additional compensation of $2,000 per month to each of the delegates of the Center board serving on the Consolidation Committee, starting from January 2011.

The merger agreement prohibits both Center and Nara from making changes in the compensation of their directors and officers or issuing stock or stock options without the consent of the other. Center sought and received such approval with respect to the special director compensation described in this section.

Employment Agreement

On January 6, 2011, Center and Center Bank entered into an at-will employment letter agreement with Richard S. Cupp in connection with his appointment as Chief Executive Officer and President of Center and Center Bank (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Cupp will serve in these capacities until the earlier of December 31, 2011 or the close of the pending merger with Nara (the “Term”). The Letter Agreement calls for a base salary at an annual rate of $300,000 during the Term and customary employee benefits and perquisites which Center generally makes available to its executive officers.

Pursuant to the Letter Agreement, Mr. Cupp will also receive a cash bonus of $30,000 if he remains employed through the end of the Term and his employment is not terminated by him or by reason of his death or disability. In addition, Center has granted Mr. Cupp a restricted stock award (“RSA”) covering 3,979 shares of Center common stock at $7.54 per share with an aggregate award value of $30,000 effective as of January 6, 2011. Such RSA shall vest if and only if Mr. Cupp remains employed with Center through the end of the Term and his employment is not terminated by him or by reason of his death or disability. The Compensation Committee of Center determined Mr. Cupp’s compensation by assessing, among other items, (i) his banking and financial institution background, including his experience as president and chief executive officer of various community banks, (ii) the scope of responsibilities associated with Mr. Cupp’s positions at Center and Center Bank, (iii) the compensation paid for similar positions at comparable institutions and (iv) the compensation previously paid to the prior President and Chief Executive Officer of Center and Center Bank.

Board of Directors and Management After the Merger

Board of Directors. The board of directors of the combined company after the merger will consist of 14 members. Seven of these members will be the current directors of Nara, including Ki Suh Park, whom we collectively refer to (along with their replacements, if any) as “continuing Nara directors.” The remaining seven members of the board of directors of the combined company after the merger will be the current directors of Center, including Chang Hwi Kim, whom we collectively refer to (along with their replacements, if any) as “continuing Center directors.”

During the period beginning on the effective date of the merger and ending on a date selected by the directors of the combined company not later than the second anniversary, nor earlier than the first anniversary, of such effective date (which period we refer to as the “integration period”), any vacancy on the board of directors of the combined company will be filled by a nominee proposed to the Nomination and Governance Committee of the board of directors. If the vacancy is created by the cessation of service of a continuing Nara director, the nominee so proposed must first have been approved by a majority of the continuing Nara directors. Similarly, if the vacancy is created by the cessation of service of a continuing Center director, the nominee so proposed must first have been approved by a majority of the continuing Center directors. Based on any such approval, the Nomination and Governance Committee will propose to the full board of directors that such nominee be appointed to the board of directors. The arrangements described above will be included in the amendments to the bylaws of Nara to become effective no later than the completion of the merger that are described under “—Amendments to Bylaws” below.

Board Committees. During the integration period, all committees of the board of directors of the combined company will consist of equal numbers of continuing Nara directors and continuing Center directors. The Nomination and Governance Committee and the Human Resources and Compensation Committee will each be chaired by a continuing Center director. In addition, the amended bylaws of the combined company after the merger will provide for the creation of a Consolidation Committee of the board of directors, which will be chaired by a continuing Center director, initially Chang Hwi Kim. The Consolidation Committee will be responsible for developing integration policies and procedures for the combined company and overseeing management’s efforts in implementing such policies and procedures.

Director Nominees. Biographical information with respect to the nominees for director of Center, who will be the Center designees to the board of directors of the combined company after the merger, is set forth under “Election of Directors and Other Proposals to be Considered at the Center Annual Meeting—Center Proposal 2: Election of Directors” beginning on page 139. Biographical information with respect to the nominees for director of Nara, who will be the Nara designees to the board of directors of the combined company after the merger, is set forth under “Election of Directors and Other Proposals to be Considered at the Nara Annual Meeting—Nara Proposal 2: Election of Directors” beginning on page 108.

Executive Management. The persons jointly selected by the boards of directors of Nara and Center to be the senior executive officers of the combined company are shown in the following table, together with their current positions with Nara or Center. As discussed in more detail under “—Interests of Directors and Executive Officers in the Merger—Interests of Nara Directors and Executive Officers” above, Alvin Kang will serve as the Chief Executive Officer of the combined company during the 18-month period commencing upon the completion of the merger. Each of the other persons listed will serve in the respective positions listed at the discretion of the board of directors of the combined company.

Senior Executive Officers of the Combined Company

Name	Position with Combined Company	Current Position
Alvin D. Kang	Chief Executive Officer	President and Chief Executive Officer Nara

Bonita I. Lee	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer Nara

Lisa Kim Pai	Executive Vice President and Chief Legal and HR Officer	Executive Vice President, General Counsel, Chief Risk Officer and Corporate Secretary Center

Philip E. Guldeman	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer Nara

Jason Kim	Executive Vice President and Chief Lending Officer	Executive Vice President and Chief Credit Officer Center

Mark Lee	Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer Nara

Sook Kyong Goo	Executive Vice President and Chief Operations Administrator	Executive Vice President and Chief Operations Officer Center

Myung-Hee Hyun	Executive Vice President and Chief Deposit Officer	Executive Vice President and Chief Operations Administrator Nara

Kyu S. Kim	Executive Vice President and Chief Retail Banking Officer (Eastern Region)	Executive Vice President and Eastern Regional Manager Nara

United States Federal Income Tax Consequences of the Merger

General. The following discussion (including the opinions set forth herein) describes the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Center common stock. This discussion does not address the tax consequences to U.S. holders of Center preferred stock. This discussion does not address the tax consequences to Nara stockholders because they are not exchanging stock in the merger. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this document. Further, this discussion only addresses Center stockholders that hold their shares of Center common stock as a capital asset within the meaning of Section 1221 of the Code. Additionally, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Center common stockholder in light of such holder’s particular circumstances or that may be applicable if a holder is subject to special treatment under the United States federal income tax laws, including if a holder is:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for securities;

•	a Center stockholder subject to the alternative minimum tax provisions of the Code;

•	a Center stockholder who received Center common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of options granted under any Center benefit plan; or

•	a Center stockholder who holds Center common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Center common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Center common stock, you should consult your tax advisor.

In addition, tax consequences arising under state, local and foreign law or under U.S. federal laws other than U.S. federal income tax laws are not addressed in this document.

The Merger. Nara and Center have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that Nara and Center each receive a legal opinion that the merger will so qualify. In addition, the discussion herein under the heading “United States Federal Income Tax Consequences of the Merger” sets forth the opinion of Mayer Brown LLP, counsel to Nara, and Morrison & Foerster LLP, counsel to Center, as to the material federal income tax consequences of the merger generally applicable to the U.S. holders of Center common stock as a result of the merger.

Based on representations contained in representation letters provided by Nara and Center and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth above under “—General,” it is the opinion of Mayer Brown LLP and Morrison & Foerster LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that the material United States federal income tax consequences of the merger generally applicable to the U.S. holders of Center common stock will include the following:

•	no gain or loss will be recognized by Nara or Center as a result of the merger;

•

a Center stockholder will not recognize gain or loss on the exchange of Center common stock solely for Nara common stock, except with respect to any cash received in lieu of issuance of a fractional share of Nara common stock;

•

a Center stockholder’s aggregate tax basis in the Nara common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will equal the holder’s aggregate tax basis in the Center common stock surrendered; and

•

a Center stockholder’s holding period for the Nara common stock received in the merger (including any fractional share interest deemed to be received and exchanged for cash) will include the holder’s holding period for the shares of Center common stock surrendered.

Cash Instead of Fractional Shares. A Center stockholder will generally recognize capital gain or loss on any cash received instead of a fractional share of Nara common stock equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if the Center stockholder’s holding period in Center common stock surrendered in the merger is greater than one year as of the date of the merger.

Closing Condition Tax Opinions. It is a condition to the closing of the merger that Nara and Center will receive opinions from Mayer Brown and Morrison & Foerster, respectively, dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on updated representation letters provided by Nara and Center to be delivered at the time of closing and on customary factual assumptions. Although the merger agreement allows us to waive this condition to closing, we currently do not anticipate doing so.

Neither of these tax opinions will be binding on the Internal Revenue Service. Nara and Center have not sought and do not intend to seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and, as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Dissenting Center Stockholders. The above discussion does not apply to Center stockholders who properly perfect dissenters’ rights. Any Center stockholder who dissents from the merger and receives solely cash in exchange for such Center common stock will generally recognize capital gain or loss equal to the difference between the amount of cash received by the dissenting Center stockholder and the stockholder’s adjusted tax basis in the Center common stock surrendered. Such capital gain or loss will be long-term capital gain or loss if the holder held the Center common stock for more than one year.

Backup Withholding. If you are a non-corporate holder of Center common stock, you may be subject to information reporting and backup withholding on any cash payments received instead of a fractional share interest in Nara common stock (or cash payments received in the case of a dissenting Center stockholder). You will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method of accounting, with Nara being considered the acquirer based, among other factors, on the relative sizes of the two companies. Under the acquisition method of accounting, the assets and liabilities of Center as of the effective time of the merger will be recorded at their respective fair values and added to those of Nara, while the recorded assets and liabilities of Nara will be carried forward at their recorded amounts. All identifiable intangibles of Center will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of the fair value of the shares of Nara stock issuable in connection with the merger, exceeds the fair value of the net assets, including identifiable intangibles, of Center at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identifiable intangibles will be amortized over their estimated lives. Financial statements of Nara issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Center. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements” beginning on page 90.

Regulatory Approvals

To complete the merger, we must obtain prior approval from the DFI, the FDIC for the bank merger, and from the Federal Reserve Board for the holding company merger. We have agreed to cooperate with each other and to use all reasonable best efforts to comply promptly with applicable legal requirements to obtain required regulatory and other approvals and to complete the merger and the bank merger as soon as practicable.

Applications for approval of the bank merger by the DFI and the FDIC were filed with those agencies on May 19, 2011. It is anticipated that Nara will file an application for approval of the holding company merger by the Federal Reserve Board at a later date to be determined pursuant to ongoing discussions of Nara and Center with the FRBSF.

There can be no assurance that the required regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger.

Federal Reserve Board Approval. Federal Reserve Board approval of the merger must be obtained under the Bank Holding Company Act of 1956, or BHCA. In reviewing merger transactions under the BHCA, the Federal Reserve Board considers, among other factors, the competitive impact of the merger. The Federal Reserve Board also considers the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served, as well as the companies’ complying with money laundering laws. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application for the merger, and it is authorized to hold a public meeting or other proceeding if it determines that such hearing or proceeding would be appropriate.

Under the Community Reinvestment Act of 1977, or CRA, the Federal Reserve Board must take into account the record of performance of each party to a merger in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the companies and their subsidiaries. As of their last respective examinations, each of Nara Bank and Center Bank was rated “satisfactory” with respect to CRA compliance.

FDIC and DFI Approval. The prior approval of the FDIC under the Bank Merger Act provisions of the Federal Deposit Insurance Act and of the DFI under the California Financial Code will be required to complete the contemplated merger of Nara Bank with and into Center Bank. In reviewing the merger of the banks, the FDIC and the DFI will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity.

Contemplated Capital Transaction

Although completion of a capital raising transaction is not a condition to either company’s obligations under the merger agreement, Nara and Center anticipate that capital will be raised for the benefit of the combined company through a public offering of Nara common stock to be made at or prior to the completion of the merger. The amount of capital to be raised has not been decided upon, but Nara and Center currently contemplate an aggregate offering price of up to $150 million. The actual amount of the offering, as well as the timing, method and number of shares offered, may vary, depending upon market conditions at the time of the proposed offering, regulatory considerations and other factors.

Both Nara and Center, and their respective bank subsidiaries, currently meet all regulatory capital requirements applicable to them, including those applicable to Center under the memorandum of understanding it has entered into with the FDIC and the DFI. In determining the actual amount of the proposed offering Nara and Center will consider a variety of factors, including the current capital levels of both companies and their subsidiary banks, their views regarding appropriate levels of loan loss reserves, the accounting adjustments that will be made to the assets and liabilities of Center to record the merger under the acquisition method of accounting (which will require the recording of Center’s assets and liabilities at fair value), the desire of both Center and Nara that the combined company have sufficient capital to be able, at an appropriate time, to retire the TARP preferred stock and common stock purchase warrants previously issued by both companies that will remain outstanding following the merger and the desirability of maintaining strong capital ratios to support prudent growth. The retirement of the outstanding TARP preferred stock and warrants after the completion of the merger would require regulatory approvals which have not been requested in connection with the merger.

One or more of the approvals of the merger being sought from the DFI, the FDIC and the Federal Reserve Board is likely to be conditioned upon Nara completing a capital raising transaction. The amount of capital that would be required by such a condition has not been determined as of the date hereof, but Nara and Center believe, based primarily on their internal capital planning analyses, that the amount of capital that would be required to be raised solely for purposes of complying with such a condition would be substantially less than $150 million. Depending on market conditions, Nara and Center may decide to seek in the capital offering only the amount of capital required for approval of the merger.

Under the merger agreement, an offering of Nara common stock, whether public or private, would require the consent of Center, but would not result in any change in the exchange ratio provided for in the merger agreement. As a result, the shares issued in the offering would proportionately reduce the respective ownership percentages of the historic Nara and Center stockholders in the combined company from the respective 55% and 45% aggregate interests that such stockholders would have in the common stock of the combined company upon completion of the merger if the proposed offering were not conducted until after the merger is completed.

Exchange of Center Stock Certificates

Promptly after the merger is completed, if you are a Center stockholder, the combined company’s exchange agent will mail to you a letter of transmittal form and instructions for use in surrendering your Center stock certificates in exchange for the whole shares of Nara common stock which you are entitled to receive under the merger agreement and payment in lieu of the issuance of any fractional shares of Nara common stock which you would otherwise be entitled to receive.

DO NOT SUBMIT YOUR CENTER STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

Center stockholders will receive statements indicating book-entry ownership of Nara stock and may request stock certificates representing the number of full shares of Nara stock to which they are entitled under the merger agreement. Center stockholders also will receive a check in the amount of any cash payment that they are entitled to receive pursuant to the merger agreement in lieu of any fractional shares of Nara common stock that would have been otherwise issuable to them as a result of the merger, without interest. In accordance with the merger agreement, the amount of cash payable to a Center stockholder will be determined by multiplying the fractional number of shares that a stockholder would otherwise receive by the closing price per share of Nara common stock as reported by the Nasdaq Global Select Market on the last trading day immediately preceding the completion of the merger.

Nara will be entitled to deduct and withhold from any consideration payable to any Center stockholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Treatment of Stock Options and Other Equity-Based Awards

As of June 30, 2011, Center had outstanding stock options issued to employees for the purchase of an aggregate of 583,344 shares of Center common stock that were issued pursuant to Center’s 2006 Stock Incentive Plan and 77,462 shares of Center common stock had been issued pursuant to awards under that plan to employees that remain subject to certain restrictions on transfer and possible forfeiture for specified vesting periods, which we refer to as Center restricted shares. When the merger is completed:

•

each outstanding and unexercised option to purchase Center common stock will become an option to purchase a number of shares of Nara common stock equal to the number of shares of Center common stock which could be purchased under the option multiplied by the exchange ratio and the exercise price per share of the Center option will be adjusted by dividing the per share exercise price of each option by the exchange ratio; and

•

each Center restricted share award will be converted into the number of restricted shares of Nara common stock equal to the number of Center restricted shares comprising the award multiplied by the exchange ratio and, except for the foregoing adjustment, each such Nara restricted share will have the same restrictions, terms and conditions as were applicable to the Center restricted shares immediately prior to the completion of the merger.

As of June 30, 2011, stock options for the purchase of a total of 427,250 shares of Nara common stock and performance units relating to 33,000 shares of Nara common stock are outstanding under the Amended Nara 2007 Equity Incentive Plan. The merger will not affect the terms of any of such stock options or performance units.

Dissenters’ Rights for Center Stockholders

Any Center stockholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the California General Corporation Law, or CGCL, which consists of Sections 1300-1313, may result in the loss of a stockholder’s statutory dissenters’ rights. In such case, such stockholder will be entitled to receive shares of Nara stock as provided in the merger agreement.

The following discussion is a summary of Sections 1300 through 1313 of the CGCL, which sets forth the procedures for Center stockholders to dissent from the proposed merger and to demand statutory dissenters’ rights of appraisal of their shares under the CGCL. The following discussion is not a complete statement of the provisions of the CGCL relating to the rights of Center stockholders to receive payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Sections 1300 through 1313 of the CGCL, which are provided in their entirety as Annex D to this document.

All references in Sections 1300 through 1313 of the CGCL and in this summary to a “stockholder” are to the holder of record of the shares of Center stock as to which dissenters’ rights are asserted. A person having a beneficial interest in the shares of Center stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

Chapter 13 of the CGCL provides Center stockholders who do not vote “FOR” adoption and approval of the merger with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and be paid in cash, the fair market value of the Center shares owned by such stockholders as of August 1, 2011, the record date for Center’s annual stockholders meeting. In accordance with Chapter 13 of the CGCL, the fair market value of Center shares will be their fair market value determined as of December 8, 2010, the last day before the first public announcement of the terms of the merger, exclusive of any appreciation or depreciation in the value of the shares in consequence of the merger. Because Center’s common stock is listed on the Nasdaq Global Select Market, Center’s common stockholders will be entitled to dissent and seek payment of the fair market value of their shares only if holders of 5% or more of Center’s outstanding common stock properly dissent from the merger and demand payment of fair market value. The holder of any shares of Center common stock with respect to which there exists any restriction on transfer imposed by Center or by any law or regulation and the U.S. Treasury Department, as the holder of Center’s Series A Preferred Stock, will have dissenters’ rights of appraisal irrespective of the percentage of holders that dissent from the merger.

Even though a stockholder who wishes to exercise dissenters’ rights may be required to take certain actions before Center’s annual stockholders meeting, if the merger agreement relating to the merger is later terminated and the merger is abandoned, no Center stockholder will have the right to any payment from Center, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys’ fees, by reason of having taken that action. The following discussion is subject to the foregoing qualifications.

Not Vote “FOR” the Merger. Any Center stockholder who desires to exercise dissenters’ rights must not have voted his, her or its shares “FOR” adoption and approval of the merger. If a Center stockholder returns a proxy without voting instructions or with instructions to vote “FOR” adoption and approval of the merger, or votes in person at the Center stockholders’ annual meeting “FOR” adoption and approval of the merger, his, her or its shares will be counted as votes in favor of the merger and such stockholder will lose any dissenters’ rights.

Written Demand for Payment. In addition, to preserve dissenters’ rights, a Center stockholder must make a written demand for the purchase of the stockholder’s dissenting shares and payment to the stockholder of their fair market value. Simply failing to vote for, or voting against, the merger does not constitute a proper written demand under the CGCL. To comply with the requirements under the CGCL, the written demand must:

•	be received by Center not later than the date of the Center annual meeting;

•	specify the stockholder’s name and mailing address and the number and class of shares of Center stock held of record which the stockholder demands that Center purchase;

•	state that the stockholder is demanding purchase of the shares and payment of their fair market value; and

•

state the price which the stockholder claims to be the fair market value of the shares as of December 8, 2010. The statement of fair market value constitutes an offer by the stockholder to sell the shares to Center at that price.

Any written demands for payment should be sent to Center Financial Corporation, Attn: Lisa K. Pai, Executive Vice President and General Counsel, 3435 Wilshire Blvd., Suite 700, Los Angeles, California 90010. Shares of Center stock held by stockholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their dissenters’ rights are referred to in this summary as “dissenting shares.”

Notice of Approval by Center. If the merger is approved by the Center stockholders, Center is required within 10 days after the approval to send to those Center stockholders who have not voted “FOR” adoption and approval of the merger a written notice of the Center stockholder approval, accompanied by a copy of Sections 1300, 1301, 1302, 1303, and 1304 of the CGCL, a statement of the price determined by Center to represent the fair market value of the dissenting shares as of December 8, 2010, and a brief description of the procedure to be followed if the stockholder desires to exercise dissenters’ right under the CGCL. The statement of price determined by Center to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Center to purchase the dissenting shares at the stated price if the merger closes and the dissenting shares do not otherwise lose their status as such. Within 30 days after the date of the mailing of the notice of stockholder approval, a dissenting stockholder must submit to Center or its transfer agent for endorsement as dissenting shares, the stock certificates representing the Center shares as to which such stockholder is exercising dissenter’s rights. If the dissenting shares are uncertificated, then such stockholder must provide written notice of the number of shares which the stockholder demands that Center purchase within 30 days after the date of the mailing of the notice of stockholder approval.

Payment of Agreed upon Price. If Center and a dissenting stockholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting stockholder is entitled to receive the agreed price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value. If Center denies that shares are dissenting shares or the stockholder fails to agree with Center as to the fair market value of the shares, then, within six months after notice of approval of the merger is sent by Center to its stockholders, any stockholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the superior court in the proper California county praying the court to determine whether the shares are dissenting shares or to determine the fair market value of the holder’s shares, or both, or may intervene in any action pending on such complaint.

On the trial of the action, the court determines the issues. If the status of the shares as dissenting shares is in issue, the court first determines that issue. If the fair market value of the dissenting shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the shares.

If the court appoints an appraiser or appraisers, the appraiser or appraisers shall proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, shall make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

If a majority of the appraisers fail to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court determines the fair market value of the dissenting shares. Subject to Section 1306 of the CGCL, judgment is rendered against Center for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares that any dissenting stockholder who is a party, or who has intervened, is entitled to require Center to purchase, with interest at the legal rate from the date on which the judgment is entered. Any party may appeal from the judgment.

The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the appraisal determined by the court is more than the price offered by Center, Center pays the costs (including, in the discretion of the court, attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date the stockholder made the demand and submitted shares for endorsement if the value awarded by the court for the shares is more than 125% of the price offered by Center).

Maintenance of Dissenting Share Status. Except as expressly limited by Chapter 13 of the CGCL, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Center consents to the withdrawal.

Dissenting shares lose their status as dissenting shares, and dissenting stockholders cease to be entitled to require Center to purchase their shares, upon the happening of any of the following:

•	the merger is abandoned;

•	the shares are transferred before their submission to Center for the required endorsement;

•

the dissenting stockholder and Center do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Center nor the stockholder files a complaint or intervenes in a pending action within six months after Center mails a notice that its stockholders have approved the merger; or

•	with Center’s consent, the dissenting stockholder withdraws the stockholder’s demand for purchase of the dissenting shares.

To the extent that the provisions of Chapter 5 of the CGCL (which places conditions on the power of a California corporation to make distributions to its stockholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting stockholders will become creditors of Center for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of Center in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CGCL.

Limited Exercise of Dissenters Rights is a Condition of Closing for Nara. Under the merger agreement, Nara will not be required to complete the merger if Center stockholders holding 6% or more in the aggregate of all issued and outstanding Center common stock have exercised dissenters’ rights. As a result, exercise of dissenters’ rights by holders of 6% or more of the Center common stock could prevent the merger from going forward.

Delisting and Deregistration of Center Stock After the Merger

Prior to the completion of the merger, each of Nara’s common stock and Center’s common stock will continue to be listed on the Nasdaq Global Select Market. Upon completion of the merger, the Center common stock currently listed on the Nasdaq Global Select Market will cease to be listed and will be removed from registration under the Exchange Act.

Litigation Relating to the Merger

On May 2, 2011, a purported class action, captioned Rational Strategies Fund v. Jhung, et al., No. BC460783, was filed in the Los Angeles County Superior Court against Center, Center’s directors and Nara. The plaintiff alleges that it owns an unspecified number of Center shares and seeks to sue on behalf of a class of all Center shareholders. The plaintiff further alleges that Center’s directors breached their fiduciary duties in connection with their approval of the proposed merger with Nara by (i) embarking on a plan to sell Center notwithstanding its prospects for growth, (ii) delegating the task of selling Center to one individual (Kevin Kim, one of Center’s directors), (iii) negotiating with only one buyer, (iv) causing Center to enter into an agreement to be sold at an unfair purchase price and (v) entering into a merger agreement with “preclusive” deal protections such as a “no solicitation” or “no-shop” clause and a termination fee. The complaint alleges that the proposed merger is not in the best interests of the Center stockholders but was approved by Center’s directors because they will become directors of the combined company if the merger occurs and that Kevin Kim put his personal interests ahead of the stockholders’ interests because he received compensation for acting as the lead negotiator for Center. The compensation received by Mr. Kim for his work in connection with the merger is discussed in this document under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Center Directors and Executive Officers—Special Director Compensation.”

The complaint also alleges that the preliminary form of this proxy statement/prospectus filed by Nara and Center in connection with the proposed merger failed to disclose certain facts or information, including but not limited to projections that Center furnished to Nara’s financial advisor, certain historical financial and business information furnished to DADCo, whether DADCo received any compensation for services rendered to Nara and the value of any Nara securities held by DADCo, and more detailed information about what was discussed at various meetings discussed in this document under the heading “The Merger—Background of the Merger.” The complaint alleges that Nara aided and abetted the alleged breaches of fiduciary duty by the Center directors by (i) “incentivizing” Center’s board of directors to breach their fiduciary duties by offering them the opportunity to continue on as board members of the combined company, (ii) negotiating with Center despite alleged knowledge of conflicts of interest and inadequate price, (iii) “requiring” Center to agree to the no solicitation clause in the merger agreement and (iv) “requiring” Center to pay a termination fee under certain circumstances.

The complaint seeks compensatory or rescissionary damages in an unspecified amount, attorney’s fees and costs in an unspecified amount and other unspecified relief. By order dated June 1, 2011, all proceedings in the action were stayed in their entirety. By agreement of the parties, Center has provided certain documents to the plaintiff and the plaintiff has taken a deposition of Mr. Kim. The plaintiff’s counsel has indicated that, absent a consensual resolution of the case, the plaintiff will seek an order lifting the stay, ordering expedited discovery and scheduling a hearing on a motion, as yet not filed, to enjoin the consummation of the merger on a preliminary basis. The defendants deny the material allegations of the complaint and intend to oppose vigorously this and any other relief the plaintiff may seek.

On July 29, 2011, the parties to the litigation executed a memorandum of understanding reflecting their agreement to settle the claims asserted in the action, subject to, among other things, the execution of a stipulation of settlement, approval of the settlement by the Los Angeles County Superior Court, completion of confirmatory discovery and completion of the merger. If approved by the Los Angeles County Superior Court, the settlement will resolve all pending litigation related to the merger and would result in the release by the plaintiff and the proposed settlement class, which consists of all record and beneficial owners of Center’s common stock during the period beginning December 8, 2010 and through and including the consummation of the merger (other than the defendants), of all claims that were or could have been brought challenging any aspect of the merger agreement, the merger and any disclosures made in connection therewith, among other claims (but excluding any properly perfected claims for statutory appraisal in connection with the merger, certain claims arising under the federal securities laws and any claims to enforce the settlement). The memorandum of understanding provides, among other things, that Nara and Center shall make certain supplemental disclosures that are included in this document. In addition, the defendants have agreed to pay the plaintiff and its counsel up to $400,000 in attorneys’ fees and expenses, if and to the extent awarded by the Los Angeles County Superior Court. Any such payment would not become due until after the merger is consummated and would be payable by the combined company.

The defendants believe that this lawsuit is without merit and have agreed to settle it solely to eliminate the burden and expense of litigation.

The Merger Agreement

The following section of this document describes the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, as amended, which is incorporated by reference and attached as Annex A to this document. We urge you to read the full text of the merger agreement since it, and not the following description, constitutes the agreement of Nara and Center.

Completion of the Merger

The merger will be completed when we file a certificate of merger with the Delaware Secretary of State. We may, however, agree to a later time for completion of the merger and specify that time in the certificate of merger. The closing of the merger will take place on the third business day following the satisfaction or waiver of the closing conditions in the merger agreement, which are described below, unless we agree to another date.

The Bank Merger

The merger agreement requires Nara and Center to cause Nara Bank and Center Bank, respectively, to enter into a bank merger agreement. The bank merger agreement provides for the merger of Nara Bank with and into Center Bank, with such merger to be completed concurrently with or as soon as reasonably practicable after the merger of Nara and Center.

Possible Alternative Merger Structure

The merger agreement provides that Nara and Center may agree to change the structure of the merger and the bank merger. No such change, however, is permitted that would:

•	alter the kind or amount of consideration to be issued or retained by holders of Center common stock, Center Series A Preferred Stock, Nara common stock or Nara Series A Preferred Stock;

•	adversely affect the tax consequences of the merger to stockholders;

•	materially delay receipt of any required regulatory approval; or

•	otherwise cause any closing condition not to be capable of being fulfilled (unless waived by the party entitled to its benefits).

This provision of the merger agreement was included to accommodate the possibility of changes in the specific structure of the transaction, such as changing the designation of which bank subsidiary would be the surviving legal entity in the bank merger, which were contemplated as a possibility but had not been decided upon at the time the merger agreement was signed by the parties. Such a change was implemented by the adoption of Amendment No. 1 to the merger agreement which, among other things, designated Center Bank rather than Nara Bank as the surviving entity in the bank merger.

Conditions to Completion of the Merger

Conditions to Both Parties’ Obligations. We may not complete the merger unless each of the following conditions is satisfied or appropriately waived:

•	the principal terms of the merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of each class of Center stock;

•	the merger agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Nara common stock;

•	the shares of Nara common stock to be issued in the merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•

all regulatory consents and approvals required from the Federal Reserve Board, the DFI and the FDIC shall have been obtained, and no such consents and approvals have been granted subject to any condition which, and no action, statute, rule, regulation, order or decree of any governmental entity shall have been enacted or deemed applicable to the merger in connection with such consents and approvals that would, require any of the parties or the combined company to pay any amounts (other than customary filing fees) or divest any banking office, or impose any conditions that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the present or prospective consolidated financial condition, business or operating results of the combined company after the merger;

•

the FDIC shall have consented to the transfer, as a result of the merger, of loss-sharing agreements it entered into in connection with Center’s purchase and assumption of assets and liabilities of Innovative Bank, a California state chartered bank placed in receivership in April 2010 (such consent was obtained on May 20, 2011);

•

all other consents and approvals necessary for the completion of the merger and the bank merger shall have been obtained, other than approvals the failure to obtain which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the combined company after the merger;

•

the registration statement of which this document is a part shall have been declared effective by the Securities and Exchange Commission and shall not be subject to any stop order or proceedings seeking a stop order;

•

no restraining order, injunction or other legal restraint or prohibition to the completion of the merger shall be in effect, no action brought by any governmental entity with respect to any such restraining order, injunction, legal restraint or prohibition shall be pending and the completion of the merger shall not be illegal under any applicable law or governmental order; and

•	the bylaw amendment described in the section entitled “—Amendments to Bylaws” below shall have been adopted by the Nara board of directors effective no later than the effective time of the merger.

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party must be true and correct as of the date of the merger agreement and, except for representations and warranties that speak as of an earlier date, must also be true and correct as of the closing date of the merger, subject to any exceptions that do not have, and would not, individually or in the aggregate, reasonably be expected to have, a material adverse effect on the other party or the combined company after the merger;

•	the other party must have performed in all material respects all obligations that it is required by the merger agreement to perform on or prior to the closing date;

•	such party must have received an opinion from its tax counsel that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes; and

•	since the date of the merger agreement, the other party must not have suffered a material adverse effect, as defined in the merger agreement (see below).

In addition, Nara is not obligated to complete the merger if holders of 6% or more of Center’s outstanding common stock have given notice of their exercise of dissenters’ appraisal rights, or continue to have a right to exercise such rights, with respect to the Center common stock, by virtue of the merger.

The amendment to Nara’s certificate of incorporation described under “Nara Proposal 3: Amendment of Certificate of Incorporation” is not a condition to the consummation of the merger.

The term “material adverse effect” is defined in the merger agreement to mean, with respect to any entity or person, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity or person and, in the case of an entity, its subsidiaries taken as a whole, or on the ability of such entity or person to perform its obligations under the merger agreement on a timely basis. However, any change or event caused by or resulting from the following will not be deemed to have a material adverse effect:

•	changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere;

•

changes in U.S. or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such entity or person relative to similarly situated entities or persons;

•

changes or events, after the date of the merger agreement, affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such entity or person relative to similarly situated entities or persons;

•	changes, after the date of the merger agreement, in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally;

•	actions or omissions of Nara or Center taken with the prior written consent of the other or required under the merger agreement; or

•	any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

The merger agreement provides that a change in the trading prices of either of Nara’s or Center’s capital stock, by itself—but not the underlying cause of such changes, unless such underlying cause would otherwise be excepted from the definition of material adverse effect—will not be considered material or constitute a material adverse effect.

Reasonable Best Efforts to Obtain Required Stockholder Vote

Each party has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the required stockholder vote to approve the transactions contemplated by the merger agreement. In addition, each party has agreed that its board of directors will use its reasonable best efforts to obtain from its stockholders the required stockholder vote in favor of adoption and approval of the merger agreement. This agreement does not prohibit either board of directors from making a change in its recommendation to stockholders to approve the merger, under the circumstances described below. The merger agreement does not, however, relieve Nara or Center, in the event of a change in its board’s recommendation, from its obligation to submit the merger agreement to its stockholders for a vote on adoption and approval of the principal terms of the merger.

Board Recommendation

The merger agreement provides that the board of directors (including committees) of Nara and the board of directors (including committees) of Center shall not:

•

withdraw, modify or qualify its recommendation in favor of the merger in a manner adverse to the other party, or adopt or propose a resolution to withdraw, modify or qualify its recommendation in a manner adverse to the other party or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that such board of directors or any board committee does not support the merger and the merger agreement or does not believe that the merger and the merger agreement are in the best interests of its stockholders;

•

fail to reaffirm its recommendation or fail to state publicly that the merger and the merger agreement are in the best interests of its stockholders within five business days after the other party requests in writing that such action be taken;

•

fail to announce publicly within ten business days after a tender offer or exchange offer relating to Center common stock, in the case of the Center board of directors, or Nara common stock, in the case of the Nara board of directors, has been commenced that it recommends rejection of such tender or exchange offer;

•

fail to issue within ten business days after an acquisition proposal (as defined below) is publicly announced with respect to Center, in the case of the Center board of directors, or Nara, in the case of the Nara board of directors, a press release announcing its opposition to such acquisition proposal;

•	approve, endorse or recommend any such acquisition proposal with respect to Center, in the case of the Center board of directors, or Nara, in the case of the Nara board of directors; or

•	resolve or propose to take any action described above.

Each of the foregoing actions is referred to in the merger agreement as a “change in recommendation.” Notwithstanding the foregoing, and subject to the conditions described below, the respective boards of directors of Nara and Center may, at any time prior to the approval of the principal terms of the merger by Center stockholders, in the case of the Center board of directors, or at any time prior to the adoption and approval of the merger agreement by Nara stockholders, in the case of the Nara board of directors, make a change in recommendation in response to a superior proposal (as defined below) or an intervening event (as defined below). The Nara and Center boards of directors may only make an adverse recommendation change:

•	if:

•	after the date of the merger agreement, a superior proposal is made to Center or Nara and is not withdrawn;

•	such superior proposal was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, the merger agreement;

•

the party to whom the superior proposal was directed, referred to as a “target party,” has materially complied with its obligations to provide notices to the other party of any acquisition proposal and other matters requiring notice under the merger agreement;

•

at least five business days prior to each meeting of the board of directors of a target party, at which such board of directors will consider and determine whether any such offer constitutes a superior proposal, the target party provides the other party with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of the target party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the party making the offer;

•

such board of directors determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that the offer constitutes a superior proposal;

•

such board of directors does not effect, or cause the target party to effect, a change in recommendation at any time within five business days after the other party receives written notice from the target party confirming that such board of directors has determined that the offer is a superior proposal and intends to effect a change in recommendation;

•

during such five business day period, if requested by such other party, the target party engages in good faith negotiations with such other party to amend the merger agreement in such a manner that the offer that was determined to constitute a superior proposal no longer constitutes a superior proposal;

•

at the end of such five business day period, such offer has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the terms of the merger agreement proposed by the other party as a result of negotiations); and

•

the board of directors of the target party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of the superior proposal, a change in recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under applicable law; or

•	if:

•	an intervening event occurs;

•

at least five business days prior to each meeting of the Nara or Center board of directors, as the case may be, at which such board of directors intends to consider whether the intervening event requires such board of directors to make a change in recommendation, the party whose board of directors is to meet for such purpose provides the other party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the intervening event;

•

during such five business day period, if requested by the party so notified, the party whose board of directors is to meet for such purpose engages in good faith negotiations with the party so notified to amend the merger agreement in a manner that obviates the need to make a change in recommendation as a result of such intervening event; and

•

the board of directors that is considering whether to make a change in recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such intervening event, a change in recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under applicable law.

For purposes of the merger agreement, an “intervening event” is defined as a material development or change in circumstances (that is not an acquisition proposal) that occurs or arises after the date of the merger agreement that was neither known to Center or Nara or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by Center or Nara or any of their respective executive officers, directors, advisors and representatives as of the date of the merger agreement.

No Solicitation of Alternative Transactions

The merger agreement contains detailed provisions prohibiting each of us from seeking an alternative transaction to the merger. Under these “no solicitation” provisions, we have agreed that neither of us may:

•	initiate, solicit, encourage or knowingly facilitate any inquires or the making of an acquisition proposal, as described below;

•

have any discussions with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

•

approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

For purposes of the merger agreement, the term “acquisition proposal” means, with respect to either Nara or Center, any proposal or offer with respect to, or a transaction to effect:

•

a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving either Nara or Center or any of their respective subsidiaries;

•	any purchase or sale of 20% or more of the consolidated assets of either Nara or Center and their respective subsidiaries, taken as a whole, including stock of our respective subsidiaries; or

•

any purchase or sale of, or tender or exchange offer for, the voting securities of either Nara or Center that, if completed, would result in any person (or the stockholder of any such person) beneficially owning securities representing 20% or more of the total voting power of either Nara or Center or of the total voting power of the surviving parent entity in the transaction, or any of Nara’s or Center’s respective subsidiaries.

The merger agreement permits us to comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934 with regard to an acquisition proposal that either of us may receive. Rule 14e-2 requires that the board of directors of a company whose shares are the subject of a tender offer state its position with respect to the tender offer or that it is unable to take a position with respect to the tender offer. Rule 14d-9 requires that persons making a solicitation or recommendation in connection with a tender offer, including the subject company’s board of directors, make filings with the Securities and Exchange Commission providing certain information relating to the solicitation or recommendation and the parties involved. The “no solicitation” restrictions notwithstanding, if either of us receives an unsolicited bona fide written acquisition proposal, the party receiving that proposal may engage in discussions and negotiations with or provide nonpublic information to the entity or person making the acquisition proposal, but only if:

•	the board of directors of the party receiving the acquisition proposal receives the acquisition proposal prior to that party’s stockholders’ meeting to approve the merger;

•

the board of directors of the party receiving the acquisition proposal concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal, as described below;

•

the party receiving the acquisition proposal enters into a confidentiality agreement with the entity or person making the inquiry or proposal having terms that are no less favorable to the party providing the information than those contained in the confidentiality agreement between Nara and Center;

•

the party receiving the acquisition proposal notifies the other party to the merger agreement promptly, and in any event within 24 hours of that party’s receipt of any acquisition proposal or any request for nonpublic information relating to that party or any of its subsidiaries by any third party that is considering making, or that has made, an acquisition proposal, of the identity of such third party, the material terms and conditions of any inquiries, proposals or offers, and updates on the status of the terms of any such proposals, offers, discussions or negotiations on a current basis; and

•

the party receiving the acquisition proposal provides the other party to the merger agreement with copies of all material nonpublic information so provided that was not previously provided to the other party.

For purposes of the merger agreement, the term “superior proposal” means a bona fide written acquisition proposal with respect to all of the stock or assets of Nara or Center which the board of directors of Nara or Center, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the entity or person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) is:

•	more favorable to the respective stockholders of Nara or Center, as the case may be, from a financial point of view, than the merger; and

•

not subject to any financing contingencies (and if financing is required, then such financing is fully committed to the third party making the acquisition proposal), reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Nara and Center have agreed in the merger agreement that:

•

each party will immediately terminate any activities, discussions or negotiations existing as of the date of the merger agreement with any third parties conducted before that date with respect to any acquisition proposal;

•

each party will promptly request each third party, if any, that executed a confidentiality agreement with such party before the date of the merger agreement in connection with the consideration of any acquisition proposal to return or destroy all confidential information or data previously furnished to such person;

•	each party will enforce, and not release any third party from or waive any provisions of, any confidentiality, standstill or similar agreement relating to any acquisition proposal;

•	each party will not take any action to render inapplicable or to exempt any third party from Section 203 of the Delaware General Corporation Law or any other antitakeover legislation; and

•	each party will use reasonable best efforts to inform our respective directors, officers, key employees, agents and representatives of the foregoing restrictions in the merger agreement.

The “no solicitation” provisions of the merger agreement will not permit either Nara or Center to terminate the merger agreement or affect any of their other obligations under the merger agreement, including our respective obligations to call and hold meetings of our respective stockholders to vote on the merger agreement.

Termination

Nara or Center may terminate the merger agreement by mutual consent at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained. In addition, either party may terminate the merger agreement by written notice to the other party if:

•

any governmental entity of competent jurisdiction: (1) that must grant a material regulatory approval has denied approval of the merger and the denial has become final and nonappealable; or (2) issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action has become final and nonappealable, except that this right to terminate will not be available to a party whose failure to comply with the merger agreement resulted in, or materially contributed to, that action;

•

the merger is not completed on or before November 30, 2011 (which date may be further extended by the consent of both parties), except that this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date;

•

the other party’s board of directors fails to recommend that its stockholders vote in favor of the merger, makes a change in its recommendation or takes any other action inconsistent with such recommendation, or the other party materially breaches its obligations under the merger agreement to hold its stockholders’ meeting for purposes of voting on the merger agreement;

•	the other party does not comply in all material respects with its agreement not to solicit competing acquisitions proposals;

•

the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach would, if it continued to exist on the closing date, prevent satisfaction by the other party of the relevant closing condition and such breach, if curable, has not been cured within 60 days following written notice of such breach to the breaching party;

•	the stockholders of either party do not approve the merger at their respective stockholders’ meeting; or

•	the other party has suffered a material adverse effect since the date of the merger agreement.

In addition, Nara may terminate the merger agreement if holders of 6% or more of the outstanding shares of Center common stock exercise dissenters’ appraisal rights under applicable law by virtue of the merger.

The merger agreement provides that each party may be required to pay a termination fee to the other party of up to $10 million in the following circumstances:

•

If a party terminates the merger agreement due to (1) the failure of the other party’s board to recommend the merger, the other party materially breaching its obligations under the merger agreement to hold its stockholders’ meeting for purposes of voting on the merger agreement, prepare and mail to its stockholders this document or comply with the provisions of the merger agreement prohibiting solicitation of other acquisition proposals; or (2) the other party’s board of directors making a change in recommendation. In such a case, the other party must pay the full termination fee on the business day following the termination.

•

If (1) the merger agreement is terminated by either party because the required stockholder vote of a party was not obtained at that party’s stockholders’ meeting, and (2) a competing proposal for the acquisition, dissolution or liquidation of that party was publicly announced before its stockholders’ meeting. In such a case, the party whose stockholders failed to adopt and approve the merger agreement will owe the other party 25% of the termination fee on the business day following termination. In addition, if the party whose stockholders failed to adopt and approve the merger agreement enters into an agreement for, or completes, a competing acquisition proposal within 18 months after termination, the remaining 75% of the termination fee will become payable to the other party on the date the agreement is executed or the competing acquisition proposal is completed.

•

If (1) the merger agreement is terminated by either party because the merger has not been completed by November 30, 2011 (or any such later date as may be agreed to by the parties in writing) or by one party because of a breach by the other party of its representations, warranties, covenants or agreements set forth in the merger agreement that causes a condition to the merger not to be satisfied, (2) a competing proposal for the acquisition, dissolution or liquidation of the other party was publicly announced before the termination, and (3) after the announcement of the competing acquisition, dissolution or liquidation proposal, the other party intentionally breached any of its representations, warranties, covenants or agreements and the breach resulting in the failure of the related closing conditions to be satisfied or otherwise materially contributed to the failure of the merger to become effective prior to termination. In such a case, the party that committed the breach will owe the other party 25% of the termination fee on the business day following termination. In addition, if the breaching party enters into an agreement for, or completes, a competing acquisition proposal within 18 months after termination, the remaining 75% of the termination fee will become payable to the other party on the date the agreement is executed or the competing acquisition proposal is completed.

The termination and termination fee provisions described above and the provisions described in the section entitled “—No Solicitation of Alternative Transactions” above may discourage third parties from seeking to acquire or merge with Nara or Center.

Conduct of Business Pending the Merger

Under the merger agreement, Nara and Center have agreed that, during the period before completion of the merger, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, Nara and Center will carry on their respective businesses in the usual, regular and ordinary course consistent with past practice, and will use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and authorizations issued by any governmental entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, in each case such that their goodwill and ongoing businesses will not be impaired in any material respect. Nara and Center have agreed not to, and not to permit their respective subsidiaries to, enter into any new material line of business or to change their or their respective subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect that is material to it, except as required by law or policies of a governmental entity. Nara and Center have also agreed that they will not, and will not permit any of their respective subsidiaries to, incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, other than in the ordinary course of business consistent with past practice. Nara and Center have further agreed not to, and not to permit their respective subsidiaries to, enter into, terminate or change any material lease, contract or agreement, except in the ordinary course of business consistent with past practice, or take any action or fail to take any action that causes a material breach of any material lease, contract or agreement.

In addition to the above agreements regarding the conduct of business generally, each of Nara and Center have agreed to specific restrictions relating to the conduct of their respective businesses, including prohibitions of the following (in each case subject to exceptions specified in the merger agreement):

•	declaration or payment of dividends and changes in capital stock;

•	repurchase or redemption of capital stock;

•	issuance or sale of capital stock, voting debt or other equity interests;

•	amendment of their respective certificates of incorporation or bylaws;

•	acquisition of assets or other entities;

•	disposition of assets;

•	incurrence or guarantee of long-term debt;

•

actions that would result, or might reasonably be expected to result, in a breach of any representations and warranties in the merger agreement, in any conditions to the merger not being satisfied or in a violation of the merger agreement;

•	change in accounting methods;

•	making or rescission of any material tax election, amendment of any previously filed tax return or settlement or compromise of any material tax liability or refund;

•	change in employee benefit plans or compensation of directors, officers and employees;

•	material change in its investment securities portfolio, hedging strategy or interest rate risk position; and

•	liquidation, dissolution, restructuring, recapitalization or reorganization.

Corporate Governance and Name Change

In the merger agreement, Nara agreed to adopt the amendments to the bylaws of Nara described in the section entitled “—Amendments to Bylaws” below, to be effective not later than the completion of the merger. Nara agreed in the merger agreement to cause its board of directors to be constituted as provided in the section entitled “—Amendments to Bylaws” below. In particular, of the 14 members of the board of directors of Nara following completion of the merger, half will be comprised of current Nara directors designated by Nara, of whom Ki Suh Park will serve as Chairman of the Board, and half will be comprised of current Center directors designated by Center, of whom Chang Hwi Kim will serve as Vice Chairman of the Board. No other directors or employees of Nara or Center will be designated to serve on the initial board of directors upon the completion of the merger.

During the period from the completion of the merger to a date that is not less than one year or more than two years thereafter, as determined by the board of directors of the combined company, all committees of the board of directors of the combined company will consist of equal numbers of continuing Nara directors and continuing Center directors, subject to any independence and expertise requirements under applicable law and stock exchange rules. The Nominating and Governance Committee and the Human Resources and Compensation Committee will each be chaired by a continuing Center director. In addition, the merger agreement provides that a Consolidation Committee of the board of directors will be established following the completion of the merger and will be chaired by a continuing Center director, who will initially be Chang Hwi Kim. The Consolidation Committee will be responsible for developing integration policies and procedures for the combined company and overseeing management’s efforts in implementing such policies and procedures.

The boards of directors of Nara and Center have already selected the persons who will serve on the Consolidation Committee and all such persons have been conducting regular meetings for the purpose of overseeing management’s planning and preparation for the integration process and reporting thereon to their respective boards of directors.

On or prior to the effectiveness of the merger, Nara will cause the persons indicated in the section entitled “—Board of Directors and Management After the Merger” above to be elected or appointed to the offices of Nara specified in that section, with such appointments to become effective as of the completion of the merger.

In addition, Nara and Center have agreed to establish and follow certain corporate governance procedures to facilitate integration of the two companies upon completion of the Merger. These procedures, which will be set forth in amendments to the bylaws of Nara and of the combined bank resulting from the bank merger, will be effective as of the effective time of the merger and the bank merger, respectively. These bylaws are described in the immediately following section captioned “—Amendments to Bylaws.”

Nara and Center have agreed in the merger agreement to take all actions necessary, including adopting amendments to the certificates of incorporation of Nara and Center Bank, respectively, to provide that, effective upon the completion of the merger, the names of Nara and Center Bank will be changed to a name that is acceptable to Nara and Center.

Amendments to Bylaws

The following paragraphs describe the material terms of the amendments to Nara’s bylaws that are required by the merger agreement to be adopted by Nara as a condition to completion of the merger. The following summary is qualified in its entirety by reference to the complete text of the form of bylaw amendments, which is attached as Annex E to this document and is incorporated herein by reference. You should read the full text of these amendments for a complete statement of their terms.

The bylaws of Nara will be amended effective not later than the completion of the merger, and the amendment will remain in effect for a period of one to two years (as determined by the board of directors of the combined company) after the completion of the merger, which period we refer to as the “integration period.” The amendment will add new sections to the bylaws providing for the following:

•

The board of directors of the combined company will consist of 14 members. Seven of these members will be current directors of Nara, including Ki Suh Park, whom we collectively refer to (along with their replacements, if any) as “continuing Nara directors.” The remaining seven members of the board of directors of the combined company will be current directors of Center, including Chang Hwi Kim, whom we collectively refer to (along with their replacements, if any) as “continuing Center directors.”

•

Ki Suh Park, the current Chairman of the Board of Nara, will continue as Chairman of the Board of the combined company. If Ki Suh Park ceases to serve as Chairman of the Board of the combined company for any reason during the integration period, his successor as Chairman of the Board of the combined company will be selected by the continuing Nara directors.

•

Chang Hwi Kim, a current director of Center, will be the Vice Chairman of the Board of the combined company. If Chang Hwi Kim ceases to serve as Vice Chairman of the Board of the combined company for any reason during the integration period, his successor as Vice Chairman of the Board of the combined company will be selected by the continuing Center directors.

•

Kevin Kim, a current director of Center, will be the Chairman of the Board of the combined company’s bank subsidiary resulting from the bank merger. If Kevin Kim ceases to serve as Chairman of the Board of the combined bank for any reason during the integration period, his successor as Chairman of the Board of the combined bank will be selected by the continuing Center directors.

•

Scott Whang, a current director of Nara, will be the Vice Chairman of the Board of the combined company’s bank subsidiary resulting from the bank merger. If Scott Whang ceases to serve as Vice Chairman of the Board of the combined bank for any reason during the integration period, his successor as Vice Chairman of the Board of the combined bank will be selected by the continuing Nara directors.

•

All vacancies on the board of directors of the combined company, and any committees thereof, during the integration period created through the cessation of service for any reason of (1) any continuing Nara director will be filled by a nominee proposed to the Nomination and Governance Committee of the board of directors by the remaining continuing Nara directors or (2) any continuing Center director will be filled by a nominee proposed to the Nomination and Governance Committee of the board of directors by the remaining continuing Center directors. If the Nomination and Governance Committee of the board of directors does not appoint any such proposed nominee, or if the board of directors of the combined company does not approve any such nominee proposed by the Nomination and Governance Committee, the remaining continuing Nara directors or the remaining continuing Center directors, as applicable, will propose a substitute nominee to the Nomination and Governance Committee. This process will be repeated if necessary until the applicable vacancy has been filled.

•

The Nomination and Governance Committee of the board of directors will recommend to the board of directors of the combined company that each continuing Nara director and each continuing Center director be nominated, and the board of directors of the combined company will nominate each such director so recommended, for election at each annual meeting of stockholders of the combined company that is held during the integration period.

•

The board of directors of the combined company will establish a Consolidation Committee. The Consolidation Committee will consist of four members and will be responsible for developing integration policies and procedures for the combined company and overseeing management’s efforts in implementing such policies and procedures during the integration period. In anticipation of the completion of the merger, and to facilitate implementation of integration efforts promptly after the completion of the merger, the boards of directors of Nara and Center have appointed two members each to a premerger consolidation committee whose function is to oversee planning and making preparations for the post-merger integration process.

•

Subject to any independence and expertise requirements under applicable law, during the integration period, all committees of the board of directors of the combined company will consist of equal numbers of continuing Nara directors and continuing Center directors. The Nominating and Governance Committee, the Human Resources and Compensation Committee and the Consolidation Committee will each be chaired by a continuing Center director who, in the case of the Consolidation Committee, will initially be Chang Hwi Kim. During the integration period, any impasse with respect to decisions of any committee of the board of directors of the combined company will be resolved by the board of directors, except that any director who is an employee of the combined company will not be permitted to vote on any matter that may only be decided by independent directors under applicable law.

•

Alvin Kang, the current President and Chief Executive Officer of Nara, will serve as Chief Executive Officer of the combined company. The removal of Alvin Kang from the position of Chief Executive Officer of the combined company during the 18-month period after the merger is completed without Alvin Kang’s consent will require the approval of at least 66% of the board of directors of the combined company. In addition, any amendment to or termination of any employment agreement that Alvin Kang may have with the combined company during such 18-month period without Alvin Kang’s consent will require the approval of the board of directors of the combined company, including the vote of at least one continuing Nara director, with Alvin Kang abstaining. However, no such amendment or termination of Alvin Kang’s employment agreement may terminate Alvin Kang’s status as Chief Executive Officer of the combined company. If Alvin Kang ceases to serve as Chief Executive Officer of the combined company for any reason during such 18-month period, his successor as Chief Executive Officer of the combined company will be selected by the continuing Nara directors.

Additional Agreements

Nara and Center have agreed to cooperate with the other and to use their reasonable best efforts to:

•

take all actions necessary to comply promptly with all legal requirements which may be imposed on either Nara or Center with respect to the merger and to consummate the merger and the bank merger as promptly as practicable; and

•

obtain any consent, authorization, order or approval of, or any exemption by, any governmental authority or any other third party which is required to be obtained in connection with the merger or the bank merger unless, in each case, it will require any of the parties or the combined company to pay any amounts (other than customary filing fees) or divest any banking office, or impose any conditions that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the present or prospective consolidated financial condition, business or operating results of the combined company after the merger.

The merger agreement also contains covenants relating to cooperation between Nara and Center in the preparation of this document and additional agreements between Nara and Center relating to, among other things, consultation regarding transition matters, access to information, mutual notice of specified matters, communications with governmental authorities, the assumption of Center’s outstanding debt by Nara upon the completion of the merger, directors’ and officers’ insurance and related indemnification matters, public announcements and tax matters.

Nara and Center have agreed that their respective employee benefit plans will remain in effect after completion of the merger with respect to employees covered by those plans. Nara and Center have also agreed that the combined company will formulate benefit plans after the effective time of the merger on a basis that does not discriminate between employees who were covered by the benefit plans of Nara and employees who were covered by the benefit plans of Center. Center has agreed that, upon the request of Nara, it will amend any of its benefit plans to implement the parties’ agreements and to avoid duplication of benefits and terminate any plans or arrangements providing for severance benefits, such termination to be effective prior to the completion of the merger.

The Nara board will adopt a resolution providing that the exchange by Center officers and directors of their shares of Center common stock for Nara common stock in connection with the merger is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Amendment, Extension and Waiver

Nara and Center may amend the merger agreement, by action taken or authorized by their respective boards of directors, at any time before or after adoption and approval of the merger agreement by their respective stockholders. After adoption and approval of the merger agreement by either of their respective stockholders, no amendment may be made which by law requires further approval by those stockholders, unless Nara and Center obtain that further approval. All amendments to the merger agreement must be in writing signed by both parties.

At any time before the completion of the merger, Nara and Center may, by written action taken or authorized by their respective boards of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts provided for in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring the expense, except that:

•	if the merger is completed, the combined company will pay any property or transfer taxes imposed on either party in connection with the merger; and

•	all expenses and fees incurred in connection with the filing, printing and mailing of this document and the registration statement of which it is a part will be shared equally by Nara and Center.

Representations and Warranties

The merger agreement contains customary reciprocal representations and warranties by each party relating to, among other things:

•	corporate organization and similar corporate matters;

•	capital structure;

•	authorization of the merger agreement and absence of conflicts;

•	required consents or approvals of governmental entities;

•

documents filed with the Securities and Exchange Commission, financial statements included in those documents, regulatory reports filed with governmental entities, the absence of material undisclosed liabilities and compliance with the Nasdaq Stock Market listing and corporate governance rules;

•	information supplied in connection with this document and the registration statement of which it is a part;

•	compliance with applicable laws and reporting requirements;

•	accounting practices and internal controls;

•	legal proceedings;

•	taxes;

•	material agreements;

•	employee benefits;

•	bank subsidiaries;

•	agreements with regulators;

•	absence of specified changes or events;

•	board approval and applicable state takeover laws;

•	the stockholder vote required to adopt and approve the merger agreement and/or the principal terms of the merger;

•	ownership and leasehold interests in properties;

•	intellectual property;

•	derivative contracts and transactions;

•	loan portfolios;

•	insurance;

•	affiliate transactions;

•	brokers and finders; and

•	opinion of financial advisor.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial information and explanatory notes illustrate the effect of the merger on the Nara’s financial position and results of operations based upon the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with Nara treated as the acquirer. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Nara and Center, which are incorporated by reference elsewhere in this document.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of Center will be recorded by Nara at their estimated fair values as of the date the merger is completed. The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2011 assumes the merger took place on that date. The unaudited pro forma combined condensed consolidated income statements for the three-month period ended March 31, 2011 and for the year ended December 31, 2010 assume the merger took place on January 1, 2010.

The pro forma financial information includes Nara’s estimated adjustments to record assets and liabilities of Center at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final amount and allocation of the purchase price will be determined after the merger is completed and after completion of further analyses to determine the fair value of Center’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Nara’s statements of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Center’s stockholders’ equity, including results of operations from March 31, 2011 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Nara anticipates that the merger with Center will provide the combined company with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenues, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period shown.

The unaudited pro forma stockholders’ equity and net income should not be considered indicative of the market value of Nara common stock or the actual or future results of operations of Nara for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet

As of March 31, 2011

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Assets:
Cash and cash equivalents	$135,341	$317,815	$(10,848)	G	$442,308
Securities available for sale, at fair value	512,000	312,336	—		824,336
Non-covered loans held for sale, at the lower of cost or fair value	40,688	65,677	—		106,365
Gross non-covered loans	2,154,113	1,381,132	(107,552)	B,C	3,427,693
Non-covered loans allowance for loan losses	(63,340)	(51,010)	51,010	B,C	(63,340)
Covered loans	—	110,753	—	M	110,753
Non-covered other real estate owned	2,708	144	—	M	2,852
Covered other real estate owned	—	1,405	—	M	1,405
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	23,382	14,426	—		37,808
Premises and equipment, net	10,540	13,160	8,000	E	31,700
FDIC loss share receivable	—	21,849	—	M	21,849
Accrued interest receivable	8,731	5,489	—		14,220
Deferred tax assets, net	34,780	14,556	19,966	H	69,302
Cash surrender value of bank owned life insurance	24,301	12,890	—		37,191
Customers’ acceptance liabilities	12,358	1,819	—		14,177
Income tax receivable	—	13,298	—		13,298
Goodwill	2,509	—	72,880	I	75,389
Other Intangibles, net	456	449	4,000	I	4,905
Other assets	27,576	23,930	—		51,506

Total assets	$2,926,143	$2,260,118	$37,456		$5,223,717

Liabilities:
Deposits	$2,176,098	$1,779,606	$4,428	F	$3,960,132
FHLB Borrowings	300,000	166,811	7,650	D	474,461
Other borrowed funds	15,308	938	—		16,246
Long-term subordinated debentures	39,268	18,557	(4,078)	D	53,747
Acceptances outstanding	12,358	1,819	—		14,177
Other liabilities	18,775	13,480	—		32,255

Total liabilities	2,561,807	1,981,211	8,000		4,551,018
Stockholders’ equity	364,336	278,907	29,456	A,K	672,699

Total liabilities and stockholders’ equity	$2,926,143	$2,260,118	$37,456		$5,223,717

Total shares outstanding	37,993,327	39,908,514			69,137,931

Book value per share	$9.59	$6.99	$0.43		$9.73

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the Three Months Ended March 31, 2011

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Interest income	$37,194	$22,987	$3,728	C	$63,909
Interest expense	(8,311)	(6,318)	1,094	D, F	(13,535)
Provision for loan losses	(5,262)	(6,000)	—		(11,262)

Net interest income after provision for loan losses	23,621	10,669	4,822		39,112
Non-interest income	4,510	7,700	—		12,210
Non-interest expense	(16,695)	(12,979)	964	J	(28,710)

Income before income tax provision	11,436	5,390	5,786		22,612
Income tax provision	4,690	505	2,439		7,634

Net income	6,746	4,885	3,347		14,978

Preferred stock dividends and accretion of preferred stock discount	(1,075)	(750)	—		(1,825)

Net income available to common stockholders	$5,671	$4,135	$3,347		$13,153

Weighted average shares outstanding— Basic	37,987,345	39,825,609			69,131,949	L

Weighted average shares outstanding—Diluted	38,098,848	39,897,740			69,243,452	O

Earnings (loss) per share—Basic	$0.15	$0.10	$0.05		$0.19
Earnings (loss) per share—Diluted	$0.15	$0.10	$0.05		$0.19

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

Unaudited Pro Forma Combined Condensed Consolidated Income Statement

For the Year Ended December 31, 2010

(in thousands, except share and per share data)

	Nara Bancorp (historical)	Center Financial (historical)	Pro Forma Adjustments (unaudited)(1)		Pro Forma Combined (unaudited)
Interest income	$150,436	$95,831	$14,910	C	$261,177
Interest expense	(42,052)	(27,893)	4,375	D, F	(65,570)
Provision for loan losses	(84,630)	(22,010)	—		(106,640)

Net interest income after provision for loan losses	23,754	45,928	19,285		88,967
Non-interest income	24,481	26,088	—		50,569
Non-interest expense	(63,374)	(48,017)	1,147	J	(110,244)

Income (loss) before income tax provision	(15,139)	23,999	20,432		29,292
Income tax provision (benefit)	(7,900)	1,316	8,612		2,028

Net income (loss)	(7,239)	22,683	11,820		27,264

Preferred stock dividends and accretion of preferred stock discount	(4,291)	(31,996)	—		(36,287)

Net income (loss) available to common stockholders	$(11,530)	$(9,313)	$11,820		$(9,023)

Weighted average shares outstanding	37,919,340	35,263,251			69,063,944	N

Earnings (loss) per share—Basic	$(0.30)	$(0.26)	$0.17		$(0.13)
Earnings (loss) per share—Diluted(2)	$(0.30)	$(0.26)	$0.17		$(0.13)

(1)	See Note 3 of the accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.
(2)	When an entity has a net loss from continuing operations, the inclusion of potential common shares in the computation of diluted per share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

(In thousands, except share and per share data unless otherwise stated)

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed consolidated financial information related to the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2011, which assumes that the merger was completed on March 31, 2011. The unaudited pro forma combined condensed consolidated income statements for the three months ended March 31, 2011 and for the year ended December 31, 2010 were prepared assuming that the merger was completed on January 1, 2010. For the purposes of the pro forma combined condensed consolidated financial statements, the purchase price is currently estimated at approximately $264.2 million, which is based on a price of $8.48 per share (the closing price on July 7, 2011) of Nara common stock and an implied value per share of Center common stock of $6.62. The pro forma adjustments included herein reflect the conversion of Center common stock into Nara common stock at the exchange ratio stated in the merger agreement of 0.7804 of a share of Nara common stock for each of the approximately 39.9 million shares of Center common stock outstanding as of March 31, 2011.

The merger will be accounted for as an acquisition of Center by Nara in accordance with the acquisition method of accounting as detailed in ASC 805-10 (previously SFAS No. 141(R)), Business Combinations. The acquisition method of accounting requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree based on their fair values as of the date of acquisition. As described in more detail in ASC 805-10, goodwill, if any, will be recognized as of the acquisition date, in the amount equal to the excess of the consideration transferred over the fair value of identifiable net assets acquired. Based on Nara’s preliminary purchase price allocation, goodwill of approximately $72.9 million is currently expected to be recorded by Nara in the period the merger is completed.

As the merger is recorded using the acquisition method of accounting, all loans of Center are recorded at fair value, including adjustments for credit, and no allowance for credit losses is carried over to Nara’s balance sheet. In addition, certain anticipated nonrecurring costs associated with the merger, such as severance costs, accounting fees, legal and other professional fees and conversion related expenditures are not reflected in the pro forma statements of income.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated income statements for the three months ended March 31, 2011, and for the year ended December 31, 2010, we assumed no adjustments to the historical amount of Center’s provision for credit losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Center’s provision for credit losses presented.

For purposes of the unaudited pro forma combined condensed consolidated income statements for the three months ended March 31, 2011, and for the year ended December 31, 2010, we assumed no adjustments to the historical deferred tax asset valuation in the amount of $1.5 million and $6.0 million, respectively, recorded by Center. Had Nara acquired Center as of January 1, 2010, the reversal of all or a portion of the deferred tax asset valuation allowance of the combined entity could have differed materially from the amount presented in the unaudited pro forma combined condensed consolidated income statements. In addition, the pro forma combined condensed consolidated financial statements do not take into account the impact, if any, of an ownership change under Section 382 of the Code that would have occurred with respect to Center (and potentially Nara) as of January 1, 2010.

The historical financial results of Nara include merger and acquisition integration costs of $0.5 million and $1.0 million for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively. These integration costs primarily consisted of legal and other professional fees and due diligence related costs.

The historical financial results of Nara also include $1.1 million and $4.3 million of preferred stock dividends and discount accretion for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively. These amounts relate to Nara’s participation in the U.S. Department of the Treasury’s Capital Purchase Program.

The historical financial results of Center for the three months ended March 31, 2011 and the year ended December 31, 2010 include 6.0 million and $22.0 million provisions for credit losses and professional fees of $0.6 million and $0.7 million associated with the merger, respectively. The historical financial results of Center also include $0.8 million and $2.9 million of preferred stock dividends and discount accretion for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, as well as an intrinsic value of $29 million for the beneficial conversion feature of its Series B Preferred Stock issued in December 2009.

The merger is expected to result in annual cost savings to be achieved following the consummation of the merger. These expected savings have not been included in the pro forma combined amounts.

2.	Preliminary Purchase Accounting Allocations

The unaudited pro forma combined condensed consolidated financial information for the merger includes the unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2011 assuming the merger was completed on March 31, 2011. The unaudited pro forma combined condensed consolidated income statements for the three months ended March 31, 2011 and the year ended December 31, 2010 were prepared assuming the merger was completed on January 1, 2010.

Preliminary Purchase Accounting Allocations

		(in thousands)
Nara common stock issued(1)		$264,106
Payment of “in-the-money” Center Financial stock options(2)		53

Total consideration		$264,159

Carrying value of Center net assets at March 31, 2011(4)		$225,435
Loans, net	(56,542)
Premises and equipment	8,000
Core deposit intangible	4,000
Certificates of deposit	(4,428)
Borrowings	(3,572)
Other expected transaction costs(3)	(1,580)
Deferred tax effect of adjustments (38)%	19,966

Total fair value adjustments		(34,156)

Fair value of net assets acquired at March 31, 2011		$191,279

Excess of consideration paid over fair value of net assets acquired (goodwill)		$72,880

(1)	The purchase price is based on a price of $8.48 per share of Nara common stock (closing price as of July 7, 2011) and the 31,144,604 shares being issued.
(2)	Assumes “in-the-money” stock options are exercised.
(3)	Other expected transaction costs consist of financial adviser fees and other transaction related costs.
(4)	The carrying value of Center net assets at March 31, 2011 of $225,435 is equal to Center’s total assets less liabilities and preferred stock at that date. Total stockholders’ equity of $278, 907 at March 31, 2011 includes $53,472 of Series A Preferred Stock issued to the United States Treasury Department pursuant to the TARP Capital Purchase Program.

3.	Preliminary Pro Forma Adjustments

A.	Adjustment to equity reflects the acquisition of Center by the issuance of approximately 31.1 million shares of the Nara common stock, which was calculated by multiplying Center’s 39,908,514 shares outstanding as of March 31, 2011 by the merger exchange ratio of 0.7804.

B.	The fair value of the loan portfolio being acquired from Center is estimated by Nara to be less than the net book value of the related assets. Based on management’s judgment, we applied an approximately 7.8% discount to Center’s non-covered gross loan portfolio to estimate the fair value at March 31, 2011. This adjustment reflects our estimates of both market rate differential and the potential adjustments required by FASB ASC 310-30, Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality. Because the acquired loans are recorded at fair value at the acquisition date, there is no carryover of the seller’s allowance for loan losses of approximately $51,010,000.

In accordance with GAAP, subsequent to the effective date Nara will record the fair value difference pertaining to market rate differential into interest income over the remaining term of loan portfolio, which is estimated to be five years. In addition, the fact that the loans acquired with deteriorated credit quality are recorded at fair value at acquisition date could result in a reduction in the amount of loan loss provision expense required on these loans in the future.

C.	The loan fair value adjustment pertaining to market rate differential will be recognized over the estimated remaining life of the loan portfolio of five years. The accretion for the first 12 months after the effective date is estimated to be approximately $14.9 million before tax.

D.	The fair value of the outstanding FHLB borrowing assumed from Center is estimated by Nara to be above the face amount of such debt. On the other hand, the fair value of the outstanding subordinated debt assumed from Center is estimated by Nara to be below the face amount of such debt. In accordance with GAAP, subsequent to the effective date, Nara will record amortization and accretion to the face amount in interest expense over the remaining term of the debt. The net amortization for the first 12 months after the effective date is estimated to be approximately $833,000.

E.	The fair value of premises and equipment being acquired from Center is estimated by Nara to be above the book value of such assets primarily due to the real estate owned by Center for its Western Branch and Olympic Branch. The appreciation in value of the properties is expected to primarily be from the appreciation in value of land.

F.	The fair value of certificate of deposit liabilities is estimated by Nara to be above the face amount of such deposits. In accordance with GAAP, subsequent to the effective date, Nara will record amortization to the face amount in interest expense over the remaining term of the deposits. The amortization for the first 12 months after the effective date is estimated to be approximately $3,542,000 as 80% of the deposits are estimated to mature within one year.

G.	The equity of the pro forma combined company was reduced for transaction costs of $4.0 million and restructuring costs of $6.8 million that are expected to be incurred by Nara and Center in connection with the merger. Some of these costs may not be tax deductible. The deductibility of such costs will be determined subsequent to the completion of the merger.

The plan to integrate the operations of Nara and Center following the merger is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessments of the personnel, benefit plans, premises, equipment and service contracts to determine the extent of redundancies that may be eliminated. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with service providers and selling or otherwise disposing of certain furniture and equipment. Also included in the restructuring costs are additional integration costs consisting of costs relating to corporate name changes and incremental communication costs to customers and business partners, among others. Costs associated with these actions will be recorded based on the nature of the cost and timing of the integration actions.

H.	Adjustment to deferred tax assets represents the tax effect of the pro forma adjustments using a combined federal and state tax rate of 38%.

I.	Adjustment to other assets includes a core deposit intangible of $4.0 million and goodwill of $72.9 million. A core deposit intangible arises from a financial institution or a financial institution branch having a deposit base comprised of funds associated with stable customer relationships. These customer relationships provide a cost benefit to the acquiring institution since the associated customer deposits typically are at lower interest rates and can be expected to be retained on a long-term basis. Deposit customer relationships have value due to their favorable interest rates in comparison to market rates for alternative funding sources with expected lives comparable to expected lives of the core deposits. The discounted cash flow method is based upon the principle of future benefits; economic value tends to be based on anticipated future benefits as measured by cash flows expected to occur in the future. In determining this value, Nara and Center have considered recently completed transactions and the overall value assigned to the DDA, NOW, Money Market and Savings approximated one percent as a result of the cost of these deposits being lower than the cost of comparable alternative funding sources. This presentation assumes amortization on a straight-line basis over seven years, which approximates $571,000 for the first year.

J.	An adjustment to non-interest expense was made to exclude the actual costs of $1.1 million and $1.7 million for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively, incurred by Nara and Center related to the merger and to amortize $0.1 million and $0.6 million of the core deposit intangible for the three months ended March 31, 2011 and the year ended December 31, 2010, respectively.

K.	The amount of pro forma combined total shares outstanding is calculated by adding the Nara’s 37,993,327 historical shares outstanding at March 31, 2011 and the Center’s pro forma equivalent shares, which were calculated by multiplying Center’s 39,908,514 historical shares outstanding at March 31, 2011 by the merger exchange ratio of 0.7804.

L.	The amount of pro forma combined weighted average shares outstanding is calculated by adding Nara’s 37,987,345 historical weighted average shares outstanding for the three months ended March 31, 2011 and the shares issued in connection with merger, which were calculated by multiplying Center’s 39,908,514 historical shares outstanding at March 31, 2011 by the merger exchange ratio of 0.7804.

M.	The covered loans, covered other real estate owned and FDIC loss share receivable as well as the non covered other real estate owned are assumed to be stated at fair value in Center’s historical financial statements at March 31, 2011.

N.	The amount of pro forma combined weighted average shares outstanding is calculated by adding Nara’s 37,919,340 historical weighted average shares outstanding for the year ended December 31, 2010 and the amount of shares issued in connection with merger, which was calculated by multiplying Center’s 39,908,514 historical shares outstanding at March 31, 2011 by the merger exchange ratio of 0.7804.

O.	The amount of pro forma combined weighted average shares outstanding is calculated by adding Nara’s 38,098,848 historical weighted average shares outstanding for the three months ended March 31, 2011 and the amount of shares to be issued in connection with merger, which was calculated by multiplying Center’s 39,908,514 historical shares outstanding at March 31, 2011 by the merger exchange ratio of 0.7804.

DESCRIPTION OF NARA CAPITAL STOCK

As a result of the merger, Center stockholders will become stockholders of Nara. Your rights as stockholders of Nara will be governed by the Delaware General Corporation Law and the certificate of incorporation, as amended, and the amended and restated bylaws, of Nara. The following description of the material terms of Nara’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger.

General

Nara’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the record date for the Nara annual meeting, 38,097,910 shares of Nara common stock were outstanding. Also as of that date, 67,000 shares of Nara Series A Preferred Stock were outstanding, all of which are held by the U.S. Department of the Treasury in connection with Nara’s participation in the TARP Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008.

The U.S. Department of the Treasury also holds a ten-year warrant, which we refer to as the Nara Warrant, to purchase up to 521,266 shares of Nara common stock, at an initial exercise price of $9.64 per share, subject to certain anti-dilution and other adjustments. In addition, as of the record date, 460,250 shares of Nara common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards.

Nara’s capital stock, both common and preferred, constitutes non-withdrawable capital and is not insured by the Federal Deposit Insurance Corporation. All of the outstanding shares of Nara common and preferred stock are, and the shares of Nara common stock issued in connection with the merger will be, fully paid and nonassessable.

Because Nara is a holding company, the rights of Nara to participate in any distribution of assets of any subsidiary, including Nara Bank, upon its liquidation or reorganization or otherwise (and thus the ability of Nara’s stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Nara itself may be a creditor of that subsidiary with recognized claims. Claims on Nara’s subsidiaries by creditors other than Nara will include substantial obligations with respect to deposit liabilities and purchased funds.

Nara Preferred Stock

The Nara board of directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. The holders of Nara preferred stock may have preferences over holders of Nara common stock in the payment of dividends, upon liquidation of Nara, in respect of voting rights and in the redemption of the capital stock of Nara. Series of preferred stock issued by Nara may also, in the discretion of Nara’s board of directors, be made convertible into Nara common stock or other securities and may have sinking fund requirements.

Series A Preferred Stock

The Nara board of directors designated 67,000 shares of Nara preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which shares were issued and sold by Nara to the Treasury Department on November 21, 2008 in connection with the Treasury Department’s TARP Capital Purchase Program.

Dividends. Holders of the Nara Series A Preferred Stock are entitled to receive, if, as and when declared by the Nara board of directors or a duly authorized committee of the board, out of assets legally available therefor, cumulative cash dividends at the rate of 5% per annum on the liquidation preference of $1,000 per share of Nara Series A Preferred Stock from the date of original issuance to, but excluding, February 15, 2014, and at the rate of 9% per annum on such liquidation preference thereafter.

Priority. With respect to the payment of the dividends and of amounts to be paid upon liquidation, the Series A Preferred Stock ranks:

•	senior to Nara common stock and all other equity securities designated as ranking junior to the Nara Series A Preferred Stock; and

•

equally with all other equity securities designated as ranking on a parity with the Nara Series A Preferred Stock, which securities are referred to as parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of Nara.

So long as any shares of Nara Series A Preferred Stock remain outstanding, and unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full (or declared and funds have been set aside for their payment in full), no dividend may be paid or declared on Nara common stock or other junior stock, except for dividends payable solely in Nara common stock. Nara and its subsidiaries are also prohibited from purchasing, redeeming or otherwise acquiring for consideration any shares of Nara common stock or other junior stock unless Nara has paid all accrued dividends on the Nara Series A Preferred Stock for all prior periods in full, with certain exceptions, including the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but in each case only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If Nara purchases shares of Series A Preferred Stock from a holder other than the Treasury Department, Nara must also offer to repurchase a ratable portion of the Nara Series A Preferred Stock then held by the Treasury Department.

On any dividend payment date for which full dividends on the Nara Series A Preferred Stock and any parity stock are not paid, or declared and funds set aside for such payment, all dividends paid or declared for payment on that dividend payment date with respect to the Nara Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends, whether payable in cash, stock or otherwise, as may be determined by the Nara board of directors, or a duly authorized committee of the Nara board of directors, may be declared and paid on Nara common stock and any other stock ranking equally with or junior to the Nara Series A Preferred Stock from time to time out of any funds legally available for such payment. The Nara Series A Preferred Stock will not be entitled to participate in any such dividend.

Redemption. The Nara Series A Preferred Stock may be redeemed, in full or in part, at any time, upon notice to the Treasury Department and subject to the approval of the Federal Reserve Board. The required redemption price will be an amount equal to the per share liquidation amount of the Nara Series A Preferred Stock plus accrued and unpaid dividends up to but excluding the date of redemption. The Nara Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Nara Series A Preferred Stock have no right to require the redemption or repurchase of the Nara Series A Preferred Stock. Shares of Nara Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by Nara will revert to the status of authorized but unissued shares of Nara preferred stock.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of Nara, the holders of the Nara Series A Preferred Stock would be entitled to receive an amount per share, referred to as the total liquidation amount, which is equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Nara Series A Preferred Stock would be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to Nara stockholders, after payment or provision for payment of Nara’s debts and other liabilities but before any distribution of assets is made to holders of Nara common stock or to any other stock ranking, as to that distribution, junior to the Nara Series A Preferred Stock.

If Nara’s assets are not sufficient to pay the total liquidation amount in full to all holders of Nara Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of the Nara Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amounts for those holders. If the total liquidation amount per share of Nara Series A Preferred Stock has been paid in full to all holders of Nara Series A Preferred Stock and other shares of parity stock, the holders of Nara common stock and any other shares ranking, as to that distribution, junior to the Nara Series A Preferred Stock will be entitled to receive all of Nara’s remaining assets according to their respective rights and preferences.

Voting Rights. The holders of the Nara Series A Preferred Stock do not have any voting rights, except as indicated below or as otherwise required by law. The holders of the Nara Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights (which parity stock is referred to a voting parity stock) voting as a single class, will be entitled to elect two additional members to the Nara board of directors if dividends on the Nara Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive. In such event, the authorized number of directors then constituting the Nara board of directors will be increased by two and the holders of the Nara Series A Preferred Stock and any voting parity stock will be entitled to elect such directors at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full, provided that the election of any such director will be subject to the qualification that the election would not cause Nara to violate the corporate governance requirements of the Nasdaq Stock Market (or any other exchange on which Nara securities may then be listed) that listed companies must have a majority of independent directors.

So long as any shares of the Nara Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Nara certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Nara Series A Preferred Stock at the time outstanding, voting separately as a single class, would be necessary to effect or validate:

•

any amendment or alteration of the Nara certificate of incorporation to authorize, create or increase the authorized amount of, or any issuance of any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Nara Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of Nara;

•

any amendment, alteration or repeal of any provision of the certificate of designations for the Nara Series A Preferred Stock that would affect adversely the rights, preferences, privileges or voting powers of the Nara Series A Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Nara Series A Preferred Stock or of a merger or consolidation of Nara with another entity, unless the shares of the Nara Series A Preferred Stock remain outstanding following any such transaction or, if Nara is not the surviving entity, are converted into or exchanged for preference securities and, in either such case, such remaining outstanding shares of Nara Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Nara Series A Preferred Stock, taken as a whole.

Series B Preferred Stock Issuable in the Merger

Pursuant to the merger agreement, Nara will issue 55,000 shares, constituting all of the designated shares, of a new series of its preferred stock having substantially the same rights, preferences, privileges and voting powers as Center’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A, in exchange for the shares of such stock now held by the United States Treasury Department under its TARP Capital Purchase Program. The new series of Nara preferred stock, which will be designated as its Fixed Rate Cumulative Perpetual Preferred Stock, Series B, will rank senior to common stock and all other equity securities the terms of which expressly provide that such securities will rank junior to the Series B Preferred Stock and equally with the Nara Series A

Preferred Stock and all other equity securities the terms of which do not expressly provide that such securities will rank senior or junior to the Series B Preferred Stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of Nara. The terms of the Series B Preferred Stock will provide that holders thereof are entitled to, as and when declared by the board of directors, cumulative cash dividends at a rate per annum equal to 5% per annum on the liquidation preference of $1,000 per share of Series B Preferred Stock until February 14, 2014 and 9% per annum on such liquidation preference after February 14, 2014, payable quarterly in arrears. No dividends will be payable on Nara’s common stock or other junior stock unless all of the accrued and unpaid dividends for all past dividend periods, including the latest dividend period, have been paid in full on the Series B Preferred Stock. Furthermore, holders of the Series B Preferred Stock, together with the holders of the Nara Series A Preferred Stock and any other outstanding parity stock with like voting rights, voting as a single class, will have the right to elect two directors if dividends have not been paid for six periods. The Series B Preferred Stock will be redeemable by Nara, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date.

Holders of the Nara Series B Preferred Stock will have no voting rights except in limited circumstances, including (i) with respect to the election of two directors, whose seats are automatically added to the then-current board of directors, in the event dividends have not been paid for six periods; (ii) any amendment, alteration or repeal of any provision of the certificate of designations for the Series B Preferred Stock or Nara’s certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock or to authorize or issue any capital stock of Nara that is senior to the Series B Preferred Stock; and (iii) any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, or a merger or consolidation of Nara with another corporation or entity, unless in any of the foregoing cases the Series B Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction. The vote or consent of the holders of 66 2/3% of the outstanding Series B Preferred Stock, voting as a separate class, would be necessary to effect or validate any of the matters summarized in clauses (ii) and (iii) of the preceding sentence.

Nara Warrant

The Nara Warrant may be exercised at any time on or prior to November 21, 2018. The Nara Warrant was initially exercisable for the purchase of up to 1,042,531 shares of Nara common stock. In accordance with the terms of the Nara Warrant, this maximum purchase amount was reduced by 50% to 521,266 shares of Nara common stock as a result of Nara’s offering of 11,500,000 shares of common stock on October 27, 2009. The initial exercise price for the purchase of shares of Nara common stock pursuant to the Warrant is $9.64 per share. The exercise price may be paid either by the withholding of the number of shares of Nara common stock issuable upon exercise of the Nara Warrant that is equal to the value of the aggregate exercise price of the Nara Warrant determined by reference to the market price of Nara common stock on the trading day in which the Nara Warrant is exercised or, if agreed by Nara and the warrantholder, by the payment of cash equal to the aggregate exercise price.

The number of shares for which the Nara Warrant may be exercised and the exercise price will be proportionately adjusted in the event Nara pays dividends or makes distributions on its common stock, other than ordinary cash dividends, or subdivides, combines or reclassifies outstanding shares of its common stock. Until the earlier of November 21, 2011 and the date the Treasury Department no longer holds the Nara Warrant (and other than in certain permitted transactions described below), if Nara issues any shares of its common stock, or securities convertible or exercisable into its common stock, for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of Nara common stock into which the Nara Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by the Nara board of directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by Nara or its affiliates pursuant to registration under the Securities Act of 1933 or Rule 144A of the Securities and Exchange Commission thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of November 21, 2008.

If Nara effects a pro rata repurchase of its common stock, both the number of shares issuable upon exercise of the Nara Warrant and the exercise price will be adjusted.

In the event of a merger, consolidation or similar transaction involving Nara and requiring stockholder approval, the Nara Warrant holder’s right to receive shares of Nara common stock upon exercise of the Nara Warrant will be converted into the right to receive on exercise of the Nara Warrant the consideration that would have been payable to the Nara Warrant holder with respect to the shares of Nara common stock for which the Nara Warrant may be exercised, as if the Nara Warrant had been exercised prior to such merger, consolidation or similar transaction.

Following redemption in whole of the Nara Series A Preferred Stock held by the Treasury Department, or the transfer by the Treasury Department of all of the Nara Series A Preferred Stock to one or more third parties that are not affiliated with it, Nara will have the right to repurchase the Nara Warrant and any securities issued to the Treasury Department pursuant to the Nara Warrant, in whole or in part, at the fair market value thereof. Such fair market value would be determined through procedures specified in the agreement entered into between Nara and the Treasury Department in connection with the issuance and sale of the Series A Preferred Stock to the Treasury Department.

Warrant Issuable in the Merger

The merger agreement provides that the ten-year warrant to purchase Center common stock which Center issued to the Treasury Department in connection with Center’s sale of its Series A Preferred Stock to the Treasury Department, and which currently covers 432,390 shares of Center common stock, will automatically convert in accordance with its terms upon completion of the merger into a warrant to purchase Nara common stock and Nara will assume the warrant subject to its terms. The number of shares covered by the warrant and the per share exercise price thereof will be adjusted by application of the merger exchange ratio to the original terms of the warrant. As a result of such adjustment, the warrant will, upon completion of the merger, entitle the holder of the warrant to purchase, in one or more exercises of the warrant, up to 337,437 shares of Nara common stock at a price of $12.22 per share, assuming that the exchange ratio remains fixed at 0.7804.

Nara Common Stock

Each share of Nara common stock has the same relative rights as, and is identical in all respects with, each other share of Nara common stock.

Voting Rights

Holders of Nara common stock are entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors and are not entitled to cumulate their votes for the election of directors.

Dividends

Holders of Nara common stock may receive dividends when, as and if declared by the Nara board of directors out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled. Nara agreed in connection with the issuance of the Nara Series A Preferred Stock to the Treasury Department that it would not pay cash dividends on its common stock at a quarterly rate greater than $0.0275 per share. In addition, on March 18, 2009, Nara announced that it had suspended its policy of paying quarterly cash dividends to preserve capital and to provide Nara with increased flexibility to invest in its business. Nara’s ability to pay dividends is subject to statutory and regulatory limitations applicable to Nara or to Nara Bank.

As a bank holding company, Nara’s ability to pay dividends is affected by the ability of its subsidiaries to pay dividends to Nara. Nara Bank is a California state-chartered bank that is a member bank of the Federal Reserve System and is subject to restrictions under both federal and state laws and regulations which limit its ability to transfer funds to Nara through cash dividends or through intercompany loans or advances. Under federal law and regulations, Nara Bank may not, without the approval of the Federal Reserve Board, pay dividends exceeding its net income for its current fiscal year and its two preceding fiscal years, less the sum of dividends paid during such periods and any transfers required by the Federal Reserve Board or required to be made for the retirement of preferred stock. A California state bank may declare a dividend without the approval of the DFI as long as the total dividends declared in a calendar year do not exceed the lesser of the bank’s retained earnings or the total of its net income for the three fiscal years preceding the dividend declaration, less any dividends paid during that period. In addition to these statutory and regulatory limitations, as a matter of general bank regulatory policy the Federal Reserve Board discourages the payment of dividends on common stock by bank holding companies and by banks that are members of the Federal Reserve System in amounts exceeding the paying entity’s net income available to common stockholders for the preceding four fiscal quarters or if the paying entity’s prospective rate of earnings retention is not consistent with its capital needs and current and prospective financial condition.

Liquidation Preference

Holders of Nara common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of Nara, the holders of Nara common stock would be entitled to share ratably in all assets remaining after the payment of all liabilities of Nara and of all preferential amounts to which any preferred stock may be entitled.

Other Matters

The holders of Nara common stock have no preemptive or other subscription rights. Nara common stock is not subject to call or redemption.

Restrictions on Ownership of Nara Common Stock

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of Nara’s outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of Nara’s outstanding common stock, or 5% or more of Nara’s common stock under certain circumstances, would be subject to regulation as a bank holding company under the Bank Holding Company Act. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Nara’s outstanding common stock under the Change in Bank Control Act of 1978. Under the California Financial Code, the approval of the DFI is required for any person to acquire control, directly or indirectly, of a California state bank or its holding company. For this purpose a person is deemed to have acquired control of a bank or holding company if the person, directly or indirectly, has the power to vote 25% or more of the voting power of the bank or holding company or to direct or to cause the direction of the management and policies of the bank or holding company. Further, a person who directly or indirectly owns or controls 10% or more of the outstanding voting stock of a bank or holding company or other company is presumed, subject to final determination by the DFI, to control that bank, holding company or other company.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF NARA AND CENTER

The rights of Center’s stockholders are currently governed by the California General Corporation Law, or CGCL, and the Restated Articles of Incorporation and Amended and Restated Bylaws of Center. The rights of Nara’s stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and the Certificate of Incorporation, as amended, and Amended and Restated Bylaws of Nara. If the merger is completed, stockholders of Center will become stockholders of Nara, and their rights will be governed by the DGCL, the certificate of incorporation of Nara and Nara’s bylaws, as amended in accordance with the merger agreement. Although the DGCL refers to “stockholders” and “stock” and the CGCL refers to “shareholders” and “shares,” for convenience we refer to all such concepts in this document as “stockholders” and “stock,” in accordance with the DGCL terminology.

The table below summarizes the material differences between the rights of Center’s stockholders and those of Nara’s stockholders pursuant to the CGCL, the DGCL and their respective constitutive documents as they are currently in effect. While Nara and Center believe that the summary table includes the material differences between the rights of their respective stockholders prior to the merger, this summary does not include a complete description of all the differences between the rights of Nara’s stockholders and those of Center’s stockholders, nor does it include a complete description of the specific rights of the respective stockholders discussed. The inclusion of differences in the rights of these stockholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist.

Authorized Capital Stock

Nara	Center
The authorized capital stock of Nara consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Nara’s certificate of incorporation authorizes the board of directors, without stockholder approval, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of preferred stock, except that no series of preferred stock shall contain voting rights that entitle the holders to more than one vote her share of preferred stock (except for convertible preferred stock).	The authorized capital stock of Center consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Center’s articles of incorporation authorizes the board of directors, without stockholder approval, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of preferred stock.

Number and Classes of Board of Directors

Nara	Center
The board of directors of Nara has seven members. The bylaws of Nara provide that the number of directors may be no less than five and no more than 25, with the exact number to be fixed by resolution of the board of directors. The board of directors of Nara is not divided into classes having different terms of office.	The board of directors of Center has seven members. The bylaws of Center provide that the number of directors may be no less than six and no more than 11, with the exact number of directors to be fixed by a bylaw or amendment or by resolution of the board of directors or stockholders. The board of directors of Center is not divided into classes having different terms of office.

Cumulative Voting

Nara	Center
The DGCL provides that a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in the election of directions. Nara’s certificate of incorporation does not provide for cumulative voting by stockholders in the election of directors.	The CGCL generally requires that cumulative voting be available to stockholders in the election of directions, with certain exceptions. Center’s articles of incorporation provide for the elimination of cumulative voting by stockholders in the election of directors.

Removal of Directors

Nara	Center
The certificate of incorporation and the bylaws of Nara do not provide specific provisions for removal of directors. The DGCL provides that, any or all directors may be removed from office at any time, with or without cause, by the holders of at least a majority of shares then entitled to vote in the election of directors.	The bylaws of Center provide that any or all of the directors may be removed, with or without cause, if such removal is approved by holders of a majority of the outstanding shares entitled to vote; provided, however, that no director may be removed if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of stockholders or, if greater, the number of directors for whom removal is being sought, were then being elected.

Vacancies on the Board of Directors

Nara	Center
Nara’s bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.	Center’s bylaws provide that subject to the rights of any preferred stockholders, and except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. A vacancy created by the removal of a director may be filled only by a person elected by a majority of the stockholders entitled to vote at a meeting at which a quorum is present or by the unanimous written consent of the holders of the outstanding shares entitled to vote at such a meeting. The stockholders of Center may elect a director at any time to fill any vacancy not filled by the directors.

Amendment of Articles or Certificate of Incorporation

Nara	Center
Nara’s certificate of incorporation may be amended with the approval of the board of directors and the outstanding stock entitled to vote.	Center’s articles of incorporation may be amended in accordance with the provisions of the CGCL. The CGCL requires the approval of the board of directors and the outstanding stock entitled to vote, either before or after the approval by the board.

Amendment of Bylaws

Nara	Center
The DGCL provides that stockholders have the power to amend the bylaws of a corporation unless the certificate of incorporation grants such power to the board of directors, in which case either the stockholders or the board of directors may amend the bylaws. Nara’s certificate of incorporation grants power to amend bylaws to the board of directors.	Center’s bylaws provide that the bylaws may be amended by the stockholders. Subject to the rights of stockholders to amend the bylaws, the bylaws may be amended by the board of directors; provided, however, that the board of directors may adopt or amend a bylaw to change the authorized number of directors only for the purpose of fixing the exact number of directors within the limits specified in the bylaws.

Meetings of Stockholders

Nara	Center
Nara’s bylaws provide that an annual meeting of stockholders is to be held on a date, time and place determined by the board of directors. Special meetings of stockholders may be called by resolution adopted by a majority of the board of directors or by written request of stockholders owning in the aggregate 10% or more of Nara’s outstanding common stock.	Center’s bylaws provide that an annual meeting of stockholders is to be held on a date and time determined by the board of directors. Special meetings of stockholders may be called at any time by the chairman of the board of directors, the president, the board of directors or stockholders holding in the aggregate 10% or more of the outstanding shares entitled to vote.

Notice of Stockholder Proposals and Director Nominations

Nara	Center
Nara’s bylaws provide that in order for stockholders to make a proposal for action or nominate a director, notice by such stockholder must be received by Nara not less than 100 days, nor more than 120 days, prior to the first anniversary of the immediately preceding annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be received by Nara not later than the close of business on the tenth day following the day on which notice or public announcement of the date of the meeting is first given by Nara.	Center’s bylaws provide that in order for stockholders to make a proposal for action or nominate a director, notice by such stockholder must be received by Center not less than 120 days in advance of the date Center’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received by Center not later than the close of business on the later of 120 days prior to such annual meeting or seven days after the date the notice of such meeting is sent to stockholders.

Payment of Dividends

Nara	Center
The DGCL permits the payment of dividends to stockholders only out of surplus (as defined in the DGCL) or, if there is no such surplus, net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year; provided, however that dividends may not be paid out of net profits if, after the payment of such dividend, Nara’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of Nara’s assets.	The CGCL permits the payment of dividends to stockholders if Center’s retained earnings equal at least the amount of the proposed dividend. If Center does not have sufficient retained earnings available for the proposed dividend, it may pay a dividend to its stockholders if immediately after giving effect to the dividend, the sum of its assets (not including goodwill and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred liabilities) and its current assets would be at least equal to its current liabilities or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, at least equal to 125% of its current liabilities.

Appraisal and Dissenters’ Rights

Nara	Center
Under the DGCL, Nara stockholders generally do not have appraisal rights because Nara’s common stock is listed on the Nasdaq Global Select Market and is currently held by more than 2,000 stockholders.	Under the CGCL, Center stockholders have appraisal and dissenters’ rights, including in connection with the merger, only under certain circumstances.

Indemnification and Liability Exculpation of Directors and Officers

Nara	Center
Nara’s certificate of incorporation provides for indemnification of current and former directors and officers to the fullest extent permitted under the DGCL. Nara’s certificate of incorporation provides that a director of Nara will not be liable to Nara or its stockholders for monetary damages for breach of fiduciary duty as a director.	Center’s articles of incorporation provide for indemnification of directors and officers in excess of the indemnification provided under the CGCL, subject to certain exceptions. Center’s articles of incorporation provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law.

Anti-Takeover Statutes

Nara	Center
Nara is subject to the anti-takeover provisions of Section 203 of the DGCL, which generally prohibits public corporations from engaging in significant business transactions, including mergers, with a holder of 15% or more of the corporation’s stock, referred to as an interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder, unless certain conditions under the DGCL are satisfied.	The CGCL does not provide for any specific anti-takeover provisions.

ELECTION OF DIRECTORS AND OTHER PROPOSALS TO BE CONSIDERED

AT THE NARA ANNUAL MEETING

Unless otherwise indicated or the context otherwise requires, references to “we,” “our,” “us” or the “Company” in the following sections of this document that relate to the other proposals to be considered at the Nara annual meeting are to Nara Bancorp, Inc., including its subsidiary, Nara Bank.

Nara Proposal 2: Election of Directors

Our Certificate of Incorporation and Bylaws provide that the number of directors may be no less than five and no more than twenty-five, with the exact number to be fixed by resolution of the board of directors or stockholders. Currently, the board of directors has seven members.

The board of directors has unanimously nominated the following seven individuals to serve as the Company’s directors until the next annual meeting of stockholders and until their successors are elected and qualified:

Steven D. Broidy

Louis M. Cosso

Alvin D. Kang

Jesun Paik

Hyon Man Park (John H. Park)

Ki Suh Park

Scott Yoon-Suk Whang

The proxy holders will vote all proxies for the election of the seven nominees listed above unless authority to vote for the election of any of the directors is withheld. The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for the election of directors shall be elected as directors. Abstentions and votes cast against nominees will have no effect on the election of directors. If any of the nominees should become unable to serve as a director, the proxies solicited hereby may be voted for a substitute nominee designated by the board of directors. Each nominee has agreed to serve if elected and the board of directors has no reason to believe that any nominee will become unavailable.

Each of the nominees listed above is currently a director of the Company who was previously elected by the stockholders at the 2010 Annual Stockholder’s Meeting. It is the Company’s policy to encourage its directors and nominees for election as directors to attend the annual meeting. All of the nominees attended our 2010 annual meeting of stockholders.

The Nasdaq Stock Market listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the Company’s counsel to ensure that the board of directors’ determinations of independence are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq Stock Market, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and Crowe Horwath LLP, the board of directors affirmatively has determined that all of our directors, other than our Chief Executive Officer Alvin Kang, are independent directors within the meaning of the applicable Nasdaq Stock Market listing standards. See “Board Leadership Structure.”

The following is a brief description of our current directors, each of whom has been nominated by the board of directors for election as director. The Company knows of no arrangements, including any pledge by any person of the Company’s securities, the operation of which may, at a subsequent date, result in a change in control of the Company. There are no arrangements or understandings by which any of the directors or nominees for director of the Company were selected. There is no family relationship between any of the directors, nominees or executive officers, except that Jesun Paik and Ki Suh Park are brothers-in-law.

Steven D. Broidy, age 73, has been a director of Nara Bancorp, Inc. since 2010. Mr. Broidy is a banker with over 40 years of experience in the California banking industry. His most recent experience was as Founding Chairman (2005 – 2010) and Interim CEO (May 2008 – January 2010) of the Private Bank of California. He served as a director of Sanwa Bank of California, and then of its successor, United California Bank, from 1996 until 2002. In addition, he served as Vice Chairman and member of the Boards of both City National Bank and its holding company, City National Corporation, Beverly Hills, California from 1992 to 1995; and as a partner in the Los Angeles based national law firm of Loeb and Loeb from 1988 to 1992. Mr. Broidy also served in various capacities with Union Bank from 1963 until its sale in 1988, most recently as Executive Vice President from 1972 – 1988. Mr. Broidy served as Chairman of the Board and Chief Executive Officer of the Weingart Foundation in Los Angeles from 1999 until December 2003 and continues to serve as a member of this board and Chairman of its Executive and Investment Committees. Mr. Broidy also served as Chairman of the Board of Cedars-Sinai Medical Center from 1998 through 2001 and continues to serve as a member of its Board and Executive Committee. Mr. Broidy received a Bachelor of Arts degree from the University of California, Los Angeles. He also obtained a Bachelor of Laws degree from Boalt Hall School of Law, University of California, Berkeley.

The Board selected Mr. Broidy as a nominee because the Board believes that Mr. Broidy’s experience as a director at City National, Sanwa Bank, United California and The Private Bank give him extensive experience on regional bank boards and he will be of great assistance in implementing the Company’s strategic initiatives. Mr. Broidy also provides leadership in the oversight, identification and management of all areas of bank and holding company risk as Chair of the Board Risk and Compliance Committee. In addition, Mr. Broidy is considered an audit committee financial expert and is a member of the Company’s Audit Committee.

Louis M. Cosso, age 69, has been a director of Nara Bancorp, Inc. since 2010. Mr. Cosso retired from Wells Fargo Bank in July 2009. His most recent experience was as Executive Vice President, Head of Auto Dealer Commercial Services at Wells Fargo Bank from 2002 to 2009 where he was responsible for $3 billion in loans. Prior to his promotion to Executive Vice President, Mr. Cosso was the Senior Vice President and Regional Manager for San Francisco Commercial Banking Region from August 1996 to 2002. Mr. Cosso worked for Bank of America as Director of Portfolio Management from August 1991 to August 1996. Mr. Cosso served as Chairman of the Board of Goodwill Industries of the East Bay and as finance committee chairman of the Oakland East Bay Symphony and the Board of Directors of St. Luke’s Hospital in San Francisco, and Big Brothers and Sister and Junior Achievement. Mr. Cosso received a Bachelors in Science degree in Business from the University of California, Berkeley. He also received a Master of Arts degree in Economics from San Jose State University.

The Board selected Mr. Cosso as a nominee because the Board believes that Mr. Cosso’s experience as a relationship focused banker will be of great assistance in implementing the Company’s strategic initiatives. Mr. Cosso is experienced in credit risk and serves on the Company’s Loan and Credit Policy Committee and Asset Liability Management Committee as Chair of both committees. Mr. Cosso is considered an audit committee financial expert and is a member of the Company’s Audit Committee.

Alvin D. Kang, age 66, has been a director of Nara Bancorp, Inc. since 2010. Mr. Kang was appointed as the President and Chief Executive Officer of the Company and its wholly owned subsidiary, Nara Bank, on January 29, 2010. Before this appointment, he served as the Chief Financial Officer and a member of the Office of the President since 2005 and 2006, respectively. Prior to joining the Company, Mr. Kang served as Executive

Vice President, Chief Operating Officer and Chief Financial Officer for Broadway Federal Bank and Chief Financial Officer of Broadway Financial Corporation from 2001 to July 2005. Mr. Kang also held a senior position at Takenaka & Company LLC, an investment banking and consulting firm, and has served as an audit partner at KPMG LLP and at Ernst & Young LLP. Mr. Kang retired from KPMG LLP after 26 years of service, during which time he served as practice leader of KPMG’s Thrift Industry and Asian Business Group and as lead KPMG partner on audits of major financial institutions in Los Angeles, including Home Savings, Glendale Federal and Coast Savings. Mr. Kang serves on the board of the Asian Pacific American Legal Center, a non-profit organization. Prior to his work at KPMG, Mr. Kang served as Lieutenant and Finance Officer of the U.S. Army-Infantry. Mr. Kang graduated from the California State University at Los Angeles and received a Bachelor of Science degree in Accounting.

In selecting Mr. Kang as a nominee for election at this meeting, the Board considered Mr. Kang’s vast financial industry experience, with over 40 years of specialized knowledge in auditing and financial consulting of and operational experience with banks and thrift institutions. The Board believes that it is important to have the Chief Executive Officer of the Company serve as a Director as well, because it allows for a direct line of communication between the Board and management. As the lead executive at Nara Bank, Mr. Kang provides strategic direction and leadership by example.

Jesun Paik, age 74, has been a director of Nara Bancorp, Inc. since 2001. Mr. Paik is Senior advisor of Robb Evans & Associates, LLC, a financial consulting firm which he joined in 2001. From 1989 to 2001, he was Executive Vice President and Senior Advisor of the Americas Division of The Sakura Bank, Ltd. (New York City) and concurrently was the Vice Chairman of the Board of Manufacturers Bank (Los Angeles) from 1992 to 2001. Prior to The Sakura Bank, Mr. Paik was an Executive Vice President of Wells Fargo Bank, N.A. and Union Bank. Mr. Paik received a Bachelor of Arts degree from Claremont McKenna College in Claremont, California. He also received a Master of Business Administration degree from The Anderson School of Management, University of California, Los Angeles. He also graduated from the Pacific Coast Banking School at the University of Washington.

The Board selected Mr. Paik as a nominee because the Board believes that Mr. Paik’s experience as Executive Vice President of Wells Fargo, N.A. and Union Bank and his positions with the Manufacturer’s Bank give him a great reservoir of experience to draw upon. Mr. Paik is considered an audit committee financial expert, is a member of the Company’s Audit Committee and has served as its Chair for a number of years. Currently, Mr. Paik serves as Chair of the Board Oversight Committee, where he provides leadership in addressing supervisory concerns. Mr. Paik has a keen knowledge of commercial banking and specifically understands the Korean-American marketplace.

Hyon Man Park (John H. Park), age 63, has been a director of Nara Bancorp, Inc. since 2002. Mr. Park is President of ABI USA Sales Corp, an import and export company which he founded in 2001, and President of BB Imex Corporation which he founded in 2003. From 1985 to 2001, he was President and Chief Executive Officer of Showroom 3 Inc. From 1978 to 2001, he was President and Chief Executive Officer of B.B. World Corporation. Mr. Park has been a director of Nara Bank, the Company’s wholly owned subsidiary, since 1993. Mr. Park graduated from Dongkuk University in Seoul, Korea with a Political Science degree.

The Board selected Mr. Park as a nominee because the Board believes that Mr. Park’s experience in business and as a Nara Bank and Nara Bancorp director give the Board continuity and historical perspective. As the immigrant owner of an import / export business he also understands our core business customers, including customers of our trade finance function. He possesses an acute understanding of how to appeal to and communicate effectively with commercial customers. He is a member of our Loan and Credit Policy Committee.

Ki Suh Park, age 79, has been a director of Nara Bancorp, Inc. since 2001. Mr. Park is the Chief Executive Officer and the majority shareholder of Gruen Associates, a global architecture, planning, and interior design firm headquartered in Los Angeles since 1946. He is a prominent architect and city planner with nearly 50 years of professional practice, responsible for many large-scale landmark building and transportation projects throughout the United States and overseas (Korea, Vietnam, Indonesia, Canada, Mexico, and Germany). His projects include Koreatown Plaza, the Los Angeles Convention Center Expansion, Kumho Asiana Plaza, Ho Chi Minh City, Vietnam, Citibank and PT Bank Mandiri Towers in Jakarta, Indonesia, the I-105 (Century) Freeway and the I-70 Highway through the scenic Glenwood Canyon in Colorado, which received in 2000 a Presidential Design Award from the President of the United States. In the 1970s, Mr. Park served as Chairman of the Citizens Advisory Committee on Transportation Quality for the United States Secretary of Transportation. As a community leader, he was and has been active on a number of community-based, non-profit boards including the Harvard-Westlake School, the Korean American Coalition (Chairman), the Korean American Museum (Chairman), the California Community Foundation, the Public Policy Institute of California, the Los Angeles County Natural History Museum, and the Los Angeles World Affairs Council. In 1996, Mr. Park received a Korean Broadcasting System (KBS) Award, which is annually given to an overseas Korean who has made a significant worldwide contribution to the arts, business and industry. After briefly attending Seoul National University Law School, Mr. Park came to the United States and received a Bachelor of Arts degree from the University of California, Berkeley. Following graduation, he earned two post-graduate degrees, a Master in Architecture and a Master in City Planning, from Massachusetts Institute of Technology.

In selecting Mr. Park as a nominee for election at this meeting, and appointment as Chairman of Nara Bancorp and Nara Bank, the Board considered, in particular, his extensive experience as the Chief Executive Officer of a national and international professional business firm. Mr. Park is a hands-on leader and, as such, focuses on board oversight in strengthening corporate governance and regulatory compliance, implementing strategic planning and monitoring risk assessment. Mr. Park currently serves as Chair of the Nomination and Governance Committee.

Scott Yoon-Suk Whang, age 64, has been a director of Nara Bancorp, Inc. since 2007. Mr. Whang has been a goal-oriented entrepreneur who started three successful companies in the past 20 years. He has held various management positions with Daewoo Corporation, where he began his career in the early 1970s until he resigned from the position of President of the western division of Daewoo Int’l (USA) in 1985. Mr. Whang founded Codra Enterprises in 1985, which provides new product development and manufacturing outsourcing services to the gift and stationery industry, and served as its Chairman until December 2007. From 1990 to 2006, he was the founder and CEO of Avalanche Publishing, Inc., one of the leading publishers of various gift and stationery products whose customers included big national retail channels such as Barnes & Noble and Borders Group, as well as office chain stores and specialty gift retailers. In 2006, Mr. Whang was chosen as entrepreneur of the year by the Korean American Chamber of Commerce in recognition of his success in the mainstream publishing industry and as an exemplary minority entrepreneur. Mr. Whang graduated from the College of Business Administration at Seoul National University with a Bachelor of Arts degree in International Economy.

In selecting Mr. Whang as a nominee for election at this meeting, the board considered many aspects of his business experience. Mr. Whang is a well rounded leader in business strategic planning, management, and operations, and as such, is able to lend his experience as Chair of the Human Resources and Compensation Committee as well as the Business Development Committee. Mr. Whang is also able to give firsthand advice on marketing and client relations, since as a medium-sized commercial business owner he understands the heart of the Bank’s business.

How Much Stock do our Directors, Nominees for Directors and Executive Officers Own?

The following table shows the beneficial ownership of our common stock as of June 30, 2011 for (i) each of six non-executive directors, (ii) our Named Executive Officers, and (iii) all directors and Named Executive Officers as a group.

Beneficial Ownership by Directors and Executive Officers

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class(7)
Directors
Steven D. Broidy	5,000		*
Louis M. Cosso	2,500		*
Jesun Paik	61,033		*
John H. Park	349,644	(2)	*
Ki Suh Park	108,120	(3)	*
Scott Yoon-Suk Whang	24,933	(4)	*

Named Executive Officers(8)
Alvin D. Kang	100,172	(5)	*
Philip E. Guldeman	—		*
Bonita I. Lee	32,734		*
Mark Lee	3,120		*
Kyu S. Kim	—		*
Myung-Hee Hyun	—		*

All Directors and Named Executive Officers as a Group (12 Individuals)	687,256	(6)	1.8%

*	Indicates holdings of less than 1%.
(1)	Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.
(2)	Includes 2,000 shares owned by BB Imex Corp. 243,800 of the total number of shares beneficially owned by John H. Park are pledged.
(3)	Includes 102,120 shares owned by family trust.
(4)	Includes 13,333 shares owned by revocable trust.
(5)	Includes 80,000 stock options vested under the Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term Incentive Plan (the “2000 Plan”).
(6)	Includes stock options vested under the 2000 Plan.
(7)	The percentages are based on 38,097,327 shares outstanding on June 30, 2011.
(8)	Does not include Min J. Kim and Christine Oh, whose employment as Chief Executive Officer and Acting Chief Financial Officer, respectively, terminated in 2010.

Who are the Named Executive Officers?

The Named Executive Officers are (i) our Chief Executive Officers during 2010; (ii) our Chief Financial Officers during 2010; and (iii) each of the other four most highly compensated executive officers employed by us as of December 31, 2010 whose total compensation for their services rendered in all capacities to us exceeded $100,000. These persons are collectively referred to in this document as the Named Executive Officers (the “NEOs”).

What is the Background of Our Current Executive Officers?

Alvin D. Kang, 66. See biography under Nara’s board of directors on page 109.

Philip E. Guldeman, 66. Mr. Guldeman was appointed Executive Vice President and Chief Financial Officer of Nara Bancorp in December 2010. Mr. Guldeman has more than 30 years of financial management experience in the banking industry. Mr. Guldeman was associated with KPMG from 1976 to 1988 where he served as Partner in charge of the firm’s Western Regional Financial Institution Management Consulting practice. He served as Executive Vice President and Chief Financial Officer of Mercantile National Bank, in Los Angeles, California, from 1989-1992. Since 1992, Mr. Guldeman has been a consultant providing management information and other consulting services to banks, thrift institutions, credit unions and banking industry service providers, including serving as Executive Vice President and Chief Financial Officer at various banks.

Bonita I. Lee, 48. Ms. Lee has served as the Executive Vice President and Chief Operating Officer of Nara Bancorp since March 2009. Ms. Lee returned to Nara Bancorp in March 2009 after a brief tenure as Regional President of the Western Region of a Korean financial services company. Prior to her departure, Ms. Lee worked at Nara Bancorp for 15 years, including several years as Executive Vice President and Chief Credit Officer. She also served as a member of the Office of the President from March 2006 through September 2008 and she currently serves as a member since she returned to Nara Bancorp in March 2009. During her tenure at Nara Bancorp, Ms. Lee managed integration projects for numerous acquisition transactions. Prior to joining Nara Bancorp, Ms. Lee held various lending positions with California Center Bank in Los Angeles from 1989 to 1993.

Mark Lee, 48. Mr. Lee has served as Executive Vice President and Chief Credit Officer of Nara Bancorp since May 2009. In January 2010, Mr. Lee was made part of the Office of the President under the direction of the President and Chief Executive Officer, Alvin Kang. Prior to joining the Company, Mr. Lee served as Senior Vice President and Deputy Chief Credit Officer at East West Bank from May 2007 to April 2009, and Manager of Commercial Business Credit from May 2002 to April 2007. Prior to his work at East West Bank, Mr. Lee served in various lending and credit capacities starting in 1990, at California Bank and Trust, Center Bank and Sanwa Bank.

Myung-Hee Hyun, 58. Ms. Hyun has served as the Executive Vice President and Chief Operations Administrator of Nara Bancorp since May 2010. In May 2010, Ms. Hyun was made part of the Office of the President under the direction of the President and Chief Executive Officer, Alvin Kang. Prior to rejoining Nara Bancorp, she served as Senior Vice President and Chief Operations Administrator of Shinhan Bank America from December 2008 to April 2010. She served as the Senior Vice President and Chief Operations Administrator of Nara Bancorp from April 2005 to November 2008. She served Nara Bancorp as the Senior Vice President and Senior Operations Administrator from May 1998 to April 2005 and Operations Administrator from September 1995 to May 1998. During her tenure at Nara Bancorp, Ms. Hyun managed the system conversion projects for numerous acquisition transactions. Prior to joining Nara Bancorp, Ms. Hyun held various operations and personal banking positions at Hanmi Bank from 1982 to 1995.

Kyu S. Kim, 50. Ms. Kim has served as the Executive Vice President and Eastern Regional Manager for Nara Bancorp since April 2008. In January 2010, Ms. Kim was made part of the Office of the President under the direction of the President and Chief Executive Officer, Alvin Kang. She also served as the Senior Vice President and Eastern Regional Manager from October 2005 until March 2008. Prior to her promotion to Eastern Regional Manager, she served as the Deputy Regional Manager from July 2003 to September 2005. Ms. Kim also served as the Manhattan Branch Manager from February 2000 to September 2005 and Flushing Branch Manager from September 1998 to February 2000. Prior to joining the Bank, Ms. Kim was Vice President and Chief Credit Officer at Foster Bank in Chicago from March 1990 to September 1997.

What are the Responsibilities of our Board of Directors and Certain Board Committees?

The Company’s board of directors has a standing Audit Committee, Nomination and Governance Committee and Human Resources and Compensation Committee.

During 2010, there were 31 Company board meetings. All of the current directors of the Company attended at least 75% of the aggregate total number of meetings of the board and the committee on which they served during 2010.

The Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The current members of the Audit Committee are directors Jesun Paik (Chair), Steven Broidy, Louis Cosso, and John Park. The Audit Committee held 12 meetings in 2010. The Audit Committee operates under a charter adopted by the board of directors. The charter sets the responsibilities and authorities of the Audit Committee and is available on our website at http://www.narabank.com.

Each of the members of the Audit Committee is “independent” as defined by the listing standards of the Nasdaq Stock Market and rules of the Securities and Exchange Commission. The board of directors has determined that Jesun Paik, Steven Broidy and Louis Cosso each satisfy the requirements established by the Securities and Exchange Commission for qualification as an audit committee financial expert.

The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and our audit process.

Pursuant to its charter, the Audit Committee has the following responsibilities:

•	Review the quarterly and audited annual financial statements;

•	Review the adequacy of internal control systems and financial reporting procedures with management and the independent auditor; and

•	Review and approve the general scope of the annual audit and the fees charged by the independent auditor.

In performing its functions, the Audit Committee in 2010 met and held discussions with management and with Crowe Horwath LLP, the independent auditors for the Company and its wholly owned subsidiary, Nara Bank. Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has:

•	Reviewed and discussed the financial statements with management and the independent auditors;

•

Discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380 as adopted by the Public Accounting Oversight Board); and

•

Received a statement of the auditors’ independence required by the Public Company Accounting Oversight Board. The Audit Committee discussed any relationships that may impact the objectivity and independence of Crowe Horwath LLP, and satisfied itself as to their independence.

Based on these discussions and reviews, the Company’s Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

JESUN PAIK (Chair)

STEVEN D. BROIDY

LOUIS M. COSSO

JOHN H. PARK

Nomination and Governance Committee

The members of the Nomination and Governance Committee are directors Ki Suh Park (Chair), Louis Cosso, Jesun Paik, and Scott Whang. All the members of the Nomination and Governance Committee are “independent” as defined by our policy and the listing standards for the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. The Nomination and Governance Committee held four meetings in 2010. The Nomination and Governance Committee is appointed by the board of directors to assist the board of directors in identifying qualified individuals to become board members, consistent with criteria approved by the board of directors, to determine the composition of the board of directors and to recommend to the board of directors the director nominees for the annual meeting of stockholders. The Nomination and Governance Committee has a charter, a copy of which can be found on our website at http://www.narabank.com.

It is the policy of the Nomination and Governance Committee to consider director candidates recommended by stockholders. The Nominating and Governance Committee will utilize the same standards for evaluating director candidates recommended by stockholders as it does for candidates proposed by the board. The Nomination and Governance Committee considers many factors in nominating directors to serve on the board of directors, including but not limited to the following:

i)	diversity of professional disciplines and backgrounds;

ii)	broad experience in business, finance or administration; familiarity with national and international business matters;

iii)	familiarity and experience with the commercial banking industry;

iv)	prominence and reputation, and ability to enhance the reputation of the Bank;

v)	time available to devote to the work of the board and one or more of its committees;

vi)	specific qualifications which complement and enhance the overall core competencies of the board and/or specific committee assignments;

vii)	activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the board;

viii)	interest of the stockholders as a whole;

ix)	independence determination; and

x)	the extent to which a nominee may add diversity to the board.

Nominations of persons for election to the board of directors of the Company may be made at the annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of electing directors, by or at the direction of the board of directors, by any Committee or person authorized by the board of directors, or by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with following described the notice procedures set forth in our Bylaws.

Nominations, other than those made by or at the direction of the board of directors or by a nominating committee or person appointed by the board of directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 100 days, nor more than 120 days, prior to the anniversary of the immediately preceding annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company, and (ii) in the case of a special meeting of the stockholders called for the purpose of electing directors not later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company.

A stockholder’s nomination notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14(a) of the Exchange Act, and any rules or regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting, and the defective nomination shall be disregarded.

A formal process for stockholder communications with the board of directors is posted on the Company’s website at http://www.narabank.com. Every effort is made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

The Company has adopted the Code of Ethics and Business Conduct that applies to all officers and employees, as well as the Director Code of Ethics and Business Conduct which applies to directors, which are both available on our website at http://www.narabank.com. If the Company makes any substantive amendments to the employee or director versions of the Code of Ethics and Business Conduct or grants any waiver from a material provision of the Code of the Ethics and Business Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee is comprised of four directors, Scott Whang (Chair), Steven Broidy, Louis Cosso and John Park, all of whom satisfy the Nasdaq Stock Market listing requirements and relevant Internal Revenue Service and Securities and Exchange Commission regulations on director independence. The Compensation Committee meets at least four times a year and also holds special meetings and telephonic meetings to discuss extraordinary items, such as the hiring or dismissal of employees at the Executive Vice President level or above. For fiscal year 2010, the Compensation Committee met a total of four times. The Chair of the Compensation Committee regularly reports to the board of directors on the Compensation Committee’s actions and recommendations. The Compensation Committee has authority to retain outside counsel, compensation consultants and other advisors to assist as needed. A copy of the Compensation Committee’s charter can be found on our website at http://www.narabank.com.

Board Diversity

The board of directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nomination and Governance Committee Charter, however, requires the board’s Nomination and Governance Committee to review the qualifications of candidates to the board, of which diversity is one of the criteria. This assessment includes the consideration of personal and professional ethics and integrity, including prominence and reputation, and the ability to enhance the reputation of the Company; diversity among the existing board members, specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of the banking industry; financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; professional and personal accomplishments, including involvement in civic and charitable activities; educational background; and whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the board.

The Nomination and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities, as discussed above, that will allow the Committee to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Board Leadership Structure

Our board of directors is committed to having a sound governance structure that promotes the best interest of all Nara stockholders. Our leadership structure includes the following principles:

•	We believe that yearly elections hold the directors accountable to our stockholders, as the entire board is subject to re-election each year.

•

Our board of directors is predominantly independent. Of our seven director nominees, only one is a Nara Bancorp employee (Alvin Kang, President and Chief Executive Officer). Further, the board has affirmatively determined that the other six directors are independent under the Securities and Exchange Commission and the Nasdaq Stock Market corporate governance rules, as applicable.

•

We have separated the positions of the Chairman of the Board and Chief Executive Officer which have always been held by different individuals. Our Chairman focuses on board oversight responsibilities, strategic planning and mentoring company officers. Our Chairman also periodically represents Nara Bank at public functions and actively engages with employees. Our Chief Executive Officer focuses on the development and execution of Company strategies.

•

An executive committee of the board, made up of the Chairman of the Company and Nara Bank, the Vice Chairman of Nara Bank and one other independent board member, meet as necessary to discuss and consider important matters affecting the Company between regular board meetings. This allows the board and the Company added flexibility in dealing with pressing matters which need immediate and decisive attention.

We believe our board structure serves the interests of the stockholders by balancing the practicalities of running the Company with the need for director accountability.

In October 2007, the Bank and the Company engaged DLA Piper, LLP (“DLA”), one of the largest international law firms with more than 3,700 attorneys in 28 countries, in connection with threatened litigation. The legal staff of the Company evaluated a number of candidate law firms for their qualifications, selected DLA on the basis of its extensive relevant experience in the type of litigation in question and presented DLA, along with a few other firms, for consideration and approval by the board of directors.

When director Ki Suh Park first learned of the Company’s staff proposal, he immediately informed the board that one of his daughters-in-law was with the firm. The daughter-in-law is a partner of DLA. Ki Suh Park recused himself from all consideration of the matter by the board. The Company staff members who proposed the engagement of DLA were not aware of the daughter-in-law’s connection with DLA, nor was the daughter-in-law, a real estate attorney in another office of DLA, aware of the proposed engagement. Under the circumstances, and considering DLA’s reputation and qualifications for advising the Company regarding the subject litigation, the board approved the engagement of DLA.

The board has considered whether the position of the daughter-in-law with DLA has any impact on Ki Suh Park’s independence as a director of the Company.

The facts considered by the board in this connection include: (1) Ki Suh Park had no involvement in the consideration of selecting an attorney for the litigation matter; (2) Ki Suh Park’s daughter-in-law is a real estate attorney located in another office of DLA that is not involved with the litigation; (3) she had no involvement in referring or representing DLA to the Company; (4) she has not received any compensation benefits resulting therefrom, as confirmed to the Company by DLA; and (5) the amounts invoiced to the Company by DLA ($226,339, $287,154, $208,303 in 2008, 2009 and 2010, respectively) are not significant in relation to the total annual revenue of DLA.

Taking all of these facts into account, the board has concluded that the relationship has no impact on Ki Suh Park’s status as an independent director of the Company.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organization objectives in the areas of strategy, operations, reporting, and compliance. The board recognizes that these objectives are important to improve and sustain long-term organizational performance and stockholder value. A fundamental part of risk management is not only identifying the risks our Company faces and the steps management is taking to manage those risks, but also determining what constitutes the appropriate level of risk based upon our Company’s activities.

The full board of directors participates in the Company’s annual enterprise risk management assessment, which is led by the Company’s Chief Risk Officer, John Hampton. In this process, risk is assessed throughout the Company by focusing on nine areas of risk, including risks relating to: credit, liquidity, interest rate, market, foreign exchange, operational, compliance/legal, strategic and reputation. Risks that simultaneously affect different parts of the Company are identified, and an interrelated response is made. The board provides ongoing oversight of enterprise-wide risks through a semi-annual enterprise risk assessment update.

While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the board’s Risk and Compliance Committee assists the board of directors in fulfilling its oversight responsibility with respect to regulatory, compliance, and operational risk issues that affect the Company and works closely with the Company’s legal and risk departments. The Audit Committee helps the board monitor financial risk and internal controls from a risk-based perspective and oversees the annual audit plan. Reports from the Company’s internal audit department are reviewed. The Loan Credit Policy Committee oversees credit risk by identifying, monitoring, and controlling repayment risk associated with the Bank’s lending activities. The Asset Liability Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities. In setting compensation, the Human Resource and Compensation Committee strives to create incentives that encourage a conservative level of risk-taking behavior consistent with the Company’s business strategy and in compliance with the requirements of TARP and ARRA. Finally, the Company’s Nomination and Governance Committee approves the code of conduct and business ethics policies relating to employees and directors, respectively. In addition, it conducts an annual assessment of corporate governance policies and any potential risk associated with governance and related party matters.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. The Company’s compensation and benefits programs are designed to pay directors fairly for work required for a company of the size and scope of the Company and the Bank, align the directors’ interests with the long-term interests of stockholders, and provide compensation that is transparent and straightforward for stockholders to understand.

The following table summarizes the compensation of our non-employee directors during 2010.

Nara Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)(5)(6)	Total ($)
Steven D. Broidy	20,000	—	—	—	6,000	26,000
Louis M. Cosso	22,000	—	—	—	6,000	28,000
Howard N. Gould	20,000	—	—	—	6,000	26,000
Chong-Moon Lee	34,664	—	—	—	13,317	47,981
Chairman for portion of the year
Jesun Paik	40,000	—	—	—	10,000	50,000
John H. Park	35,500	—	—	5	14,650	50,155
Ki Suh Park	46,330	—	—	—	10,000	56,330
Chairman for portion of the year
Terry Schwakopf	20,668	—	—	—	6,000	26,668
James P. Staes	3,667	—	—	—	1,000	4,667
Scott Yoon-Suk Whang	37,000	—	—	—	10,000	47,000

(1)	Amounts shown include payment of annual board membership retainer fees for the Company and Bank board meetings, committee membership fees, and chairmanship annual retainers.
(2)	The following directors received only a portion of the annual compensation and fees that they would normally receive because they did not serve as directors for the full year: Steven Broidy, Louis Cosso, Howard Gould, Chong-Moon Lee, Terry Schwakopf and James Staes.
(3)	As of December 31, 2010, each director had the following number of options outstanding: Steven Broidy 0, Louis Cosso 0, Jesun Paik 80,000, John Park 0, Ki Suh Park 0, and Scott Whang 0.
(4)	Amounts include payments made to certain directors in lieu of receiving life insurance coverage and health insurance coverage paid by the Company, and deferred compensation: $10,000 paid to Jesun Paik, Ki Suh Park, and Scott Whang; $6,000 paid to Steven Broidy, Louis Cosso, Howard Gould, and Terry Schwakopf; and $1,000 paid to James Staes.
(5)	Amount includes $1,332 of imputed value of split dollar life insurance agreement for John Park, who is the only director entitled to receive life insurance coverage.
(6)	Chong-Moon Lee and John Park are the only former and current directors, respectively, entitled to receive health insurance coverage. Amounts include payments received for health insurance premiums: $13,317 for Chong-Moon Lee and $13,318 for John Park.

Cash Compensation

Members of the Bank and Company boards of directors, other than the Chairmen, receive a $42,000 annual board membership retainer, paid in monthly installments of $3,500 per month. The Chairmen of the Bank and Company boards each receive a $52,000 annual board membership retainer, or $4,333 per month for their periods of service during the year. If the same person acts as Chairman of both the Bank and Company, they receive only one retainer. In September 2010, Chong-Moon Lee stepped down as Chairman of the Company and subsequently Ki Suh Park was elected as Chairman of the Company (while continuing in his role as Chairman of the Bank). Each director receives an additional $12,000 in annual committee membership fees paid on a monthly basis for their periods of service during the year. The committee Chairs, other than the Executive Committee Chair, receive an additional annual retainer in the following amount: approximately $8,000 for the Chair of the Audit Committee and the Loan & Credit Policy Committee (which is a Bank committee), and $6,000 for all other committees, with an annual committee chair retainer limit of $12,000 for any one director. John Park received split dollar life insurance coverage and health insurance coverage paid by the Company and participates in a deferred compensation plan. The other five non-employee directors do not receive life insurance coverage, or health insurance coverage paid for by the Company and do not participate in the deferred compensation plan.

Instead, they receive an annual payment of $12,000 of in-lieu payments. The directors also receive reimbursement for expenses, which include reasonable travel expenses to attend board or committee meetings, reasonable outside seminar expenses, and other special board-related expenses.

In light of the Company’s efforts to reduce compensation costs, in September 2009 the directors elected to forego all compensation for August and December, reduced overall board fees from $3,500 per month to $3,000 per month for regular board membership, and temporarily discontinued all fees associated with committee membership. As planned, the board revisited board compensation in December 2010, and determined to reinstitute the historical normal board compensation structure as discussed in the preceding paragraph, beginning January 1, 2011.

Long-Term Equity Incentive Awards

The Company has extended long-term equity incentive awards under the Nara Bancorp, Inc. 2001 Nara Bank 2000 Continuation Long Term Incentive Plan (the “2000 Plan”), which was subsequently replaced by the Nara Bancorp, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). Under the 2000 Plan, the Company granted options to purchase the Company’s common stock and restricted units, which typically vested over a three-year or five-year period in equal installments on the anniversary dates of the grant and were granted with a ten-year term. The options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. With the adoption of the 2007 Plan, the 2000 Plan was terminated, except with respect to outstanding awards.

Options and performance units granted under the 2007 Plan typically vest over a three-year or five-year period in equal installments on the anniversary date of the grant and are granted with a ten-year term. Options have an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. Performance unit grants will result in the issuance of the Company’s common stock upon vesting and achievement of specified performance criteria.

Directors may be granted equity awards upon their appointment to the board of directors. Periodically, the Company reevaluates board compensation, including the grant of new stock options and performance units. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by the board of directors. The Company also considers board compensation practices at similarly situated banks, while keeping in mind the compensation philosophy of the Company and the stockholders’ interests.

The following are incentive awards granted to directors under the 2007 Plan:

•

On February 27, 2008, the Company granted 6,600 performance units to Terry Schwakopf and Scott Whang. Each director’s performance units were to vest equally over three years, and were subject to achieving at least 75% attendance at all required board of directors and committee meetings each year, as well as completion of their respective training schedules each year. Terry Schwakopf only vested 4,400 performance units over two years since she was not a director when the last 2,200 units would have vested on the third anniversary date of the grant.

•

On February 27, 2008, the Company granted 6,000 performance units to each of Ki Suh Park, John Park and Jesun Paik. None of the directors held any unvested equity, and had not received a grant of equity in more than five years. Each director’s performance units vested equally over three years and were subject to achieving at least 75% attendance at all required board of directors and committee meetings each year, as well as completion of their respective training schedules each year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission requires executive officers, directors and greater than 10% stockholders to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of these reports and of certifications furnished to us, we believe that during the fiscal year ended December 31, 2010, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except as described in this paragraph. We assist our directors and executive officers in complying with these requirements. For named executive officers Bonita Lee and Philip Guldeman, required reports on Form 4 and Form 3, respectively, were not filed on a timely basis. In each such case, the reports were promptly filed after becoming aware of the transactions and the need to report them.

Compensation Discussion and Analysis

Overview

The success of our Company has substantially depended, and will continue to depend, on our ability to attract and retain talented employees, including the Named Executive Officers (“NEOs”) identified in the Summary Compensation Table below, whose compensation is the subject of this Compensation Discussion and Analysis, or CD&A. Overall, our executive compensation is used to attract and retain key executive officers and to reward exceptional job performance by such executive officers.

Compensation Philosophy and Objectives

We believe that the most effective executive compensation programs are those that align the interests of our executive officers with those of our stockholders. A properly structured compensation program will reinforce and support the development of a strong performance-oriented culture within the Company to achieve specific short and long-term strategic objectives while taking into consideration potential risk implications, such as not encouraging imprudent risk-taking that threatens the long-term value of the Company. Although we believe that a significant percentage of executive compensation should be based on the principles of pay for performance, we also recognize that we must have the ability to attract and retain highly talented executive officers by offering competitive base salaries. An important objective of the Company and its Human Resources and Compensation Committee (“the Compensation Committee”) is to ensure that the compensation programs for our employees at the Executive Vice President level and above are competitive with those at our peer group companies.

The Company’s executive compensation programs are designed to provide:

•	levels of base salary that are competitive with companies in our peer group;

•

annual cash incentive bonuses under the Company’s Performance Incentive Plan, or PIP, that are tied to our financial results, achievement of our yearly strategic goals and achievement of individual performance objectives; and

•

long-term incentive equity awards, including equity-based awards under the 2007 Nara Bank Equity Incentive Plan and long-term incentive cash awards under the Company’s Long Term Incentive Plan (“LTIP”), that are designed to encourage executive officers to focus their efforts on building stockholder value by meeting longer-term financial and strategic goals.

The Compensation Committee attempts to strike a balance among these elements, each of which is discussed in greater detail below, in designing and administering the Company’s executive compensation programs. With respect to performance-based compensation, the Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of the Company, individual performance and the level of responsibility of the officer, as well as risk management. The Compensation Committee believes that the equity-based portion of our management compensation should include meaningful features that encourage key employees to remain in the employment of the Company. In making compensation decisions, the Compensation Committee considers such factors as fairness to employees, retention of talented executive officers and fostering improvement in the Company’s performance, which will ultimately benefit the Company’s stockholders. The Company’s ability to implement its compensation philosophy and objectives is subject to compliance with the executive compensation requirements of TARP, including limits on the payment of bonuses to executive officers, and the Interagency Guidance on Sound Incentive Compensation. See “—Capital Purchase Program under the TARP—Executive Compensation Requirements” for a summary of such requirements.

In 2009, as a result of the challenging economic environment and a decline in the Company’s profitability, and with the goal of maximizing stockholder profitability, the Company instituted several cost-saving measures in the employee compensation area, including freezing base salaries for all employees, with the exception of certain promotions, market adjustments or other changes in response to critical circumstances. The Company also reduced its auto allowance in June 2009, with the highest level of reduction for NEOs, suspended the Bank’s 401(k) Plan matching in September 2009, eliminated the Company’s contribution to the Bank’s Employee Stock Ownership Plan (ESOP) for 2009 and implemented other smaller cost-saving measures.

In 2010, as the economy began to recover and the Company moved toward profitability, the Company reinstituted some employee compensation benefits, including resuming the Bank’s 401(k) Plan matching starting January 1, 2011, reinstating the auto allowance mid-year to the same levels existing in early 2009 and making a contribution to the Bank’s ESOP. However, the Company continued to freeze base salaries, with the exception of certain promotions, market adjustments or other changes in response to critical circumstances.

Roles and Responsibilities of the Human Resources and Compensation Committee

The Compensation Committee of the board of directors has strategic and oversight responsibility for the compensation and benefits programs of the Company. The Compensation Committee reviews the compensation recommendations made by the Chief Executive Officer for employees at the Executive Vice President level to determine whether the compensation paid to such employees is reasonable and competitive and whether such compensation serves the interests of the Company’s stockholders. The Compensation Committee is also responsible for establishing, implementing, and monitoring the compensation structure, policies, and programs of the Company subject to the overall authority of the board of directors, including assessment of the risk profile of each compensation policy and practice, and for assessing and recommending to the board for approval the total compensation to be paid to the Chief Executive Officer and Executive Vice Presidents of the Company. The Compensation Committee periodically reviews the pay practices of companies in our peer group to determine the appropriate compensation mix and levels for our executive officers. See “—What are the Responsibilities of our Board of Directors and Certain Board Committees?—Human Resources and Compensation Committee” on page 116.

The Peer Group

Total direct compensation is mainly comprised of a base salary, annual cash incentive bonus and long-term equity or cash incentive awards, as discussed in more detail below. To determine the appropriate mix among these elements, the Compensation Committee evaluates the pay practices of its peers. The Compensation Committee reviews compensation data obtained from a select group of comparable banking institutions identified by the Company. The 2009 peer group consisted of the following banks: Center Financial Corporation, Columbia Banking System, Inc., CVB Financial Corp., First Interstate BancSystem, Inc., Westamerica Bancorporation, West Coast Bancorp and Wilshire Bancorp, Inc.

In 2010, no peer group compensation review and analyses were conducted because the Company decided to freeze base salaries, subject to certain limited exceptions.

In 2011, we intend to resume conducting peer group compensation review and analyses. The Company has engaged a human resources consulting firm to assist the Company in its executive compensation review and analysis. New peer group data is currently being developed by the consulting firm to guide the Company in its review of NEO base salaries and to recommend adjustments to compensation to the extent required for the Company to remain competitive in its peer group.

Elements of Compensation

The following describes in greater detail the objectives and policies underlying the elements of our compensation structure and the methodology we use for establishing the amount of each element for our NEOs:

Base Salary. We believe that our employees should be paid a base salary that is competitive with the salaries paid by companies in our peer group based on each employee’s experience, performance, and geographic location. In the past few years, the Company has chosen to position the total level of cash compensation (which includes base salary and year-end non-equity incentive compensation, to the extent applicable) above the market median in order to remain competitive in attracting and retaining qualified executive officers. Such positioning is currently under review and is not likely to exceed the market median upon completion of our review.

Each year, the Compensation Committee determines the target level of total annual cash compensation (salary and non-equity incentive compensation) for each NEO. The Compensation Committee considers a wide variety of factors in determining compensation levels, including the individual executive officer’s performance, the Company’s performance, the business or corporate function for which the executive is responsible, the nature and importance of the executive officer’s position and role within the Company, the scope of the executive officer’s responsibility or internal relationships and the current compensation package in place for the executive officer, including the executive officer’s current annual base salary and potential bonus incentive awards under the Company’s performance incentive plan.

As discussed above, in 2009 and 2010, the Company implemented several cost saving-measures in the employee compensation area, including freezing base salaries of all employees with the exception of certain promotions, market adjustments or other changes in response to critical circumstances. In 2010, the board of directors approved an increase in Alvin Kang’s base salary to reflect his increased responsibilities resulting from being appointed Chief Executive Officer of the Company. In addition, Kyu Kim was given an increase in her base salary based on a market adjustment.

Annual Cash Incentive Bonus. Annual cash incentive bonuses are paid under the Company’s Performance Incentive Plan. The PIP was developed to recognize and reward executive officers, including NEOs but excluding the Chief Executive Officer, who help enhance stockholder value, profitability and customer satisfaction and help meet strategic goals of the Company. It defines corporate and individual goals and establishes incentive award ranges for each level of management. The PIP also measures performance against agreed-upon goals in determining an incentive award. The PIP is administered by the Chief Executive Officer. Annual cash incentive awards for the Chief Executive Officer are determined by the Compensation Committee based on achievement of strategic goals and performance against budget, both of which are approved by the board of directors.

To the extent permitted under the TARP Rules, we intend to continue our strategy of compensating NEOs through programs that emphasize performance-based incentive compensation, with incentive criteria primarily tied to the Company’s performance. In 2010, however, due to the general economic environment, the Company’s performance and the fact that most of the Company’s senior executive officers would not be permitted under the TARP Rules to receive cash bonuses, PIP goals were not created for NEOs and, instead, NEOs focused on achieving the goals within the Company’s strategic business plan. In view of the net loss incurred in 2010, no bonuses were paid to any of the NEOs. All other employees received bonuses in individual amounts of approximately $1,000 or less in 2010. For 2011, the NEOs have been assigned company-wide performance goals connected to return on assets, achievement of a satisfactory regulatory examination rating, consummation of the merger with Center and improvement of Company performance against a defined peer group, as well as individual goals that relate to the completion of assigned merger integration tasks, achievement of assigned strategic action plan objectives, achievement of a risk-based goal and achievement of a revenue, production or cost-savings goal.

The determination of how incentive payments are allocated and paid to each NEO is recommended by the Chief Executive Officer to the Compensation Committee and reviewed by the board of directors. The Chief Executive Officer makes his recommendation after the completion of each NEO’s annual performance incentive plan evaluation. The allocation of each year’s performance incentive plan accrual, to be paid in the following year, is determined by the relative performance and contribution to the financial results of the Company by each NEO and achievement of individual performance under each NEO’s performance incentive plan.

Long-Term Equity Incentive Awards. Long-term incentive equity awards are an additional component of the Company’s total compensation package for retaining and motivating executive officers. The Compensation Committee believes that equity-based compensation, including stock options and performance units, ensures that the Company’s officers have a personal stake in the long-term success of the Company without encouraging such officers to take inappropriate or unnecessary risks. During the Company’s history, long-term incentive equity awards have been granted every few years to help retain officers and secure their ongoing commitment to the Company. These long-term incentive awards have been granted under the 2000 Plan and the 2007 Plan, as described under “Director Compensation” above. The Company will continue to review best practices periodically and reevaluate the frequency of grants in light of practices by peer group companies in a manner that is consistent with the compensation philosophy of the Company and stockholders’ interests.

On May 3, 2010, the Company granted 10,000 performance units to Myung-Hee Hyun upon commencement of her employment as Executive Vice President and Chief Operations Administrator. The Compensation Committee decided that this was an appropriate grant given Myung-Hee Hyun’s background, her position as an Executive Vice President and the critical nature of the Chief Operations Administrator position. Myung-Hee Hyun was not subject to the TARP incentive compensation limitations at the time of the grant, but her grant was subject to revision should she become one of the Company’s five most highly compensated employees. Myung-Hee Hyun became one of the five most highly compensated employees in 2011 and, therefore, her grant of performance units was revised to meet TARP guidelines for restricted stock, which included changing the vesting schedule and imposing a possible reduction of up to 3,263 performance units. According to the TARP guidelines for restricted stock, two-fifths of her performance units vest on the second anniversary of the date of grant and the remaining units may vest in three equal installments beginning on the third anniversary of the date of grant.

Long Term Cash Incentive Plan. The Company has a Long Term Incentive Plan (“LTIP”) for NEOs. The LTIP requires the satisfaction of certain performance criteria by each participating NEO each year in order for the NEO to receive full credit for his or her potential yearly contribution. Performance criteria are determined in advance by the board of directors each year. For 2008, the performance criterion was that the Company must meet at least 80% of its return on assets and return on equity targets to be eligible for any contribution to an NEO’s LTIP account. The Company did not meet this goal in 2008, which was the first year the LTIP was in effect, and thus, no amounts were accrued on or placed in any of the participating NEO’s LTIP accounts. Due to the executive compensation restrictions imposed by the TARP Rules, the Company chose not to declare new performance criteria for the LTIP in 2009 and 2010 and thus, no amounts were accrued on or placed in any of the participating NEO’s LTIP accounts. The LTIP allows for vesting of the contribution portion already accrued for an executive officer’s deferred compensation account, whether vested or not, upon the occurrence of a “double trigger,” that is both a change in control of the Company and a separation from service for good cause within twelve months of the change in control event.

Two current NEOs became participants in the LTIP in 2008: Alvin Kang and Kyu Kim. The Company also entered into a LTIP agreement with Bonita Lee, our Chief Operating Officer, on February 12, 2009, that will become effective when the Company is no longer subject to the TARP Rules. The LTIP is intended to incentivize executive officers to remain employed by the Bank for the long term and to provide a vehicle for NEOs to build a retirement fund beyond the Company’s 401(k) plan. We believe that the stability of our executive management team is a key component to the Company’s future success and growth.

According to the terms of his individual LTIP agreement, Alvin Kang will have up to $40,000 per year, for the next five years beginning in 2008, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting on January 1, 2013.

Kyu Kim will have up to $30,000 per year, for the next ten years beginning in 2008, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age.

Bonita Lee will have up to $40,000 per year, for the next ten years beginning in 2009, placed in a deferred compensation account which accrues interest at an annual rate of 6.25%, to be paid out starting when she reaches 65 years of age.

As more fully explained above, since inception no amounts were accrued on or placed in any of the participating NEO’s LTIP accounts.

Bonita Lee and Kyu Kim have a five-year cliff vesting of up to 50% of their total potential contribution amounts plus accrued interest in their deferred compensation accounts, with an additional 10% vesting of the total potential contributions plus accrued interest in each of years six through ten. Alvin Kang will have three year cliff vesting of up to 50% of the total potential contributions into the deferred compensation account plus accrued interest, with an additional 25% of the total potential contributions plus accrued interest in years four and five.

Capital Purchase Program under the TARP—Executive Compensation Requirements

In November of 2008, the Company entered into a Security Purchase Agreement with the United States Department of the Treasury (the “Treasury”) as part of the Capital Purchase Program under the Treasury’s TARP (“CPP”). As a result of its participation in the CPP, the Company is required to comply with the requirements governing executive compensation of the Emergency Economic Stabilization Act of 2008 (“EESA”), American Recovery and Reinvestment Act of 2009, effective February 17, 2009 (“ARRA”), and Interim Final Rule – TARP Standards for Compensation and Corporate Governance at 31 CFR Part 30, effective June 15, 2009 (“Interim Final Rule”). We have fully complied with the requirements of EESA, ARRA and Interim Final Rule (collectively, the “TARP Rules”), which include:

•

Prohibition on Certain Types of Compensation. The TARP Rules prohibit us from providing incentive compensation arrangements that encourage our Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company. It also prohibits us from implementing any compensation plan that would encourage manipulation of the reported earnings in order to enhance the compensation of any of our employees.

•

Risk Review. The TARP Rules require the Compensation Committee to meet with our senior risk officer at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to us posed by such plans. The review is intended to better inform the Compensation Committee of the risks posed by the plans and the ways to limit such risks. The Compensation Committee has performed this review, and its conclusions are included in its report which appears at the end of this CD&A.

•

Bonus Prohibition. The TARP Rules prohibit the payment of any “bonus, retention award, or incentive compensation” to our top five most highly compensated employees. The prohibition includes several limited exceptions, including payments under enforceable agreements that were in existence as of February 11, 2009 and limited amounts of “long-term restricted stock,” as discussed below. We have performed an extensive review of our compensation arrangements and have complied with all requirements of ARRA for 2010.

•

Limited Amount of Long-Term Restricted Stock Excluded from Bonus Prohibition. The TARP Rules permit us to pay a limited amount of “long-term” restricted stock. The amount is limited to one-third of the total annual compensation of the employee. ARRA requires such stock to have a minimum 2-year vesting requirement and be subject to transfer restrictions that lapse in 25% increments as the CPP obligation is repaid.

•

Golden Parachutes. The TARP Rules prohibit any severance payment to any Senior Executive Officer or any of the next five most highly compensated employees upon termination of employment for any reason. ARRA provides an exception for amounts that were earned or accrued prior to termination, such as normal retirement benefits.

•

Clawback. The TARP Rules require us to recover any bonus or other incentive payment paid to Senior Executive Officers and the next 20 most highly compensated employees on the basis of materially inaccurate financial or other performance criteria.

•

Limit on Tax Deduction. We contractually agreed to abide by a provision of the TARP Rules which limit our tax deduction for compensation paid to any Senior Executive Officer to $500,000 annually. This provision amended the Internal Revenue Code by adding a new Section 162(m)(5), which imposes a $500,000 deduction limit.

•

Stockholder “Say-on-Pay” Vote Required. The TARP Rules require us to include a non-binding stockholder vote to approve the compensation of executive officers as disclosed in this document. We have included such a say-on-pay proposal as Proposal 5 in this document.

•

Policy on Luxury Expenditures. The TARP Rules require us to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, or aviation or other transportation services. This policy is available on the Bank’s website.

•

Reporting and Certification. The TARP Rules require our Chief Executive Officer and Chief Financial Officer to provide a written certification of compliance with the executive compensation restrictions in our annual report. ARRA also requires certain disclosures and certifications by the Compensation Committee, which is included in its report at the end of this CD&A.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), precludes a public corporation from taking a deduction for compensation in excess of $1 million for its Chief Executive Officer or any of its four highest paid executive officers other than the Chief Executive Officer, unless certain criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company plans to comply with the deduction requirements of Section 162(m).

The ARRA has reduced the deduction allowable under Section 162(m) to $500,000 for its Senior Executive Officers as defined under Title VII Section 111(a)(1). The Company has implemented a mechanism to monitor its tax reporting in order to meet the requirements of Section 162(m).

Compensation Committee Report

The following report does not constitute soliciting material and should not be deemed incorporated by reference into any other filings by the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent we may specifically incorporate the information contained in this report by reference thereto.

The Compensation Committee has reviewed and discussed the CD&A included in this document with management and based on its review and discussions, has recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K and proxy statement.

In addition, the Compensation Committee certifies that:

1.	It has reviewed with the senior risk officer the senior executive officer, as defined by EESA, compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

In connection with the Company’s participation in the CPP, the Compensation Committee is required to meet at least semi-annually with the Company’s Chief Risk Officer or other senior risk officers to discuss and review any incentive or bonus compensation arrangements for NEOs and other employees that might promote unnecessary and excessive risk-taking and jeopardize the institution’s value and also that employee compensation plans do not encourage behavior focused on short-term results or manipulation of reported earnings. In response to this requirement, the Compensation Committee met with the Company’s Chief Risk Officer in May 2010 and October 2010.

All senior executive officer compensation plans of the Company are currently operating or suspended within the constraints of the CPP. At the time of the review, the senior executive officer compensation plans consisted of a deferred compensation agreement, change of control agreements, Long Term Incentive Plan, Performance Incentive Plan and Bank defined contribution plans.

Upon review of each senior executive officer compensation plan, the Compensation Committee determined that none of the plans encouraged any senior executive officer to take unnecessary and excessive risks that threaten the value of the Company. The Compensation Committee determined that the risk level of each such plan ranged from zero to minimal risk. For any plan that might have minimal risk, the Compensation Committee determined that the inherent controls of the plan and the manner of its implementation ensured appropriate mitigation of risks.

The Compensation Committee also reviewed employee compensation plans. The employee compensation plans consist of commissions paid to business development officers according to standards set by the Company, PIP performance-based bonuses, grants of performance units, the SBA Loan Referral Program and the Demand Deposit Account Incentive Campaign.

Based on its review, the Compensation Committee believes that the features of the employee compensation plans, along with the systems of controls in place, do not encourage unnecessary or excessive risks or, if there is any risk, such risk has been appropriately limited and does not encourage the manipulation of reported earnings to enhance the compensation of any employee. With respect to the plans, the Compensation Committee determined that loan default risks to the Company were minimized by the Company’s and Bank’s loan risk prevention measures, which include stringent lending policies and procedures, oversight by various loan committees and a loan review and risk monitoring system.

The only plan the Compensation Committee determined might pose some risk was the plan involving commission payments to business development officers because commissions were based on production volume and constituted a higher portion of such officer’s total compensation expense than the other plans. However, controls have been implemented to limit the loan risk, including a clawback provision, where commissions may be refunded to the Company if the loan is in default (such refund may be deducted from future earnings) and reserving 25% of the quarterly commission to offset any shortage resulting from loan defaults.

With respect to the Demand Deposit Account Incentive Campaign, the Committee reduced the risk of encouraging only short-term profits by deferring 80% of the employee incentives until three months after account opening and the remaining 20% after an additional three months, which is payable only if the account is still open and maintains a certain average minimum available balance.

This certification and narrative are being provided in accordance with the requirement of the Interim Final Rule of the Treasury, TARP Standards for Compensation and Corporate Governance, issued June 15, 2009.

Respectfully submitted by the members of the Compensation Committee of the board of directors:

SCOTT YOON-SUK WHANG (Chair)

STEVEN D. BROIDY

LOUIS M. COSSO

JOHN H. PARK

Summary Compensation Table

The Summary Compensation Table includes information concerning the compensation paid to or earned by our NEOs listed in the table for the three-year period ended December 31, 2010.

Summary Compensation of Executive Officers

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
Alvin D. Kang	2010	302,037	—		—		—	—	—	14,781		316,818
President & Chief Executive Officer	2009	250,000	—		—		—	—	—	18,445		268,445
	2008	244,616	—		—		—	45,000	—	23,437		313,053

Min J. Kim	2010	45,370	—		—		—	—	—	42,043		87,413
Former President & Chief Executive Officer	2009	350,000	—		184,630		—	—	—	21,121		555,751
	2008	343,269	—		—		—	52,500	1,225	26,600		423,594

Philip E. Guldeman	2010	5,192	25,000	(2)	—		—	—	—	100,830	(7)	131,022
Executive Vice President & Chief Financial Officer

Christine Oh	2010	84,062	—		—		—	—	—	11,990		96,052
Former Acting Chief Financial Officer	2009	140,104	300	(2)	—		—	—	—	15,292		155,696
	2008	136,937	—		—		—	20,000	—	17,519		174,456

Bonita I. Lee	2010	230,000	—		—		—	—	—	10,615		240,615
Executive Vice President & Chief Operating Officer	2009	172,500	45,300	(2)	—		17,416	—	—	8,243		243,459
	2008	149,692	—		—		—	—	—	23,000		172,692

Mark Lee	2010	200,000	—		—		—	—	—	10,615		210,615
Executive Vice President & Chief Credit Officer	2009	123,846	300	(2)	37,100		—	—	—	4,724		165,970

Myung-Hee Hyun	2010	113,333	—		91,300	(8)	—	—	—	9,686		214,319
Executive Vice President & Chief Operations Administrator

Kyu S. Kim	2010	174,963	—		—		—	—	—	15,823		190,786
Executive Vice President & Eastern Regional Manager	2009	160,000	—		—		—	—	—	19,647		179,647
	2008	152,041	—		—		—	50,000	—	24,250		226,291

(1)	Amounts include amounts deferred under our 401(k) Plan. The Company customarily makes a matching contribution equal to 100% of the first 3% of an employee’s bi-weekly paycheck amount and 50% of the next 2% of an employee’s bi-weekly paycheck amount. This practice was temporarily suspended during the period from September 1, 2009 through December 31, 2010 due to lack of profitability. On January 1, 2011, the Company resumed the practice of matching contributions.
(2)	In 2009, Mark Lee and Bonita Lee were not subject to the TARP restrictions for bonuses and each received a $300 year-end bonus. Bonita Lee also received a signing bonus of $45,000 upon her employment in March 2009. Philip Guldeman received a signing bonus of $25,000 upon his employment in December 2010.
(3)	Pursuant to Securities and Exchange Commission regulations regarding the valuation of equity awards, amounts in “stock awards” and “option awards” columns represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. To facilitate year-to-year comparisons, the Securities and Exchange Commission regulations require companies to present recalculated disclosures for each preceding fiscal year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column has been recalculated accordingly. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding assumptions underlying valuation of equity awards.
(4)	Amounts shown are for services rendered during the year indicated, but were typically paid in the subsequent year. The amounts shown represent performance-based bonuses as described in the CD&A.

(5)	This column reflects only the above-market earnings on the employee salary deferral plans in which the NEO participate. Above-market earnings represent the difference between market interest rates determined pursuant to the Securities and Exchange Commission rules and the interest paid by the Bank (Prime Rate +0.25%), compounded quarterly, credited by the Bank on salary deferred by the NEO under the deferred compensation plan, as described in the CD&A. Min Kim is the only NEO who participated in the Company’s deferred compensation plan.
(6)	For Alvin Kang, all other compensation included perquisites of auto allowance and parking and payments in lieu of health insurance coverage paid by the Company. For Bonita Lee, all other compensation included perquisites of auto allowance and parking. For Mark Lee, all other compensation included perquisites of auto allowance and parking. For Kyu Kim, all other compensation included perquisites of auto allowance and parking, cell phone allowance and BOLI.
(7)	All Other Compensation for Philip Guldeman also includes $99,619 in earnings as an independent consultant for providing financial management and related services commencing on August 12, 2010 and ending on December 17, 2010, the effective date of his appointment as Chief Financial Officer, and $1,211 in perquisites.
(8)	The Company granted performance units to Myung-Hee Hyun upon commencement of her employment as Executive Vice President and Chief Operations Administrator. Such performance units are subject to TARP incentive compensation limitations. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Awards.”

2010 Grants of Plan-Based Awards Table

The following table sets forth information about the options or performance units granted during the fiscal year ended December 31, 2010 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (Units)(1)(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Myung-Hee Hyun	5/3/2010	—	10,000	10,000	91,300
Executive Vice President & Chief Operations Administrator

(1)	To receive performance units and for the performance units to vest, the NEO must receive satisfactory annual performance reviews.
(2)	The performance units are subject to the TARP incentive compensation limitations and as a result, the grant may be reduced in an amount up to 3,263 units and two-fifths of such units will vest on the second anniversary of the date of grant and the remaining units will vest in equal installments beginning on the third anniversary of the date of grant.
(3)	Pursuant to the Securities and Exchange Commission regulations regarding the valuation of equity awards, amounts in “Grant Date Fair Value of Stock and Option Awards” columns represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. See Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding assumptions underlying valuation of equity awards.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table includes information about the value of all unexercised options previously awarded to the NEOs at December 31, 2010. The number of options held at December 31, 2010 includes options granted under the 2000 Plan and 2007 Plan.

Outstanding Equity Awards

	Option Awards(1)(2)					Stock Award(5)(6)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Alvin D. Kang	80,000	—	15.54	(3)	07/29/15	—	—
President and Chief Executive Officer

Min J. Kim	—	—	—		—	—	—
Former President and Chief Executive Officer

Philip E. Guldeman	—	—	—		—	—	—
Executive Vice President & Chief Financial Officer

Christine Oh	—	—	—		—	—	—
Former Acting Chief Financial Officer

Bonita I. Lee	—	40,000	8.64	(3)(7)	03/16/19	—	—
Executive Vice President and Chief Operating Officer

Mark Lee	—	—	—		—	8,000	78,880	(5)
Executive Vice President and Chief Credit Officer

Myung-Hee Hyun	—	—	—		—	10,000	98,600	(6)
Executive Vice President & Chief Operations Administrator

Kyu S. Kim	24,000	—	5.75	(3)	05/29/12	—	—
Executive Vice President and Eastern Regional Manager

(1)	Terms of outstanding stock options are for a period of ten years from the date the option is granted. Options may be exercised during a period not to exceed three months following the termination of an optionee’s continuous service to the Company for any reason other than disability or death. If an optionee becomes disabled or dies during his service to the Company, the optionee’s option may be exercised up to twelve months following the date of termination of employment.
(2)	The exercise price per share for an incentive stock option must be at least equal to the fair market value of the common stock at the date of grant. The exercise price may be paid in cash or stock.
(3)	Options vest in equal annual installments on each anniversary date over a period of five years commencing on the date of the grant.
(4)	The market value of the performance units was calculated by multiplying the closing market price of the Company’s stock at December 31, 2010, $9.86, by the number of performance units.

(5)	The board of directors granted 10,000 performance units on May 1, 2009, vesting equally over five years, subject to restrictions under the TARP.
(6)	The board of directors granted 10,000 performance units on May 3, 2010. The performance units are subject to the TARP incentive compensation limitations and as a result, two-fifths of such units vest on the second anniversary of the date of grant and the remaining units vest in three equal installments beginning on the third anniversary of the date of grant and the grant may be reduced in an amount up to 3,263 units.
(7)	The board of directors granted 40,000 stock options on March 16, 2009, originally vesting equally over five years, subject to restrictions under the TARP. However, in accordance with TARP guidelines, when Bonita Lee became one of the Company’s five most highly compensated employee in 2010, the vesting of her options is frozen subject to further review when the Company is no longer subject to TARP restrictions

Payments Upon Termination of Employment

In 2010, Min Kim, Alvin Kang, Bonita Lee and Mark Lee each had severance arrangements with the Company that provided for additional compensation upon their termination of employment. In 2010, with respect to Min Kim, Alvin Kang, Bonita Lee, and Kyu Kim, the Company was prohibited from making “golden parachute payments” due to the executive compensation restrictions imposed by ARRA, which means that no payments could be made for the departure of Min Kim, Alvin Kang, or Bonita Lee for any reason or upon a change in control of the Company, with the exception of payments made upon separation of service due to death or disability. Therefore, no severance was paid to Min Kim upon her resignation from her positions as President, Chief Executive Officer and director, effective January 29, 2010. The table below sets forth payments that the NEOs would be entitled to if a change in control occurred on December 31, 2010 and such employee was terminated on that same date.

Mark Lee, Chief Credit Officer	Involuntary or for Good Reason After Change-in-Control ($)
Cash severance pay(1)	$200,000
Market value of unvested performance units which would vest(2)	78,880

Total	$278,880

(1)	This is the amount Mr. Lee would be entitled to if a change in control occurred on December 31, 2010 and he was terminated on that same date.
(2)	The market value of unvested performance units which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.86 per share (the closing share price at 12/31/2010).

Myung-Hee Hyun, Chief Operations Administrator	Involuntary or for Good Reason After Change-in-Control ($)
Market value of unvested performance units which would vest(1)	$66,427

Total	$66,427

(1)	The market value of 6,737 unvested performance units which would accelerate in vesting under a Change in Control is calculated assuming a market value of $9.86 per share (the closing share price at 12/31/2010).

Security Ownership of Certain Beneficial Owners and Management

The following table shows the beneficial ownership of Nara’s common stock as of June 30, 2011, by each stockholder who owns, based on information made available to Nara, more than 5% of Nara’s common stock. Information concerning the stock ownership of Nara’s executive officers and directors is set forth above under “—Nara Proposal 2: Election of Directors—How Much Stock do our Directors, Nominees for Directors and Executive Officers Own?”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Wellington Management Company LLP 280 Congress St., Boston, MA 02210	3,470,560	(2)	9.11%

Pzena Investment Management, LLC 120 West 45th Street, 20th Floor, New York, NY 10036	3,402,483	(3)	8.93%

BlackRock Inc. 40 East 52nd Street, New York, NY 10022	3,150,068	(4)	8.27%

Vanguard Group, Inc. 100 Vanguard Blvd, Malvern, PA 19355	2,345,934	(5)	6.16%

Westwood Management Corp. 200 Crescent Court, Suite 1000, Dallas, TX 75201	1,918,924	(6)	5.04%

(1)	We have relied on the last public filings on Schedules 13D, 13F or 13G of each of the following stockholders, in determining how many shares each stockholder owns.
(2)	Wellington Management Company LLP has shared power to vote and dispose of 3,470,560 shares.
(3)	Pzena Investment Management, LLC has sole power to vote 2,828,270 shares and dispose of 3,402,483 shares.
(4)	BlackRock Inc. has sole power to vote and dispose of 3,150,068 shares.
(5)	Vanguard Group, Inc. has sole power to vote 67,952 shares and dispose of 2,277,982 shares.
(6)	Westwood Management Corp. has sole power to vote 1,565,752 shares and dispose of 1,820,424 shares.

Certain Relationships and Related Party Transactions

Policies and Procedures for Approving Related Party Transactions

We conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be reviewed by the Nomination and Governance Committee and ultimately reviewed and approved by the Company’s board of directors. As required under its charter, the Nomination and Governance Committee is responsible for reviewing each director’s independence (according to the Nasdaq Stock Market and the Securities and Exchange Commission standards) and for making recommendations to the full board based on its findings. The Nomination and Governance Committee has determined that each of the directors, other than Alvin Kang, is independent in accordance with such standards. The Nomination and Governance Committee charter can be found on our website at http://www.narabank.com.

Our Code of Ethics and Business Conduct for employees requires employees who may have a potential or apparent conflict of interest to notify their supervisor or the Ethics Officer. Our Director Code of Ethics and Business Conduct requires directors to notify the chair of the Nomination and Governance Committee. A potential conflict is considered to exist whenever an individual has an outside interest—direct or indirect—which conflicts with the individual’s duty to the Company or adversely affects the individual’s judgment in the discharge of his or her responsibilities at the Company. Prior to consideration of a related party transaction, our board of directors requires full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. The board then determines whether the terms and conditions of the transaction are more or less favorable to the Company than those offered by unrelated third parties. Once the board determines that the terms and conditions are substantially similar to those offered by unrelated parties, the transaction may be permitted if it is approved by a majority of the independent directors entitled to vote on the matter with the interested director abstaining.

All of the transactions reported below were approved by our board of directors in accordance with these policies and procedures, and we believe that the terms of these transactions were not less favorable to us than those we could have obtained from unrelated third parties. The employee and director Code of Ethics and Business Conduct can be found on our website at http://www.narabank.com.

To identify related party transactions, each year we require our directors and NEOs to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest. In addition, director independence is discussed on a regular basis at the Nomination and Governance Committee, and the Bank tracks all deposit accounts on a daily basis and loan accounts on a quarterly basis. Directors and NEOs are expected to notify the Legal Department of any updates to the information supplied in the questionnaire occurring after the date of its completion.

There are no existing or proposed material transactions between the Company or Nara Bank and any of our officers, directors, nominees or principal stockholders or the immediate family or associates of the foregoing persons, except as indicated below.

Transactions Considered

Some of the directors and officers of the Company and/or the Bank and their immediate family members and the business organizations with which they are associated, are customers of, and have had banking transactions with, Nara Bank in the ordinary course of our business and we expect to have banking transactions with such persons in the future. All loans made to such persons have been made in the ordinary course of business; on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and do not involve more than a normal risk of collectability or present other unfavorable features. For a description of a transaction considered by the board of directors in connection with their assessment of the independence of our directors, see “Board Leadership Structure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL SEVEN NOMINEES FOR DIRECTOR.

Nara Proposal 3: Amendment of Certificate of Incorporation

The board of directors has approved, subject to receiving the approval of the holders of a majority of the outstanding shares of common stock, an amendment to Article Fourth, Section A of Nara’s certificate of incorporation to increase the number of authorized shares of our common stock to 150,000,000 shares. Currently, the certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

As of June 30, 2011, there were 38,097,327 shares of common stock and 67,000 shares of preferred stock issued and outstanding. Of the remaining 61,902,673 authorized but unissued shares of common stock, 1,651,250 shares were reserved for issuance under our equity incentive plans, and 521,266 shares were reserved for issuance upon conversion of outstanding warrants. As a result, as of June 30, 2011, we had 59,730,157 shares of common stock and 9,933,000 shares of preferred stock unreserved and available for future issuances. In addition, we anticipate that approximately 31,148,623 shares of Nara common stock will be issued or reserved for issuance in connection with the merger, including shares of common stock that will be reserved for issuance pursuant to outstanding options and warrants of Center that will be assumed by Nara.

As described elsewhere in this document, Nara and Center anticipate raising capital for the benefit of the combined company through a public offering of Nara common stock to be made at or prior to the completion of the merger. The amount of capital to be raised has not been decided upon, but Nara and Center currently contemplate an aggregate offering price of up to $150 million. The actual amount of the offering may be lower than $150 million, and the timing, method and number of shares offered in the proposed raising of capital may vary, depending upon market conditions at the time of the proposed offering, regulatory considerations and other factors. See “The Merger—Contemplated Capital Transaction” beginning on page 71.

The currently authorized number of shares of Nara common stock is sufficient for both completion of the merger and the contemplated public offering. Approval of the proposed share increase is not a condition to completion of the merger. The board of directors of Nara believes, however, that it is advisable and in the best interests of the stockholders to increase the number of authorized shares of common stock in order to maintain a reasonable amount of authorized but unissued shares to be able promptly to pursue future financing or other transactions as suitable opportunities arise. The currently proposed increase in authorized shares would avoid the potential delay and expense of holding a special meeting of the stockholders at a later date.

If the proposal is adopted by the stockholders, the first paragraph of Article FOURTH, Section A, of our Certificate of Incorporation would be amended to read as follows:

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred sixty million (160,000,000) shares, one hundred fifty million (150,000,000) shares of which shall be Common Stock (the “Common Stock”) and ten million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

The proposed amendment of Nara’s certificate of incorporation to increase the authorized number of shares of common stock has been approved by Center as required pursuant to the provisions of the merger agreement that require the consent of either party to an amendment to the governing documents of the other party. If this proposal is adopted, the increase will become effective upon the filing of the amendment to our certificate of incorporation with the Secretary of State of the State of Delaware.

Although the increase in the authorized number of shares of common stock could have possible anti-takeover effects, the proposed increase is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means, nor is it part of any plan by our board of directors to implement any anti-takeover measures. However, these authorized but unissued shares could (within the limits imposed by applicable law and the Nasdaq Stock Market rules) be issued in one or more transactions that could make a change of control of Nara more difficult. The additional authorized shares could be used to discourage persons from attempting to gain control of Nara by diluting the voting power of shares then-outstanding or increasing the voting power of persons who would support the board of directors in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the board of directors, although perceived to be desirable by some stockholders.

Nara stockholders do not have preemptive rights. Therefore, if we decide to issue additional shares of common stock, our board of directors would have the discretion to determine to whom we offer the additional shares, and existing stockholders would not necessarily receive rights of first offer to purchase these shares. Except for a stock split or stock dividend, issuances of common shares will dilute the voting power and ownership of existing stockholders and, depending on the price at which the shares are issued, an issuance of common stock may reduce the per share book value of the Company’s common stock. Furthermore, under Delaware law and our certificate of incorporation, stockholders do not have dissenter’s rights or appraisal rights with respect to any proposed increase in authorized shares of our common stock. If this amendment is approved and we are authorized to issue additional shares of common stock, the board of directors will determine whether, when, and on what terms to issue the additional shares of common stock without further action by our stockholders, unless stockholder approval is required by applicable law or securities exchange listing requirements in connection with a particular transaction.

The affirmative vote of the holders of a majority of all outstanding shares of Nara common stock as of the record date is required for approval of the proposed amendment to our certificate of incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Nara Proposal 4: Ratification of Appointment of Independent Audit Firm

The Audit Committee of the board of directors has selected Crowe Horwath LLP (“Crowe Horwath”) as our independent registered public accounting firm for the year ending December 31, 2011 and has further directed that the selection of Crowe Horwath be submitted for ratification by the stockholders at the annual meeting. Crowe Horwath became our independent registered public accounting firm on September 17, 2004. The Company anticipates that a representative of Crowe Horwath will be present at the annual meeting and will be available to respond to your appropriate questions and make such statements as the representative may desire.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Crowe Horwath as the Company’s independent registered public accounting firm. However, we are submitting the selection of Crowe Horwath to the stockholders for ratification to obtain our stockholders’ views. If the stockholders fail to ratify the selection of Crowe Horwath, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board of directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee of the board of directors determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Crowe Horwath. Abstentions will be counted toward the tabulation of votes cast on proposals presented to stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for determining whether this matter has been approved.

The following table provides a summary of the various fees paid to Crowe Horwath in 2009 and 2010:

Summary of Fees to Independent Audit Firm

	2009	2010
Audit Fees	$388,000	$388,000
Audit Related Fees	73,250	10,650
All Other Fees	3,561	3,693

Total Fees	$464,811	$402,343

Audit Fees

The audit fees include only fees that are customary under generally accepted auditing standards and are the aggregate fees that we incurred for professional services rendered for the audit of our annual consolidated financial statements for fiscal years 2010 and 2009. Crowe Horwath’s audit fees include the fees for the audit of the 2010 and 2009 consolidated financial statements and internal control over financial reporting and review of our quarterly consolidated financial statements included in our quarterly Form 10-Q filings for 2010 and 2009.

Audit Related Fees

Crowe Horwath’s audit-related fees for 2010 were for providing its consent to include the Auditor’s opinion in a registration statement filed on Form S-3 and consultations relating to deferred tax assets. The audit-related fees for 2009 were for comfort letter procedures for the stock offering and providing their consent to include the Auditor’s opinion in a registration statement filed on Form S-3.

Tax Fees

No tax fees were incurred in 2010 and 2009.

All Other Fees

All other fees include the aggregate fees billed for services rendered by Crowe Horwath, other than those services covered above, and for 2010 and 2009 included providing software licenses for the Accounting Research Manager database and providing data base management software to facilitate communications related to the external audit. The Audit Committee considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath. The Audit Committee has determined that the rendering of the services other than audit services by Crowe Horwath is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policy and procedures for the approval in advance of audit and non-audit services rendered by our independent auditor. The policy requires advance approval of all services before the independent auditor is engaged to provide such services. The advance approval of services may be delegated to the Chair of the Audit Committee who has authority to approve up to $25,000, to be ratified at the next scheduled Audit Committee meeting. A copy of the Company’s policy regarding the approval of audit and non-audit services provided by the independent auditor is attached as Annex F to this document.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL NO. 4.

Nara Proposal 5: Nonbinding Vote on Executive Compensation

In February 2009, Congress enacted ARRA. The ARRA imposes a number of requirements on financial institutions, such as the Company, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding, TARP recipients shall permit a separate nonbinding “say on pay” stockholder vote to approve the compensation of executives.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Nara Bancorp, Inc. (“Nara”) approve the compensation of Nara’s executives named in the Summary Compensation Table of Nara’s Proxy Statement for the 2011 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the board of directors and may not be construed as overruling any decision by the board of directors or our Compensation Committee. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation decisions.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this document for a detailed discussion of the Company’s executive compensation program.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this document. Our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our board and our Compensation Committee believe that our commitment to these responsible compensation practices justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this document.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING RESOLUTION APPROVING THE COMPENSATION OF EXECUTIVES.

Nara Proposal 6: Adjournment of the Annual Meeting

If there are not sufficient votes to constitute a quorum or to adopt and approve the merger agreement at the time of our annual meeting, the merger agreement cannot be adopted and approved unless our annual meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that we have received at the time of our annual meeting to be voted for an adjournment, if deemed necessary, we have submitted the question of adjournment to our stockholders as a separate matter for their consideration. If it is deemed necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to our stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 6.

ELECTION OF DIRECTORS AND OTHER PROPOSALS TO BE CONSIDERED

AT THE CENTER ANNUAL MEETING

Unless otherwise indicated in this document or the context otherwise requires, references to “we,” “our,” “us” or the “Company” in this section of this document on the other proposals to be considered at the Center annual meeting are to Center Financial Corporation, including its subsidiary, Center Bank.

Center Proposal 2: Election of Directors

Our Bylaws currently provide that the number of directors shall be not fewer than six nor more than eleven until changed by a bylaw amendment duly adopted by the vote or written consent of our stockholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our stockholders or by our Board of Directors. The exact number of directors is presently fixed at seven.

The first seven persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the close of the merger described in Proposal 1 above or, if the merger is not completed until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. Since stockholders do not have cumulative voting rights in the election of directors, a plurality of the votes cast is required for the election of directors. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

The following table sets forth certain information with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of the Company’s directors and executive officers, and (iii) the directors and executive officers as a group. Additional information concerning the experience and qualifications of the Company’s directors appears below under “Corporate Governance—Director Nomination Procedures, Qualifications and Related Matters.”

			Director Since	Common Stock Beneficially Owned on June 30, 2011
Name, Address and Offices Held with Company[1]	Principal Occupation for the Past Five Years	Age		Number of Shares[2]		Vested Option Shares[3]	Percentage of Shares Outstanding[4]
Jin Chul Jhung Chairman of the Board	President and Chairman, Royal Imex, Inc. (Importing and Wholesale)	67	2000 (1998)[5]	326,474	[6]	30,000	*

David Z. Hong Director	Retired (formerly accountant, David Hong Accounting Service)	81	2000 (1985)[5]	758,262	[7]	30,000	1.97%

Chang Hwi Kim Director	President, Maxion Inc. (Home Entertainment)	69	2000 (1989)[5]	687,876	[8]	30,000	1.80%

Kevin S. Kim Director	Attorney Kevin S. Kim & Associates	54	2008 (2008)[5]	420,000	[9]	16,666	1.09%

Peter Y. S. Kim Director	President and Chairman, Harbor Express, Inc., Gold Point Transportation, Inc., Bridge Warehouse, Inc. (Trucking); President, 3Plus Logistics	63	2000 (1998)[5]	764,631		30,000	1.99%

Sang Hoon Kim Director	Retired Chairman and Chief Executive Officer, Tmecca.com[10]	70	2000 (1985)[5]	941,726	[11]	30,000	2.43%

[1]

All offices held apply to both Center Financial Corporation and Center Bank unless otherwise indicated. The business address of each of the directors and executive officers is 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010.

[2]

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person (and/or such person's spouse) is the sole beneficiary and has pass-through voting rights and investment power.

[3]

Consists of option shares which are vested or will vest within 60 days of June 30, 2011 pursuant to the Company’s 2006 Stock Incentive Plan, as amended. See “—Executive Officer and Director Compensation—Outstanding Equity Awards at Fiscal Year-End” and “—Compensation of Directors.”

[4]

This percentage is based on the total number of shares of the Company’s common stock outstanding as of June 30, 2011, plus the number of option shares for the applicable individual or group which are vested or will vest within 60 days of June 30, 2011 pursuant to the Company’s 2006 Stock Incentive Plan, as amended. See “—Executive Officer and Director Compensation—Outstanding Equity Awards at Fiscal Year-End” and “—Compensation of Directors.”

[5]	Year first elected or appointed a director of Center Bank.
[6]	Includes 84,073 shares held by Royal Imex, Inc., of which Mr. Jhung is President, Chairman and sole stockholder, as to which shares Mr. Jhung has sole voting and investment power.
[7]

Includes 192,980 shares held by two charitable remainder trusts of which Mr. Hong is a trustee and beneficiary, and in which Mr. Hong has proportional pecuniary interests of approximately 71% and disclaims beneficial ownership of the remaining 29%. Mr. Hong has sole voting and investment power as to all 192,980 shares held by these trusts. Mr. Hong also owns 565,282 shares directly.

[8]	Includes 18,364 shares owned by Chang Hwi Kim’s adult children, as to which shares Mr. Kim has sole voting and investment power pursuant to an agreement with the record owners of the shares.
[9]	40,000 of these shares are pledged.
[10]	Sang Hoon Kim served as Chairman and Chief Executive Officer of Tmecca.com, an on-line provider of professional books and magazines, from 2001 until he retired from this position in April 2006.
[11]

Includes 271,418 shares held by a trust of which Sang Hoon Kim is a trustee, and 6,812 shares held by other relatives of Mr. Kim, as to all of which shares Mr. Kim has shared voting and investment power pursuant to agreements with the record owners of the shares. Also includes 274,524 shares held by Mr. Kim’s wife as separate property, all of which are pledged, as to which shares Mr. Kim has shared voting and investment power. Mr. Kim also owns 388,972 shares directly.

*	Less than 1%

			Director Since	Common Stock Beneficially Owned on June 30, 2011
Name, Address and Offices Held with Company[1]	Principal Occupation for the Past Five Years	Age		Number of Shares[2]		Vested Option Shares[3]	Percentage of Shares Outstanding[4]
Chung Hyun Lee Director	Retired President, NuArt International, Inc. (Cosmetics Importing)[12]	69	2000 (1985)[5]	273,056		30,000	*

Richard S. Cupp President and Chief Executive Officer	President and Chief Executive Officer, Center Bank and Center Financial Corporation[13]	71	n/a	3,979	[14]	—	*

Lisa Kim Pai Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer	Executive Vice President and General Counsel, Center Bank and Center Financial Corporation[15]	51	n/a	16,200		40,000	*

Jason K. Kim Senior Vice President and Chief Credit Officer, Center Bank	Senior Vice President and Chief Credit Officer, Center Bank	44	n/a	86,518	[16]	55,400	*

Sook Kyong Goo Senior Vice President and Chief Operations Officer, Center Bank	Senior Vice President and Chief Operations Officer, Center Bank[17]	57	n/a	5,390		24,000	*

Directors and Executive Officers as a Group (11 persons)				4,284,112		316,066	11.53%

[12]	Mr. Lee retired from this position in October 2010.
[13]

Mr. Cupp was appointed President and Chief Executive officer on January 6, 2011, to serve until the earlier of December 31, 2011 or the close of the pending merger with Nara Bancorp. Previously, he served as principal of Richard S. Cupp, Inc. Strategic and Management Consulting, specializing in community bank turnarounds and restructurings and advising private equity investors, from March 2009 to January 2011; as President and Chief Executive Officer of County Bank and of Capital Corp of the West (“CCOW”) in Merced, California from August 2008 to February 2009; and as founding President and Chief Executive Officer of 1st Century Bank in Los Angeles from 2002 to 2007. Mr. Cupp also served as a director of CCOW from August 2008 to April 2009, and of 1st Century Bank from 2002 to 2007. CCOW filed for bankruptcy protection in April 2009 after its banking subsidiary, County Bank, was closed by banking regulators in February 2009. Mr. Cupp was appointed Chief Executive Officer of CCOW and County Bank in order to specifically address the significant capital, liquidity and regulatory issues faced by those institutions. He has 48 years of experience in commercial banking. Previously held positions include key executive roles in large regional banks, CEO roles in numerous California mid-sized community and independent banks, and advisory and consulting engagements with boards and banks throughout the west.

[14]

Represents shares subject to a restricted stock award which will vest if and only if Mr. Cupp remains employed with the Company through the end of his term of employment. See “—Executive Officer and Director Compensation—Employment Agreements” below.

[15]

Prior to assuming these positions in February 2007, Ms. Pai served in private legal practice with Kim Pai & Associates in Pasadena, California since November 2006; and as acting General Counsel And Corporate Secretary of Nara Bancorp in Los Angeles from June 2005 to October 2006.

[16]

Includes 14,708 shares subject to a restricted stock award which will vest 50% on February 10, 2012 and 50% on February 10, 2013, subject to receipt of satisfactory annual performance reviews each year. Such shares will continue to be subject to restrictions on transfer even when fully vested as long as the Company continues to have shares of preferred stock outstanding to the U.S. Treasury Department in connection with the TARP Capital Purchase Program.

[17]

Prior to assuming these positions in August 2007, Mrs. Goo served as Senior Vice President and Chief Operations Officer of Hanmi Bank since October 2006; and as Senior Vice President and Operations Administrator of Hanmi Bank from May 2004 to September 2006.

*	Less than 1%

Corporate Governance

General

The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility and has fully implemented the corporate governance requirements of the Nasdaq Stock Market and the Securities and Exchange Commission.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, http://www.centerbank.com under “Investor Relations—Corporate Governance.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

General. The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit, Compensation, and Nomination and Governance Committees are comprised solely of independent directors in accordance with applicable Securities and Exchange Commission and the Nasdaq Stock Market requirements. The Board has determined that all of its current directors are “independent” as that term is defined by the Nasdaq Stock Market rules.

Executive Sessions. The independent directors meet regularly in executive session without any members of management present.

Director Attendance

Board and Committee Meeting Attendance. During the fiscal year ended December 31, 2010, the Board of Directors of the Company held a total of 14 meetings. Each director attended at least 75% of the aggregate of (1) the total number of such Board meetings and (2) the total number of meetings held by all committees of the Board on which such director served during 2010.

Director Attendance at Annual Meetings of Stockholders. The Board believes it is important for all directors to attend the annual meeting of stockholders in order to show their support for the Company and to provide an opportunity for stockholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of stockholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All of our directors attended our annual meeting of stockholders in 2010.

Stockholder Communications with Board of Directors

Stockholders may communicate with the Board of Directors or with any individual director by mailing a communication to the Company’s principal executive offices addressed to the Board of Directors or to the individual director, to the attention of the Company’s Corporate Secretary. The letter should indicate that the author is a stockholder, and whether he or she owns his or her shares in street name. Depending on the subject matter, management of the Company will: (i) forward the communication to the director or directors to whom it is addressed; (ii) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s business; or (iii) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be made available to all directors.

Director Nomination Procedures, Qualifications and Related Matters

Procedure for Consideration of Director Nominees. Prior to making any recommendations to the Board concerning the nomination of directors for each year’s annual meeting, the Governance Committee shall (i) evaluate the performance, attendance records of, and any loans or other transactions between the Company or Center Bank and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment the Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are stockholders of the Company, investigate the potential nominee’s background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the recommendation.

The Governance Committee shall consider recommendations from directors, officers and employees of the Company and Center Bank, as well as persons recommended by stockholders of the Company, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by stockholders in selecting Board nominees.

Director Qualifications. In considering possible candidates for election as a director, the Governance Committee shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the stockholders; (v) be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage; (vi) have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate accounting and finance; (vii) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (viii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (ix) have the ability and desire to exercise independent thinking when considering matters brought before the Board, and not be unduly influenced by the opinions of others; (x) have no conflict of interest that would interfere with his or her performance as a director; (xi) have the capacity and desire to represent the best interests of the stockholders as a whole and not primarily a specific interest group or constituency; (xii) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by the Company and its subsidiaries; and (xiii) live or work within 100 miles of an existing or proposed office of Center Bank.

In considering the desirability of any particular candidate as a potential director, the Governance Committee shall also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances, including the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company.

While the Board and the Governance Committee believe that every director should possess as many of the foregoing attributes as possible, the Governance Committee has not recommended, and the Board has not established, any specific group of such attributes to be considered “minimum qualifications” for serving as a director.

Additional Information Concerning Board Diversity, Qualifications and Experience. As currently comprised, the Board of Directors is a group of individuals who are drawn from various market sectors and industry groups with a presence in the Company’s niche markets. The Board considers diversity as one of many factors in evaluating the composition of the Board but has no set policy in this regard. Board members are individuals with knowledge and experience who serve and represent the communities we serve. Current board representation provides backgrounds in accounting, banking, internet marketing, retail and wholesale, transportation/trucking, importing, and home entertainment. The expertise of these individuals covers accounting and financial reporting, corporate management, strategic planning, business acquisitions, marketing, international operations, retail and small business operations. What follows is a brief description of the particular experience, attributes and qualifications of each member of the Company’s Board of Directors that led to the conclusion that these individuals should serve as directors of the Company.

Jin Chul Jhung

Mr. Jhung was selected as a nominee to serve as a Director and Chairman of Center Financial Corporation and Center Bank because the Board believes Mr. Jhung adds a wealth of knowledge and foresight gained from his extensive business experience, as well as his active leadership roles at numerous Korean-American business and international trade associations. Underscoring his recognition as a Korean-American community leader, Mr. Jhung was recently presented with a highly coveted merit award by the President of the Republic of Korea.

Chung Hyun Lee

Mr. Lee was selected as a nominee to serve as a Director of Center Financial Corporation and Center Bank because the Board believes Mr. Lee provides invaluable continuity and historical perspective as one of the founding Directors of Center Bank, for which he served as Chairman for more than ten years. Mr. Lee is a well recognized leader and remains active in supporting the continued growth and prosperity of the greater Korean-American community.

David Z. Hong

Mr. Hong was selected as a nominee to serve as a Director of Center Financial Corporation and Center Bank because the Board believes Mr. Hong’s 40-year history operating his own public accounting practice adds considerable depth to its Audit Committee and insight to the challenges confronting Korean-American entrepreneurs. As a founding Directors of Center Bank, Mr. Hong strengthens the continuity and historical perspective of the Board’s membership.

Sang Hoon Kim

Mr. Kim was selected as a nominee to serve as a Director of Center Financial Corporation and Center Bank because the Board believes Mr. Kim’s long tenure establishing various businesses in international trade, apparel and publications industries enhances the Board’s understanding of the Bank’s core commercial customers. A founding Director of Center Bank, Mr. Kim remains active in the Korean-American community and maintains an extensive network of business relationships.

Chang Hwi Kim

Mr. Kim was selected as a nominee to serve as a Director of Center Financial Corporation and Center Bank because the Board believes Mr. Kim’s experience heading the U.S. operations of a Korean conglomerate, in addition to his business experience in the U.S., adds a greater understanding of global business trends impacting the Bank’s core business customer base. Mr. Kim’s 22-year tenure as a Director of Center Bank enhances the continuity and historical perspective of the Board’s membership.

Peter Y.S. Kim

Mr. Kim was selected as a nominee to serve as a Director of Center Financial Corporation and Center Bank because the Board believes Mr. Kim’s extensive experience in the transportation, logistics and warehousing sectors provides the Board with significant insight to global trade volumes and trends and the potential impact to the business communities in the Bank’s markets. Mr. Kim is highly regarded in the Korean-American community and is recognized as an active sponsor promoting education.

Kevin S. Kim

Mr. Kim was selected as a nominee to serve as a Director of Center Financial Corporation and Center Bank because the Board believes Mr. Kim’s educational and professional experience as a certified public accountant and attorney makes him an excellent candidate to lead the Audit Committee as Chairman. Since joining the Board in 2008, Mr. Kim has made significant contributions, most recently as the lead negotiator in the pending merger of equals with Nara Bancorp.

Consideration of Stockholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by stockholders, the Governance Committee shall follow the same principles outlined above, and shall request of any potential nominee such information, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of our existing directors and executive officers each year in connection with the preparation of our proxy materials, as the Governance Committee deems necessary to enable it to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to stockholders pursuant to the Securities and Exchange Commission rules concerning proxy statements.

A stockholder wishing to submit recommendations for director candidates for election at an annual meeting of stockholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a stockholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding the candidate’s qualifications to be a director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing stockholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to us all information (including a completed Directors’ and Officers’ Questionnaire as described above) as we deem necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the stockholder giving the notice (a) the name and address of the stockholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the stockholder.

Nominations by Stockholders. The procedures for nominating directors (as opposed to making recommendations pursuant to the above procedure), other than by the Company, are set forth in our Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Notice of intention to make any nominations by a shareholder shall be made in writing and shall be delivered or mailed to and received by the Secretary of the Corporation not less than one hundred twenty (120) calendar days in advance of the date corresponding to that on which the Corporation’s proxy statement was released to the shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholder must be received by the Secretary of the Corporation not later than the close of business on the later of (i) one hundred and twenty (120) days prior to such annual meeting; or (ii) seven (7) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws…. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder and the beneficial owner, if any, on whose behalf the nomination is made; and (e) the number of shares of voting stock of the Corporation owned beneficially and of record by the notifying shareholder and such beneficial owner.”

If the merger is consummated, there will be no Center annual meeting of stockholders next year. In that case, the procedures that must be followed for nominating directors for the combined company will be the Nara procedures described under “Nara Proposal 2: Election of Directors—Nomination and Governance Committee” beginning on page 115. In case the merger is not consummated, for our 2012 Annual Meeting of Stockholders, written notice of intention to make any nominations must be received no later than December 13, 2011.

Board Leadership Structure. We are focused on corporate governance practices, and independent Board oversight is valued as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our current directors are independent. In addition, all of the members of the Board’s Audit Committee, Compensation Committee, and Governance Committee, are independent.

Center Financial Corporation currently has an independent Chairman separate from the Chief Executive Officer, and our corporate governance guidelines specify that these two positions should be kept separate except in unusual circumstances. Such circumstances have not occurred in the Company’s history. The Board believes it is important to maintain flexibility in its leadership structure, but firmly supports having an independent director in a board leadership position. If for any reason it were necessary for the Chairman to also hold the office of Chief Executive Officer temporarily, the Board would appoint an independent lead director to serve in an independent leadership position during this time. Having an independent Chairman or lead director enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman provides independent leadership of the Board and also serves as a liaison between the Board and senior management. The Board has determined that the current structure, an independent Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, while ensuring that, at all times, there will be an independent director in a Board leadership position.

Board Role in Risk Oversight. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, financial reporting risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks the Company faces, while the board, as a whole and through its committees, particularly the Audit and Compensation Committees, has responsibility for the oversight of risk management and consideration of the Company’s entire risk profile. The Board considers the most significant risks facing the Company and the Company’s general risk management strategy, to ensure that risks undertaken by the Company are consistent with the Board’s objectives. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Compensation Committee is involved in the risk management process primarily through the conduct of semi-annual compensation-related risk assessments. The Audit Committee is responsible for overseeing the Company’s financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. The Audit Committee reports regularly to the full Board.

To accomplish the Board’s overall risk management strategy, the Board works closely, and meets frequently and as necessary, with senior management to discuss strategy and risks facing the Company. The Chief Risk Officer presents quarterly reports on Enterprise Risk Management to the Board concerning potential risk or control issues involving management. The quarterly reports consist of a summary of quarterly risk assessment in each risk area, including credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Senior management attends appropriate portions of the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and other independent directors work together to provide strong, independent oversight of the Company’s management and affairs directly and through its standing committees and, when necessary, special meetings of independent directors. While we believe that this division of responsibility is the most effective approach for addressing the risks facing our Company, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Management Succession Plan for CEO

The Board appointed the Company’s current President and CEO, Richard S. Cupp, on January 6, 2011 to succeed the prior President and CEO, who was terminated on that date. Mr. Cupp has agreed to serve until the earlier of December 31, 2011, or the close of the pending merger with Nara. If the merger is not consummated before December 31, 2011, and the merger agreement has not been terminated, the Board plans to request Mr. Cupp to extend his term until the close of the merger. If the merger agreement is terminated, the Board plans immediately to form a CEO Search Committee and commence a nationwide search. The Board would also request Mr. Cupp to continue in his position for an interim period to provide sufficient time to complete the search. If Mr. Cupp were not available under any of the circumstances described above beyond his original commitment, then, during the search for a permanent successor, the Board plans to take one of three possible alternative actions: (i) promote an existing senior executive officer to serve as interim President and CEO (ii) appoint an external candidate to serve as interim President and CEO; or (iii) consistent with the Company’s Management Succession Plan previously adopted as part of the Company’s Business Resumption Plan, establish an Office of the President, consisting of a team of executives to perform the duties of President and CEO.

Committees of the Board

Audit Committee

General. The Board of Directors has, among others, a standing Audit Committee, of which director Kevin S. Kim is Chairman and all other non-employee directors (which is currently all directors) are members. All of the members of the Audit Committee are “independent” as defined by the rules of the Nasdaq Stock Market and the Securities and Exchange Commission, and no member of the Audit Committee, other than in his capacity as a member of the Board of Directors or the Audit Committee, may accept any consulting, advisory or other compensatory fee from the Company. Each Audit Committee member also meets the Nasdaq Stock Market’s financial knowledge requirements and has substantial experience as the chief executive officer or equivalent of his respective business or profession. Two members of the Audit Committee have the requisite financial sophistication required for at least one member of the Audit Committee under the rules of the Nasdaq Stock Market. The Board of Directors has determined that Kevin S. Kim is an “audit committee financial expert” as defined under the Securities and Exchange Commission’s rules.

During the fiscal year ended December 31, 2010, the Audit Committee held a total of twelve meetings. The purpose of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing, internal control and financial reporting practices. The Committee selects the Company’s independent accountants, reviews the independence and performance of the independent accountants, and makes certain that the independent accountants have the necessary freedom and independence to freely examine all of the Company’s records. Further, the Audit Committee pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. Prior to the public release of annual and quarterly financial information, the Committee discusses with management and the independent accountants the results of the independent accountants’ audit or limited review procedures associated with this information. The Committee oversees internal audit activities, including reviewing the internal audit plan, discussing various internal audit issues with management, reviewing and concurring in the appointment or replacement of the director of the internal audits, and confirming and assuring the objectivity of internal audits. The Audit Committee also has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code.

Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, http://www.centerbank.com under “Investor Relations—Corporate Governance.”

Audit Committee Report. Our Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2010. The committee has discussed with our independent public accountants, which are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 114, including their judgments as to the quality of our financial reporting. The committee has received from the independent public accountants written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent public accountants the firm’s independence from management and the Company. In considering the independence of our independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 164 below. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

In reliance on the review and discussions described above, the Committee recommends to the Board of Directors that the year-end audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by:
Kevin S. Kim, Chairman
David Z. Hong	Peter Y. S. Kim
Jin Chul Jhung	Sang Hoon Kim
Chang Hwi Kim	Chung Hyun Lee

Nomination and Governance Committee

General. The Board has a standing Nomination and Governance Committee (the “Governance Committee”) of which director Sang Hoon Kim is Chairman and all other non-employee directors (which is currently all directors) are members. The Governance Committee met four times during 2010. All of the members of the Governance Committee are “independent” directors under the Nasdaq Stock Market rules. The primary purposes of this committee are to (i) identify qualified candidates for director, evaluate the incumbent directors whose terms expire at each upcoming annual meeting, and recommend to the Board the director nominees for each annual meeting of stockholders; (ii) determine desired Board member skills and attributes and annually review and update the criteria for evaluating candidates for directors; (iii) annually evaluate the size and composition of the Board and each committee in light of the operating requirements of the Company and existing corporate governance trends; (iv) conduct searches as needed for prospective directors with the desired skills and attributes, and conduct reviews as appropriate into the background and qualifications of director candidates; (v) consider bona fide candidates recommended by stockholders for nomination for election to the Board in accordance with the policies and procedures set forth in the Governance Committee’s charter; (vi) retain and compensate third party search firms to assist in identifying or evaluating potential nominees to the Board, if necessary; (vii) assess and report annually to the Board concerning the effectiveness and performance of the Board and Board committees as well as the effectiveness of the relationship between the Board and management, and identify areas in which the Board or management believes the Board could improve; (viii) monitor the orientation and continuing education program for directors; (ix) annually review and assess the adequacy of the Company’s Corporate Governance Guidelines in light of applicable legal and regulatory requirements; (x) annually review and assess the adequacy of the Company’s Code of Ethics; (xi) have ultimate responsibility for determining matters of interpretation with respect to the non-audit related portions of the Code of Ethics and for making all final decisions concerning any disciplinary actions relating to those portions of the Code; and (xii) periodically review the Company’s succession plans and make recommendations to the Board of Directors with respect to management and director succession.

We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board and the Governance Committee have adopted specific policies and procedures concerning the director nomination process, in accordance with which the Governance Committee considers various matters and criteria and on that basis recommends the proposed slate of nominees to the full Board. The specific procedures and criteria which the Governance Committee follows and considers in making its decisions concerning recommended nominations for directors are described above under “Corporate Governance—Director Nomination Procedures, Qualifications and Related Matters.”

Committee Charter. The Board of Directors has adopted a Nomination and Governance Committee charter, which outlines the purpose of the Governance Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, http://www.centerbank.com under “Investor Relations—Corporate Governance.”

Compensation Committee

The Board also has a standing Personnel and Compensation Committee (the “Compensation Committee”), of which director Chang Hwi Kim is Chairman and all other non-employee directors (which is currently all directors) are members. The Compensation Committee met nine times during 2010. All of the members of the Compensation Committee are “independent” directors under the Nasdaq Stock Market rules. The primary functions of this committee are to (i) establish, implement and continually monitor adherence with the Company’s compensation philosophy; (ii) review and approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, and determine and approve any discretionary elements of the Chief Executive Officer’s compensation based on this evaluation; (iii) annually approve the compensation arrangements for “senior officers” (i.e., executive officers and other officers with the title of Executive Vice President or above) and approve or modify the Chief Executive Officer’s recommendations concerning annual bonuses, salary increases and any other compensation for such officers; (iv) review and approve the selection, retention and/or termination of any such officers; (v) monitor compensation trends, solicit independent advice where appropriate, and ensure that executive compensation plans are sufficient to attract and retain high quality executives; (vi) annually review the compensation paid to non-employee directors and make recommendations to the Board regarding such compensation, provided that no member of the Committee may act to fix his or her own compensation except for uniform compensation paid to directors for their services as a director; (vii) review executive officer compensation for compliance with applicable laws and regulations; (viii) during the period of the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program (see discussion in “Compensation Discussion and Analysis”), taking necessary actions to comply with any applicable compensation-related restrictions and requirements related to the Capital Purchase Program, including, without limitation, conducting, in consultation with the Company’s senior risk officers, the required semi-annual review of the Company’s incentive compensation arrangements for “senior executive officers” (generally the same as the Company’s Named Executive Officers) and other employees and making reasonable efforts to ensure that such arrangements do not encourage such officers or employees to take unnecessary or excessive risks that threaten the value of the Company; (ix) consider and make recommendations to the Board of Directors concerning the Company’s equity-based compensation plans, including any proposed new plans or changes to existing plans; (x) to the extent authorized by the Board, administer and implement such plans, including but not limited to approving equity awards to the Company’s Named Executive Officers; (xi) review and approve any renewals of the Chief Executive Officer’s employment contract and set his compensation levels for such contract based on market peer banks’ comparable compensation and other relevant factors at the time of renewal; (xii) annually approve bonuses for all employees; (xiii) review and approve any employment agreements, salary continuation agreements or other contractual arrangements with any officers; (xiv) produce an annual report on executive compensation, and review and approve the Compensation Discussion and Analysis appearing in the Proxy Statement, which report shall include a certification that the Compensation Committee has completed the risk assessment requirements related to the Capital Purchase Program during the period of the Company’s participation in this program; and (xv) review and make recommendations to the Board concerning personnel policies and any similar documents relating to personnel matters which require Board approval.

Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, http://www.centerbank.com under “Investor Relations—Corporate Governance.”

Compensation Committee Interlocks and Insider Participation in Compensation Decisions. The persons named in the report below were the only persons who served on the Compensation Committee during the fiscal year ended December 31, 2010. None of these individuals has ever been an officer or employee of Center Financial Corporation or any of its subsidiaries. None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compensation Committee Report. In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this document with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this document for filing with the Securities and Exchange Commission.

The Compensation Committee has concluded, through a comprehensive risk assessment, that the compensation programs and practices at the Company do not encourage employees, including the named executive officers, to take unnecessary and excessive risks that would threaten the value of the Company. The risk assessment included various discussions, review and evaluation of the Company’s compensation plans and practices.

The Compensation Committee certifies that: (i) it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company; (ii) it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (iii) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

During the fiscal year ended December 31, 2010, the Compensation Committee did not engage a compensation consultant.

Submitted by the Compensation Committee of the Board of Directors.

Chang Hwi Kim, Chairman
David Z. Hong	Peter Y. S. Kim
Jin Chul Jhung	Sang Hoon Kim
Kevin S. Kim	Chung Hyun Lee

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2010 fiscal year, no director, executive officer or beneficial owner of 10% or more of our common stock failed to file, on a timely basis, reports required during or with respect to 2010 by Section 16(a) of the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

General

This section addresses the Company’s compensation programs, philosophy and objectives, including the process for making compensation decisions, the role of management in the design of such program, and the Company’s 2010 executive compensation components. The discussion is intended to address the factors most relevant to understanding what our compensation programs are designed to reward, including the essential elements of compensation, why we choose to pay each element of compensation, how we determine the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.

Compensation Philosophy

The Company’s executive compensation programs, including those for its banking subsidiary, Center Bank, are designed to attract and retain high quality executive officers that are critical to its long-term success. The Company’s Board and management believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and to align the executives’ interests with those of the stockholders by rewarding performance based on the above established goals, with the ultimate goal of improving stockholder value.

Base compensation levels for the Named Executive Officers, or “NEOs,” are established based on the officer’s roles and responsibilities, compensation of executives at comparable companies who perform similar duties, and prior year compensation. Bonus and equity compensation have historically been based on both corporate and individual performance objectives, which include asset and revenue growth, asset quality, identification of strategic opportunities, core earnings performance, regulatory compliance and personnel management. However, as discussed further below, the Company’s ability to provide incentive compensation to certain employees (including most of our NEOs) has been severely limited due to the Company’s participation in the U.S. Treasury Department’s Capital Purchase Program portion of the Troubled Asset Relief Program (the “CPP” or the “Capital Purchase Program”).

Process for Making Compensation Decisions

Role of the Executive Officers. The Chief Executive Officer (the “CEO”), assisted by the Manager of Human Resources, conducts an annual performance evaluation process for each of the Named Executive Officers, other than himself. As part of each annual performance evaluation, he considers, among other key factors, (i) financial performance, (ii) the executives’ contribution to meeting the Company’s overall goals, (iii) the executives’ performance of job responsibilities and achievement of individual and/or departmental objectives, and (iv) management and leadership skills, including effective communication, problem solving and business development.

Based on this evaluation, the CEO determines recommendations for each such officer for salary adjustments, including merit increases, and annual incentive bonus amounts, if permissible, and submits such recommendations to the Compensation Committee for its approval. The majority of each NEO’s incentive bonus payment has historically been determined by various performance-related factors, including the Company’s financial performance relative to that year’s pre-tax earnings goal. The Compensation Committee historically reviewed the CEO’s recommendations and could modify a recommended amount in its discretion. Recommendations by the CEO for the grant of stock awards to NEOs under the Company’s equity compensation plan are also submitted to the Compensation Committee for approval at this time to assure that the committee considers the other elements of proposed compensation at the same time.

Role of the Compensation Committee. The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Compensation Committee’s decisions are designed to ensure that the total compensation paid to the NEOs is fair, reasonable and competitive (generally, the types of compensation and benefits provided to the NEOs are similar to those of other officers of similar positions at comparable companies). The Compensation Committee is also responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluating the CEO’s performance in light of these goals and objectives, and (iii) determining and approving any discretionary elements of the CEO’s compensation, if permissible, based on this evaluation. Additionally, the Compensation Committee has reviewed compensation levels for the NEOs and has approved or modified the CEO’s recommendations concerning annual salary increases, and bonuses, when permissible, for NEOs.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual directors and from the Board in the aggregate.

To achieve these goals and objectives, the Compensation Committee has sought to maintain an executive compensation program that is set at competitive levels relative to comparable public financial services institutions with comparable performance. The Compensation Committee has determined base compensation and targeted equity-based compensation for all Named Executive Officers.

Effect of the Company’s Participation in the U.S. Treasury Department’s Capital Purchase Program

On December 12, 2008, as part of the Capital Purchase Program, the Company sold 55,000 shares of Preferred Stock to the U.S. Treasury Department (the “Treasury Department”) at an aggregate purchase price of $55 million (the “Treasury Preferred Stock”), along with a warrant to purchase 864,780 shares of Common Stock (subsequently reduced to 432,390 shares due to the Company’s successful capital raises in the fourth quarter of 2009) at an initial exercise price of $9.54 per share. As a result of this transaction, the Company became subject to certain executive compensation requirements under the Capital Purchase Program, the Emergency Economic Stabilization Act of 2008 (“EESA”), and related Treasury Department regulations. Most of these compensation requirements apply to the Company’s “Senior Executive Officers” (“SEOs”), which for a public reporting company is typically identical to the Named Executive Officers disclosed in Securities and Exchange Commission filings. Certain provisions apply to employees based on compensation levels, either instead of or in addition to SEOs.

The requirements may be summarized as follows:

•	A prohibition on providing incentive compensation arrangements that encourage SEOs to take unnecessary or excessive risks;

•

The Compensation Committee must review incentive compensation arrangements for all employees with senior risk officers to ensure that employees are not encouraged to take such risks and must meet semi-annually with senior risk officers to discuss and review the relationship between risk management policies and practices and the employees’ incentive compensation arrangements;

•

Recovery of any bonus or incentive compensation paid to an SEO and the next 20 most highly compensated employees where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate or based on any other materially inaccurate performance metric criteria;

•	Limits on the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service; and

•	The Company’s tax deduction for compensation paid to any SEO is limited to $500,000 annually.

Effect of the American Reinvestment and Recovery Act of 2009

The American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”), enacted in February 2009, amended the executive compensation and corporate governance provisions of the EESA and contains expansive new restrictions on executive compensation for participants in the CPP.

Key features of the Stimulus Bill as applicable to the Company are as follows:

•

A prohibition of the payment of any “bonus, retention award, or incentive compensation” to our five most highly compensated employees (based on annual compensation earned in the prior year) until the Treasury Preferred Stock has been redeemed. The prohibition does not apply to bonuses payable pursuant to “employment agreements” in effect prior to February 11, 2009;

•

“Long-term” restricted stock is excluded from this bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after the Treasury Preferred Stock has been redeemed, and any other conditions which the Treasury Department may specify have been met;

•

Prohibition on any payment to any SEO or any of the next five most highly compensated employees upon termination of employment for any reason until after the Treasury Preferred Stock has been redeemed;

•

Recovery is required of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the SEOs or any of the next 20 most highly compensated employees;

•	Prohibition on compensation plans that “encourage” earnings manipulation;

•

A requirement that the principal executive officer and principal financial officer provide a written certification of compliance with the executive compensation restrictions of the Stimulus Bill in the Company’s annual filings with the Securities and Exchange Commission;

•	Implementation of a company-wide policy regarding excessive or luxury expenditures; and

•

The Treasury Department will review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly compensated employees of each company receiving CPP funds before the Stimulus Bill was enacted, and to “seek to negotiate” with the recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the CPP or otherwise in conflict with the public interest.

Following the publication by the Treasury Department and the Securities and Exchange Commission of the rules implementing these new executive compensation restrictions on June 2, 2009, the Compensation Committee has considered and reviewed the impact of these new limits on the Company’s executive compensation program.

Objectives of Our Compensation Strategy

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of the Company’s compensation strategy. These objectives include the following:

Internal and External Fairness. The Compensation Committee recognizes the importance of perceived fairness of compensation practices both internally and externally. The Compensation Committee has evaluated the overall economic impact of the Company’s compensation practices and, when and if the Committee deems necessary, will consult with independent outside consultants in the evaluation of contractual obligations and compensation levels.

Performance-Based Incentives. The Compensation Committee believes that the establishment of financial incentives for the Named Executive Officers who meet certain objectives is critical to providing proper motivation to the NEOs, and thereby assisting the Company in meeting its long-term growth and financial goals. Historically, the Committee established incentives for the NEOs other than the CEO, based on objectives and goals which served as guidelines only, and determined bonuses for those individuals on a discretionary basis, after taking into account both objective and subjective factors. However, due to the Company’s participation in the CPP and the enactment of the Stimulus Bill, the Committee suspended the non-equity incentive arrangements for its NEOs (and any other employees subject to TARP bonus prohibitions) in 2010.

Stockholder Value and Long-Term Incentives. The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase stockholder value is dependent on its ability to attract and retain skilled executives. The Company’s compensation strategy engages equity-based compensation, specifically, restricted stock awards, as limited by the Treasury Department regulations discussed under “Effect of the American Reinvestment and Recovery Act of 2009” above, to align the interests of the Named Executive Officers with those of our stockholders.

Full Disclosure. The Compensation Committee seeks to provide full disclosure to the Board of Directors regarding compensation practices and issues, to ensure that all directors understand the implications of the Committee’s decisions. The Compensation Committee has reviewed the compensation practices of peers and considered the NEOs’ individual efforts and contributions to the Company’s performance, and has also reviewed various subjective measures in determining the adequacy and appropriateness of the NEOs’ compensation. The Compensation Committee takes into account the performance of the NEOs as well as their longevity with the Company, and recognizes that competition among financial institutions for attracting and retaining senior management executives has become more intense in the past few years. The Compensation Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term incentives to enable it to continue to attract new senior management executives and to retain the ones it already employs. The Committee also considers general economic conditions and the Company’s past practices in making its compensation decisions.

Measures of Achieving Performance Objectives

The Compensation Committee has established various processes to assist it in ensuring that the Company’s compensation program is achieving its objectives. Among these are:

Assessment of Company Performance. In establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including asset growth, earnings per share, return on assets, return on equity, total stockholder return and the effective execution of the Company’s growth strategy. The Committee does not apply a specific formula or assign these performance measures designated relative weights. Instead, it makes a subjective determination after considering such measures collectively.

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other NEOs. The CEO’s compensation in 2010 was governed by his employment contract, which is described below. For the other NEOs, the Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s interactions with the officer. As with the CEO, the performance evaluation of these executives is based on their contributions to the Company’s performance and other leadership accomplishments.

Total Compensation Review. The Committee reviews each Named Executive Officer’s base pay and equity incentives annually. In addition to these primary compensation elements, the Committee reviews the perquisites that the NEOs are entitled to receive. Following the 2010 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

Executive Compensation Components

For the fiscal year ended December 31, 2010, the principal components of compensation for Named Executive Officers were (i) base salary; (ii) equity incentives; and (iii) perquisites and other personal benefits. Of the NEOs who served during 2010, only Jae Whan Yoo, our former President and CEO, had a written employment agreement dated January 16, 2010, that governed the terms of his compensation in 2010. His employment agreement is described below under “Executive Officer and Director Compensation—Employment Agreements.” Our policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salaries. Base salaries for our NEOs other than the CEO are dependent on the scope of their responsibilities, taking into account competitive market compensation paid by similar companies for comparable positions. Generally, we believe that executive base salaries should be targeted near the median range for executives in similar positions with similar responsibilities at comparable companies. Our Compensation Committee considers and approves our CEO’s recommendations (after any modifications) concerning base salaries for these other NEOs, including merit increases. As part of this process, the Committee considers relevant market practices by reviewing the data on peer companies of similar size, growth potential and market area. The peer group consists of three publicly traded Korean-American bank holding companies headquartered in our market area (the “Peer Group”).18 Base salary adjustments are effective following the performance evaluation conducted annually for the NEOs other than the CEO. Base salaries, including merit increases, for the NEOs other than the CEO in 2010 were primarily based on our financial and overall performance in 2009, performance of the executive and the executive’s department(s) or division(s), and base salary levels in the Peer Group. Merit increases in base pay are designed to reward our NEOs for their job performance and to manage pay growth consistent with our stated compensation objectives.

The base salary for Mr. Yoo was set forth in his employment agreement (see “Executive Officer and Director Compensation—Employment Agreements”). In determining the base salary of our CEO when negotiating the terms of his employment agreement, the Committee reviewed the levels of such salaries at comparable financial institutions, and ultimately selected a base salary figure which approximated Mr. Yoo’s prior base salary plus his minimum guaranteed bonus under his prior contract.

The salaries for the Named Executive Officers are generally targeted to be near the median range for executives in comparable positions in the Peer Group. In 2010, Mr. Yoo recommended to the Committee, and the Committee accepted his recommendation, to increase the salary and to grant equity incentives to our Executive Vice President and Chief Credit Officer. The Committee also accepted Mr. Yoo’s recommendation to increase the salaries of two other NEOs in January 2010: our General Counsel and our Chief Operations Officer.

[18]	The Peer Group consisted of the following three bank holding companies located in Los Angeles: Hanmi Financial Corporation, Nara Bancorp and Wilshire Bancorp.

Performance-Based Bonuses. The Compensation Committee historically awarded annual incentive bonuses to the Named Executive Officers other than the CEO after reviewing the Company’s and each individual’s performance for the past year. The incentive bonuses were intended to reward these individuals for favorable performance, and while not calculated on the achievement of itemized corporate performance targets in accordance with any numerical formula, were based in part on achievement of corporate performance factors including profitability, efficiency, growth, asset quality and liquidity. The Committee also considered subjective factors such as the safety and soundness of the organization, including credit quality, capital management, personnel management and regulatory compliance. However, due to the Company’s participation in the CPP, performance-based bonuses to the NEOs were suspended and no such bonuses to these individuals were awarded for 2010. Since performance-based bonuses to the NEOs were suspended in 2010, no specific criteria for 2010 were established.

In compliance with the executive compensation provisions of the EESA, Mr. Yoo’s employment agreement dated January 16, 2010, did not provide for any annual incentive bonuses.

Equity Incentives

The Compensation Committee is responsible for granting equity compensation awards under our stock incentive plan to our Named Executive Officers, and grants such awards to further each of our stated compensation program objectives.

Consistent with our general philosophy of granting substantial equity awards upon the initial appointment of our NEOs, our Executive Vice President and General Counsel, our Executive Vice President and Chief Operations Officer, our former Chief Executive Officer and our former Chief Financial officer were each granted substantial stock options in 2007, on or shortly after their appointments. Details of these options are set forth below under “Executive Officer and Director Compensation—Outstanding Equity Awards at Fiscal Year-End.” Due to the Company’s participation in the CPP, current and future grants of stock options to the NEOs were suspended effective February 2009, and restricted stock awards are the only form of equity award being considered. Pursuant to his employment agreement dated January 16, 2010, Mr. Yoo was granted a restricted stock award covering 28,301 shares of common stock. Our current Chief Credit Officer was also granted a restricted stock award covering 14,708 shares of common stock in February 2010. Details of these restricted stock awards are set forth below under “Executive Officer and Director Compensation—Grants of Plan-Based Awards.” Our current Chief Executive Officer was also granted a restricted stock award upon his appointment in January 2011. See “Executive Officer and Director Compensation—Employment Agreements” below.

Perquisites and Other Personal Benefits

Consistent with the Company’s compensation objectives, the Named Executive Officers are provided perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program and which keep us competitive in the marketplace. The Committee periodically reviews the level of perquisites and other personal benefits provided to the NEOs for suitability with our program objectives. The NEOs receive medical and life insurance benefits as well as 401(k) Plan matching employer contributions which are available to all employees. In addition, the NEOs receive automobile allowances or the use of automobiles, and gas and cellular telephone allowances or reimbursement; and the CEO and the Chief Credit Officer also receive golf club membership dues. The amounts of such benefits are included and explained in the Summary Compensation Table below (see “Executive Officer and Director—Summary Executive Compensation Information”), with the exception of the medical and life insurance benefit amounts which are excluded in accordance with the Securities and Exchange Commission rules.

Risk Assessment Review

On August 25, 2010 and February 23, 2011, the Compensation Committee conducted its semi-annual compensation risk assessments. The Committee reviewed each employee compensation plan and the eligible employees for each plan. The compensation plans included: base salary, mid-year and year-end bonuses, performance incentive bonuses, stock options, restricted stock awards, SBA loan referral fees, SBA Department incentive payments, gas/auto/cell phone allowances, deposit incentive payments and teller incentive payments. The Committee and senior management reviewed and assigned a risk level to each compensation plan based on the plan’s potential for promoting unnecessary and excessive risk-taking. Most compensation plans had a low level of risk. For those compensation plans with moderate or higher risk levels, the Committee noted that management had implemented revisions to the structure of the compensation plan so as to mitigate the risk. The revisions included deferred payment of the SBA loan referral fees paid over a period of twelve months from the loan date contingent on the loan quality. Similarly, deposit incentive payments are deferred for three months and based on a three-month average balance. This payment may be subject to clawback if any losses or charge-offs result from the deposit account.

Following the assessment, the Compensation Committee certified to various matters set forth above under “Committees of the Board—Compensation Committee—Compensation Committee Report.”

Conclusion

The Compensation Committee intends to continue to link executive compensation to corporate performance and stockholder return. We believe our executive compensation policies and programs serve the best interests of our Company and our stockholders. The various pay vehicles offered are balanced to compensate our executives for current performance and provide motivation for them to contribute to our overall future success, thereby enhancing the Company’s value for the benefit of all our stockholders.

Executive Officer and Director Compensation

Summary Executive Compensation Information

The following table sets forth certain summary compensation information with respect to our “Named Executive Officers” as defined in the Securities and Exchange Commission regulations, for the fiscal year ended December 31, 2010:

Name and Principal Position	Year	Salary[19]		Bonus[20]		Non-Equity Incentive Plan Compensation[20]	Stock and Option Awards[21]	All Other Compensation[22]	Total
Lisa Kim Pai Executive Vice President General Counsel, Corporate Secretary and Chief Risk Officer	2010 2009 2008	$202,070 200,000 192,500		$	— — 5,700	— — —	— — —	$7,780 11,583 20,125	$209,850 211,583 218,325

Jason K. Kim Senior Vice President and Chief Credit Officer	2010 2009 2008	$159,183 140,608 140,157		$	— — 4,215	— — —	$70,304 — —	$17,309 20,924 27,342	$246,796 161,532 171,714

Sook Kyong Goo Senior Vice President and Chief Operations Officer	2010 2009 2008	$152,038 150,000 150,000		$	— — 4,450	— — —	— — —	$7,689 10,633 18,712	$159,727 160,633 173,162

Douglas Goddard Interim Chief Financial Officer[23]	2010	$128,122	[24]			—	—	$4,025	$132,147

Jae Whan Yoo Former President and Chief Executive Officer	2010 2009 2008	$302,074 257,906 257,906			— — —	— — —	$149,995 — —	$15,980 44,865 51,503	$468,049 302,771 309,409

Lonny D. Robinson Former Executive Vice President and Chief Financial Officer	2010 2009 2008	$102,902 200,000 192,500	[25]	$	— — 5,700	— — —	— — —	$3,108 8,333 11,478	$106,010 208,333 209,678

[19]

Includes portions of these individuals’ salaries, if applicable, which were deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits all participants to contribute up to 15% of their annual compensation on a pre-tax basis (subject to a statutory maximum, which contributions vest immediately when made). Until May 1, 2009, the Company's policy was to match 75% of the employee's contribution up to 4% of his or her compensation, and 25% of the employee's contribution that exceeds 4% but is less than 8% of his or her compensation, which contributions become vested over a period of six years at the rate of 20% per year beginning at the end of the second year of completed employment. The Company’s matching contributions were suspended as of May 1, 2009 but reinstated effective January 1, 2011.

[20]

Mr. Yoo was entitled to receive a non-equity incentive plan award of $40,000 for 2009 and 2008 based on his employment agreement, but declined to accept this incentive bonus in view of the financial crisis affecting the U.S. economy, the Company’s performance, and the fact that the other Named Executive Officers did not receive performance-based bonuses for those years. However, all of the Named Executive Officers, except for the CEO, received small mid-year and year-end bonuses in 2008 due to their participation in a company-wide bonus program for all employees, which bonuses were awarded at the discretion of the Board of Directors.

[21]

Amounts in “stock and option awards” column represent the applicable full grant date fair values of restricted stock awards in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. No options were granted in any of the years covered in the table. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding fiscal year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly. See Note 18 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010 for information regarding assumptions underlying valuation of equity awards.

[22]

Figures in the “All Other Compensation” column include employer contributions to these individuals’ accounts pursuant to the 401(k) Plan, automobile allowances or depreciation expense, gas and cellular telephone allowances or reimbursement, nominal life insurance premiums, and golf club membership dues in the case of Messrs. Yoo and Kim. The depreciation expenses for the automobile supplied to Mr. Yoo were $31,987 and $31,987 in 2009 and 2008 respectively. All other amounts described in this footnote were less than $10,000 per individual per year.

[23]

Mr. Goddard is not an “executive officer” of Center Financial Corporation or Center Bank and is therefore not included in “Identification of Directors and Executive Officers” in Item 10 above. He is included in the compensation tables solely because he served as Interim Chief Financial Officer during a portion of 2010.

[24]	Represents compensation paid from June 9, 2010 (date of employment) through December 31, 2010.
[25]	Represents compensation paid from January 1, 2010 through May 20, 2010 (date of resignation).

Grants of Plan-Based Awards

The following table furnishes information regarding restricted stock awards (“RSAs”) granted to the Named Executive Officers in 2010, which were the only form of plan-based awards granted to the Named Executive Officers during 2010:

Name	Grant Date	Number of Shares Subject to RSAs		Grant Date Fair Value of RSAs
Lisa Kim Pai	—	—		—
Jason K. Kim	02/10/10	14,708		$70,304
Sook Kyong Goo	—	—		—
Douglas Goddard	—	—		—
Jae Whan Yoo	01/15/10	28,301	[26]	$149,995
Lonny D. Robinson	—	—		—

Outstanding Equity Awards at Fiscal Year-End27

The following table provides information with respect to outstanding stock options, which were the only form of equity awards held by the Named Executive Officers at December 31, 2010:

	Option Awards						Stock Awards
Name	Number of Shares Underlying Unexercised Options—Exercisable		Number of Shares Underlying Unexercised Options—Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of RSAs That Have Not Vested		Market Value of RSAs That Have Not Vested
Lisa Kim Pai	30,000		20,000		$22.37	02/21/17	—		—

Jason K. Kim	4,320 8,640 1,800 4,000 12,000		— — — — 8,000		$5.00 5.93 13.42 21.06 17.00	03/15/12 05/15/12 01/20/14 05/23/15 06/07/17	14,708		$111,487

Sook Kyong Goo	18,000		12,000		$14.82	08/13/17	—		—

Douglas Goddard	—		—		—	—	—		—

Jae Whan Yoo	100,000	[28]	—		$22.14	02/14/17	28,301	[26]	$214,522

Lonny D. Robinson	30,000	[28]	20,000	[28]	$17.06	05/09/17	—		—

Option Exercises and Stock Vested

No stock options were exercised by the Named Executive Officers during 2010, and the Named Executive Officers did not have any vested stock awards as of December 31, 2010.

[26]	Represents compensation paid from January 1, 2010 through May 20, 2010 (date of resignation).
[27]

Options are for terms of ten years and the exercise price per share is the closing price of the stock on the date of grant. Options listed in the table which are not fully vested will become vested at the rate of 20% per year commencing one year from the date of grant. Unvested options accelerate in the event of a change in control of the Company, and options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

[28]	These options terminated unexercised on February 5, 2011 and June 19, 2010, respectively.

Deferred Compensation

In May 2004 the Board of Directors approved the Company’s Executive Deferred Compensation Plan, pursuant to which executive officers may elect to defer a portion of their annual compensation. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of ERISA. The Named Executive Officers were all eligible to participate in the Executive Deferred Compensation Plan in 2010 but only two of them elected to participate. There are no employer contributions to the plan. The amounts to be deferred are selected initially by the participant and can generally be changed within 45 days before the beginning of the next plan year. Interest on the amounts deferred is credited monthly at the rate of 1% over the Wall Street Journal Prime Rate. The balance in the account is paid to the participant over a period of one year in twelve equal installments in the event of retirement, or in a lump sum within 30 days following earlier termination of employment, whether due to resignation, termination without cause, a change in control, or disability.

The following table sets forth information concerning the Executive Deferred Compensation Plan for the Named Executive Officers as of and for the fiscal year ended December 31, 2010:

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Lisa Kim Pai	—	—	—	—	—
Jason K. Kim	$25,796	—	$1,702	—	$27,499
Sook Kyong Goo	$36,000	—	$4,094	—	$40,094
Douglas Goddard	—	—	—	—	—
Jae Whan Yoo	—	—	—	—	—
Lonny D. Robinson	—	—	—	—	—

Potential Payments Upon Termination or Change in Control

Assuming that a termination of employment had occurred on December 31, 2010 for reasons other than a change in control, none of the Named Executive Officers would have been entitled to any severance or other benefits. The benefits which would have been triggered in the event of a change in control would have consisted solely of acceleration of unvested stock options and unvested RSAs. No acceleration shall occur, however, if the surviving entity in the change in control transaction assumes the outstanding options and RSAs or substitutes similar awards for the outstanding options and RSAs. If a change in control had occurred on December 31, 2010 and the conditions under the equity plan documents for acceleration of options and RSAs had been satisfied, all of the Named Executive Officers would have been entitled to exercise their unvested options as of that date, but no unvested options had any value on that date. As of December 31, 2010, Messrs. Kim and Yoo held unvested RSAs with market values of $111,487 and $214,522, respectively, which would have become vested in the event of a change in control if such RSAs were not assumed by the surviving entity or if the surviving entity does not substitute similar awards for such RSAs. Mr. Yoo’s unvested RSA has subsequently been forfeited and Mr. Kim’s unvested RSA remains outstanding.

Employment Agreements

On January 6, 2011, Center and Center Bank entered into an at-will employment letter agreement with Richard S. Cupp in connection with his appointment as Chief Executive Officer and President of Center and Center Bank. Pursuant to letter agreement, Mr. Cupp will serve in these capacities until the earlier of December 31, 2011 or the close of the pending merger with Nara. The letter agreement calls for a base salary at an annual rate of $300,000 during the term of the letter agreement and customary employee benefits and perquisites which Center generally makes available to its executive officers. Pursuant to the letter agreement, Mr. Cupp will also receive a cash bonus of $30,000 if he remains employed through the end of the term of the letter agreement and his employment is not terminated by him or by reason of his death or disability. In addition, Center has granted

Mr. Cupp an RSA covering 3,979 shares of Center common stock at $7.54 per share with an aggregate award value of $30,000 effective as of January 6, 2011. The RSA will vest if and only if Mr. Cupp remains employed with Center through the end of the term and his employment is not terminated by him or by reason of his death or disability. The Compensation Committee of Center determined Mr. Cupp’s compensation by assessing, among other items, (i) his banking and financial institution background, including his experience as president and chief executive officer of various community banks, (ii) the scope of responsibilities associated with Mr. Cupp’s positions at Center and Center Bank, (iii) the compensation paid for similar positions at comparable institutions and (iv) the compensation previously paid to the prior President and Chief Executive Officer of Center and Center Bank.

Effective January 16, 2010, the Company and Center Bank entered into a three year employment agreement with Jae Whan Yoo, as President and Chief Executive Officer, to replace his previous employment agreement which was scheduled to expire on January 17, 2010. This employment agreement was terminated on January 6, 2011. The employment agreement specified an annual base salary of $300,000 for the first year of the contract term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Yoo was also entitled to the use of a company-owned automobile, medical and life insurance benefits, reimbursement for business expenses, and payment of country club membership expenses. In addition, pursuant to his employment agreement, on January 15, 2010, Mr. Yoo was granted restricted stock awards described above under “Grants of Plan-Based Awards,” which awards have subsequently been forfeited due to Mr. Yoo’s termination.

Compensation of Directors

The Chairman of the Board receives $5,100 per month, the chairmen of the various Board committees receive $4,500 per month, and the other non-employee directors receive $3,500 per month, for their membership on the Board and attendance at Board and committee meetings. The non-employee directors also receive certain medical and dental benefits in excess of those provided to all employees. Specifically, each such director receives full medical and dental coverage (including dependent coverage) at no cost, compared to employees, who must pay between $50 and $160 per month depending on the type of coverage selected. Three directors and their dependents receive reimbursement of Medicare premiums and supplemental insurance premiums in lieu of medical benefits. These reimbursements are at similar levels as the medical benefits provided to other directors.

In May 2004, each of the non-employee directors became a participant in Center Bank’s Director Survivor Income Plan, which provides for a payment to each director’s chosen beneficiary in the amount of $200,000. Center Bank, in return, has purchased whole life insurance policies insuring the life of each director in amounts which exceed the benefits payable to such beneficiaries. Center Bank is the beneficiary of each of the insurance policies.

No stock options were exercised by, and no restricted stock awards were granted to, the non-employee directors during 2010. As of December 31, 2010, director Kevin S. Kim held a stock option covering 25,000 shares of authorized but unissued common stock at an exercise price of $4.74 per share, with an expiration date in February 2019, and each of the remaining non-employee directors held a stock option covering 30,000 shares of authorized but unissued common stock, at an exercise price of $17.23 per share, with an expiration date of June 4, 2017. As of December 31, 2010, Kevin Kim’s stock option was vested as to one-third of such shares, and the stock options held by all other non-employee directors were fully vested. Information concerning stock options held as of December 31, 2010 by Jae Whan Yoo, who was also a Named Executive Officer, is set forth above under “Outstanding Equity Awards at Fiscal Year-End.”

The table below summarizes the compensation paid to the non-employee directors for the year ended December 31, 2010. Compensation paid to Jae Whan Yoo, the only director in 2010 who was also a Named Executive Officer, is set forth above in the various sections above concerning compensation paid to the Named Executive Officers.

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash[29]	Option Awards	All Other Compensation[30]	Total
David Z. Hong	$54,900	—	$16,334	$71,234
Jin Chul Jhung	62,100	—	14,724	76,824
Chang Hwi Kim	54,900	—	14,724	69,624
Kevin S. Kim	54,900	—	21,552	76,452
Peter Y. S. Kim	54,900	—	21,552	76,452
Sang Hoon Kim	54,900	—	14,150	69,050
Chung Hyun Lee	54,900	—	8,740	63,640

[29]	Includes a year-end bonus of $900.
[30]	Consists entirely of premiums for medical and dental insurance or equivalent reimbursements (see narrative description preceding table).

In February 2011, the Board approved the payment of additional special director compensation to two of its board members as consideration for the additional duties being performed by such directors in connection with the proposed merger with Nara. This compensation arrangement is further described above under “The Merger—Interests of Directors and Executive Officers in the Merger—Interests of Center Directors and Executive Officers—Special Director Compensation.”

Security Ownership of Certain Beneficial Owners and Management

Based upon information made available to Center, management knows of no person who owned beneficially more than 5% of the outstanding common stock of the Company as of June 30, 2011, except for Wellington Management Company, LLP (“Wellington Management”), Fidelity Management & Research Company (“Fidelity”) and Wells Fargo & Company (“Wells”). Information concerning the stock ownership of the Company’s executive officers and directors is set forth above under “—Center Proposal 2: Election of Directors.” The following table furnishes information concerning Wellington Management, Fidelity and Wells:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02110	3,587,998	[31]	8.99%

Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109	3,763,781	[32]	9.43%

Wells Fargo & Company 420 Montgomery Street San Francisco, California 94104	2,284,300	[33]	5.72%

[31]

Based solely on a Schedule 13G as of December 31, 2010, filed with the SEC on February 14, 2011 by Wellington Management, a registered investment adviser under the Investment Advisers Act of 1940. Wellington Management, in its capacity as an investment adviser, may be deemed to have beneficial ownership of 3,587,998 shares of common stock that are owned by its investment advisory clients, none of which is known to have such interest with respect to more than 5% of the class of shares. Wellington Management has shared voting authority over 3,487,965 shares and shared dispositive power over 3,587,998 shares.

[32]

Based solely on a Schedule 13G as of December 31, 2010, filed with the SEC on February 14, 2011 by FMR LLC, a registered investment adviser under the Investment Advisers Act of 1940. Fidelity, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 3,583,781 shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 2,185,331 shares or 5.477% of the Common Stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,583,781 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 180,000 shares or 0.451% of the outstanding Common Stock of Center Financial Corporation as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 180,000 shares and sole power to vote or to direct the voting of 180,000 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above.

[33]

Based solely on a Schedule 13G as of December 31, 2010, filed with the SEC on January 25, 2011 by Wells Fargo & Company. Wells Capital Management Incorporated, a subsidiary of Wells Fargo & Company, may be deemed to have beneficial ownership of 2,263,004 shares in its capacity as an investment adviser. Wells Capital Management Incorporated has the sole voting authority over 343,314 shares and sole dispositive power over 2,263,004 shares.

Related Party Transactions

Certain of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with Center Bank in the ordinary course of Center Bank’s business since January 1, 2010, and Center Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Center Bank, and in the opinion of the Board of Directors, did not involve more than the normal risk of repayment or present any other unfavorable features.

Center Proposal 3: Ratification of Appointment of Accountants

General

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011. In April 2010, KPMG replaced Grant Thornton LLP (“Grant Thornton”), which audited the Company’s financial statements for the year ended December 31, 2009. (See “—Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” below.) Representatives of KPMG are expected to be present at the Meeting. They will have the opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions.

Although not required to do so, the Board of Directors has chosen to submit this proposal to the vote of the stockholders in order to ratify the Audit Committee’s appointment of KPMG. It is the intention of the persons named in the Proxy to vote such Proxy “FOR” the ratification of this appointment. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees

The aggregate fees billed by KPMG LLP, the Company’s independent registered public accounting firm, for the fiscal year ended December 31, 2010, and by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the fiscal year ended December 31, 2009 were as follows:

	2010	2009
Audit fees	$707,363	$628,124
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$707,363	$628,124

None of the fees paid to KPMG LLP for 2010 or to Grant Thornton LLP for 2009 were paid under the de minimis safe harbor exception from Audit Committee pre-approval requirements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

At a meeting on April 14, 2010, Center Financial Corporation, as a result of a competitive request for proposal process undertaken by the Audit Committee of the Board of Directors, decided that it would not retain Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. At the same meeting, the Audit Committee selected the accounting firm of KPMG as the independent auditor for the Company’s 2010 fiscal year. The change in accountants did not result from any dissatisfaction with the quality of professional services rendered by Grant Thornton. Grant Thornton continued as the Company’s independent registered accounting firm until the filing of our Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2010.

In the two fiscal years ended December 31, 2009 and 2008, and from January 1, 2010 through the end of Grant Thornton’s engagement, there have been no disagreements between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its opinion on the Company’s consolidated financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except as set forth below:

In the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which the Company filed with the Securities and Exchange Commission on March 30, 2009, Management’s Report on the Internal Control over Financial Reporting stated, as of December 31, 2008, that the Company did not maintain effective internal control over financial reporting, due to an internal control deficiency that constituted a “material weakness,” based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The weakness concerned controls over the preparation and review of the Company’s allowance for loan losses. Specifically, the Company did not maintain effective internal controls over the review process on historical risk factors to reflect directional consistency in current loan loss provision. This control deficiency resulted in an increase in the Company’s allowance for loan losses and loan loss provision as of and for the year ended December 31, 2008. Accordingly, management determined that this control deficiency constituted a material weakness in internal control over financial reporting as of December 31, 2008. The material weakness was remediated prior to December 31, 2009. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010, as amended April 8, 2010, stated that, as of December 31, 2009, management believed that the Company maintained effective control over financial reporting. Grant Thornton’s report as of that same date included with the Form 10-K also contained its opinion that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009.

The Company has given permission to Grant Thornton to respond fully to the inquiries of the successor auditor.

The Company requested that Grant Thornton review the disclosure in the Report on Form 8-K filed with respect to the change in accountants (which disclosure was substantially identical to the disclosure contained herein), and Grant Thornton was given the opportunity to furnish the Company with a copy of its letter addressed to the Securities and Exchange Commission containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company herein. Such letter was filed as an exhibit to the Form 8-K.

The Company engaged KPMG as the Company’s independent registered public accounting firm as of April 1, 2010. Prior to such date, the Company did not consult with KPMG regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered by KPMG, or (iii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Board of Directors’ Recommendation and Required Vote

The proposal will be approved if the votes cast favoring the ratification of the appointment exceed the votes cast opposing it and constitute at least a majority of the required quorum.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Center Proposal 4: Advisory Vote on Executive Compensation

The American Recovery and Reinvestment Act of 2009, enacted in February 2009, requires the Company, among other things, to submit to its stockholders a non-binding vote on the compensation of the Company’s Named Executive Officers as disclosed in accordance with the Securities and Exchange Commission regulations, until our preferred stock issued to the Treasury Department pursuant to the Capital Purchase Program has been redeemed (see “Compensation Discussion and Analysis” above for further information about this program). Such a non-binding vote is now also required for public reporting companies such as ours by new Securities and Exchange Commission regulations regardless of participation in the TARP CPP.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any related disclosures contained in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders.”

This vote shall not be binding on the Board of Directors or the Compensation Committee and will not be construed as overruling a decision by, nor create or imply any additional fiduciary duty by, the Board or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Board of Directors’ Recommendation and Required Vote

The Board of Directors and the Compensation Committee believe that the Company’s compensation practices and procedures are (i) designed to accomplish the objectives stated in the Company’s compensation philosophy; (ii) competitive, reasonable and effective; and (iii) appropriately aligned with the long-term success of the Company and the interests of stockholders.

This proposal will be approved if the votes cast in favor exceed the votes cast against it and constitute at least a majority of the required quorum.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

Center Proposal 5: Adjournment of the Annual Meeting

If there are not sufficient votes to constitute a quorum or to adopt and approve the merger agreement at the time of our annual meeting, the merger agreement cannot be adopted and approved unless our annual meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that we have received at the time of our annual meeting to be voted for an adjournment, if deemed necessary, we have submitted the question of adjournment to our stockholders as a separate matter for their consideration. If it is deemed necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to our stockholders (unless the adjournment is for 45 days or more or if a new record date is fixed), other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

This proposal will be approved if the votes cast in favor exceed the votes cast against it and constitute at least a majority of the required quorum. In the absence of a quorum, the Center annual meeting may be adjourned to a later time by the vote of a majority of the shares of Center common stock represented at the annual meeting and entitled to vote.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 5.

LEGAL MATTERS

The validity of the Nara common stock to be issued in connection with the merger will be passed upon for Nara by Mayer Brown LLP, Los Angeles, California, counsel to Nara.

Mayer Brown LLP and Morrison & Foerster LLP, Los Angeles, California, counsel to Center, will provide opinions regarding certain federal income tax consequences of the merger for Nara and Center, respectively, at the closing of the merger.

EXPERTS

The audited financial statements of Nara Bancorp, Inc. incorporated into this document by reference to Nara’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated statement of financial condition of Center Financial Corporation and subsidiaries as of December 31, 2010 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Center Financial Corporation, included in the Annual Report on Form 10-K for the year ended December 31, 2010, have been incorporated by reference herein, in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Nara

To be eligible under the Securities and Exchange Commission’s stockholder proposal rule (Rule 14a-8) for inclusion in Nara’s proxy statement, proxy card and presentation at Nara’s 2012 annual meeting of stockholders, a proper stockholder proposal must be received by Nara at its principal offices at 3731 Wilshire Boulevard, Suite 1000, Los Angeles, California 90010 no later than April 17, 2012, which is 120 calendar days before the anniversary of the date on which Nara first mailed its proxy statement for 2011, unless the 2012 annual meeting is held earlier than August 22, 2012. In that case, Nara will disclose the new deadline by which such stockholder proposals must be received under Item 5 of Part II of Nara’s earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

In addition, Nara’s bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at Nara’s 2012 annual meeting but not included in Nara’s 2012 annual meeting proxy materials. For director nominations or other business proposals to be properly brought before the 2012 annual meeting by a stockholder, assuming the 2012 annual meeting occurs on a date that is not later than October 12, 2012 nor earlier than August 22, 2012, the stockholder must deliver written notice to Nara no later than the close of business on June 13, 2012 nor earlier than the close of business on May 24, 2012. If Nara schedules a 2012 annual meeting to be held after October 12, 2012 or before August 22, 2012, the stockholder must deliver written notice to Nara no later than the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting. Such nominations and other business proposals must comply with all requirements set forth in Nara’s bylaws.

Center

If the merger is consummated, there will be no Center annual meeting of stockholders next year. In that case, stockholder proposals must be submitted to Nara in accordance with the procedures described above. In case the merger is not consummated, set forth below is information relevant to a regularly scheduled 2012 annual meeting of stockholders of Center.

To be eligible under the Securities and Exchange Commission’s stockholder proposal rule (Rule 14a-8) and under Center’s amended and restated bylaws for inclusion in Center’s proxy statement, proxy card and presentation at Center’s 2012 annual meeting of stockholders, a proper stockholder proposal must be received by Center at its principal offices at 3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010 no later than April 17, 2012, which is 120 calendar days before the anniversary of the date on which Center first mailed its proxy statement for 2011. The notice must be in the manner and form required by Center’s amended and restated bylaws and Rule 14a-8 under the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE

Nara has filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission on Form S-4 with respect to Nara’s common stock to be issued in connection with the merger. This document constitutes the prospectus of Nara that was filed as part of the registration statement. Some of the information in the registration statement has not been included in this document as permitted by the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as described above.

In addition, Nara and Center file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C. You may telephone the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov.

The Securities and Exchange Commission allows us to “incorporate by reference” into this document documents filed with the Securities and Exchange Commission by Nara and Center. This means that we can disclose information to you by referring you to those documents. The information incorporated by reference, which you may regard as important, is considered to be a part of this document, and later information that we file with the Securities and Exchange Commission will update and supersede that information.

Nara and Center, respectively, incorporate by reference the documents relating to ourselves listed below and any documents filed by Nara or Center under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act 1934 after the original date of filing of the registration statement in which this document is included and before the date of our annual stockholder meetings:

Nara Filings (SEC File Number 000-50245)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010

Quarterly Report on Form 10-Q	Quarter ended March 31, 2011

Current Reports on Form 8-K	April 15, 2011, May 20, 2011, July 7, 2011 and July 26, 2011

The description of Nara’s common stock contained in Registration Statement on Form 8A	April 23, 2003

Center Filings (SEC File Number 000-50050)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2010

Quarterly Report on Form 10-Q	Quarter ended March 31, 2011

Current Reports on Form 8-K	January 7, 2011 (other than the portion not deemed to be filed), February 23, 2011, April 15, 2011, May 20, 2011, July 7, 2011 and July 28, 2011

You may request a copy of the documents incorporated by reference into this document. See “Where You Can Find More Information” on page i.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER

dated as of December 9, 2010

between

NARA BANCORP, INC.

and

CENTER FINANCIAL CORPORATION

-i-

-ii-

-iii-

-iv-

EXHIBITS

Exhibit 1.4	Amendment to By-laws
Exhibit 1.5	Form of Bank Merger Agreement

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.4(a)
Agreement	Preamble
Applicable Legal Requirements	Section 8.1
Assumed Options	Section 2.1(d)
Assumed Plan	Section 2.1(d)
Assumed Restricted Shares	Section 2.1(d)
Bank Merger	Recitals
Bank Merger Act	Section 3.1(c)
Bank Merger Agreement	Section 1.5
Benefit Plans	Section 3.1(k)
BHC Act	Section 3.1(a)
Board Recommendations	Section 5.1(c)
Center Financial	Preamble
Center Bank	Recitals
Center Financial Benefit Plans	Section 3.1(k)
Center Financial Board	Section 3.1(g)
Center Financial Board Approval	Section 3.1(o)
Center Financial Board Recommendation	Section 5.1(b)
Center Financial Certificates	Section 8.1
Center Financial Common Stock	Section 3.1(b)
Center Financial Contracts	Section 3.1(j)
Center Financial Disclosure Schedule	Section 3.1
Center Financial Insider	Section 8.1
Center Financial Intellectual Property	Section 3.1(r)
Center Financial Permits	Section 3.1(f)
Center Financial Preferred Stock	Section 3.1(b)
Center Financial Restricted Share	Section 8.1
Center Financial SEC Documents	Section 3.1(d)
Center Financial Series A Preferred Stock	Section 3.1(b)
Center Financial Stock	Section 8.1
Center Financial Stock Option	Section 8.1
Center Financial Stock Plan	Section 3.1(b)
Center Financial Stockholders Meetings	Section 5.1(b)
Center Financial TARP Warrant	Section 2.1(e)
Center Financial Termination Fee	Section 7.2(c)
Center Financial’s Current Premium	Section 5.10(b)
Certificate of Merger	Section 1.1
CGCL	Section 1.1
Change in Recommendation	Section 5.1(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Confidentiality Agreement	Section 5.2(b)
Constituent Corporations	Section 8.1

-v-

Covered Loans	Section 8.1
Covered OREOs	Section 8.1
Derivative Contract	Section 3.1(s)
DFI	Section 3.1(c)
DGCL	Section 1.1
DPC shares	Section 3.1(b)
EDGAR	Section 3.1(d)
Effective Time	Section 1.1
ERISA	Section 3.1(k)
ERISA Affiliate	Section 8.1
Exchange Act	Section 3.1(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 8.1
Exchange Ratio	Section 2.1(b)
FDIA	Section 3.1(l)
FDIC	Section 8.1
Federal Reserve	Section 3.1(c)
Form S-4	Section 5.1(a)
Governmental Entity	Section 8.1
Indemnified Liabilities	Section 5.10(a)
Indemnified Parties	Section 5.10(a)
Injunction	Section 6.1(e)
Intervening Event	Section 5.1(f)
IRS	Section 8.1
Joint Proxy Statement/Prospectus	Section 5.1(a)
Loans	Section 8.1
Loss-Sharing Approvals	Section 3.1(c)
material	Section 8.1
Material Adverse Effect	Section 8.1
Merger	Recitals
Nara	Preamble
Nara Bank	Recitals
Nara Benefit Plans	Section 3.2(k)
Nara Board	Section 2.1(c)
Nara Board Approval	Section 3.2(o)
Nara Board Recommendation	Section 5.1(c)
Nara Certificates	Section 2.2(a)
Nara Common Stock	Section 3.2(b)
Nara Contracts	Section 3.2(j)
Nara Disclosure Schedule	Section 3.2
Nara Intellectual Property	Section 3.2(r)
Nara Performance Units	Section 2.1(b)
Nara Permits	Section 3.2(f)
Nara Preferred Stock	Section 3.2(b)
Nara SEC Documents	Section 3.2(d)
Nara Series A Preferred Stock	Section 3.2(b)
Nara Series B Preferred Stock	Section 2.1(c)
Nara Stock	Section 8.1
Nara Stock Option	Section 8.1
Nara Stock Plan	Section 3.2(b)
Nara Stockholders Meeting	Section 5.1(c)
Nara TARP Warrant	Section 3.2(b)

-vi-

Nara Termination Fee	Section 7.2(b)
NASDAQ	Section 8.1
OREO	Section 3.1(t)
Party	Preamble
Person	Section 8.1
Permitted Liens	Section 8.1
Public Proposal	Section 7.2(b)
Required Center Financial Vote	Section 3.1(p)
Required Nara Vote	Section 3.2(p)
Requisite Regulatory Approvals	Section 3.1(c)
SBA	Section 3.1(c)
SBIA	Section 3.1(c)
SEC	Section 8.1
Section 16 Information	Section 8.1
Securities Act	Section 3.1(b)
Significant Subsidiary	Section 8.1
SOX Act	Section 3.1(d)
Subsidiary	Section 8.1
Superior Proposal	Section 8.1
Surviving Corporation	Section 8.1
Target Party	Section 5.1(f)
tax or taxes	Section 8.1
tax return	Section 8.1
Trust Document	Section 8.1
Violation	Section 3.1(c)
Voting Debt	Section 8.1

-vii-

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 9, 2010 (this “Agreement”), is entered into between NARA BANCORP, INC., a Delaware corporation (“Nara”), and CENTER FINANCIAL CORPORATION, a California corporation (“Center Financial”). Nara and Center Financial are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the boards of directors of Nara and Center Financial have approved, and declared it to be advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which Center Financial would merge with and into Nara (the “Merger”);

WHEREAS, the boards of directors of Nara and Center Financial have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, Nara and Center Financial desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

WHEREAS, the boards of directors of Nara’s wholly owned subsidiary, Nara Bank, a California state chartered banking corporation (“Nara Bank”), and Center Financial’s wholly owned subsidiary, Center Bank, a California state chartered banking corporation (“Center Bank”), have approved, and declared it to be advisable and in the best interests of their respective stockholders, Nara and Center Financial, to consummate, concurrently with or as soon as reasonably practicable after the Merger, a business combination transaction in which Center Bank would merge with and into Nara Bank (the “Bank Merger”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, Nara and Center Financial shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (the “DGCL”), and shall concurrently cause the Certificate of Merger, or any other certificate, agreement or other document specified in the relevant provisions of the California General Corporation Law (the “CGCL”) to cause the Merger to be effective in California, to be filed with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the CGCL. The Merger shall become effective upon (a) such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (b) such later date and time as may be specified in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the third business day after the satisfaction or waiver of the conditions set forth in Article VI (excluding those conditions that, by their nature, are to be satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing), unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Mayer Brown LLP, 350 South Grand Avenue, Los Angeles, California 90071, unless another place is agreed to in writing by the Parties.

A-1-1

1.3 Effects of the Merger. Nara shall be the Surviving Corporation in the Merger. At the Effective Time, Center Financial shall be merged with and into Nara and the separate existence of Center Financial shall cease. The Merger will have the effects set forth in the DGCL and the CGCL.

1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Nara as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended to provide that, effective as of the Effective Time, the name of the Surviving Corporation shall be changed to a name mutually acceptable to Center Financial and Nara. The By-laws of Nara as in effect immediately prior to the Effective Time, as amended substantially in the form set forth in Exhibit 1.4, shall be the By-laws of the Surviving Corporation.

1.5 Bank Merger. As soon as reasonably practicable after the date hereof, Nara and Center Financial shall cause Nara Bank and Center Bank to enter into a bank merger agreement in substantially the form attached to this Agreement as Exhibit 1.5 (the “Bank Merger Agreement”), providing for the Bank Merger in accordance with Applicable Legal Requirements and the terms of the Bank Merger Agreement concurrently with or as soon as reasonably practicable after consummation of the Merger.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Nara, Center Financial or the holder of any of the following securities:

(a) Cancellation of Stock Owned by the Parties. Any shares of Center Financial Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by Center Financial or Nara (other than, for the avoidance of doubt, any DPC shares or shares for which Center Financial is the record holder for the benefit of another Person) shall be cancelled and retired and no stock of Nara or other consideration shall be delivered in exchange therefor. Any shares of Nara Common Stock that are issued and outstanding immediately prior to the Effective Time and are owned by Center Financial (other than, for the avoidance of doubt, any DPC shares or shares for which Center Financial is the record holder for the benefit of another Person) shall be cancelled and retired.

(b) Conversion of Center Financial Common Stock. Subject to Section 2.2(e), each share of Center Financial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a) and dissenting shares as provided in Section 2.1(f)) shall be converted into 0.7804 (the “Exchange Ratio”) fully paid and nonassessable shares of Nara Common Stock. None of such shares of Center Financial Common Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares shall thereafter represent solely the shares of Nara Common Stock into which such Center Financial Common Stock has been converted and the right pursuant to Section 2.2(e) to receive payment of cash in lieu of the issuance of fractional shares, without interest, if applicable. The Parties acknowledge and agree that the Exchange Ratio has been determined based upon (i) the number of shares of Center Financial Common Stock and Center Financial Restricted Shares and Nara Common Stock and Nara’s performance units issued under the Nara Stock Plan (the “Nara Performance Units”) represented and warranted herein by the respective Parties to be issued and outstanding, in each case as of November 30, 2010, as set forth in Section 3.1(b)(i) and Sections 3.2(b)(i) and 3.2(b)(iii), respectively, and (ii) on a diluted basis using the treasury stock method, each issued and outstanding Center Financial Stock Option and Nara Stock Option with an exercise price that was below the closing price of a share of Nara Common Stock and Center Financial Common Stock, respectively, as reported on the NASDAQ website at the close of NASDAQ’s regular session of trading on December 8, 2010, and represented and warranted herein by the respective Parties to be issued and outstanding as of November 30, 2010, as set forth in Sections 3.1(b)(i) and 3.2(b)(i). Other than any increases in outstanding shares of Center Financial

A-1-2

Common Stock or Nara Common Stock resulting from the exercise of Center Financial Stock Options and Nara Stock Options issued and outstanding as of the date hereof, if the number of shares of Center Financial Common Stock or Nara Common Stock or the number of Center Financial Restricted Shares or Nara Performance Units that are issued and outstanding shall have increased or decreased as of the Closing, whether as permitted by or in breach of this Agreement, the Parties agree that, without limiting any other right or remedy to which the Parties are entitled at law or in equity, a corresponding adjustment shall be made to the Exchange Ratio such that holders of Center Financial Common Stock and holders of Nara Common Stock shall receive 45% and 55%, respectively, of the outstanding shares of common stock of the Surviving Corporation after the Merger is consummated. The Exchange Ratio, as recalculated, if applicable, shall, for all purposes hereunder, constitute the “Exchange Ratio.”

(c) Conversion of Center Financial Series A Preferred Stock. Each share of Center Financial Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of Nara Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Nara Series B Preferred Stock”), which series of Nara Preferred Stock shall be authorized by action of the board of directors of Nara (the “Nara Board”) pursuant to the Certificate of Incorporation of Nara as in effect immediately prior to the Effective Time. The Nara Board shall take all necessary action to create the Nara Series B Preferred Stock prior to the Effective Time. The shares of Nara Series B Preferred Stock shall have, in respect of Nara, the same rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as the shares of Center Financial Series A Preferred Stock had in respect of Center Financial immediately prior to the Effective Time. None of such shares of Center Financial Series A Preferred Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares shall thereafter represent solely the shares of Nara Series B Preferred Stock into which such Center Financial Series A Preferred Stock has been converted, without interest.

(d) Stock Options and Other Equity-Based Awards. Unless otherwise agreed by Center Financial after the date hereof:

(i) Assumption of Center Financial Options. Center Financial and Nara shall take all actions necessary (including delivery of any required notices by Center Financial) to provide that, effective as of the Effective Time, without any action on the part of the holders thereof, each outstanding Center Financial Stock Option shall cease to represent the right to acquire shares of Center Financial Common Stock and shall instead be converted automatically into an option to acquire shares of Nara Common Stock as provided below (an “Assumed Option”), and such Assumed Options will be assumed by Nara on substantially the same terms and conditions as were applicable under the corresponding Center Financial Stock Options immediately prior to the Effective Time; provided, however, that after the Effective Time:

(1) each Assumed Option will be exercisable for a number of shares of Nara Common Stock equal to the product of (x) the number of shares of Center Financial Common Stock that would be issuable upon exercise of such Center Financial Stock Option outstanding immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share; and

(2) the per share exercise price for the Nara Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (x) the per share exercise price for such Center Financial Stock Option outstanding immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent.

Any restriction on the exercisability of such Center Financial Stock Option in effect as of the date hereof will continue in full force and effect, and the term, exercisability, and vesting schedule of such Center Financial Stock Option as in effect on the date hereof will remain unchanged. As soon as reasonably practicable following the Closing Date, the Surviving Corporation will deliver to each

A-1-3

Person who holds an Assumed Option a document evidencing the foregoing assumption of such Center Financial Stock Option by the Surviving Corporation. Center Financial and Nara will cooperate and coordinate with respect to any materials to be submitted to the holders of Center Financial Stock Options in connection with any notice required under this Section 2.1(d)(i).

(ii) Assumption of Center Financial Stock Plan. By virtue of the Merger, and without any action by any holders of equity awards, the Surviving Corporation shall, subject to the foregoing, assume the Center Financial Stock Plan (the “Assumed Plan”), with such assumption to be effective as of the Effective Time. Upon and following the Effective Time, the Surviving Corporation will be able to grant stock awards, to the extent permitted by Applicable Legal Requirements and applicable stock exchange listing regulations, under the terms of the Assumed Plan, to issue the reserved but unissued shares of Center Financial Common Stock under the Assumed Plan and the shares that would otherwise return to the Assumed Plan pursuant to the terms thereof, except that immediately upon the Effective Time, all references to a number of shares of Center Financial Common Stock will be (A) changed to references to Nara Common Stock and (B) converted to a number of shares of Nara Common Stock equal to the product of the number of shares of Center Financial Common Stock stated in the Center Financial Stock Plan multiplied by the Exchange Ratio, rounded down to the nearest whole share. The board of directors of the Surviving Corporation (or a committee thereof) shall, effective as of the Effective Time, become the administrator of the Assumed Plan.

(iii) Center Financial Restricted Shares. At the Effective Time, each Center Financial Restricted Share then outstanding shall be assumed by Nara. Subject to, and in accordance with, the terms of the Center Financial Stock Plan and any applicable award or other agreement, each award of Center Financial Restricted Shares then outstanding shall be converted into the number of shares of Nara Common Stock equal to the number of shares of Center Financial Common Stock subject to the Center Financial Restricted Share immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share of Nara Common Stock) (the “Assumed Restricted Shares”). Except as specifically provided in the preceding sentence, following the Effective Time, each Assumed Restricted Shares shall otherwise be subject to the same restrictions, terms and conditions as were applicable to such shares immediately prior to the Effective Time. Center Financial and Nara shall take all steps necessary to cause the foregoing provisions of this Section 2.1(d)(iii) to occur, including but not limited to delivering all required notices. Center Financial and Nara will cooperate and coordinate with respect to any materials to be submitted to the holders of Center Financial Restricted Shares in connection with any notice required under this Section 2.1(d)(iii).

(iv) Violation of Applicable Legal Requirements. No provision of Sections 2.1(d)(i), (ii) or (iii) shall be implemented with respect to an individual if such implementation would violate Applicable Legal Requirements, including those applicable to the Troubled Asset Relief Program.

(e) Warrant. The Warrant issued on December 12, 2008 to the United States Department of the Treasury in connection with the issuance of the Center Financial Series A Preferred Stock (the “Center Financial TARP Warrant”) shall, by virtue of the Merger and without any action on the part of any Person, cease to be a warrant to purchase Center Financial Common Stock and will become, automatically in accordance with its terms, a warrant to purchase Nara Common Stock, and, by virtue of the Merger and without any action on the part of any Person, Nara will assume such warrant subject to its terms; provided, however, that after the Effective Time:

(i) the number of shares of Nara Common Stock purchasable upon exercise of the Center Financial TARP Warrant will equal the product of (x) the number of shares of Center Financial Common Stock that were purchasable pursuant to the Center Financial TARP Warrant immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

A-1-4

(ii) the per share exercise price for the Center Financial TARP Warrant will equal the quotient of (x) the per share exercise price of the Center Financial TARP Warrant in effect immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

(f) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Center Financial Stock that have not been voted in favor of approving the principal terms of the Merger and with respect to which dissenters’ rights shall have been properly demanded and may properly be exercised in accordance with the CGCL shall not be converted as set forth in Section 2.1(b) at or after the Effective Time unless and until the holder of such shares withdraws such holder’s demand for appraisal in accordance with Applicable Legal Requirements or becomes ineligible for such appraisal, at which time such shares shall be converted as set forth in Section 2.1(b), without interest. Center Financial shall give Nara (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments in respect thereof received by Center Financial prior to the Effective Time and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of Nara, Center Financial shall not make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

(g) Nara Capital Stock. Each share of Nara Common Stock and each share of Nara Preferred Stock shall remain outstanding without change following the Effective Time as shares of the Surviving Corporation, except as provided in Section 2.1(a).

2.2 Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Nara shall deposit or make available to a bank or trust company designated by Nara and reasonably acceptable to Center Financial (the “Exchange Agent”), for the benefit of the holders of Center Financial Common Stock for exchange in accordance with this Article II, (i) certificates or, at the option of Nara, evidence of shares in book entry form (collectively “Nara Certificates”) representing the shares of Nara Common Stock issuable pursuant to Section 2.1 in exchange for such shares of Center Financial Common Stock and (ii) sufficient cash to pay cash in lieu of fractional shares in accordance with Section 2.2(e).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of shares of Center Financial Common Stock of record immediately prior to the Effective Time whose shares were converted into shares of Nara Common Stock pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that, with respect to Center Financial Certificates, delivery shall be effected and risk of loss and title to the Center Financial Certificates shall pass, only upon delivery of the Center Financial Certificates and such letter of transmittal to the Exchange Agent, and which shall be in such form and have such other provisions as Nara and Center Financial may reasonably specify) and (ii) instructions for use in effecting the surrender of the Center Financial Certificates or Center Financial Common Stock held in book entry form, as applicable, in exchange for Nara Certificates representing the number of whole shares of Nara Common Stock into which such Center Financial Common Stock has been so converted. Upon surrender of a Center Financial Certificate for cancellation to the Exchange Agent together with such letter of transmittal or submission of a letter of transmittal in respect of shares of Center Financial Common Stock in book entry form, as applicable, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Center Financial Common Stock shall be entitled to receive in exchange therefor a Nara Certificate representing that number of whole shares of Nara Common Stock, which such holder has the right to receive in respect of the Center Financial Common Stock surrendered pursuant to the provisions of this Article II (after taking into account all shares of Center Financial Common Stock then held by such holder), and the Center Financial Common Stock so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Center Financial Common Stock which is not registered in the transfer records of Center Financial, a Nara Certificate representing the proper number of shares of Nara Common Stock may be issued to a transferee if a duly executed letter of transmittal accompanied, in the case of Center Financial Common Stock in certificated form, by the relevant Center Financial Certificate representing such Center Financial Common Stock, is

A-1-5

presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Center Financial Certificate and each book entry in respect of Common Stock in book entry form shall be deemed at any time after the Effective Time to represent only the Nara Common Stock into which such shares of Center Financial Common Stock have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Nara Common Stock, if applicable, as contemplated by this Section 2.2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Nara Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Center Financial Common Stock with respect to the shares of Nara Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder of unsurrendered Center Financial Common Stock pursuant to Section 2.2(e), until the holder of such Center Financial Common Stock shall have complied with the exchange procedures set forth in Section 2.2(b). Subject to the effect of Applicable Legal Requirements, following the surrender of any such Center Financial Common Stock, there shall be paid to the holder of whole shares of Nara Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Nara Common Stock to which such holder is entitled pursuant to Section 2.2(e), if applicable, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Nara Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Nara Common Stock.

(d) No Further Ownership Rights. All shares of Nara Common Stock issued upon conversion of shares of Center Financial Common Stock in accordance with the terms hereof (in each case, including any cash paid pursuant to Section 2.2(c) or 2.2(e)) and all shares of Nara Series B Preferred Stock issued upon conversion of shares of Center Financial Series A Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Center Financial Common Stock or Center Financial Series A Preferred Stock, respectively; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Center Financial on such shares of Center Financial Series A Preferred Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Center Financial Common Stock or Center Financial Series A Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Center Financial Certificate or letter of transmittal in respect of shares of Center Financial Common Stock in book entry form, as applicable, is presented to the Surviving Corporation for any reason, the Center Financial Common Stock represented thereby or referred to therein shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Nara Common Stock shall be issued upon the surrender for exchange of Center Financial Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable Center Financial Common Stock by submission of a letter of transmittal to the Exchange Agent accompanied, in the case of Center Financial Common Stock in certificated form, by the applicable Center Financial Certificates, the Exchange Agent shall pay each holder of such Center Financial Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Center Financial Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on NASDAQ, as reported on the NASDAQ website at the close of NASDAQ’s regular session of trading, for a share of Nara Common Stock on the last trading day immediately preceding the Effective Time.

A-1-6

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Center Financial for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Center Financial Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Nara Common Stock, any cash in lieu of fractional shares of Nara Common Stock and any dividends or distributions with respect to Nara Common Stock.

(g) No Liability. None of Nara, Center Financial or the Surviving Corporation shall be liable to any holder of shares of Center Financial Common Stock or to any holder of shares of Center Financial Series A Preferred Stock for shares of Nara Common Stock or Nara Series B Preferred Stock, as applicable, or dividends or distributions with respect thereto or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Withholding. Nara shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Center Financial Common Stock or to any holder of shares of Center Financial Series A Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Nara, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Center Financial Common Stock or Center Financial Series A Preferred Stock, as applicable, in respect of which such deduction and withholding was made by Nara.

(i) Center Financial Series A Preferred Stock. The Parties shall contact the holder of the Center Financial Series A Preferred Stock prior to the Closing Date to make arrangements reasonably acceptable to such holder for the exchange of such holder’s shares of such stock after the Effective Time.

2.3 Reservation of Right to Revise Structure. Prior to the Effective Time, the Parties shall have the right to change the method of effecting the Merger and/or the Bank Merger to an alternative structure mutually agreed by the Parties, including by re-structuring the transactions contemplated hereby and under the Bank Merger Agreement to provide for the merger of Nara with and into Center Financial, with Center Financial being the surviving corporation, the merger of Nara Bank with and into Center Bank, with Center Bank being the surviving bank, or both; provided, however, that any actions taken pursuant to this Section 2.3 shall not (a) alter or change the kind or amount of consideration to be issued to or retained by holders of Center Financial Common Stock, Center Financial Series A Preferred Stock, Nara Common Stock or Nara Series B Preferred Stock, as compared with what they would otherwise receive or retain pursuant to this Agreement, and holders of Center Financial Common Stock and holders of Nara Common Stock shall receive 45% and 55%, respectively, of the outstanding shares of common stock of the Surviving Corporation after the Merger is consummated, (b) adversely affect the tax consequences of the transaction to any such holder, (c) materially delay receipt of any Requisite Regulatory Approval, or (d) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the Party entitled to the benefits thereof). If the Parties mutually agree to change the structure of the Merger and/or Bank Merger, the Parties shall execute an appropriate amendment to this Agreement and/or the Bank Merger Agreement, as applicable, in order to reflect the change in structure; provided, however, that any such amendment shall not otherwise substantially affect the economic and other rights and obligations of the Parties or their respective shareholders.

A-1-7

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Center Financial. Except, with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Center Financial to Nara concurrently herewith (the “Center Financial Disclosure Schedule”), Center Financial represents and warrants to Nara as follows:

(a) Organization, Standing and Power. Center Financial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Each of Center Financial and its Significant Subsidiaries is a corporation, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. The copies of Articles of Incorporation and By-laws of Center Financial and Center Bank, which have been previously furnished to Nara, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Center Financial consists of 100,000,000 shares of common stock, without par value (the “Center Financial Common Stock”), and 10,000,000 shares of preferred stock, without par value (the “Center Financial Preferred Stock”). As of the close of business on November 30, 2010, (A) 39,992,745 shares of Center Financial Common Stock, including 79,334 Center Financial Restricted Shares, were issued and outstanding, 864,780 shares of Center Financial Common Stock were reserved for issuance upon the exercise of the Center Financial TARP Warrant, 717,140 shares of Center Financial Common Stock were subject to outstanding stock options issued under the Center Financial 2006 Stock Incentive Plan (the “Center Financial Stock Plan”) and 2,230,383 shares of Center Financial Common Stock were reserved for future issuance upon exercise of stock options or other awards under the Center Financial Stock Plan, and no shares of Center Financial Common Stock were held by Subsidiaries of Center Financial (exclusive of any shares acquired in respect of debts previously contracted (any such shares being referred to herein as “DPC shares”)); (B) 55,000 shares of Center Financial Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Center Financial Series A Preferred Stock”) were issued and outstanding. As of the close of business on November 30, 2010, options to acquire 52,745 shares of Center Financial Common Stock with an exercise price in excess of the closing share price of Center Financial as of the close of business on December 8, 2010 were issued and outstanding. All outstanding shares of Center Financial Common Stock and Center Financial Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights.

(ii) Set forth in Section 3.1(b)(ii) of the Center Financial Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Center Financial or any of its Subsidiaries has issued. Except as set forth in Section 3.1(b)(ii) of the Center Financial Disclosure Schedule, no Voting Debt of Center Financial or any Center Financial Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Center Financial or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Each Trust Document entered into by Center Financial or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of Center Financial or one of its Subsidiaries, and to the knowledge of Center Financial, the other parties thereto, enforceable in

A-1-8

accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles). Except as set forth in Section 3.1(b)(ii) of the Center Financial Disclosure Schedule or otherwise in this Section 3.1(b), no Center Financial Subsidiary has issued securities held by any entity other than Center Financial or a Center Financial Subsidiary.

(iii) Except for (A) this Agreement, (B) the Center Financial TARP Warrant, (C) Center Financial Stock Options, which represented, as of November 30, 2010, the right to acquire up to an aggregate of 717,140 shares of Center Financial Common Stock, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Center Financial or any Subsidiary of Center Financial is a party or by which it or any such Subsidiary is bound obligating Center Financial or any Subsidiary of Center Financial to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Center Financial or of any Subsidiary of Center Financial or obligating Center Financial or any Subsidiary of Center Financial to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Center Financial or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Center Financial or any of its Subsidiaries or (B) pursuant to which Center Financial or any of its Subsidiaries is or could be required to register shares of Center Financial Common Stock, Center Financial Preferred Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof to the extent permitted by Section 4.1.

(iv) Since December 31, 2009, except to the extent permitted by Section 4.1, Center Financial has not (A) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Center Financial or any of its Subsidiaries, other than pursuant to and as required by the terms of the Center Financial Stock Plan and any employee stock options and other awards issued under the Center Financial Stock Plan prior to the date hereof (or issued after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Center Financial Subsidiaries, any shares of capital stock of Center Financial or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Center Financial dividends or other distributions on the outstanding shares of capital stock of Center Financial, other than cash dividends on the Center Financial Series A Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

(v) Set forth in Section 3.1(b)(v) of the Center Financial Disclosure Schedule is a true, correct and complete list of all equity securities that Center Financial or any of its Subsidiaries owns, controls or holds for its own account, and neither Center Financial nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than Center Financial Bank, in the case of Center Financial.

(c) Authority.

(i) Center Financial has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the requisite vote of the holders of Center Financial Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Center Financial, subject in the case of the consummation of the Merger to the approval of the principal terms of the Merger by the stockholders of Center Financial. This Agreement has been duly

A-1-9

executed and delivered by Center Financial and constitutes a valid and binding obligation of Center Financial, enforceable against Center Financial in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Articles of Incorporation or By-laws of Center Financial or any Subsidiary of Center Financial, or (B) except as set forth in Section 3.1(c)(ii) of the Center Financial Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Center Financial Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Center Financial or any Subsidiary of Center Financial or their respective properties or assets, which Violation, in the case of clauses (A) and (B) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or the Surviving Corporation.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Center Financial or any Subsidiary of Center Financial in connection with the execution and delivery of this Agreement by Center Financial or the consummation by Center Financial of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or the Surviving Corporation, except for (A) the filing of appropriate applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval of the same, (B) the filing of an appropriate application with the California Department of Financial Institutions (the “DFI”) and approval of the same (the approvals required by the immediately preceding clauses (A) and (B) are referred to herein collectively as the “Requisite Regulatory Approvals”), (C) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (D) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (E) obtaining the appropriate approvals or consents under each loss-sharing agreement with the FDIC to which Center Financial or any Subsidiary of Center Financial is a party (the “Loss-Sharing Approvals”), and (F) such filings, notifications and approvals as may be required under the Small Business Investment Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) Center Financial has filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2007 (the “Center Financial SEC Documents”). Center Financial has delivered or made available to Nara true, correct and complete copies of all Center Financial SEC Documents, all comment letters received by Center Financial from the SEC since December 31, 2007, all responses to such comment letters by or on behalf of Center Financial and all other correspondence since December 31, 2007 between the

A-1-10

SEC and Center Financial, in each case to the extent not available to the public in completely unredacted form on the SEC’s EDGAR website (“EDGAR”). No Subsidiary of Center Financial is, or since December 31, 2007 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Center Financial SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Center Financial SEC Documents, and none of the Center Financial SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Center Financial included in the Center Financial SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Center Financial and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Center Financial SEC Documents since Center Financial’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Center Financial are, or, since December 31, 2007 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of Center Financial.

(ii) Since December 31, 2007, Center Financial and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DFI and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Center Financial included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2010 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial, Center Financial and its Subsidiaries do not have, and since September 30, 2010 Center Financial and its Subsidiaries have not incurred (except to the extent permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Center Financial’s financial statements in accordance with generally accepted accounting principles).

A-1-11

(iv) Center Financial is, and since December 31, 2007 has been, in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ. Center Financial has delivered to Nara true, correct and complete copes of all correspondence between Center Financial and NASDAQ since December 31, 2007.

(v) As used in this Section 3.1(d), the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(e) Information Supplied. None of the information supplied or to be supplied by Center Financial for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Center Financial with respect to statements made or incorporated by reference therein based on information supplied by Nara for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(f) Compliance with Applicable Legal and Reporting Requirements.

(i) Center Financial and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Center Financial and its Subsidiaries, taken as a whole (the “Center Financial Permits”), the Center Financial Permits are in full force and effect and Center Financial and its Subsidiaries are in compliance with the terms of the Center Financial Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(ii) Except as set forth in Section 3.1(f)(ii) of the Center Financial Disclosure Schedule, since December 31, 2007, Center Financial and each of its Subsidiaries has conducted its business in compliance with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations) or to the employees conducting such businesses, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. To the knowledge of Center Financial, no investigation by any Governmental Entity with respect to Center Financial or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(g) Accounting and Internal Controls.

(i) The records, systems, controls, data and information of Center Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Center Financial or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the

A-1-12

aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii) Center Financial and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii) Center Financial has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by Center Financial in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to Center Financial’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to Center Financial’s auditors and the audit committee of the board of directors of Center Financial (the “Center Financial Board”) (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Center Financial’s ability to record, process, summarize and report financial data and have identified for Center Financial’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Center Financial’s internal controls. Center Financial has made available to Nara a summary of any such disclosure made by management to Center Financial’s auditors and audit committee since December 31, 2007.

(iv) Since December 31, 2007, neither Center Financial nor any of its Subsidiaries or, to the knowledge of Center Financial, any director, officer, employee, auditor, accountant or representative of Center Financial or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Center Financial or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Center Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h) Legal Proceedings. Except as set forth in Section 3.1(h) of the Center Financial Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Center Financial, threatened, against or affecting Center Financial or any Subsidiary of Center Financial as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Center Financial or any Subsidiary of Center Financial having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or on the Surviving Corporation.

(i) Taxes. Except as set forth in Section 3.1(i) of the Center Financial Disclosure Schedule:

(i) Each of Center Financial and the Center Financial Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all

A-1-13

material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid.

(ii) No written or, to the knowledge of Center Financial, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Center Financial or any of the Center Financial Subsidiaries and has not previously been paid has been received by Center Financial or any Center Financial Subsidiary.

(iii) To the knowledge of Center Financial, no tax return of Center Financial or any Center Financial Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of Center Financial, unwritten notice of such an audit or examination by any Governmental Entity has been received by Center Financial or any Center Financial Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(iv) Neither Center Financial nor any Center Financial Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two-year period ending on the Closing Date.

(v) Neither Center Financial nor any Center Financial Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Center Financial is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(vi) Neither Center Financial nor any Center Financial Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii) Neither Center Financial nor any Center Financial Subsidiary has engaged in a transaction that would be reportable by or with respect to Center Financial or any Center Financial Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(viii) Center Financial and the Center Financial Subsidiaries have withheld (or will withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or will timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

(ix) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(x) Neither Center Financial nor any Center Financial Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xi) Center Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(j) Certain Agreements. Except as set forth in Section 3.1(j) of the Center Financial Disclosure Schedule and except for this Agreement, neither Center Financial nor any of its Subsidiaries is a party to or

A-1-14

bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Center Financial or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Center Financial or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Center Financial and its Subsidiaries taken as a whole, (iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (v) in the case of a Center Financial Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less, (viii) real property leases or (ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business. Center Financial has previously made available to Nara complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(j) (collectively referred to herein as the “Center Financial Contracts”). All of the Center Financial Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. Neither Center Financial nor any of its Subsidiaries has, and to the best knowledge of Center Financial, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Center Financial Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(k) Benefit Plans.

(i) With respect to each employee benefit plan (including any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee or former employee of Center Financial or any of its Subsidiaries has any present or future right to benefits, and which is maintained or contributed to by Center Financial or any of its Subsidiaries or under which Center Financial or any of its Subsidiaries has any present or future liability (the “Center Financial Benefit Plans”), Center Financial has made available to Nara a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such Center Financial Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such Center Financial Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each Center Financial Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS with respect to any Center Financial Benefit Plan qualified under Section 401(a) of the Code.

(ii) None of the Center Financial Benefit Plans are subject to Title IV of ERISA.

(iii) Neither Center Financial, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability

A-1-15

or contingent liability for providing, under any Center Financial Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv) Each Center Financial Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2005 through the date hereof.

(v) With respect to the Center Financial Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Center Financial, there exists no condition or set of circumstances in connection with which Center Financial or any of its Subsidiaries could be subject to any liability which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial under ERISA, the Code or any other Applicable Legal Requirements.

(vi) True and complete copies of the Center Financial Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to Nara.

(vii) Except as set forth in Section 3.1(k)(vii) of the Center Financial Disclosure Schedule, no Center Financial Benefit Plan or Center Financial Stock Plan exists that could result in the payment to any present or former employee of Center Financial or any Subsidiary of Center Financial of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Center Financial or any Subsidiary of Center Financial as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

(viii) Except as set forth in Section 3.1(k)(viii) of the Center Financial Disclosure Schedule, none of the assets of any Center Financial Benefit Plan are invested in employer securities or employer real property.

(ix) With respect to each of the Center Financial Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(l) Bank Subsidiary. Center Financial owns all of the outstanding shares of capital stock of Center Bank, free and clear of any claim, lien or encumbrance. All of the shares of capital stock of Center Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Center Bank is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder. Center Bank is a California-state chartered nonmember bank whose primary federal bank regulator is the FDIC.

(m) Agreements with Regulators. Except as set forth in Section 3.1(m) of the Center Financial Disclosure Schedule, neither Center Financial nor any Subsidiary of Center Financial is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Center Financial been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order,

A-1-16

directive or similar submission, or any such policy, procedure or board resolutions. Center Financial and its Subsidiaries are in compliance with all of the foregoing so listed in Section 3.1(m) of the Center Financial Disclosure Schedule, except to the extent that the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. There are no formal or informal investigations, known to Center Financial, relating to any regulatory matters pending before any Governmental Entity with respect to Center Financial or any of its Subsidiaries.

(n) Absence of Certain Changes or Events. From September 30, 2010 through the date of this Agreement: (i) Center Financial and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial and (iii) there has not been (A) any action or event of the type that would have required the consent of Nara under Section 4.1 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Center Financial or any of its Subsidiaries (whether or not covered by insurance).

(o) Board Approval. The Center Financial Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Center Financial Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Center Financial and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of Center Financial approve the principal terms of the Merger and directed that such matter be submitted for consideration by Center Financial stockholders at the Center Financial Stockholders Meeting. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(p) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of each class of Center Financial Stock approving the principal terms of the Merger (the “Required Center Financial Vote”) is the only vote of the holders of Center Financial Stock necessary to authorize the transactions contemplated hereby (including the Merger).

(q) Properties. Center Financial or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Center Financial SEC Documents filed prior to the date hereof as being owned by Center Financial or one of its Subsidiaries or acquired after the date thereof which are material to Center Financial’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Center Financial SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Center Financial’s knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

(r) Intellectual Property. Center Financial and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Center Financial Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Center Financial Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial. Neither Center Financial nor any such Subsidiary has received any notice of infringement of or conflict with, and to Center Financial’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Center Financial Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial.

A-1-17

(s) Derivatives. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Center Financial’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which Center Financial believes to be financially responsible. Each Derivative Contract of Center Financial or any of its Subsidiaries constitutes the valid and legally binding obligation of Center Financial or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect. Neither Center Financial nor its Subsidiaries, nor to the knowledge of Center Financial any other party thereto, is in breach of any of its obligations under any Derivative Contract of Center Financial or one of its Subsidiaries. The financial position of Center Financial and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Center Financial and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(t) Loan Portfolio.

(i) Neither Center Financial nor any of its Subsidiaries is a party to any written or oral (A) Loans, other than any Covered Loans, under the terms of which the obligor was, as of September 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of Center Financial, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of Center Financial or any of its Subsidiaries, or to the knowledge of Center Financial, any affiliate of any of the foregoing. Set forth in Section 3.1(t)(i) of the Center Financial Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified by Center Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (C) each asset of Center Financial or any of its Subsidiaries that, as of September 30, 2010, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof (other than any Covered OREOs); it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by Center Financial or by any Governmental Entity, but shall not include any Covered Loans (as to which Section 3.1(t)(ii) shall apply). Center Financial shall provide to Nara, on a monthly basis, (1) a schedule of Loans of Center Financial and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of Center Financial and its Subsidiaries the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of Center Financial and its Subsidiaries in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii) Neither Center Financial nor any of its Subsidiaries is a party to any written or oral Covered Loans under the terms of which the obligor was, as of September 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of Center Financial, in default of any other provision. Set forth in Section 3.1(t)(ii) of the Center Financial Disclosure Schedule is a true, correct and complete list of (A) all of the Covered Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified by Center Financial as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower

A-1-18

thereunder, (B) by category of Covered Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the Covered Loans of Center Financial and its Subsidiaries that, as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Covered Loans by category, and (C) each asset of Center Financial or any of its Subsidiaries that, as of September 30, 2010, was classified as Covered OREO and the book value thereof; it being understood and agreed that the Covered Loans referenced in clauses (A) and (B) of this sentence include any Covered Loans so classified by Center Financial or by any Governmental Entity. Center Financial shall provide to Nara, on a monthly basis, a schedule of the Covered Loans and assets of Center Financial and its Subsidiaries that become classified in the manner described in the previous sentence after the date of this Agreement.

(iii) Each Loan of Center Financial and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Center Financial and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(iv) Each outstanding Loan of Center Financial and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Center Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(v) Except as set forth in Section 3.1(t)(v) of the Center Financial Disclosure Schedule, none of the agreements pursuant to which Center Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(vi) There are no outstanding Loans made by Center Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Center Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(u) Insurance. Set forth in Section 3.1(u) of the Center Financial Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by Center Financial and its Subsidiaries. All such insurance policies and bonds are in full force and effect and neither Center Financial nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Section 3.1(u) of the Center Financial Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(v) Transactions with Affiliates. Except as set forth in Section 3.1(v) of the Center Financial Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between Center Financial or any of its Subsidiaries, on the one hand, and any (i) officer or director of Center Financial or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Center Financial, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Center Financial, on the other hand, except those of a type available to employees of Center Financial generally.

A-1-19

(w) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except D.A. Davidson & Co., and, if the Merger is not consummated, Center Financial agrees to indemnify Nara and to hold Nara harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Center Financial or its affiliates.

(x) Opinion of Financial Advisor of Center Financial. Center Financial has received the opinion of its financial advisor, D.A. Davidson & Co., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Center Financial Common Stock.

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither Center Financial nor any other Person on behalf of Center Financial is making or has made any express or implied representation or warranty with respect to Center Financial or with respect to any other information provided to Nara in connection with the transactions contemplated herein. Neither Center Financial nor any other Person shall have or be subject to any liability or indemnification obligation to Nara or any other Person resulting from the distribution to Nara, or the use by Nara of, any such information, including any information, documents, projections, forecasts or other material made available to Nara in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.1. Center Financial acknowledges that Nara is making no representations or warranties other than the representations and warranties contained in Section 3.2.

3.2 Representations and Warranties of Nara. Except, with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Nara to Center Financial concurrently herewith (the “Nara Disclosure Schedule”), Nara represents and warrants to Center Financial as follows:

(a) Organization, Standing and Power. Nara is a bank holding company registered under the BHC Act. Each of Nara and its Significant Subsidiaries is a corporation, trust or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. The copies of Certificate of Incorporation and By-laws of Nara and Nara Bank, which have been previously furnished to Center Financial, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Nara consists of 100,000,000 shares of common stock, par value $0.001 per share (the “Nara Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 (the “Nara Preferred Stock”). As of the close of business on November 30, 2010, (A) 37,971,527 shares of Nara Common Stock were issued and outstanding, 521,266 shares of Nara Common Stock were reserved for issuance upon the exercise of the outstanding warrant held by the United States Treasury Department (the “Nara TARP Warrant”) and 820,730 shares of Nara Common Stock were reserved for issuance upon exercise of stock options, Nara Performance Units or other awards under the Amended Nara 2007 Equity Incentive Plan (the “Nara Stock Plan”), and 60,686,477 shares of Nara Common Stock were held by Nara in its treasury or by its Subsidiaries (exclusive of DPC shares); and (B) 67,000 shares of Nara Preferred Stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Nara Series A Preferred Stock”) were issued and outstanding. All outstanding shares of Nara Common Stock and Nara Preferred Stock have been duly authorized

A-1-20

and validly issued and are fully paid and non-assessable and the issuance of none of such shares was subject to preemptive rights. The shares of Nara Common Stock and Nara Series B Preferred Stock to be issued pursuant to or as specifically contemplated by this Agreement will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and the issuance of none of such shares was or will be subject to preemptive rights. As of the close of business on November 30, 2010, options to acquire 150,000 shares of Nara Common Stock with an exercise price in excess of the closing share price of Nara as of the close of business on December 8, 2010 were issued and outstanding.

(ii) Set forth in Section 3.2(b)(ii) of the Nara Disclosure Schedule is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Nara or any of its Subsidiaries has issued. Except as set forth in Section 3.2(b)(ii) of the Nara Disclosure Schedule, no Voting Debt of Nara or any Nara Subsidiary is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Nara or any of its Subsidiaries were issued in compliance in all material respects with all Applicable Legal Requirements. Each Trust Document entered into by Nara or any of its Subsidiaries is in full force and effect and constitutes the valid, binding and legally enforceable obligation of Nara or one of its Subsidiaries, and to the knowledge of Center Financial, the other parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles). Except as set forth in Section 3.2(b)(ii) of the Nara Disclosure Schedule or otherwise in this Section 3.2(b), no Nara Subsidiary has issued securities held by any entity other than Nara or a Nara Subsidiary.

(iii) Except for (A) this Agreement, (B) the Nara TARP Warrant, (C) Nara Stock Options, restricted units and performance units issued under the Nara Stock Plans, which represented, as of November 30, 2010, the right to acquire (in the case of Nara Stock Options) or to receive the value of up to an aggregate of, respectively, 543,250, zero and 36,200 shares of Nara Common Stock, and (D) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Nara or any Subsidiary of Nara is a party or by which it or any such Subsidiary is bound obligating Nara or any Subsidiary of Nara to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Nara or of any Subsidiary of Nara or obligating Nara or any Subsidiary of Nara to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Nara or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Nara or any of its Subsidiaries or (B) pursuant to which Nara or any of its Subsidiaries is or could be required to register shares of Nara Common Stock, Nara Preferred Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof to the extent permitted by Section 4.2.

(iv) Since December 31, 2009, except to the extent permitted by Section 4.2, Nara has not (A) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Nara or any of its Subsidiaries, other than pursuant to and as required by the terms of the Nara Stock Plan and any employee stock options and other awards issued under the Nara Stock Plans prior to the date hereof (or issued after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Nara Subsidiaries, any shares of capital stock of Nara or any of its Subsidiaries (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Nara dividends or other distributions on the outstanding shares of capital stock of Nara, other than cash dividends on the Nara Series A Preferred Stock as required by the terms of such preferred stock as in effect on the date hereof.

A-1-21

(v) Set forth in Section 3.2(b)(v) of the Nara Disclosure Schedule is a true, correct and complete list of all equity securities that Nara or any of its Subsidiaries owns, controls or holds for its own account, and neither Nara nor any of its Subsidiaries owns more than 4.9% of a class of voting securities of, or otherwise controls, any Person other than Nara Bank, in the case of Nara.

(c) Authority.

(i) Nara has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of Nara Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Nara, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of Nara. This Agreement has been duly executed and delivered by Nara and constitutes a valid and binding obligation of Nara, enforceable against Nara in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Nara or any Subsidiary of Nara, or (B) except as set forth in Section 3.2(c)(ii) of the Nara Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Nara Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Nara or any Subsidiary of Nara or their respective properties or assets, which Violation, in the case of clauses (A) and (B) above, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Nara or any Subsidiary of Nara in connection with the execution and delivery of this Agreement by Nara or the consummation by Nara of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara or the Surviving Corporation, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, and (D) such filings, notifications and approvals as may be required under the SBIA and the rules and regulations of the SBA thereunder.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) Nara has filed all reports, schedules, registration statements and other documents required under Applicable Legal Requirements to be filed by it with the SEC since December 31, 2007 (the “Nara SEC Documents”). Nara has delivered or made available to Center Financial true, correct and complete copies of all Nara SEC Documents, all comment letters received by Nara from the SEC since December 31, 2007, all responses to such comment letters by or on behalf of Nara and all other correspondence since December 31, 2007 between the SEC and Nara, in each case to the extent not available to the public in completely unredacted form on EDGAR. No Subsidiary of Nara is, or since December 31, 2007 has been, required to file any form, report, registration statement or other document with the SEC. As of their respective dates of filing with the SEC (or, if amended or superseded by a

A-1-22

filing prior to the date hereof, as of the date of such filing), the Nara SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Nara SEC Documents, and none of the Nara SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Nara included in the Nara SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Nara and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in Nara SEC Documents since Nara’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of Nara are, or, since December 31, 2007 have been, required by generally accepted accounting principles to be included in the consolidated financial statements of Nara.

(ii) Since December 31, 2007, Nara and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, the DFI and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Nara included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since September 30, 2010 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara, Nara and its Subsidiaries do not have, and since September 30, 2010 Nara and its Subsidiaries have not incurred (except to the extent permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Nara’s financial statements in accordance with generally accepted accounting principles).

(iv) Nara is, and since December 31, 2007 has been, in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ. Nara has delivered to Center Financial true, correct and complete copes of all correspondence between Nara and NASDAQ since December 31, 2007.

A-1-23

(v) As used in this Section 3.2(d), the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted or otherwise made available to the SEC or any other Governmental Entity.

(e) Information Supplied. None of the information supplied or to be supplied by Nara for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Nara with respect to statements made or incorporated by reference therein based on information supplied by Center Financial for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

(f) Compliance with Applicable Legal and Reporting Requirements.

(i) Nara and its Subsidiaries hold all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Nara and its Subsidiaries, taken as a whole (the “Nara Permits”), the Nara Permits are in full force and effect and Nara and its Subsidiaries are in compliance with the terms of the Nara Permits, except where the failure so to hold, be in full force and effect or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(ii) Since December 31, 2007, Nara and each of its Subsidiaries has conducted its business in compliance with all Applicable Legal Requirements (including the SOX Act, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Legal Requirements, and all applicable fair lending and other discrimination-related statutes, rules or regulations) or to the employees conducting such businesses, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. To the knowledge of Nara, no investigation by any Governmental Entity with respect to Nara or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(g) Accounting and Internal Controls.

(i) The records, systems, controls, data and information of Nara and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Nara or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(ii) Nara and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles,

A-1-24

including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii) Nara has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by Nara in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to Nara’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to Nara’s auditors and the audit committee of the Nara Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Nara’s ability to record, process, summarize and report financial data and have identified for Nara’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Nara’s internal controls. Nara has made available to Center Financial a summary of any such disclosure made by management to Nara’s auditors and audit committee since December 31, 2007.

(iv) Since December 31, 2007, neither Nara nor any of its Subsidiaries or, to the knowledge of Nara, any director, officer, employee, auditor, accountant or representative of Nara or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Nara or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Nara or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(h) Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Nara, threatened, against or affecting Nara or any Subsidiary of Nara as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Nara or any Subsidiary of Nara having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara or on the Surviving Corporation.

(i) Taxes. Except as set forth in Section 3.2(i) of the Nara Disclosure Schedule:

(i) Each of Nara and the Nara Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were true, correct and complete in all material respects. All taxes shown to be due on such tax returns have been timely paid.

(ii) No written or, to the knowledge of Nara, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Nara or any of the Nara Subsidiaries and has not previously been paid has been received by Nara or any Nara Subsidiary.

(iii) To the knowledge of Nara, no tax return of Nara or any Nara Subsidiary is under audit or examination by any Governmental Entity. No written or, to the knowledge of Nara, unwritten notice of such an audit or examination by any Governmental Entity has been received by Nara or any Nara Subsidiary. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

A-1-25

(iv) Neither Nara nor any Nara Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two-year period ending on the Closing Date.

(v) Neither Nara nor any Nara Subsidiary has any liability for any tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other tax law, except for taxes of the affiliated group of which Nara is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law.

(vi) Neither Nara nor any Nara Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii) Neither Nara nor any Nara Subsidiary has engaged in a transaction that would be reportable by or with respect to Nara or any Nara Subsidiary pursuant to Sections 6011, 6111 or 6112 of the Code.

(viii) Nara and the Nara Subsidiaries have withheld (or will withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or will timely pay) to the appropriate Governmental Entity, all material amounts required to be withheld from such persons in accordance with applicable tax law.

(ix) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material taxes.

(x) Neither Nara nor any Nara Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xi) Except for the actions required by the Bank Merger, Nara has no present plan or intention to, following the Closing, dispose of any of the capital stock of any Center Financial Subsidiary or of any Nara Subsidiary or permit any Center Financial Subsidiary or any Nara Subsidiary to dispose of or discontinue any Center Financial Subsidiary’s significant historic business assets or to substantially alter any Center Financial Subsidiary’s significant historic business lines. The Parties agree that any bulk sales after the Merger of certain non-performing loans previously owned by Center Financial, representing not more than 20% of Center Financial’s loan portfolio immediately before the Merger, are not inconsistent with the representation in the preceding sentence.

(j) Certain Agreements. Except as set forth in Section 3.2(j) of the Nara Disclosure Schedule and except for this Agreement, neither Nara nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $150,000 or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of Nara or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires Nara or any of its affiliates to make available investment opportunities to any Person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Nara and its Subsidiaries taken as a whole, (iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement), (v) in the case of a Nara Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement, (vii) which involve the payment of more than $250,000 and are not terminable without penalty on notice of 90 days or less, (viii) real property leases or (ix) agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into

A-1-26

in the ordinary course of business. Nara has previously made available to Center Financial complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(j) (collectively referred to herein as the “Nara Contracts”). All of the Nara Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. Neither Nara nor any of its Subsidiaries has, and to the best knowledge of Nara, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Nara Contract, except in each case for those violations and defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(k) Benefit Plans.

(i) With respect to each Benefit Plan under which any employee or former employee of Nara or any of its Subsidiaries has any present or future right to benefits, and which is maintained or contributed to by Nara or any of its Subsidiaries or under which Nara or any of its Subsidiaries has any present or future liability (the “Nara Benefit Plans”), Nara has made available to Center Financial a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (B) such Nara Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such Nara Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each Nara Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS with respect to any Nara Benefit Plan qualified under Section 401(a) of the Code.

(ii) None of the Nara Benefit Plans are subject to Title IV of ERISA.

(iii) Neither Nara, its Subsidiaries, nor any of their ERISA Affiliates has any liability under or with respect to a multiemployer plan (as defined in Section 3(37) of ERISA) nor any liability or contingent liability for providing, under any Nara Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(iv) Each Nara Benefit Plan that is a nonqualified deferred compensation subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2005 through the date hereof.

(v) With respect to the Nara Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Nara, there exists no condition or set of circumstances in connection with which Nara or any of its Subsidiaries could be subject to any liability which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara under ERISA, the Code or any other Applicable Legal Requirements.

(vi) True and complete copies of the Nara Stock Plans as in effect on the date hereof, and copies of all outstanding awards agreements relating thereto, have been provided or made available to Center Financial.

(vii) Except as set forth in Section 3.2(k)(vii) of the Nara Disclosure Schedule, no Nara Benefit Plan or Nara Stock Plan exists that could result in the payment to any present or former employee of Nara or any Subsidiary of Nara of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Nara or any Subsidiary of Nara as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

A-1-27

(viii) Except as set forth in Section 3.2(k)(viii) of the Nara Disclosure Schedule, none of the assets of any Nara Benefit Plan are invested in employer securities or employer real property.

(ix) With respect to each of the Nara Benefit Plans, all contributions or premium payments due and payable on or before the Closing Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(l) Bank Subsidiary. Nara owns all of the outstanding shares of capital stock of Nara Bank, free and clear of any claim, lien or encumbrance. All of the shares of capital stock of Nara Bank have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. Nara Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder. Nara Bank is a California-state chartered member bank whose primary federal bank regulator is the Federal Reserve.

(m) Agreements with Regulators. Except as set forth in Section 3.2(m) of the Nara Disclosure Schedule, neither Nara nor any Subsidiary of Nara is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Nara been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Nara and its Subsidiaries are in compliance with all of the foregoing so listed in Section 3.2(m) of the Nara Disclosure Schedule, except to the extent that the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. There are no formal or informal investigations, known to Nara, relating to any regulatory matters pending before any Governmental Entity with respect to Nara or any of its Subsidiaries.

(n) Absence of Certain Changes or Events. From September 30, 2010 through the date of this Agreement: (i) Nara and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara and (iii) there has not been (A) any action or event of the type that would have required the consent of Center Financial under Section 4.2 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Nara or any of its Subsidiaries (whether or not covered by insurance).

(o) Board Approval. The Nara Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Nara Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Nara and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of Nara adopt this Agreement and directed that such matter be submitted for consideration by Nara stockholders at the Nara Stockholders Meeting. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(p) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Nara Common Stock to adopt this Agreement (the “Required Nara Vote”) is the only vote of the holders of any class or series of Nara capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

A-1-28

(q) Properties. Nara or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Nara SEC Documents filed prior to the date hereof as being owned by Nara or one of its Subsidiaries or acquired after the date thereof which are material to Nara’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Nara SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Nara’s knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(r) Intellectual Property. Nara and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “Nara Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Nara Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara. Neither Nara nor any such Subsidiary has received any notice of infringement of or conflict with, and to Nara’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Nara Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara.

(s) Derivatives. All Derivative Contracts, whether entered into for Nara’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Applicable Legal Requirements and (ii) with counterparties which Nara believes to be financially responsible. Each Derivative Contract of Nara or any of its Subsidiaries constitutes the valid and legally binding obligation of Nara or one or more of its Subsidiaries, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles), and is in full force and effect. Neither Nara nor its Subsidiaries, nor to the knowledge of Nara any other party thereto, is in breach of any of its obligations under any Derivative Contract of Nara or one of its Subsidiaries. The financial position of Nara and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Nara and such Subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(t) Loan Portfolio.

(i) Neither Nara nor any of its Subsidiaries is a party to any written or oral (A) Loans under the terms of which the obligor was, as of September 30, 2010, over 90 days or more delinquent in payment of principal or interest or, to the knowledge of Nara, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of Nara or any of its Subsidiaries, or to the knowledge of Nara, any affiliate of any of the foregoing. Set forth in Section 3.2(t) of the Nara Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Nara and its Subsidiaries that, as of September 30, 2010, were classified by Nara as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Nara and its Subsidiaries that, as of September 30, 2010, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on

A-1-29

such Loans by category, and (C) each asset of Nara or any of its Subsidiaries that, as of September 30, 2010, was classified as OREO and the book value thereof, it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by Nara or by any Governmental Entity. Nara shall provide to Center Financial, on a monthly basis, (1) a schedule of Loans of Nara and its Subsidiaries that become classified in the manner described in the previous sentence, or any Loan of Nara and its Subsidiaries the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of Nara and its Subsidiaries in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii) Each Loan of Nara and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Nara and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(iii) Each outstanding Loan of Nara and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Nara and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(iv) Except as set forth in Section 3.1(t)(iv) of the Nara Disclosure Schedule, none of the agreements pursuant to which Nara or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) There are no outstanding Loans made by Nara or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Nara or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(u) Insurance. Set forth in Section 3.2(u) of the Nara Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by Nara and its Subsidiaries. All such insurance policies and bonds are in full force and effect, and neither Nara nor any of its Subsidiaries is in default under any such policy or bond. Except as set forth in Section 3.2(u) of the Nara Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(v) Transactions with Affiliates. Except as set forth in Section 3.2(v) of the Nara Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between Nara or any of its Subsidiaries, on the one hand, and any (i) officer or director of Nara or any of its Subsidiaries, (ii) record or beneficial owner of 5% or more of the voting securities of Nara, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Nara, on the other hand, except those of a type available to employees of Nara generally.

(w) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Keefe, Bruyette & Woods, Inc., and, if the Merger is not consummated, Nara agrees to indemnify Center Financial and to hold Center Financial harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or

A-1-30

expenses asserted by any Person on the basis of any act or statement alleged to have been made by Nara or its affiliates.

(x) Opinion of Nara Financial Advisor. Nara has received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Nara and the holders of Nara Common Stock.

(y) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither Nara nor any other Person on behalf of Nara is making or has made any express or implied representation or warranty with respect to Nara or with respect to any other information provided to Center Financial in connection with the transactions contemplated herein. Neither Nara nor any other Person shall have or be subject to any liability or indemnification obligation to Center Financial or any other Person resulting from the distribution to Center Financial, or the use by Center Financial of, any such information, including any information, documents, projections, forecasts or other material made available to Center Financial in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.2. Nara acknowledges that Center Financial is making no representations or warranties other than the representations and warranties contained in Section 3.1.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of Center Financial. During the period from the date of this Agreement and continuing until the Effective Time, Center Financial agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Nara shall otherwise consent in writing:

(a) Ordinary Course. Center Financial and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Center Financial shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to Center Financial, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b) Dividends; Changes in Stock. Center Financial shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular cash dividends on the Center Financial Series A Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with Center Financial’s past dividend practice or as required by the terms of such preferred stock, (B) for dividends by a wholly owned Subsidiary of Center Financial, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of Center Financial in accordance with the terms of the Trust

A-1-31

Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Section 4.1(b) of the Center Financial Disclosure Schedule).

(c) Issuance of Securities. Center Financial shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Center Financial Common Stock upon the exercise or settlement of Center Financial Stock Options outstanding on the date of this Agreement, (ii) issuance of Center Financial Common Stock upon exercise of the Center Financial TARP Warrants, and (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Center Financial.

(d) Governing Documents. Center Financial shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Articles of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.1(e) or 4.1(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Center Financial.

(e) No Acquisitions. Center Financial shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f) No Dispositions. Other than sales of OREOs and non-performing assets not exceeding $10 million in the aggregate in each calendar month in the ordinary course of business consistent with past practice, and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, Center Financial shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Center Financial and its Subsidiaries) which are material, individually or in the aggregate, to Center Financial.

(g) Indebtedness. Center Financial shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Center Financial or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of Center Financial to Center Financial or to another Subsidiary of Center Financial, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

A-1-32

(h) Other Actions. Center Financial shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(i) Accounting Methods. Center Financial shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2010, except as required by changes in generally accepted accounting principles as concurred in by Center Financial’s independent auditors or required by bank regulatory authorities.

(j) Tax Matters. Center Financial shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund, without the prior written consent of Nara.

(k) Compensation and Benefit Plans. Center Financial shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any Center Financial Benefit Plan, or any agreement, arrangement, plan or policy between Center Financial or a Subsidiary of Center Financial and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Center Financial 2006 Incentive Stock Plan or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l) Investment Portfolio; Interest Rate Risk; Other Risk. Center Financial shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Center Financial or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m) No Liquidation. Center Financial shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n) Other Agreements. Center Financial shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Covenants of Nara. Except as otherwise permitted or contemplated by Section 4.2 of the Nara Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Time,

A-1-33

Nara agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Center Financial shall otherwise consent in writing:

(a) Ordinary Course. Nara and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Nara shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to Nara, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b) Dividends; Changes in Stock. Nara shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular cash dividends on the Nara Series A Preferred Stock in accordance with the terms of such preferred stock as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with Nara’s past dividend practice or as required by the terms of such preferred stock, (B) for dividends by a wholly owned Subsidiary of Nara, and (C) the declaration and payment of regular cash dividends on any currently outstanding trust preferred securities issued by any Subsidiary of Nara in accordance with the terms of the Trust Documents entered into by such Subsidiary, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice).

(c) Issuance of Securities. Nara shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Nara Common Stock upon the exercise or settlement of Nara Stock Options outstanding on the date of this Agreement, (ii) issuance of Nara Common Stock upon exercise of the Nara TARP Warrants, and (iii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Nara.

(d) Governing Documents. Except as contemplated by this Agreement, Nara shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its Certificate of Incorporation, By-laws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of Nara.

(e) No Acquisitions. Nara shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any

A-1-34

corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other debt-previously-contracted acquisitions in the ordinary course of business.

(f) No Dispositions. Other than sales of OREOs and non-performing assets not exceeding $10 million in the aggregate in each calendar month in the ordinary course of business consistent with past practice, and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, Nara shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Nara and its Subsidiaries) which are material, individually or in the aggregate, to Nara.

(g) Indebtedness. Nara shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Nara or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) indebtedness of any Subsidiary of Nara to Nara or to another Subsidiary of Nara, and (B) in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank and borrowings from the U.S. Treasury Department under its Treasury Tax and Loan Investment Program) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h) Other Actions. Nara shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(i) Accounting Methods. Nara shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2010, except as required by changes in generally accepted accounting principles as concurred in by Nara’s independent auditors or required by bank regulatory authorities.

(j) Tax Matters. Nara shall not, and shall not permit its Subsidiaries to, make or rescind any material tax election, make any material amendments to tax returns previously filed, or settle or compromise any material tax liability or refund, without the prior written consent of Center Financial.

(k) Compensation and Benefit Plans. Nara shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any Nara Benefit Plan, or any agreement, arrangement, plan or policy between Nara or a Subsidiary of Nara and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock,

A-1-35

restricted stock unit or other equity-related award pursuant to the Amended Nara 2007 Equity Incentive Plan or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(l) Investment Portfolio; Interest Rate Risk; Other Risk. Nara shall not, and shall not permit any of its Subsidiaries to, materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Nara or any of its Subsidiaries in the ordinary course of business consistent with past practice.

(m) No Liquidation. Nara shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(n) Other Agreements. Nara shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3 Transition. In order to facilitate the integration of the operations of Center Financial and Nara and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of Center Financial and Nara shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of Applicable Legal Requirements, including laws regarding the exchange of information and other laws regarding competition. Each of Center Financial and Nara shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where determined by Nara or Center Financial, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing, to the extent not in violation of Applicable Legal Requirements, all matters concerning the affairs of the other Party. Without in any way limiting the provisions of Section 5.2, Center Financial and Nara, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party, be entitled to review the operations and visit the facilities of the other Party and its Subsidiaries at all times as may be deemed reasonably necessary by Nara or Center Financial, as the case may be, in order to accomplish the foregoing arrangements.

4.4 Advice of Changes; Government Filings.

(a) Each Party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b) Center Financial and Nara shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. Center Financial, Center Bank, Nara and Nara Bank shall file all call reports with the appropriate bank regulators and all other reports, applications and other documents required to

A-1-36

be filed with the applicable Governmental Entities between the date hereof and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Each of Center Financial and Nara shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Applicable Legal Requirements relating to the exchange of information, with respect to all the information relating to the other Party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that to the extent practicable it will consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.5 Insurance. During the period from the date of this Agreement and continuing until the Effective Time, each of Nara and Center Financial shall, and shall cause their respective Subsidiaries to, (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies, including insurance of customer deposit accounts with the FDIC, and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.

4.6 No Control of Other Party’s Business. Nothing contained in this Agreement (including Section 4.3) shall give Nara, directly or indirectly, the right to control or direct the operations of Center Financial or shall give Center Financial, directly or indirectly, the right to control or direct the operations of Nara prior to the Effective Time. Prior to the Effective Time, each of Center Financial and Nara shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date hereof, Nara and Center Financial shall cooperate in preparing mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Center Financial stockholders at the Center Financial Stockholders Meeting and to the Nara stockholders at the Nara Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Nara shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) in form and substance reasonably satisfactory to Center Financial with respect to the issuance of Nara Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Nara and Center Financial shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as is reasonably practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Nara and Center Financial shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each Party will provide the other Party with a copy of all such filings made with the SEC. Nara shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with

A-1-37

the Merger and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Nara will advise Center Financial, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Nara Common Stock and Nara Series B Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the Parties, or their respective affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Center Financial and Nara.

(b) Center Financial shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Center Financial Stockholders Meeting”) for the purpose of obtaining the Required Center Financial Vote. The Center Financial Board shall use its reasonable best efforts to obtain from the Center Financial stockholders the Required Center Financial Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the Center Financial Board to make a Change in Recommendation in compliance with Section 5.1(f). Nothing contained in this Agreement shall be deemed to relieve Center Financial of its obligation to submit this Agreement to its stockholders for a vote on the approval of the principal terms of the Merger. Subject to Section 5.1(f), the Joint Proxy Statement/Prospectus shall include the recommendation of the Center Financial Board that the stockholders of Center Financial vote to approve the principal terms of the Merger (such recommendation being referred to herein as the “Center Financial Board Recommendation”).

(c) Nara shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Nara Stockholders Meeting”) for the purpose of obtaining the Required Nara Vote. The Nara Board shall use its reasonable best efforts to obtain from the Nara stockholders the Required Nara Vote; provided, however, that the foregoing covenant shall not be deemed to limit the right of the Nara Board to make a Change in Recommendation in compliance with Section 5.1(f). Nothing contained in this Agreement shall be deemed to relieve Nara of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof. Subject to Section 5.1(f), the Joint Proxy Statement/Prospectus shall include the recommendation of the Nara Board that the stockholders of Nara vote to approve and adopt this Agreement (such recommendation being referred to herein as the “Nara Board Recommendation” and, together with the Center Financial Board Recommendation, the “Board Recommendations”).

(d) Center Financial and Nara shall each use their reasonable best efforts to cause the Center Financial Stockholders Meeting and the Nara Stockholders Meeting to be held on the same date.

(e) Subject to Section 5.1(f), neither the Center Financial Board or the Nara Board nor any committee of either thereof shall: (i) withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party, or adopt or propose a resolution to withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that such board of directors or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of its stockholders; (ii) fail to reaffirm, without qualification, its Board Recommendation or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of its stockholders within five business days after the other Party requests in writing that such action be taken; (iii) fail to announce publicly within ten business days after a tender offer or exchange offer relating to the Center Financial Common Stock (in

A-1-38

the case of the Center Financial Board) or the Nara Common Stock (in the case of the Nara Board), shall have been commenced, that it recommends rejection of such tender or exchange offer; (iv) fail to issue within 10 business days after an Acquisition Proposal is publicly announced with respect to Center Financial (in the case of the Center Financial Board) or Nara (in the case of the Nara Board) a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse or recommend any such Acquisition Proposal with respect to Center Financial (in the case of the Center Financial Board) or Nara (in the case of the Nara Board) or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to herein as a “Change in Recommendation”).

(f) Notwithstanding anything to the contrary contained in Sections 5.1(b), 5.1(c) or 5.1(e), at any time prior to the approval of the principal terms of the Merger by the Required Center Financial Vote (in the case of Center Financial) or at any time prior to the approval and adoption of this Agreement by the Required Nara Vote (in the case of Nara), the Center Financial Board or the Nara Board, as the case may be, may effect, or cause Center Financial or Nara, respectively, to effect a Change in Recommendation:

(i) if: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to Center Financial or Nara (such Party under such circumstances being referred to herein as a “Target Party”) and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement; (C) the Target Party has materially complied with its obligations to provide notices to the other Party of any Acquisition Proposal and other matters requiring notice under Section 5.4(b)(ii); (D) at least five business days prior to each meeting of the board of directors of a Target Party, at which such board of directors will consider and determine whether any such offer constitutes a Superior Proposal, the Target Party provides the other Party with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the offer that is the basis of the potential action by the board of directors of the Target Party (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer (it being agreed that any change to the terms and conditions of such offer shall require a new notice and five business day period); (E) such board of directors determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal; (F) such board of directors does not effect, or cause the Target Party to effect, a Change in Recommendation at any time within five business days after the other Party receives written notice from the Target Party confirming that such board of directors has determined that such offer is a Superior Proposal and intends to effect a Change in Recommendation; (G) during such five business day period, if requested by such other Party, the Target Party engages in good faith negotiations with such other Party to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (H) at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the other Party as a result of the negotiations required by clause (G) or otherwise); and (I) the board of directors of the Target Party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under the Applicable Legal Requirements; or

(ii) if: (A) a material development or change in circumstances occurs (that is not an Acquisition Proposal) or arises after the date of this Agreement that was neither known to Center Financial or Nara or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by Center Financial or Nara or any of their respective executive officers, directors, advisors and representatives as of the date of this Agreement (such material development or change in such circumstances being referred to herein as an “Intervening Event”); (B) at least five business days prior

A-1-39

to each meeting of the Center Financial Board or the Nara Board at which such board of directors intends to consider whether such Intervening Event requires such board of directors to effect or cause Center Financial (in the case of the Center Financial Board) or Nara (in the case of the Nara Board) to effect, a Change in Recommendation, the Party whose board of directors is to meet for such purpose provides the other Party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the Intervening Event (it being agreed that any material change in such Intervening Event shall require a new notice and five business day period); (C) during such five business day period, if requested by the Party so notified, the Party whose board of directors is to meet for such purpose engages in good faith negotiations with the Party so notified to amend this Agreement in a manner that obviates the need to effect or cause a Change in Recommendation as a result of such Intervening Event; and (D) the board of directors that is considering whether to effect a Change in Recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for such board of directors to comply with its fiduciary duties to its stockholders under Applicable Legal Requirements.

5.2 Access to Information.

(a) Upon reasonable notice, Center Financial and Nara shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, each of Center Financial and Nara shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of October 8, 2010, among Center Financial Bank, Center Financial, Nara Bank and Nara (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either Nara or Center Financial shall affect the representations and warranties of the other.

5.3 Reasonable Best Efforts.

(a) Each of Center Financial and Nara shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any

A-1-40

action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such Party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(f). In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

(i) As soon as practicable after the date hereof, each of Center Financial and Nara shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(ii) The Parties will cooperate with each other and will each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party or its Subsidiaries to any Governmental Entity in connection with the Merger. Center Financial and Nara shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Center Financial and Nara shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).

(iii) Subject to Applicable Legal Requirements, Center Financial and Nara shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).

(iv) Center Financial and Nara shall promptly inform each other of and supply to each other any communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(v) Center Financial and Nara shall ensure that representatives of Center Financial and Nara shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be required by such Governmental Entity. In furtherance of the foregoing, Center Financial and Nara shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(b) Nara agrees to execute and deliver, or cause to be executed and delivered by or on behalf of the Surviving Corporation, at or prior to the Effective Time, supplemental indentures and other instruments required for the due assumption of Center Financial’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, including under the Indenture dated as of December 30, 2003 between Wells Fargo Bank, National Association, as trustee, and Center Financial, relating to the issuance by Center Financial of its Junior Subordinated Debt Securities due January 7, 2034.

(c) Each of Center Financial and Nara and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

A-1-41

5.4 Acquisition Proposals.

(a) Each of Nara and Center Financial agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other Party or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, the board of directors of each Party shall be permitted, prior to its respective meeting of stockholders to be held pursuant to Section 5.1, and subject to material compliance by such Party with the other terms of this Section 5.4 and to such Party first entering into a confidentiality agreement with the Person making the Acquisition Proposal described below having provisions that are no less favorable to such Party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement which such Party’s board of directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal.

(ii) Each Party shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) (and shall promptly provide to the other Party copies of all material nonpublic information so provided not previously provided to the other Party) and shall keep the other Party promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within 24 hours of receipt a copy of all material documentation or correspondence relating thereto (including copies of all changes in any terms).

(iii) Nothing contained in this Section 5.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d) or 7.1(e), as applicable.

A-1-42

(c) Each of Nara and Center Financial agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and will promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal and (iii) it will not take any action to render inapplicable or to exempt any Person from Section 203 of the DGCL or any other antitakeover legislation. Each of Nara and Center Financial agrees that it will use reasonable best efforts to inform its and its Subsidiaries’ respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

(d) Nothing in this Section 5.4 shall (i) permit either Party to terminate this Agreement or (ii) affect any other obligation of the Parties under this Agreement. Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(e) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 5.4(b)(iii) shall be deemed to be a Change in Recommendation by Center Financial or Nara, as the case may be, unless the board of directors of the Party making such disclosure expressly reaffirms its Board Recommendation to its stockholders in favor of the approval of the principal terms of the Merger or the adoption of this Agreement, as applicable.

(f) The provisions of this Section 5.4 shall be deemed, as between the Parties, to apply to each Party, its Subsidiaries and its and its Subsidiaries’ directors and employees, agents and representatives to the same extent as such provisions apply to the respective Parties, and each Party shall be responsible for any breach of such provisions by any of its or its Subsidiaries’ directors, employees, agents or representatives.

5.5 Stock Exchange Listing. Nara shall use all reasonable efforts to cause the shares of Nara Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

5.6 Employee Benefit Plans and Employee Matters.

(a) Nara and Center Financial agree that, except as otherwise provided herein (including as set forth in Section 5.6(a) of the Center Financial Disclosure Schedule) and unless otherwise mutually determined, the Nara Benefit Plans and Center Financial Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time, and the Surviving Corporation shall as promptly as practical formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the Nara Benefit Plans and Center Financial Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the Nara Benefit Plans and employees who were covered by the Center Financial Benefit Plans. Center Financial shall adopt such amendments to the Center Financial Benefit Plans as requested by Nara to implement the foregoing and to avoid the duplication of benefits. Notwithstanding any other provision of this Agreement, if requested by Nara, Center Financial shall terminate the Center Financial Severance Program (Revised August 12, 2009) and any other plans, policies, programs or arrangements providing severance benefits, such termination to be effective prior to the Effective Date.

(b) Center Financial and Nara further agree that, to the extent that employees of Center Financial and its Subsidiaries or Nara and its Subsidiaries are covered by Benefit Plans of the Surviving Corporation, the Surviving Corporation shall: (i) provide employees of Center Financial and its Subsidiaries and employees of

A-1-43

Nara and its Subsidiaries credit for all years of service with Center Financial or any of its Subsidiaries and their predecessors, or Nara and any of its Subsidiaries and their predecessors, as applicable, prior to the Effective Time for the purpose of eligibility and vesting, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Closing Date) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to employees of Center Financial and its Subsidiaries and Nara and its Subsidiaries who remain as employees of the Surviving Corporation or its Subsidiaries (and their eligible dependents) and (iii) cause to be credited, for purposes of the Surviving Corporation’s health plans, any deductibles or out-of-pocket expenses incurred by employees of Center Financial and its Subsidiaries and Nara and its Subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that the Surviving Corporation reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Surviving Corporation shall have no obligations or liabilities with respect to the requirements of the preceding sentence. Center Financial and Nara hereby further agree that, except as otherwise specified in this Agreement, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of Center Financial and its Subsidiaries and Nara and its Subsidiaries. Without limiting the generality of the foregoing, Nara shall recognize and honor all unused sick leave and unused vacation accrued by the employees of Center Financial and its Subsidiaries as of the Effective Time notwithstanding any limitations on sick leave accruals or carry-overs or vacation accruals applicable under Nara’s sick leave or vacation accrual policies.

5.7 Center Financial Stock Option and Center Financial Restricted Shares.

(a) Center Financial shall deliver to Nara the Section 16 Information reasonably in advance of the Effective Time, and the Nara Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Center Financial Insiders of Nara Common Stock in exchange for shares of Center Financial Common Stock (including Center Financial Restricted Shares), and of options to purchase Nara Common Stock upon conversion of Center Financial Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Center Financial to Nara prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

(b) Nara agrees to file with the SEC, no later than 30 days after the Closing Date, a registration statement on Form S-8 (or any successor form) relating to the Nara Common Stock issuable with respect to the Assumed Options and the Assumed Restricted Shares and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of Assumed Option or Assumed Restricted Shares remain outstanding.

5.8 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 hereof and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the filing fees and printing and mailing expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Nara and Center Financial.

A-1-44

5.9 Governance; Name Change.

(a) Prior to the Effective Time, Nara shall use its reasonable best efforts to adopt the amendment to the By-laws of Nara substantially in the form set forth in Exhibit 1.4 and to effect the requirements and adopt the resolutions referenced therein. On or prior to the Effective Time, Nara shall cause the number of directors that will comprise the board of directors of the Surviving Corporation at the Effective Time to be 14. Of the members of the initial board of directors of the Surviving Corporation at the Effective Time, seven shall be current members of the Nara Board as designated by Nara prior the Effective Time, and seven shall be current members of the Center Financial Board as designated by Center Financial prior to the Effective Time. No other directors or employees of Nara or Center Financial shall be designated to serve on the board of directors of the Surviving Corporation at the Effective Time. Subject to and in accordance with the By-laws of the Surviving Corporation (as amended substantially in the form set forth in Exhibit 1.4), effective as of the Effective Time, (i) Mr. Ki Suh Park shall serve as the Chairman of the board of directors of the Surviving Corporation, (ii) Mr. Chang Hwi Kim shall serve as the Vice Chairman of the board of directors of the Surviving Corporation and (iii) Mr. Alvin D. Kang shall serve as the Chief Executive Officer of the Surviving Corporation.

(b) Nara shall, and shall cause Nara Bank to, take all actions necessary, including by adopting, and causing Nara Bank to adopt, an amendment to the Certificate of Incorporation of Nara and Nara Bank, respectively, to provide that, effective as of the Effective Time, each of the names of the Surviving Corporation and Nara Bank shall be changed to a name mutually acceptable to Center Financial and Nara.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Center Financial or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Center Financial or any Subsidiary of Center Financial, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Center Financial pursuant to Center Financial’s Articles of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Center Financial and its Subsidiaries.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Center Financial (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Center Financial for such insurance (“Center Financial’s Current Premium”), and if such premiums for such insurance would at any time exceed 250% of Center Financial’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Center Financial’s Current Premium. In lieu of the foregoing, Center Financial, in consultation with, but only upon the consent of Nara, may obtain on or prior to the Effective Time a six-year “tail” policy or “extended

A-1-45

discovery period” under Center Financial’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed Center Financial’s Current Premium.

(c) The Surviving Corporation shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.10.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(e) The provisions of this Section 5.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.11 Public Announcements. Nara and Center Financial shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by Applicable Legal Requirements or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld or delayed. Each Party shall provide the other Party with its stockholder lists and allow and facilitate the other Party’s contact with its stockholders and prospective investors and following a Change in Recommendation by Center Financial or Nara, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.11.

5.12 Tax Matters. (a) Center Financial and Nara each shall not, and shall not permit any of their Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and (b) Center Financial and Nara each agree to file all tax returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.13 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing and the continued satisfaction thereof through the Effective Time:

(a) Stockholder Approval. Center Financial shall have obtained the Required Center Financial Vote, and Nara shall have obtained the Required Nara Vote.

A-1-46

(b) Stock Exchange Listing. The shares of Nara Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ upon official notice of issuance.

(c) Other Approvals. Other than the filings provided for by Section 1.1, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary to obtain the Requisite Regulatory Approvals and the Loss-Sharing Approvals shall have been obtained, been made, occurred or been filed, and all such authorizations, consents, orders, approvals, declarations or filings shall be in full force and effect, and (ii) any other consents or approvals from any Governmental Entity or other third party relating to the Merger, the Bank Merger or any of the other transactions provided for in this Agreement, except those the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation, shall have been obtained, and all such consents or approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect and no action brought by a Governmental Entity with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

(f) Absence of Burdensome Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, requires any of the Parties, including the Surviving Corporation, (i) to pay any amounts (other than customary filing fees), or (ii) divest any banking office, or (iii) which imposes any condition, requirement or restriction upon the Surviving Corporation or its Subsidiaries, that, in the case of clause (i), (ii) or (iii), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

(g) By-Law Amendment. Nara and Center Financial shall have taken all action necessary so that the amendment to Nara’s By-laws substantially in the form set forth in Exhibit 1.4, and the resolutions contemplated therein, shall have been duly adopted by the Nara Board effective no later than the Effective Time.

6.2 Conditions to Obligation of Nara. The obligation of Nara to effect the Merger is subject to the satisfaction of the following conditions unless waived by Nara:

(a) Representations and Warranties. Each of the representations and warranties of Center Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and, if later, the Effective Time as though made on and as of the Closing Date and, if later, the Effective Time, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or the Surviving Corporation, and Nara shall have received a certificate signed on behalf of Center Financial by the chief executive officer and by the chief financial officer of Center Financial to such effect.

(b) Performance of Obligations. Center Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Nara shall have received a certificate signed on behalf of Center Financial by the chief executive officer and by the chief financial officer of Center Financial to such effect.

A-1-47

(c) Tax Opinion. Nara shall have received the opinion of Mayer Brown LLP, counsel to Nara, dated the Closing Date, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Nara shall be entitled to rely upon customary assumptions and representations provided by Nara and Center Financial.

(d) Material Adverse Effect. Since the date of this Agreement, Center Financial shall not have suffered a Material Adverse Effect.

(e) Appraisal Rights. Center Financial shall have delivered notice in accordance with the applicable provisions of the CGCL such that no holder of Center Financial Common Stock will be able to exercise dissenters’ rights if such holder has not perfected such dissenters’ rights prior to the Closing, and the holders of less than 6% of the outstanding shares of Center Financial Common Stock shall have exercised, or shall continue to have a right to exercise, appraisal, dissenters’ or similar rights under Applicable Legal Requirements with respect to their Center Financial Common Stock by virtue of the Merger.

6.3 Conditions to Obligation of Center Financial. The obligation of Center Financial to effect the Merger is subject to the satisfaction of the following conditions unless waived by Center Financial:

(a) Representations and Warranties. Each of the representations and warranties of Nara set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date and, if later, the Effective Time as though made on and as of the Closing Date and, if later, the Effective Time, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara or the Surviving Corporation, and Center Financial shall have received a certificate signed on behalf of Nara by the chief executive officer and by the chief financial officer of Nara to such effect.

(b) Performance of Obligations. Nara shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Center Financial shall have received a certificate signed on behalf of Nara by the chief executive officer and by the chief financial officer of Nara to such effect.

(c) Tax Opinion. Center Financial shall have received the opinion of Morrison & Foerster LLP, counsel to Center Financial, dated the Closing Date, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Center Financial shall be entitled to rely upon customary assumptions and representations provided by Nara and Center Financial.

(d) Material Adverse Effect. Since the date of this Agreement, Nara shall not have suffered a Material Adverse Effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after approval of the Merger by the stockholders of Center Financial or Nara:

(a) by mutual consent of Nara and Center Financial in a written instrument;

(b) by either Nara or Center Financial, upon written notice to the other Party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable;

A-1-48

provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with Section 5.3 or any other provision of this Agreement shall have resulted in, or materially contributed to, such action;

(c) by either Nara or Center Financial, upon written notice to the other Party, if the Merger shall not have been consummated on or before July 31, 2011; provided, however, that (i) such date may be extended one or more times, but not past November 30, 2011, by notice from either Party delivered to the other Party on or before July 31, 2011, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible and (ii) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(d) by Nara, upon written notice to Center Financial, if (i) Center Financial shall have (A) failed to recommend approval of the principal terms of the Merger at the Center Financial Stockholders Meeting in accordance with Section 5.1(b) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call the Center Financial Stockholders Meeting in accordance with Section 5.1(b), (2) prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a), or (3) comply in all material respects with the provisions of Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the Center Financial Board or Center Financial, whether or not permitted by the terms hereof;

(e) by Center Financial, upon written notice to Nara, if (i) Nara shall have (A) failed to recommend adoption of this Agreement at the Nara Stockholders Meeting in accordance with Section 5.1(c) or (B) materially breached its obligations under this Agreement by reason of a failure to (1) call the Nara Stockholders Meeting in accordance with Section 5.1(c), (2) prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a), or (3) comply in all material respects with the provisions of Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the Nara Board or Nara, whether or not permitted by the terms hereof;

(f) by either Nara or Center Financial, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(g) by either Nara or Center Financial, if a vote shall have been taken at the duly convened Nara Stockholders Meeting or Center Financial Stockholders Meeting, as the case may be, and the Required Nara Vote or Required Center Financial Vote shall not have been obtained;

(h) by Nara, if, since the date of this Agreement, Center Financial shall have suffered a Material Adverse Effect;

(i) by Center Financial, if, since the date of this Agreement, Nara shall have suffered a Material Adverse Effect; or

(j) by Nara, if the holders of 6% or more of the outstanding shares of Center Financial Common Stock shall have exercised appraisal, dissenters’ or similar rights under Applicable Legal Requirements with respect to their Center Financial Common Stock by virtue of the Merger.

A-1-49

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Center Financial or Nara as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Nara or Center Financial or their respective officers or directors, except with respect to Sections 3.1(w), 3.2(w), 5.2(b) and 5.8, this Section 7.2 and Article VIII, which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b) Nara shall pay Center Financial, by wire transfer of immediately available funds, the sum of $10,000,000 (the “Nara Termination Fee”) if this Agreement is terminated as follows:

(i) if Center Financial shall terminate this Agreement pursuant to Section 7.1(e), then Nara shall pay the Nara Termination Fee on the business day following such termination;

(ii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Nara Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Nara Stockholders Meeting an Acquisition Proposal with respect to (1) 50% or more of the outstanding shares of Nara Common Stock, (2) 50% or more of the consolidated assets of Nara and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Nara or Nara Bank, shall have been publicly announced or is otherwise publicly known (a “Public Proposal”), then Nara shall pay 25% of the Nara Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, Nara or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Nara shall pay the remainder of the Nara Termination Fee upon the date of such execution or consummation; and

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c) or Center Financial shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to Nara relating (1) 50% or more of the outstanding shares of Nara Common Stock, (2) 50% or more of the consolidated assets of Nara and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Nara or Nara Bank, and (C) following the occurrence of such Public Proposal, Nara shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.3(a) or 6.3(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Nara shall pay 25% of the Nara Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Nara or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Nara shall pay the remainder of the Nara Termination Fee upon the date of such execution or consummation.

If Nara fails to pay all amounts due to Center Financial on the dates specified, then Nara shall pay all costs and expenses (including legal fees and expenses) incurred by Center Financial in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Center Financial.

(c) Center Financial shall pay Nara, by wire transfer of immediately available funds, the sum of $10,000,000 (the “Center Financial Termination Fee”) if this Agreement is terminated as follows:

(i) if Nara shall terminate this Agreement pursuant to Section 7.1(d), then Center Financial shall pay the Center Financial Termination Fee on the business day following such termination;

A-1-50

(ii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Center Financial Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Center Financial Stockholders Meeting there shall have been a Public Proposal with respect to (1) 50% or more of the outstanding shares of Center Financial Common Stock, (2) 50% or more of the consolidated assets of Center Financial and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Center Financial or Center Bank, then Center Financial shall pay 25% of the Center Financial Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, Center Financial or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Center Financial shall pay the remainder of the Center Financial Termination Fee upon the date of such execution or consummation; and

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c) or Nara shall terminate this Agreement pursuant to Section 7.1(f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to (1) 50% or more of the outstanding shares of Center Financial Common Stock, (2) 50% or more of the consolidated assets of Center Financial and its Subsidiaries or (3) any liquidation, dissolution or similar transaction involving Center Financial or Center Bank, and (C) following the occurrence of such Public Proposal, Center Financial shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.2(a) or 6.2(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then Center Financial shall pay 25% of the Center Financial Termination Fee on the business day following such termination; and if (D) within eighteen (18) months of the date of such termination of this Agreement, Center Financial or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Center Financial shall pay the remainder of the Center Financial Termination Fee upon the date of such execution or consummation.

If Center Financial fails to pay all amounts due to Nara on the dates specified, then Center Financial shall pay all costs and expenses (including legal fees and expenses) incurred by Nara in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Nara.

7.3 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Center Financial or of Nara, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.4 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

A-1-51

ARTICLE VIII

GENERAL PROVISIONS

8.1 Definitions. Except as otherwise provided herein, the terms referenced in the Index of Defined Terms set forth in this Agreement shall have the meanings given to such terms in the applicable Section of this Agreement referenced in the Index of Defined Terms, and the capitalized terms set forth below shall have the following meanings:

“Applicable Legal Requirements” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Government Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Center Financial Certificate” shall mean a stock certificate that immediately prior to the Effective Time represented one or more shares of Center Financial Common Stock.

“Center Financial Insiders” shall mean those officers and directors of Center Financial who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Center Financial Restricted Share” shall mean any share of Center Financial Common Stock that remains subject to restrictions imposed pursuant to the Center Financial Stock Plan that do not lapse upon the Effective Time.

“Center Financial Stock” shall mean Center Financial Common Stock and Center Financial Preferred Stock.

“Center Financial Stock Option” shall mean each outstanding option issued pursuant to the Center Financial Stock Plan, or a predecessor plan, to purchase shares of Center Financial Common Stock.

“Constituent Corporations” shall mean each of Nara and Center Financial.

“Covered Loans” shall mean Loans acquired by Center Financial or any of its Subsidiaries in an FDIC-assisted acquisition that are subject to a loss sharing agreement with the FDIC.

“Covered OREOs” shall mean OREOs acquired by Center Financial or any of its Subsidiaries in an FDIC-assisted acquisition that are subject to a loss sharing agreement with the FDIC.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Exchange Fund” shall mean (i) certificates for shares of Nara Common Stock and Nara Series B Preferred Stock deposited with the Exchange Agent in accordance with Section 2.2(a), together with any dividends or distributions with respect thereto, and (ii) cash made available by Nara to the Exchange Agent in accordance with Section 2.2(a).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

A-1-52

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“IRS” shall mean the United States Internal Revenue Service.

“Loans” shall mean loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person or its Subsidiaries pursuant to applicable regulatory or accounting principles.

“material” shall mean, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement;

“Material Adverse Effect” shall mean, with respect to any Person, a Material Adverse Effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder on a timely basis; provided that the following shall not be deemed to have a “Material Adverse Effect”: any change or event caused by or resulting from (i) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (ii) changes in U.S. or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated Persons, (iii) changes or events, after the date hereof, affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Person relative to similarly situated Persons and (iv) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (v) actions or omissions of Nara or Center Financial taken with the prior written consent of the other or required hereunder or (vi) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided further, that in no event shall a change in the trading prices of a Party’s capital stock, by itself (but not the underlying cause of such changes, unless such underlying cause would otherwise be expected from this definition), be considered material or constitute a Material Adverse Effect.

“Nara Stock” shall mean Nara Common Stock and Nara Preferred Stock.

“Nara Stock Option” shall mean each outstanding option to purchase shares of Nara Common Stock.

“NASDAQ” shall mean the NASDAQ Global Select Market or The Nasdaq Stock Market, Inc., as applicable.

“Permitted Liens”, with respect to any Person, shall mean (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with GAAP and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that will not have a Material Adverse Effect on such Person and which do not materially impair the use

A-1-53

of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 16 Information” shall mean information accurate in all material respects regarding the Center Financial Insiders, the number of shares of Center Financial Common Stock held by each such Center Financial Insider and the number and description of the Center Financial Stock Options and Center Financial Restricted Shares held by each such Center Financial Insider.

“Significant Subsidiary” shall mean any Subsidiary of Center Financial or Nara, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” shall mean, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal which the board of directors of Nara or Center Financial, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Nara or Center Financial, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is not subject to any financing contingencies (and if financing is required, then such financing is fully committed to the third party making the Acquisition Proposal), reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Nara or Center Financial, as the case may be.

A-1-54

“Surviving Corporation” shall mean Nara, at and after the Effective Time, as the surviving corporation in the Merger.

“tax” or “taxes” (including with correlative meaning, “taxable”) shall mean (i) any federal, foreign, state, provincial, territorial, municipal, or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment insurance, unemployment insurance, social insurance, pension plan, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, unclaimed property, add-on minimum, or other tax, assessment, duty, fee, levy, premium, contribution or other governmental charge of any kind whatsoever imposed by a Governmental Entity, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Closing Date, and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.

“tax return” shall mean any report, return, estimate, election, designation, form, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Governmental Entity with respect to any tax, including an information return and any document with respect to or accompanying payments, deposits or estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trust Document” shall mean any agreements, indentures, instruments and other documents executed and/or delivered in connection with any outstanding debentures or related trust preferred securities issued by Center Financial, Nara or any of their respective Subsidiaries on or before the date hereof.

“Voting Debt” shall mean all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

8.2 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a)	if to Nara, to

Nara Bancorp, Inc.

3731 Wilshire Boulevard, Suite 1000

Los Angeles, California 90010

Attention: Juliet Stone

Facsimile: (213) 235-3257

A-1-55

with a copy (which shall not constitute notice) to

Mayer Brown LLP

350 South Grand Avenue, 25th Floor

Los Angeles, California 90071

Attention: James R. Walther

Facsimile: (213) 625-0248

and

(b)	if to Center Financial, to

Center Financial Corporation

3435 Wilshire Blvd, Suite 700

Los Angeles, California 90010

Attention: Lisa K. Pai

Facsimile: (213) 384-2106

with a copy (which shall not constitute notice) to

Morrison & Foerster LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013-1024

Attention: Henry M. Fields

Facsimile: (213) 892-5454

8.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either Party, the actual knowledge of such Party’s executive officers.

8.5 Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement and the Bank Merger Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.10, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Center Financial, Nara or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, (ii) alter or limit the ability of Center Financial, Nara, the Surviving Corporation or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued

A-1-56

employment or continued service with Center Financial, Nara or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Center Financial, Nara or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.10 Submission to Jurisdiction. Each Party irrevocably submits to the jurisdiction of the state and federal courts located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any action, suit or proceeding relating hereto in such courts. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of such courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.10 shall affect the right of any Party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.10. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.10, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN

A-1-57

RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12. WITHOUT INTENDING IN ANY WAY TO LIMIT THE AGREEMENTS OF THE PARTIES SET FORTH IN SECTIONS 8.7 AND 8.10 AND IN THIS SECTION 8.12, IF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION; PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

[Remainder of this page intentionally left blank]

A-1-58

IN WITNESS WHEREOF, Nara and Center Financial have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NARA BANCORP, INC.

By:	/S/ ALVIN D. KANG
Name:	Alvin D. Kang
Title:	President and Chief Executive Officer

CENTER FINANCIAL CORPORATION

By:	/S/ JAE WHAN YOO
Name:	Jae Whan Yoo
Title:	President and Chief Executive Officer

A-1-59

ANNEX A-2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2011 (this “Amendment”), is entered into between NARA BANCORP, INC., a Delaware corporation (“Nara”), and CENTER FINANCIAL CORPORATION, a California corporation (“Center Financial”). Nara and Center Financial are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have heretofore entered into that certain Agreement and Plan of Merger, dated as of December 9, 2010 (the “Merger Agreement”), providing, among other things, for the merger of Center Financial with and into Nara and the merger of Center Bank with and into Nara Bank concurrently therewith or as soon as reasonably practicable thereafter (the “Original Bank Merger”); and

WHEREAS, pursuant to Sections 2.3 and 7.3 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment for the purpose of effectuating a change to the structure of the Original Bank Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, subject to the conditions set forth in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Recitals. The last clause in the recitals of the Merger Agreement is amended and restated to read in its entirety as follows:

“WHEREAS, the boards of directors of Nara’s wholly owned subsidiary, Nara Bank, a California state chartered banking corporation (“Nara Bank”), and Center Financial’s wholly owned subsidiary, Center Bank, a California state chartered banking corporation (“Center Bank”), have approved, and declared it to be advisable and in the best interests of their respective stockholders, Nara and Center Financial, to consummate, concurrently with or as soon as reasonably practicable after the Merger, a business combination transaction in which Nara Bank would merge with and into Center Bank (the “Bank Merger”).”

2. Section 2.1 (b). The fourth sentence of Section 2.1(b) of the Merger Agreement, which begins with the words “Other than”, is amended by adding the following phrase to appear immediately after such beginning words: “any increases in outstanding shares of Nara Common Stock resulting from issuances of Nara Common Stock in connection with capital raising transactions approved by Center and”.

3. Section 3.1(c)(iii). Section 3.1(c)(iii) of the Merger Agreement is amended and restated to read in its entirety as follows:

“(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Center Financial or any Subsidiary of Center Financial in connection with the execution and delivery of this Agreement by Center Financial or the consummation by Center Financial of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Center Financial or the Surviving Corporation, except for (A) the filing of appropriate

A-2-1

applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and with the FDIC under the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval of the same, (B) the filing of an appropriate application with the California Department of Financial Institutions (the “DFI”) and approval of the same (the approvals required by the immediately preceding clauses (A) and (B) are referred to herein collectively as the “Requisite Regulatory Approvals”), (C) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (D) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (E) obtaining the appropriate approvals or consents under each loss-sharing agreement with the FDIC to which Center Financial or any Subsidiary of Center Financial is a party (the “Loss-Sharing Approvals”), (F) such filings, notifications and approvals as may be required under the Small Business Investment Act of 1958 (“SBIA”) and the rules and regulations of the Small Business Administration (“SBA”) thereunder and (G) the filing of such notifications as may be required with the state banking regulatory authorities in the States of Illinois, New Jersey, New York and Washington.”

4. Section 3.2(c)(iii). Section 3.2(c)(iii) is amended and restated to read in its entirety as follows:

“(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Nara or any Subsidiary of Nara in connection with the execution and delivery of this Agreement by Nara or the consummation by Nara of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nara or the Surviving Corporation, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of (1) the Form S-4, including the Joint Proxy Statement/Prospectus and (2) such reports under Sections 12, 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of the Certificate of Merger (or other appropriate documents as provided herein or in the CGCL) with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, (D) such filings, notifications and approvals as may be required under the SBIA and the rules and regulations of the SBA thereunder; and (E) the filing of such notifications as may be required with the state banking regulatory authorities in the States of Illinois, New Jersey, New York and Washington.”

5. Section 5.9(b). Section 5.9(b) of the Merger Agreement is amended and restated to read in its entirety as follows:

“(b) Nara shall take all actions necessary, including by adopting an amendment to the Certificate of Incorporation of Nara, to provide that, effective as of the Effective Time, the name of the Surviving Corporation shall be changed to a name mutually acceptable to Center Financial and Nara. Center Financial shall cause Center Bank to take all actions necessary, including by causing Center Bank to adopt an amendment to the Articles of Incorporation of Center Bank, to provide that, effective as of the Effective Time, the name of Center Bank shall be changed to a name mutually acceptable to Center Financial and Nara.”

6. Exhibit 1.4. Exhibit 1.4 to the Merger Agreement is amended by replacing each reference therein to “Nara Bank” with “Center Bank”.

7. Exhibit 1.5. Exhibit 1.5 to the Merger Agreement is amended and restated to read in its entirety as set forth in the form attached to this Amendment as Exhibit A.

8. Representations and Warranties. Each Party represents and warrants to the other as follows: (a) such Party has all requisite corporate power and authority to enter into this Amendment; (b) the execution and delivery of

A-2-2

this Amendment has been duly authorized by all necessary corporate action on the part of such Party; and (c) this Amendment has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

9. Reference to and Effect on the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Parties in all respects. This Amendment and the matters set forth herein shall be governed by the terms and conditions of the Merger Agreement, as amended hereby, which are incorporated by reference into this Amendment. This Amendment shall be construed as one with the Merger Agreement, and the Merger Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Merger Agreement, the terms and provisions of this Amendment shall govern.

10. Counterparts. This Amendment may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

[Remainder of this page intentionally left blank]

A-2-3

IN WITNESS WHEREOF, Nara and Center Financial have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NARA BANCORP, INC.

By:	/s/ Alvin D. Kang
Name:	Alvin D. Kang
Title:	President and Chief Executive Officer

CENTER FINANCIAL CORPORATION

By:	/s/ Richard S. Cupp
Name:	Richard S. Cupp
Title:	President

A-2-4

EXHIBIT A

AGREEMENT OF BANK MERGER

THIS AGREEMENT OF BANK MERGER, dated as of [—], 2011 (this “Bank Merger Agreement”), is entered into between Nara Bank, a California state-chartered bank and a wholly owned subsidiary of Nara Bancorp, Inc., a Delaware corporation (“Nara”), and Center Bank, a California state-chartered bank and a wholly owned subsidiary of Center Financial Corporation, a California corporation (“Center Financial”). Nara Bank and Center Bank are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Nara and Center Financial entered into an Agreement and Plan of Merger, dated as of December 9, 2010 (the “Agreement”), providing, among other things, for the merger of Center Financial with and into Nara (the “Merger”);

WHEREAS, in connection with the Merger, Nara and Center Financial desire to merge Nara Bank with and into Center Bank (the “Bank Merger”) concurrently with or as soon as reasonably practicable after the consummation of the Merger upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement; and

WHEREAS, for federal income tax purposes, it is intended that the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Parties intend, by executing this Bank Merger Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Bank Merger Agreement and the Agreement, subject to the conditions set forth in this Bank Merger Agreement and the Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Effective Time. Upon the terms and subject to the conditions set forth in this Bank Merger Agreement and the Agreement, concurrently with or as soon as reasonably practicable after the consummation of the Merger, Nara Bank and Center Bank shall cause the Bank Merger to be consummated by filing a copy of this Bank Merger Agreement, certified by the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law (the “CGCL”), with the Commissioner of Financial Institutions of the State of California pursuant to Section 4887 of the California Financial Code (the “CFC”). The Bank Merger shall become effective upon the time and date of such filing (the “Effective Time”).

2. The Merger. Center Bank shall be the surviving bank in the Bank Merger (the “Surviving Bank”). At the Effective Time, Nara Bank shall be merged with and into Center Bank and the separate existence of Nara Bank shall cease. The Bank Merger shall be governed by, and shall have the effects set forth in, the CGCL and the CFC. Center Bank shall take all actions necessary to adopt an amendment to the Articles of Incorporation of Center Bank to provide that, effective as of the Effective Time, the name of the Surviving Bank shall be changed to a name mutually acceptable to Center Bank and Nara Bank.

3. Effects of the Merger.

(a) At the Effective Time, the Surviving Bank shall succeed, without other transfer, to all the rights and properties, and shall be subject to all the debts and liabilities, of Nara Bank, and the separate existence of Center Bank, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Bank Merger.

(b) The Articles of Incorporation (as amended effective as of the Effective Time to reflect the new name of the Surviving Bank) and the Bylaws of Center Bank, as in effect as of the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

A-2-5

(c) The shares of Center Bank common stock, no par value per share (“Center Bank Common Stock”) and the shares of Nara Bank common stock, no par value per share (“Nara Bank Common Stock”) shall be treated as follows at the Effective Time: (i) each share of Center Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Center Bank Common Stock; and (ii) each share of Nara Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled by operation of law without consideration and cease to be an issued and outstanding share of Nara Bank Common Stock.

4. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of Nara, as the sole shareholder of Nara Bank, and Center Financial, as the sole shareholder of Center Bank, at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. Nara Bank and Center Bank shall use their commercially reasonable best efforts to proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by applicable law or otherwise necessary for the consummation of the Bank Merger on the terms provided herein, including, without limitation, the preparation and submission of such applications or other filings for approval of the Bank Merger as may be required by applicable laws and regulations.

5. Conditions Precedent. The obligations of the Parties under this Bank Merger Agreement shall be subject to: (a) the approvals of this Bank Merger Agreement by Nara, as the sole shareholder of Nara Bank, and Center Financial, as the sole shareholder of Center Bank, at meetings duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (b) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required by applicable laws and regulations; and (c) the consummation of the Merger pursuant to the Agreement at or before the Effective Time.

6. General Provisions.

(a) Termination and Agreement. The obligations of the Parties to effect the Bank Merger shall be subject to all the terms and conditions contained in the Agreement. This Bank Merger Agreement shall terminate, without any further action of any Party, notwithstanding shareholder approval, in the event that the Agreement shall be terminated as provided therein prior to the Effective Time.

(b) Amendment. This Bank Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties at any time prior to the Effective Time.

(c) Successors and Assigns. This Bank Merger Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns, but this Bank Merger Agreement may not be assigned by any Party, by operation of law or otherwise, without the prior written consent of the other Party.

(d) Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles thereof).

(e) Counterparts. This Bank Merger Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

[Remainder of this page intentionally left blank]

A-2-6

IN WITNESS WHEREOF, Nara Bank and Center Bank have caused this Bank Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NARA BANK

By:
Name:
Title:

By:
Name:
Title:

CENTER BANK

By:
Name:
Title:

By:
Name:
Title:

A-2-7

Annex A-3

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2011 (this “Amendment”), is entered into between NARA BANCORP, INC., a Delaware corporation (“Nara”), and CENTER FINANCIAL CORPORATION, a California corporation (“Center Financial”). Nara and Center Financial are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have heretofore entered into that certain Agreement and Plan of Merger, dated as of December 9, 2010, as amended pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of April 13, 2011 (as amended, the “Merger Agreement”), providing, among other things, for the merger of Center Financial with and into Nara and the merger of Nara Bank with and into Center Bank concurrently therewith or as soon as reasonably practicable thereafter; and

WHEREAS, pursuant to Section 7.3 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment for the purpose of amending the termination date provisions set forth in Section 7.1(c) of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, subject to the conditions set forth in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Section 7.1(c). Section 7.1(c) is amended and restated to read in its entirety as follows:

“(c) by either Nara or Center Financial, upon written notice to the other Party, if the Merger shall not have been consummated on or before November 30, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;”

2. Representations and Warranties. Each Party represents and warrants to the other as follows: (a) such Party has all requisite corporate power and authority to enter into this Amendment; (b) the execution and delivery of this Amendment has been duly authorized by all necessary corporate action on the part of such Party; and (c) this Amendment has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

3. Reference to and Effect on the Merger Agreement. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed by the Parties in all respects. This Amendment and the matters set forth herein shall be governed by the terms and conditions of the Merger Agreement, as amended hereby, which are incorporated by reference into this Amendment. This Amendment shall be construed as one with the Merger Agreement, and the Merger Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Merger Agreement, the terms and provisions of this Amendment shall govern.

4. Counterparts. This Amendment may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

[Remainder of this page intentionally left blank]

A-3-1

IN WITNESS WHEREOF, Nara and Center Financial have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NARA BANCORP, INC.

By:	/s/ Alvin D. Kang
Name:	Alvin D. Kang
Title:	President and Chief Executive Officer

CENTER FINANCIAL CORPORATION

By:	/s/ Richard S. Cupp
Name:	Richard S. Cupp
Title:	President

A-3-2

ANNEX B

December 9, 2010

The Board of Directors

Nara Bancorp Inc.

3731 Wilshire Blvd, Suite 1000

Los Angeles, CA 90010

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to Nara Bancorp Inc. (the “Company”) of the exchange ratio in the proposed merger (the “Merger”) of Center Financial Corporation (the “Center Financial”) into the Company pursuant to the Agreement and Plan of Merger, dated as of December 9, 2010, between Center Financial and the Company (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of Common Stock, without par value, of Center Financial will be converted into 0.7804 shares of common stock, par value $0.001 per share, of the Company (the “Exchange Ratio”).

Keefe, Bruyette & Woods, Inc., has acted as financial advisor to the Company. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Center Financial and the Company, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Center Financial and the Company for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to the Company. We have acted exclusively for the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services. A portion of our fee is contingent upon the successful completion of the Merger.

During the past two years we acted as a sole lead manager in an $86 million offering of common stock by the Company. In addition, we have been granted the right of first refusal to act as lead or co-lead on any equity offering undertaken by the Company during the eighteen month period after the close of the Merger.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Center Financial and the Company and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2009 of Center Financial and the Company; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Center Financial and the Company and certain other communications from Center Financial and the Company to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Center Financial and the Company furnished to us by Center Financial and the Company for purposes of our analysis. We have also held discussions with senior management of Center Financial and the Company regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for

Center Financial and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

Keefe, Bruyette & Woods • 101 California Street • Suite 3700 • San Francisco, CA 94111

Corporate Finance 877.520.8569 • Equity 800.345.3053 • Fixed Income 877.778.5330

B-1

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Center Financial and the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Center Financial and the Company are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Center Financial or the Company, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement, with no adjustment to the Exchange Ratio; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Center Financial and the Company; (ii) the assets and liabilities of Center Financial and the Company; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the Company or Center Financial’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Center Financial.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

ANNEX C

December 8, 2010

Board of Directors

Center Financial Corporation

3435 Wilshire Boulevard, Suite 700

Los Angeles, CA 90010

Members of the Board:

It is our understanding that Center Financial Corporation (“Company”) is considering entering into an Agreement and Plan of Merger (“Agreement”) with Nara Bancorp, Inc. (“Partner”) pursuant to which the Company would merge into Partner. Upon consummation of the merger, each share of Company common stock, and common stock equivalents, issued and outstanding will be converted into .7783 shares of Partner common stock, resulting in 45% ownership for Company common shareholders after the merger is consummated (based on share counts at September 30, 2010). If the number of shares of Company or Partner have increased or decreased as of the closing of the merger, an adjustment will be made to the Exchange Ratio such that the holders of Company shares and the holders of Partner shares shall own 45% and 55%, respectively, of the outstanding shares of Partner after the merger is consummated. The transaction is structured as a tax-free 100% stock exchange and the terms and conditions of the merger are more fully set forth in the Agreement and capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement. You have requested our opinion as the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company common stock.

D.A. Davidson & Co., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we reviewed, among other things:

(i)	a draft of the Agreement dated December 8, 2010;

(ii)	certain financial statements and other historical financial and business information about the Company and Partner made available to us from published sources and/or from the internal records of the Company and the Partner that we deemed relevant;

(iii)	consensus earnings estimates by quarter and annually for the years 2011 and 2012 published by Thompson Financial as of December 7, 2010 and the views of senior management of the Company and the Partner as well as limited discussions with senior management regarding past and present business, financial condition, results of operations and future prospects;

(iv)	the current market environment generally and the banking environment in particular;

(v)	the publicly reported historical price and trading activity for Company and Partner common stock

(vi)	the relative contributions of Company and Partner to the combined company

(vii)	a comparison of certain financial and stock market information for the Company with similar publicly available information for certain other companies of which the securities are publicly traded;

(viii)	the financial terms of certain other mergers of equals in the financial institutions industry, to the extent publicly available;

11150 Santa Monica Blvd., Suite 350 Los Angeles, CA 90025 ~ (310) 500-3860 ~ FAX (310) 500-3861

www.davidsoncompanies.com/ecm/

(ix)	the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings which the managements of Company and Partner estimate will result from the merger; and

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Partner, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Partner. We have further relied on the assurances of management of Company and Partner that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Partner nor have we reviewed any individual credit files relating to Company or Partner. We have assumed that the respective allowances for loan losses for both Company and Partner are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We have assumed that there has been no material change in Company or Partner’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to us. We have assumed in all respects material to our analysis that Company and Partner will remain as going concerns for all periods relevant to our analysis. We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. We assume that there were no material changes to the Agreement from the draft Agreement on December 8, 2010 to the final executed Agreement. We have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the transaction. In addition, we have also assumed that the transaction will qualify as a tax-free reorganization. We express no view as to, and our opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

We have acted as the Company’s financial advisor in connection with the merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the merger. We will also receive a fee for rendering this opinion. In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of Company or Partner for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company. This fairness opinion was reviewed and approved by a D.A. Davidson Fairness Opinion Committee.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the transaction and is not intended to be and does not constitute a recommendation of the transaction to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the transaction. Additionally, we are not expressing any opinion herein as to the prices at which the shares of Company or Partner currently trade or may trade in the future. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission and bank regulatory agencies in connection with the transaction.

Sincere Regards,

/s/ D.A. Davidson & Co.
D.A. Davidson & Co.

ANNEX D

SECTIONS 1300-1313 OF THE CALIFORNIA CORPORATIONS CODE

(DISSENTERS’ RIGHTS)

1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313. A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX E

AMENDMENT TO BYLAWS

The bylaws of Nara shall be amended at or prior to the Effective Time to include, as of the Effective Time, the following new Article II, Section 9:

Section 9. Integration Period

9.1 The Board of Directors has resolved that the governance and other provisions set forth in this Article II, Section 9 shall apply and be effective during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 9, 2010, by and between the Corporation and Center Financial Corporation (“Center Financial”), as may be amended from time to time (the “Merger Agreement”)), and ending on a date not to be later than the second anniversary of the Effective Time or such earlier date, but not prior to the first anniversary of the Effective Time, as may be determined by the affirmative vote of at least a majority of the Board of Directors (the “Integration Period”). Terms defined in the Merger Agreement are used in this Article II, Section 9 as so defined.

9.2 The Board of Directors shall consist of 14 members. Effective as of the Effective Time, seven members of the Board of Directors shall be current members of the Board of Directors designated by the Corporation prior to the Effective Time, including each of the persons designated for specified board of director or officer positions with the Corporation or Nara Bank in this Article II, Section 9 (such seven persons and their replacements, if any, as determined in accordance with Article II, Section 9.5 being referred to in this Article II, Section 9 as the “Continuing Nara Directors”), and seven members of the Board of Directors shall be current members of the board of directors of Center Financial designated by Center Financial prior to the Effective Time, including each of the persons designated for board of director positions with the Corporation or Nara Bank in this Article II, Section 9 (such seven persons and their replacements, if any, as determined in accordance with Article II, Section 9.5 being referred to in this Article II, Section 9 as the “Continuing Center Financial Directors”), in each case, subject to such designee satisfying the eligibility criteria to serve as a Director of the Corporation as set forth in the Nomination and Governance Committee Charter of the Corporation (the “Eligibility Criteria”) as of the Effective Time.

9.3 Effective as of the Effective Time, Mr. Ki Suh Park shall serve as Chairman of the Board of Directors and Mr. Chang Hwi Kim shall serve as Vice Chairman of the Board of Directors. In the event that Mr. Ki Suh Park ceases to serve as Chairman of the Board of Directors for any reason during the Integration Period, his successor as Chairman of the Board of Directors shall be selected by the affirmative vote of at least a majority of the Continuing Nara Directors. In the event that Mr. Chang Hwi Kim ceases to serve as Vice Chairman of the Board of Directors for any reason during the Integration Period, his successor as Vice Chairman of the Board of Directors shall be selected by the affirmative vote of at least a majority of the Continuing Center Financial Directors. For the avoidance of doubt, in the event that Mr. Ki Suh Park or Mr. Chang Hwi Kim ceases to serve as a Director of the Corporation for any reason during the Integration Period, their respective successors as Directors of the Corporation shall be determined in accordance with Article II, Section 9.5.

9.4 Effective as of the Effective Time, Mr. Kevin S. Kim shall serve as Chairman of the board of directors of Nara Bank and Mr. Scott Whang shall serve as Vice Chairman of the board of directors of Nara Bank. In the event that Mr. Kevin S. Kim ceases to serve as Chairman of the board of directors of Nara Bank for any reason during the Integration Period, his successor as Chairman of the board of directors of Nara Bank shall be selected by the affirmative vote of at least a majority of the Continuing Center Financial Directors. In the event that Mr. Scott Whang ceases to serve as Vice Chairman of the board of directors of Nara Bank for any reason during the Integration Period, his successor as Vice Chairman of the board of directors of Nara Bank shall be selected by the affirmative vote of at least a majority of the Continuing Nara Directors. For the avoidance of doubt, in the event that Mr. Kevin S. Kim or Mr. Scott Whang ceases to serve as a Director of the Corporation for any reason during the Integration Period, their respective successors as Directors of the Corporation shall be determined in accordance with Article II, Section 9.5.

9.5 All vacancies on the Board of Directors, and any Committees thereof, created through the cessation of service for any reason of (i) any Continuing Nara Director shall be filled by a nominee proposed to the Nomination and Governance Committee of the Board of Directors (together with any successor Committee thereto, the “Nomination and Governance Committee”) by a majority of the remaining Continuing Nara Directors and approved by the Board of Directors or (ii) any Continuing Center Financial Director shall be filled by a nominee proposed to the Nomination and Governance Committee by a majority of the remaining Continuing Center Financial Directors and approved by the Board of Directors. If the Nomination and Governance Committee does not appoint any such proposed nominee, or if the Board of Directors does not approve any such nominee proposed by the Nomination and Governance Committee, a majority of the remaining Continuing Nara Directors or a majority of the remaining Continuing Center Financial Directors, as applicable, shall propose a substitute nominee to the Nomination and Governance Committee. This process shall be repeated if necessary until the applicable vacancy has been filled. All Directors of the Corporation so nominated and appointed or elected pursuant to this Article II, Section 9.5 shall be considered “Continuing Nara Directors” or “Continuing Center Financial Directors,” as the case may be, for purposes of this Article II, Section 9.

9.6 The Nomination and Governance Committee shall recommend to the Board of Directors that each Continuing Nara Director and each Continuing Center Financial Director be nominated, and the Board of Directors shall nominate each Continuing Nara Director and each Continuing Center Financial Director so recommended, for election at each annual meeting of stockholders that is held during the Integration Period, in each case, so long as such Continuing Nara Director or Continuing Center Financial Director, as the case may be, continues to satisfy the Eligibility Criteria at such time. In the event that any Continuing Center Financial Director or Continuing Nara Director no longer satisfies the Eligibility Criteria at such time, a replacement nominee shall be selected in accordance with Article II, Section 9.5.

9.7 Effective as of the Effective Time, the Board of Directors shall establish a Consolidation Committee of the Board of Directors (together with any successor Committee thereto, the “Consolidation Committee”). The Consolidation Committee shall have primary responsibility for considering the development of integration policies and procedures and overseeing management’s efforts in the integration of the Corporation and Center Financial during the Integration Period and shall have such additional responsibilities, if any, as may be further delegated to it by the Board of Directors. The Consolidation Committee shall consist of a total of four members, of which two shall be Continuing Nara Directors selected by the affirmative vote of at least a majority of the Continuing Nara Directors, and two shall be Continuing Center Financial Directors selected by the affirmative vote of at least a majority of the Continuing Center Financial Directors, and none of whom shall be employees of the Corporation or any of its subsidiaries.

9.8 Subject to any independence and expertise requirements under Applicable Legal Requirements, during the Integration Period: (i) all Committees shall consist of equal numbers of Continuing Nara Directors and Continuing Center Financial Directors, (ii) the Nomination and Governance Committee shall be chaired by a Continuing Center Financial Director, (iii) the Human Resources and Compensation Committee of the Board of Directors (or any successor Committee thereto) shall be chaired by a Continuing Center Financial Director and (iv) the Consolidation Committee shall be chaired by a Continuing Center Financial Director, who, as of the Effective Time, shall be Chang Hwi Kim. During the Integration Period, any deadlocks with respect to decisions of any Committee relating to any matter properly brought before such Committee for action shall be resolved by the affirmative vote of at least a majority of the total number of Directors of the Corporation authorized by this Article II, Section 9; provided that any Director of the Corporation who is an employee of the Corporation or any of its subsidiaries shall be recused from voting on any such matter that may only be decided by independent directors under Applicable Legal Requirements.

9.9 Effective as of the Effective Time, Mr. Alvin D. Kang shall serve as Chief Executive Officer of the Corporation. The removal of Mr. Kang from the position of Chief Executive Officer of the Corporation during the 18-month period commencing as of the Effective Time, including any reduction of his authority not consistent with being a chief executive officer, or the failure to appoint or re-elect Mr. Kang to the position of Chief Executive Officer of the Corporation during such 18-month period, to which action Mr. Kang does not consent, shall each require the affirmative vote of at least 66 percent of the total number of Directors of the

Corporation authorized by this Article II, Section 9. Any amendment to or termination of any employment agreement Mr. Kang may have with the Corporation to which Mr. Kang does not consent during such 18-month period shall require the affirmative vote of at least a majority of the total number of Directors of the Corporation authorized by this Article II, Section 9, including the vote of at least one Continuing Nara Director, with Mr. Kang abstaining; provided, however, that no such termination during such 18-month period shall terminate, or be deemed to terminate, Mr. Kang’s status as Chief Executive Officer of the Corporation. In the event that Mr. Kang ceases to serve as Chief Executive Officer of the Corporation for any reason during such 18-month period, his successor as Chief Executive Officer of the Corporation shall be selected by the affirmative vote of at least a majority of the Continuing Nara Directors. For the avoidance of doubt, in the event that Mr. Kang ceases to serve as a Director of the Corporation for any reason during the Integration Period, his successor as a Director of the Corporation shall be determined in accordance with Article II, Section 9.5.

9.10 This Article II, Section 9 may be modified, amended or repealed, and any provision of these Bylaws inconsistent with the provisions of this Article II, Section 9 may be adopted, by the affirmative vote of at least a majority of the total number of Directors of the Corporation authorized by this Article II, Section 9, including the vote of at least one Continuing Nara Director and at least one Continuing Center Financial Director, provided that any modification, amendment or repeal of the second sentence of Article II, Section 9.9 shall require the affirmative vote of at least 66 percent of the total number of Directors of the Corporation authorized by this Article II, Section 9, with Mr. Kang abstaining with respect to any modification, amendment or repeal of Article II, Section 9.9. Notwithstanding the foregoing, no provision of this Article II, Section 9.10 shall derogate from the right of the stockholders to modify, amend or repeal any or all provisions of this Article II, Section 9 pursuant to Article VII, Section 5 of these Bylaws. In the event of any inconsistency between any provision of this Article II, Section 9 and any other provision of the Certificate of Incorporation or these Bylaws, the provisions of this Article II, Section 9 shall govern and control.

9.11 Whenever it is stated in this Article II, Section 9 that a specified action shall require the affirmative vote of a specified percentage of the Board of Directors, if the application of such percentage does not result in a whole number of required votes, the vote required to approve, adopt or ratify any such action shall be the next highest whole number.

ANNEX F

NARA BANCORP, INC.

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

The Audit Committee of the board of directors of Nara Bancorp, Inc. (the “Company”) is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor of the Company. As part of this responsibility, the Audit Committee is required to approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder contain detailed requirements specifying the types of non-audit services that an independent auditor may not provide to its audit client and the Audit Committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted this “Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor” (the “Policy”).

Policy Statement

It is the policy of the Company that all services provided by the Company’s independent auditor, both audit and non-audit in nature must be approved in advance by the Audit Committee. Although the Act permits de minimis exceptions and allows for the pre-approval of certain categories of audit and non-audit services, our policy is that all services provided by the independent auditor, both audit and non-audit in nature, must be specifically approved in advance by the Audit Committee. The Audit Committee may delegate to the Chair of the Audit Committee, who is independent as defined under applicable NASDAQ rules, the authority to grant approval of permitted services to be provided by the independent auditor up to $25,000. The decision of the Chair to approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Company’s independent auditor will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules. Subject to SEC rules, the annual proxy statement should include disclosure of the amount of “Audit Related Fees” and other fees required to be disclosed by the rules.

Prohibited Services—Under no circumstances may the Company engage the independent auditors to provide the non-audit services described below to the Company:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The independent auditor cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services or Fairness Opinions. The independent auditor cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the independent auditor would audit the results.

3. Actuarial Services. The independent auditor cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for the actuarial methods and assumptions.

F-1